As filed with the U.S. Securities and Exchange Commission on August 26, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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Commercial Bancgroup, Inc.

(Exact name of registrant as specified in its charter)

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Tennessee	6022	62-1039469
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6710 Cumberland Gap Parkway
Harrogate, Tennessee 37752
(423) 869-5151
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Terry L. Lee
President and Chief Executive Officer
Commercial Bancgroup, Inc.
6710 Cumberland Gap Parkway
Harrogate, Tennessee 37752
(423) 869-5151
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Adam G. Smith David A. Bartz K&L Gates LLP 501 Commerce Street, Suite 1500 Nashville, Tennessee 37203 (615) 780-6700	James J. Barresi Jennifer A. Val Squire Patton Boggs (US) LLP 1120 Avenue of the Americas, 13th Floor New York, New York 10036 (212) 872-9800

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement will become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 26, 2025

PRELIMINARY PROSPECTUS

          Shares

Common Stock

This is the initial public offering (this “offering”) of shares of common stock, $0.01 par value per share (our “common stock”), of Commercial Bancgroup, Inc., a Tennessee corporation and the bank holding company for Commercial Bank, a Tennessee state-chartered commercial bank.

We are offering            shares of our common stock in this offering. The selling shareholders identified in this prospectus are offering an additional            shares of common stock in this offering. We and the selling shareholders will be selling the shares of our common stock at the same fixed price. We will not receive any of the proceeds from the sale of the shares being sold by the selling shareholders in this offering.

Prior to this offering, there has been no established public trading market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CBK.” We currently estimate that the initial public offering price per share of our common stock will be between $            and $             per share. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq, and the completion of this offering is contingent upon such listing.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities law and, as such, may elect to comply with certain reduced public company reporting requirements after the completion of this offering. See “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves risks. See “Risk Factors,” beginning on page 23, for a discussion of certain risks that you should consider before investing in our common stock.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us before expenses	$	$
Proceeds to the selling shareholders before expenses	$	$

____________

(1)       See “Underwriting” for additional information regarding the underwriting discounts and commissions and certain expenses payable to the underwriter by us.

At our request, the underwriter has reserved up to             % of the shares of common stock offered by this prospectus for sale at the initial public offering price through a directed share program to directors, executive officers and employees of the Company and the Bank and other designated persons. See “Underwriting — Directed Share Program.”

This is a firm commitment underwritten offering. The underwriter has the option to purchase up to an additional        shares from the selling shareholders to cover over-allotments, if any, at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.

The underwriter expects to deliver the shares of our common stock to purchasers on or about            , 2025 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager

Hovde Group, LLC

The date of this prospectus is            , 2025

Louisville
Lexington
Kentucky
Harrogate
Bristol
Kingsport
Johnson City
Nashville
Winston-Salem
Knoxville
Tennessee
North Carolina
Charlotte
Chattanooga
Headquarters
Current Branch Location
De Novo Branch Location

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. Neither we, the selling shareholders nor the underwriter has authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we, the selling shareholders nor the underwriter takes responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. Neither we, the selling shareholders nor the underwriter is making an offer of shares of our common stock in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus that we provide to you is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

Unless otherwise indicated, this prospectus describes the specific details regarding this offering, the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section titled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus or any free writing prospectus that we authorize to be delivered to you to be legal, business, financial or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, business, financial, tax and other issues that you should consider before investing in our common stock.

For Investors Outside the United States:    Neither we, the selling shareholders, nor the underwriter has done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Basis of Presentation

In this prospectus, “we,” “our,” “us,” “Commercial,” or the “Company” refers to Commercial Bancgroup, Inc., a Tennessee corporation, and its consolidated subsidiaries, including Commercial Bank, a Tennessee banking corporation, unless the context indicates that we refer only to the parent company, Commercial Bancgroup, Inc. In this prospectus, “Bank” or “Commercial Bank” refers to Commercial Bank, our wholly owned bank subsidiary.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Recapitalization

As of the date of this prospectus, we have three classes of common stock outstanding: our common stock, our Class B common stock, $10.00 par value per share (“Class B Common Stock”), and our Class C common stock, $10.00 par value per share (“Class C Common Stock”).

An amended and restated charter for the Company (the “A&R Charter”) was approved by our board of directors (the “Board”) on August 25, 2025 and by our shareholders on [•]. The A&R Charter provides for, among other things:

•        effective upon the effectiveness of the A&R Charter, the automatic reclassification and conversion of (i) each outstanding share of Class B Common Stock into 1.15 shares of common stock and (ii) each outstanding share of Class C Common Stock into 1.05 shares of common stock (collectively, the “Stock Reclassification”); and

•        effective immediately following the Stock Reclassification, a 250-for-1 forward stock split of the outstanding shares of our common stock (the “Stock Split”).

The A&R Charter will be filed prior to the completion of this offering, at which time the Stock Reclassification will be effective, immediately followed by the effectiveness of the Stock Split.

The audited consolidated financial statements and related notes to those statements included elsewhere in this prospectus have been adjusted for the Stock Reclassification or the Stock Split. Unless otherwise indicated, all other share and per share data in this prospectus have been retroactively adjusted, where applicable, to reflect the Stock Reclassification and the Stock Split as if they had occurred at the beginning of the earliest period presented.

Industry and Market Data

This prospectus includes industry and market data, forecasts and information that we have prepared based, in part, upon data, forecasts and information that we obtained from regulatory sources, periodic industry publications, third-party studies and surveys, as well as filings of public companies in our industry, internal company surveys and other independent information publicly available to us. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe information regarding the industry and market data to be reliable and are not aware of any inaccuracies as of the date of this prospectus, we have not independently verified this information, and this information could prove to be inaccurate or incomplete. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, including possible future corrections and updates. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. We believe our internal estimates are reliable; however, they involve risks and uncertainties that are subject to change based on various factors. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. See “Risk Factors.”

Trademarks

Our and our Bank’s logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the “®,” “SM” or “TM” symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentation convenience we may not use the “®,” “SM” or “TM” symbols to identify such trademarks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: (i) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (iii) having reduced disclosure obligations regarding executive compensation; (iv) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or to seek shareholder approval of any golden parachute payments not previously approved; and (v) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we are not required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. This may make our financial statements not comparable with those of another public company which is not an emerging growth company or which is an emerging growth company that has opted out of using the extended transition period because of the potential differences in accounting standards used. We cannot predict if investors will find our common stock less attractive as a result of our election to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” until the earliest to occur of: (i) the last day of our fiscal year following the fifth anniversary of this offering; (ii) the last day of our fiscal year in which our annual gross revenues are $1.235 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our shareholders may be different from what you might get from other public companies in which you hold stock.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and our historical financial statements and the accompanying notes included in this prospectus, before deciding to invest in our common stock.

Company Overview and History of Growth

We are a bank holding company headquartered in Harrogate, Tennessee, and have elected under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), to become a financial holding company. We were incorporated in Tennessee in 1975, and we operate primarily through our wholly owned bank subsidiary, Commercial Bank, a Tennessee banking corporation organized in 1976. The Bank is a full-service community banking institution that offers traditional consumer and commercial products and services to serve businesses and individuals in select markets in Kentucky, North Carolina, and Tennessee.

Our primary service areas in Tennessee are (i) the metropolitan statistical areas (the “MSAs”) of (a) Nashville-Davidson — Murfreesboro — Franklin, Tennessee (the “Nashville MSA”), (b) Knoxville, Tennessee (the “Knoxville MSA”), and (c) Kingsport-Bristol, Tennessee-Virginia and Johnson City, Tennessee (collectively, the “Tri-Cities MSA”), and (ii) Claiborne County, Cocke County, Union County, and Hamblen County, and their surrounding areas. In Kentucky, we primarily serve the communities in Southeast Kentucky, with branches in Barbourville, Corbin, Cumberland, Harlan, London, Middlesboro, and Pineville. Upon the Bank’s merger with Alliance Bank & Trust Company (“Alliance”) on July 1, 2024, we expanded our services to North Carolina, including parts of the Charlotte-Concord-Gastonia, North Carolina-South Carolina MSA (the “Charlotte MSA”), with branches in Shelby, Kings Mountain, Lincolnton and Gastonia. We also operate one loan production office (“LPO”) in Lincolnton, North Carolina.

The Bank was founded as Commercial Bank of Claiborne County, a full-service Tennessee-chartered bank, by E. Oscar Robertson on June 9, 1976. On November 1, 1976, the Bank opened for business in Harrogate, Tennessee. Approximately three years later, on January 8, 1979, we opened our first branch in Speedwell, Tennessee.

In the following years, our growth has been driven primarily by organic expansion in existing markets and into new markets and through our strategic acquisitions. Over the last five years, we have had a total asset compound annual growth rate (“CAGR”) of 8% while maintaining profitability, credit quality and prudent capital management. Please refer to the “Total Assets” chart below on page 2 of this prospectus for the annual growth in our total assets for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025. The following information summarizes our growth history:

•        On April 23, 1986, we acquired Union County Bank’s three branch locations in Maynardville and Luttrell, Tennessee through an FDIC-assisted transaction.

•        On November 16, 2001, we acquired Middlesboro Federal Bank (Middlesboro, Kentucky) with its four offices located in Middlesboro, Pineville, and Cumberland, Kentucky, and in the Fountain City community of Knoxville, Tennessee.

•        On September 8, 2008, we acquired The Union National Bank and Trust Company of Barbourville (Barbourville, Kentucky) with its five branch locations in Barbourville and Corbin, Kentucky.

•        By the end of 2008, our total assets had increased to over $700 million.

•        On March 1, 2014, we opened an LPO in Nashville, Tennessee, and by December 31, 2014, we had over $18 million in outstanding loan balances in the Nashville MSA.

•        On April 18, 2016, we acquired National Bank of Tennessee (Newport, Tennessee), which added two new branches to our network.

•        On August 15, 2017, we announced the acquisition of Citizens Bank (New Tazewell, Tennessee) with its three branch locations in New Tazewell, Harrogate, and Morristown, Tennessee, and an LPO in Kingsport, Tennessee, which was merged into our current Kingsport, Tennessee office.

•        On March 1, 2019, we transitioned our LPO in Nashville, Tennessee to a full-service branch in Brentwood, Tennessee (part of the Nashville MSA). As of March 31, 2019, we had over $110 million in outstanding loan balances in the Nashville MSA.

•        On February 1, 2020, we acquired First National Bank and Trust (London, Kentucky) with its four branches in London and Corbin, Kentucky resulting in our total assets exceeding $1.5 billion.

•        On June 1, 2023, we acquired a majority ownership interest in AB&T Financial Corporation (“AB&T”) (Gastonia, North Carolina), the parent company of Alliance. On June 30, 2024, we acquired the remaining minority ownership interests in AB&T, and on July 1, 2024, Alliance merged with the Bank. The acquisition of Alliance added four branches and one LPO to our network and expanded our reach into North Carolina, including the Charlotte MSA.

•        We expect to open a de novo branch office in Belmont, North Carolina during 2026, which will further increase our presence in the Charlotte MSA.

The following table shows our historical average assets and return on average assets (“ROAA”) for each of the fiscal years identified below and for the six months ended June 30, 2025:

Note: ROAA for the six months ended June 30, 2025 is presented on an annualized basis.

The following tables illustrate our balance sheet and income statement growth as of or for the years ended December 31, 2020 through 2024, and as of or for the six months ended June 30, 2025:

* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.	* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

Note: ROAA for 2Q25 is presented on an annualized basis.

*     Pre-tax, pre-provision ROAA is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of pre-tax, pre-provision ROAA and a reconciliation of pre-tax, pre-provision ROAA to its most directly comparable GAAP (as defined below) financial measure.

Note: Pre-Tax, Pre-Provision ROAA for 2Q25 is presented on an annualized basis.

As of June 30, 2025, we had total consolidated assets of $2.3 billion, loans, net of allowance for credit losses, of $1.8 billion, deposits of $1.9 billion and total shareholders’ equity of $235.3 million, and operated 34 banking offices, including our principal executive office, and one LPO.

Recent Developments

The following financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements for prior periods, as well as “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Selected Financial Highlights

•        Total assets were $2.3 billion as of June 30, 2025, a decrease of $38.7 million, or 1.7%, from December 31, 2024.

•        Total loans were $1.8 billion as of June 30, 2025, a decrease of $15.2 million, or 0.9%, from December 31, 2024.

•        As of June 30, 2025, the Bank exceeded the minimum requirements to be well-capitalized for bank regulatory purposes, with a total risk-based capital ratio of 14.6%, a Tier 1 risk-based capital ratio of 13.6%, a common equity Tier 1 capital ratio of 13.6%, and a Tier 1 leverage ratio of 11.2%.

•        Total deposits were $1.9 billion as of June 30, 2025, a decrease of $87.3 million, or 4.5%, from December 31, 2024. This decrease was primarily driven by a $34.9 million reduction in time deposits to $541.6 million at June 30, 2025, from $576.5 million at December 31, 2024. Noninterest bearing demand deposits increased $20.4 million, or 5.1%, to $417.0 million as of June 30, 2025, from $396.6 million as of December 31, 2024.

•        Asset quality improved slightly with nonperforming assets to total assets of 0.30% as of June 30, 2025, an increase of 0.04% from December 31, 2024. The allowance for credit losses to total loans remained flat at 1.00% for the same periods of time.

•        Book value per share increased $1.04, or 5.7%, to $19.22 at June 30, 2025, from $18.18 at December 31, 2024. Tangible book value per share increased $1.10, or 6.4%, to $18.22 at June 30, 2025, from $17.12 at December 31, 2024. Tangible book value per share is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of tangible book value per share and a reconciliation of tangible book value per share to its most directly comparable GAAP financial measure.

Results of Operations

•        We had net income less non-controlling interest of $17.6 million for the six months ended June 30, 2025, an increase of $1.0 million, or 6.0%, from the six months ended June 30, 2024. The increase was primarily the result of an increase in net interest income after provision for credit losses offset by an increase in the provision for income taxes.

•        We had net income before income taxes of $22.8 million for the six months ended June 30, 2025, an increase of $2.1 million, or 9.9%, from the six months ended June 30, 2024. The increase was primarily the result of an increase in net interest income after provision for credit losses.

•        Net interest income was $39.4 million for the six months ended June 30, 2025, an increase of $0.6 million, or 1.7%, from the six months ended June 30, 2024. The increase was primarily attributable to increased loan volume and reduction in long-term debt interest expense.

•        Noninterest income was $4.7 million for the six months ended June 30, 2025, a decrease of $0.4 million, or 8.0%, from the six months ended June 30, 2024. The decrease was primarily the result of decreases in customer service charges due to normal fluctuations in our letters of credit fees.

•        Noninterest expense was $21.3 million for the six months ended June 30, 2025, a decrease of $0.3 million, or 1.5%, from the six months ended June 30, 2024. The decrease was primarily the result of efficiencies realized from the acquisition of AB&T.

Business Strategy

Our business strategy is to grow through both acquisitions and organically in our current markets and any new markets. We have been very successful with integrating our past acquisitions, consolidations and growth in new markets. We intend to execute our strategic plan through the following:

•        Continuing Our Growth Strategy.    We intend to continue providing superior customer service while also continuing to grow our market share of deposits and loans in the markets we currently serve. We will look for strategic acquisitions that can help fill market voids while supporting balance sheet needs as the Bank continues its growth. We intend to continue the development of professional staff and executives through internal development, acquisitions and strategic external hires to support our growth and business complexities, while still maintaining our culture of superior customer service and dedication to Bank growth and expansion. We have successfully grown our balance sheet with loan growth of 43.8% and deposit growth of 37.1% between December 31, 2020 and June 30, 2025. We believe that our teams of engaged, experienced employees will continue to be an important factor in cultivating relationships with current and potential customers and driving growth. In addition to our employee focus, we have made significant investments in technology and risk management systems, and we believe that we have developed an infrastructure that can support significant additional growth with minimal capital investment.

•        Emphasizing Commercial Banking in Local Communities.    We intend to continue operating as a community banking organization focused on meeting the specific needs of small and medium-sized businesses and individuals in our market areas. We will continue to provide a high degree of responsiveness and a wide variety of banking products and services to our customers. We are focused on being a dominant bank in the smaller markets we serve and a competitive player in our larger metropolitan markets. Our consistent corporate message is that the success of our communities and their businesses and individuals will drive the success of the Bank.

•        Pursuing Growth Opportunities through Strategic Acquisitions and De Novo Expansion.    We anticipate continuing to selectively pursue strategic acquisitions and new market expansions through de novo openings to supplement organic growth in our legacy markets. Our organic growth has been complemented by synergistic acquisitions and de novo expansion. We seek to expand our operations in attractive and adjacent markets with experienced banking teams that are a cultural fit and knowledgeable of our target customer base. We may also make acquisitions or open additional offices in our existing markets. We intend to focus on acquisitions that provide meaningful financial benefits, long-term organic growth opportunities and economies of scale without compromising asset quality to the overall organization.

•        Funding Asset Growth through Core Deposits and Relationship Banking.    We fund our loan growth primarily through low-cost core customer deposits. Our ratio of core deposits (total deposits less time deposits greater than or equal to $250,000 and brokered deposits) was 88.0% of total deposits as of June 30, 2025. Our loan to deposit ratio as of June 30, 2025 was 96.8%. The strength of our deposit franchise results from our development and maintenance of long-standing customer relationships. Our relationship managers and branch managers actively seek lending relationships with our existing depositors. We seek loan relationships with borrowers who have established cash flows and expertise in the projects financed by our loans. Most of our customers with large lending relationships ($2 million or more) with the Bank also have deposits with the Bank. Additionally, we attract deposits from our commercial customers by providing them with personal service, a broad suite of commercial banking and treasury management products and convenient services such as remote deposit capture and commercial internet banking.

The below chart demonstrates the growth in our commercial customer relationships for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025:

Deposits by Customer Segment ($M)

•        Leveraging Technology to Enhance the Customer Experience and Improve Productivity.    We provide customer convenience through the use of technology and our mobile banking applications, along with our strategically placed banking locations. Since our founding, we have made significant investments in technology to offer online and mobile banking products that we believe are comparable to those offered by many similar-sized competitors and those of the nation’s largest banks. We utilize Jack Henry & Associates, Inc. as a core processing service provider, whom we believe can support our growth plan. We also leverage technology solutions to manage cybersecurity risks and data privacy. In addition to customer-facing technology, significant investments have been made in the technology and software utilized by our employees. This technology and software enable our employees to be more productive by enhancing workflow and internal and external management reporting, removing unnecessary steps and reducing manual errors.

Competitive Strengths

We believe that the following strengths will help us execute our business strategy:

•        Experienced and Invested Leadership Coupled with a Distinct, Efficient, and Streamlined Customer-Focused Corporate Culture.    Our Board has decades of combined business experience from a variety of backgrounds. Our directors actively participate in and support community activities, which we believe significantly benefits our business development efforts. Our executive leadership team is comprised of established industry veterans with a track record of profitable growth, operating efficiencies and strong risk management. In addition to our executive leadership team, we believe that we are supported by a deep and talented bench of market leaders, many of whom have been with us for much of our existence.

•        Terry L. Lee — President, Chief Executive Officer, and Director.    Terry L. Lee has 35 years of experience in the banking industry, all of which have been with the Bank. He has served as a member of our executive management team in various capacities since 1995 and has provided steady leadership to the Company and the Bank throughout this time.

•        J. Adam Robertson — Executive Chairperson of the Board.    J. Adam Robertson has 24 years of experience in the banking industry, all of which have been with the Bank. He is primarily responsible for leading the Board and its strategic direction, and he also oversees our investor relations and marketing functions.

•        Philip J. Metheny — Executive Vice President, Chief Financial Officer.    Philip J. Metheny has over 40 years of experience in the banking industry and joined the Bank in 2012. He is primarily responsible for overseeing our financial and accounting operations.

•        Richard C. Sprinkle, Jr. — Executive Vice President, Chief Credit Officer.    Richard C. Sprinkle, Jr. has approximately 30 years of experience in the banking industry and joined the Bank in 2008. He is primarily responsible for overseeing the lending activities of the Bank.

Our corporate culture is customer-focused and disciplined, and we aim to provide highly personalized and efficient products and services that our customers find favorable in comparison to our peers. We focus on our customers and treat them like friends and family. We build trusted relationships because we act with integrity. We believe we deliver real value-add through our collaborative, high performance culture, and we strive to empower every employee to make decisions benefiting our customers.

•        History of Successful Acquisitions and Integration.    We have pursued a strategy of disciplined organic and acquisitive growth. Since 2008, we have successfully completed five whole-bank acquisitions. Our management team has demonstrated success in identifying and integrating strategic acquisition targets that have either added density to our footprint or expanded our presence into attractive markets, to ultimately build long-term shareholder value. Following each transaction, we retained the majority of the acquired deposit and desired lending relationships, which we believe reflects the strength of our relationship-based community banking focus and the quality of our established integration processes. When negotiating a transaction, we are disciplined on price and structure in order to manage the initial tangible book value dilution and earn-back period. We believe our approach to acquisitions and our ability to offer a publicly traded stock as consideration in connection with future acquisitions after the completion of this offering will position us well to become an acquirer of choice for other institutions in our target markets.

•        Diversified Loan Portfolio.    We have an attractive, commercially focused loan portfolio, with the portfolio consisting of 24% owner-occupied commercial real estate (“CRE”) loans, 20% non-owner occupied CRE loans, 11% construction and land development (“C&D”) loans, and 9% commercial loans at June 30, 2025. Our loan portfolio primarily consists of non-farm, non-residential real estate loans, which include owner-occupied, non-owner occupied, multi-family, C&D, and one-to-four-family residential loans. We have grown loans at a CAGR of 8% since 2020. Please refer to the “Total Net Loans” chart above on page 2 of this prospectus for the annual growth in our total net loans for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025. Our loans are typically in market, except where we follow a local loan customer out of market. We typically only extend loans related to self-storage or multi-family projects if there are mitigating circumstances such as strong, liquid guarantors as a secondary source of repayment. We do not extend loans related to non-owner-occupied office space. We believe that our knowledgeable and prudent approach to commercial lending contributes to our relatively low loan losses caused by defaults.

The following table demonstrates the diversification of our commercial and owner-occupied CRE loan portfolios by industry as of June 30, 2025 (dollars in thousands):

Industry	Commercial	CRE-Owner- Occupied	Total	% of Total
Real estate rental and leasing	$13,032	$64,776	$77,808	13%
Manufacturing	20,105	8,102	28,207	5%
Finance and insurance	45,619	7,538	53,157	9%
Other services (except public administration)	4,736	19,479	24,215	4%
Retail trade	1,909	27,256	29,165	5%
Health care and social assistance	20,605	18,485	39,090	7%
Wholesale trade	3,637	6,331	9,968	2%
Construction	11,601	13,545	25,146	4%
Professional, scientific and technical services	3,718	6,151	9,870	2%
Accommodation and food services	4,133	243,342	247,475	41%
Arts, entertainment and recreation	63	1,927	1,990	0%
Other	36,532	16,274	52,805	9%
Total	$165,690	$433,207	$598,897	100%

•        Core Deposit Base.    We have built a strong core deposit base by providing quality products and services to customers in our market areas. We offer retail deposit services through our existing branch network, as well as mobile and online banking services. Core deposits totaled $1.6 billion, or 88.0% of total deposits, and noninterest-bearing deposits totaled $417.0 million, or 22.5% of total deposits, as of June 30, 2025. Our commercial lending has led to strong core deposit growth with a 9% CAGR since 2020. Please refer to the “Core Deposits” chart below on page 8 of this prospectus for the annual growth in our core deposits for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025.

* Y/Y Growth for 2Q25 reflects growth as compared to the six months ended June 30, 2024.

*     Core deposits is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of core deposits and a reconciliation of core deposits to its most directly comparable GAAP financial measure.

(1)   Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

•        Prudent Credit Risk Management.    We believe that we have a culture of well-developed risk management procedures at all levels of our organization. The loans in our loan portfolio primarily originate from borrowers within our footprint and are subject to a rigorous credit evaluation process that seeks to balance responsiveness with prudent underwriting and pricing practices. A centralized credit underwriting group underwrites all credit exposures, ensuring consistent application of credit standards. We have established processes to monitor our loan portfolio on a regular basis. Our management team and Board have established concentration limits by loan type, industry, and related borrowers, which are regularly reviewed in light of current conditions in our targeted market areas to mitigate developing risk areas within our loan portfolio and to ensure that the asset quality of our loan portfolio remains strong. Our commercial, CRE and consumer loans as a percentage of total loans at June 30, 2025 were 9.9%, 56.4% and 20.9%, respectively. When credit issues arise, our management team takes an active approach in handling the problem. We monitor our loan loss reserve and seek to maintain an adequate reserve for future losses.

•        Ability to Recruit and Retain Talented People.    We believe the success of our business model is due to our ability to attract and retain talented bankers in each of our markets. Each of our six major geographic markets is headed by a regional bank president that has the authority, working in tandem with the Bank’s Central Loan Processing and Commercial Lender Support departments, to approve loans for his or her region up to a certain elevated level above commercial and consumer lenders (which loan approval limits, as well as loan policy exceptions, are monitored and enforced using the Bank’s Credit Leader credit management system), hire his or her own employees consistent with the Bank’s human resources (“HR”) policies, terminate poor preforming employees consistent with the Bank’s HR policies, influence product development, coordinate marketing efforts and be the lead executive over decision making in his or her market. This high level of responsibility and market status allows the Bank to attract and retain talented individuals in each of our markets. Regional bank presidents report directly to the President and Chief Executive Officer of the Bank, providing management oversight of the regional bank presidents and allowing a clear line of communication in decision making and keeping each market focused on both its individual goals and the overall goals of the Bank. With decisions related to talent and personnel being made on a market basis, we are able to identify key people in each market to employ and empower them to serve the Bank’s growth in each market. We also focus on training and developing each employee to enable upward mobility within our organization as new job opportunities become available. We believe promoting employees from within is critical for core culture and motivating employees to develop, grow and stay with the Bank long term. Our mission of creating positive experiences for every customer, every day and our core values centered around knowledge, exceeding expectations, responsiveness, teamwork, reliability, and friendliness make us attractive for talented bankers and associates across our geographic footprint.

•        Scalable, Decentralized Operating Model.    We operate each of our markets as individual markets, with an experienced market leader in charge of each market. Each of our market leaders and bankers is empowered to make local decisions up to specified limits set by our executive management based on experience and track record. We believe that the delivery by our bankers of in-market customer decisions, coupled with strong, centralized risk and credit support, allows us to best serve our customers. This operating model has been successful in our existing markets, and we believe it is highly replicable and scalable. This model can support our growth in existing and new markets either organically or through opportunistic acquisitions.

•        Shareholder Focus.    We started the Bank with a strategic plan to provide consistent, long-term growth and returns to our shareholders. Our tangible book value per share increased 87.8% from December 31, 2020 to June 30, 2025, during which period we also increased dividends and generated strong returns on capital. We believe that our experienced leadership team, commitment to organic and acquisitive growth, and prudent risk management will allow us to consistently build value for our shareholders.

Our Markets

As of June 30, 2025, we provided banking services from 34 banking offices in Kentucky, North Carolina, and Tennessee and one LPO in North Carolina. Our markets are a mix of higher-growth areas and stable markets with strong core deposits. We have a top five deposit market share in seven counties of operation and have outperformed as to deposit growth in the majority of our markets. We find strength in the stability of our rural markets coupled with higher growth potential in metropolitan areas such as the Charlotte MSA, the Knoxville MSA, the Nashville MSA and the Tri-Cities MSA. Below is a description of our operations in our primary market areas:

Market	Total Population 2025* (Estimated)	Projected Population Change 2025 – 2030* (%)	Projected Median Household Income 2030* ($)	Projected Household Income Change 2025 – 2030* (%)	Unemployment Rate** (%)
Key Metropolitan Markets
Charlotte MSA	2,882,670	6.6	89,900	10.3	3.3
Knoxville MSA	968,900	5.9	79,167	10.7	3.2
Nashville MSA	2,153,421	5.6	94,359	10.8	2.9
Kingsport-Bristol, Tennessee-Virginia***	316,084	2.8	63,674	9.1	3.4
Johnson City, Tennessee***	217,530	4.7	68,275	10.3	3.9

Other Markets (Counties)
Laurel, Kentucky	63,914	3.1	62,949	6.3	5.7
Knox, Kentucky	29,742	0.0	39,025	6.0	7.4
Harlan, Kentucky	24,770	(5.5)	41,717	7.3	9.6
Whitley, Kentucky	36,887	1.3	49,025	3.8	5.5
Cleveland, North Carolina	102,485	2.7	60,229	11.5	3.4
Claiborne, Tennessee	33,111	3.3	52,777	10.4	3.9
Cocke, Tennessee	38,232	5.4	53,200	7.1	4.9
Union, Tennessee	21,243	6.0	65,667	6.9	4.1
Hamblen, Tennessee	67,602	4.8	64,071	6.2	3.4

*            Demographic data provided by ClaritasTM based on U.S. census data and secured from S&P Global Market Intelligence. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

**      Source: U.S. Bureau of Labor Statistics.

***    Kingsport-Bristol, Tennessee-Virginia and Johnson City, Tennessee constitute the Tri-Cities MSA.

Market	Market Rank*** (Deposits)	Deposit Market Share*** (%)	Number of Branches		Market Deposits*** ($) (in millions)	Deposits Per Branch***(1) ($) (in millions)	Year-over- Year Deposit Growth**** (%)
Key Metropolitan Markets
Charlotte MSA	36	0.02	2		93.8	46.9	(4.5)
Knoxville MSA	16	0.90	4		225.0	37.5	3.8
Nashville MSA	60	0.04	1		34.3	34.3	42.7
Kingsport-Bristol, Tennessee-Virginia(2)	19	0.60	1		32.5	32.5	38.2
Johnson City, Tennessee(2)	18	0.10	1		4.5	4.5	14.3

Other Markets (Counties)
Laurel, Kentucky	2	20.68	5		236.4	47.3	4.3
Knox, Kentucky	2	27.47	4		149.1	37.3	(2.5)
Harlan, Kentucky	4	17.65	2		88.1	44.0	17.0
Whitley, Kentucky	7	0.24	1		1.3	1.3	4.5
Cleveland, North Carolina	4	10.79	2		152.9	76.5	22.5
Claiborne, Tennessee	1	53.53	5	*****	561.8	112.4	28.4
Cocke, Tennessee	3	23.66	2		179.3	89.6	2.6
Union, Tennessee	1	52.83	2		130.3	65.1	10.1
Hamblen, Tennessee	6	3.66	2		49.7	24.9	(6.6)

____________

***      Source: FDIC; Deposit data as of 6/30/24.

****    Calculated using FDIC Deposit data as of 6/30/24.

*****  Includes the banking facility located in our principal executive office.

(1)       Deposits per branch reflects an average for those markets with more than one branch.

(2)       Kingsport-Bristol, Tennessee-Virginia and Johnson City, Tennessee constitute the Tri-Cities MSA.

Charlotte, North Carolina.    The Charlotte MSA serves as a premier financial and economic hub within the Southeastern United States. The Charlotte MSA has an estimated population of nearly 2.9 million residents that is expected to grow by approximately 6.6% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Recognized as the second-largest banking center in the nation, Charlotte boasts robust demographics, rising household incomes, and a dynamic labor market that continues to attract top talent. Charlotte hosts the corporate headquarters of major financial institutions, including Bank of America and Truist Financial, and serves as a critical nexus for the energy, healthcare, and logistics sectors. Its strategic location along the I-85 corridor, coupled with proximity to Charlotte Douglas International Airport — one of the busiest airports globally — solidifies its standing as a pivotal center for commerce and transportation. The region’s vibrant quality of life, encompassing professional sports teams, a thriving cultural scene, and extensive outdoor recreation opportunities, further enhances its ability to attract and retain a highly skilled workforce. Charlotte’s dominance in the financial industry, coupled with its burgeoning innovation ecosystem, creates an unparalleled opportunity for long-term growth and economic stability.

Knoxville, Tennessee.    The Knoxville MSA constitutes a dynamic and expanding economic center in East Tennessee. The Knoxville MSA has an estimated population of nearly one million residents that is expected to grow by approximately 5.9% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Known for its low cost of living, the Knoxville MSA boasts a robust business climate and has a median household income that is projected to reach approximately $79,000 by 2030, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Strategically positioned as a hub for economic activity, the Knoxville MSA hosts key industries, including advanced manufacturing, energy production, and logistics. Knoxville is further enhanced by the presence of prominent institutions such as the University of Tennessee and Oak Ridge National Laboratory, both of which serve as significant drivers of innovation and workforce development. Knoxville’s proximity to critical interstate highways and rail systems amplifies its appeal as a premier center for transportation and logistics operations. Moreover, the Knoxville MSA offers a comprehensive range of amenities, including professional sports teams, abundant outdoor recreation, and a pro-business regulatory environment.

Nashville, Tennessee.    The Nashville MSA represents one of the most rapidly expanding metropolitan regions within the United States. The Nashville MSA has an estimated population of approximately 2.2 million residents that is projected to increase by approximately 5.6% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. The Nashville MSA has favorable demographics, with its median household income projected to reach approximately $94,000 by 2030, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Recognized as the “Music City,” Nashville consistently attracts young professionals and is widely acclaimed for its vibrant cultural scene, dynamic labor market, and relative affordability. The region has garnered national recognition, with Forbes ranking Nashville among the Best Places for Business and Careers. Nashville’s healthcare industry is a major cornerstone of its economy, contributing billions annually and employing a significant portion of the workforce. The Nashville MSA serves as the headquarters for several Fortune 500 and industry-leading corporations, including HCA Healthcare, Inc., Nissan North America Inc., and Bridgestone Americas, Inc., as well as the announced future world headquarters of Oracle Corporation. Strategically positioned as a transportation and logistics hub, the Nashville MSA provides significant economic advantages, supported by a highly skilled workforce and a business-friendly environment. Beyond its economic benefits, Nashville boasts a number of professional sports teams, a flourishing arts scene, and renowned universities, such as Vanderbilt University.

Tri-Cities, Tennessee.    The Tri-Cities MSA represents a dynamic and expanding economic hub in Northeast Tennessee and Southwest Virginia. The Tri-Cities MSA has an estimated population exceeding 500,000 that is expected to grow, as well as a favorable business climate characterized by rising household incomes and low operational costs for businesses. The Tri-Cities MSA boasts a diversified economic base, anchored by critical sectors such as healthcare, manufacturing, logistics, and tourism. Key regional assets include East Tennessee State University and Ballad Health, both of which play pivotal roles in advancing the area’s educational and healthcare infrastructure. The region’s strategic location at the intersection of major interstate highways (I-81 and I-26) further enhances its appeal as a logistics and distribution center, offering seamless access to regional and national markets.

Corporate Information

Our principal executive office is located at 6710 Cumberland Gap Parkway, Harrogate, Tennessee 37752, and our telephone number is 423-869-5151. Our website address is www.cbtn.com. The information contained on or accessible from our website is not part of this prospectus and is not incorporated into this prospectus or the registration statement of which it forms a part.

Summary of Risk Factors

You should carefully consider the risks described under “Risk Factors” beginning on page 23 of this prospectus, as well as other information included in this prospectus, including our financial statements and the notes thereto, before making an investment decision. Below is a summary of some of the principal risks we face:

Risks Related to Our Business

•        Changes in interest rates may adversely affect our earnings and financial condition.

•        Increases in interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.

•        If the average interest rate we pay on our deposits increases, our cost of funds would rise.

•        We have a concentration of credit exposure to borrowers in certain industries, and we also target small to medium-sized businesses and make other loans that may carry increased levels of credit risk.

•        We could suffer losses from a decline in the credit quality of the assets that we hold.

•        We may not be able to adequately measure and limit the credit risks associated with our loan portfolio, which could adversely affect our profitability.

•        CRE lending may expose us to increased lending risks.

•        We are subject to environmental risks associated with owning real estate or collateral.

•        Our allowance for estimated loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to earnings and adversely impact our financial condition and results of operations.

•        Our liquidity needs might adversely affect our financial condition and results of operations.

•        We may be materially and adversely affected by the creditworthiness and liquidity of other financial institutions.

•        Our ability to maintain required capital levels and adequate sources of funding and liquidity could be impacted by changes in the capital markets and deteriorating economic and market conditions.

•        Our business is concentrated in, and largely dependent upon, the continued growth of, and economic conditions in, the markets where we operate.

•        Negative developments in the U.S. economy and local economies in our primary markets may adversely impact our results in the future.

•        As a community bank, our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

•        As a community banking institution, we have smaller lending limits and different lending risks than certain of our larger, more diversified competitors.

•        Our business may suffer if there are significant declines in the value of real estate.

•        Our selection of accounting policies and methods may affect our reported financial results.

•        We currently invest in bank owned life insurance (“BOLI”) and may continue to do so in the future.

•        The internal controls that we have implemented in order to mitigate risks inherent to the business of banking might fail or be circumvented.

•        Changes in accounting standards could materially impact our financial statements.

•        The implementation of new lines of business or new products and services may subject us to additional risk.

Risks Related to Acquisition and other Expansionary Activity

•        We may grow through mergers or acquisitions and other future expansionary activity, which strategy may not be successful or, if successful, may result in additional risks.

•        Our “Needs to Improve” rating under the Community Reinvestment Act (the “CRA”) may restrict our operations and limit our ability to pursue certain strategic opportunities.

•        Acquisitions may disrupt our business and dilute shareholder value, and integrating acquired companies may be more difficult, costly, or time-consuming than we expect.

•        Our financial performance will be negatively impacted if we are unable to execute our growth strategy.

•        Our historical growth rate and performance may not be indicative of our future growth or financial results.

Risks Related to Technology and Cybersecurity

•        We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures or interruptions or breaches of security could have a material adverse effect on our financial condition and results of operations, as well as cause legal or reputational harm.

•        We continually encounter technological change and may have fewer resources than our competitors to continue to invest in technological improvements.

•        The adoption of artificial intelligence (“AI”) tools by us and our third-party vendors and service providers may increase the risk of errors, omissions, unfair treatment or fraudulent behavior by our employees, customers or counterparties, or other third parties.

Legal, Regulatory and Compliance Risks

•        We are subject to extensive regulation in the conduct of our business, which imposes additional costs on us and adversely affects our profitability.

•        Federal and state banking agencies periodically conduct examinations of our business, including our compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

•        Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

•        We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

•        We face the risk of noncompliance with, and enforcement actions related to, the Bank Secrecy Act and other anti-money laundering laws and regulations.

•        FDIC deposit insurance assessments may materially increase in the future, which would have an adverse effect on our earnings and results of operations.

•        The Bank is, and the Company may become, subject to regulatory capital requirements.

•        The Federal Reserve may require us to commit capital resources to support the Bank.

•        We may need to raise additional capital in the future, including as a result of heightened regulatory capital requirements, but that capital may not be available, or available on favorable terms, when it is needed or may be dilutive to shareholders.

•        The Company is an entity separate and distinct from the Bank.

•        Our ability to pay dividends is subject to restriction by various laws and regulations and other factors.

Risks Related to this Offering and an Investment in Our Common Stock

•        The Company’s ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

•        We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

•        We have shareholders who own significant portions of our common stock and those shareholders’ interests may differ from those of our other shareholders.

•        Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

•        There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

•        An investment in our common stock is not an insured deposit and is subject to risk of loss.

•        The sale of shares of our common stock by the selling shareholders may cause the market price of our common stock to decline.

The Offering

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus before investing in our common stock, including “Risk Factors” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Common stock offered by us	shares.
Common stock offered by the selling shareholders	shares (excluding the underwriter’s option to purchase additional shares of our common stock).
Option to purchase additional shares of common stock offered by the selling shareholders

The selling shareholders have granted the underwriter a 30-day option to purchase up to          additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Common stock outstanding immediately after completion of this offering	shares of common stock.
Use of proceeds

Assuming an initial public offering price of $          per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $            , after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds from this offering to repay in full the outstanding indebtedness under our Amended and Restated Loan Agreement, dated January 27, 2020, with Community Trust Bank, Inc. (the “Community Trust Loan Agreement” and the loan thereunder, the “CTB Loan”), to redeem in full our outstanding Subordinated Debentures and related Trust Preferred Securities (as each such term is defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition”), and to use the remaining net proceeds, if any, for general corporate purposes.

We will not receive any proceeds from the sale of shares by selling shareholders.

See “Use of Proceeds” for more information.

Dividend policy

Our shareholders are entitled to receive dividends on common stock only if, when and as declared by our Board from funds legally available therefor under Tennessee law and as limited by our banking regulators. We have historically paid cash dividends annually to holders of our common stock; however, following this offering and subject to and at the discretion of our Board, we plan to initially not pay dividends during our first year as a public company. After the beginning of the fiscal year 2026, we intend to pay quarterly cash dividends to holders of our common stock. Nevertheless, we have no obligation to pay dividends and any future determination relating to dividends will be made at the discretion of our Board and will depend on our financial condition, liquidity, results of operations, capital levels and needs and other factors deemed relevant by our Board. See “Dividend Policy” and “Risk Factors.”

Directed share program

At our request, the underwriter has reserved for sale at the initial public offering price approximately [            ]% of the shares offered hereby for the directors, executive officers and employees of the Company and the Bank and other designated persons. The number of shares available for sale to the general public will be reduced to the extent such persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriter to the general public on the same basis as the other shares offered hereby. Directors, executive officers and employees of the Company and the Bank and other designated persons have expressed an intent to buy approximately $            of shares in this offering through the directed share program. See “Underwriting — Directed Share Program.”

Proposed trading symbol	We have applied to list our common stock with Nasdaq under the trading symbol “CBK.”
Risk factors	Investing in our common stock involves risks. See “Risk Factors,” beginning on page 23, for a discussion of factors that you should carefully consider before making an investment decision.

Except as otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after the completion of this offering is based on          shares outstanding as of           , 2025.

Except as otherwise indicated, all information in this prospectus:

•        relating to share and per share data gives effect to the Stock Reclassification and the Stock Split;

•        does not attribute to any director, executive officer or principal shareholder any purchase of shares of our common stock in this offering, including through the directed share program described in “Underwriting — Directed Share Program”;

•        assumes no exercise by the underwriter of its option to purchase          additional shares of our common stock from the selling shareholders;

•        assumes an initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•        excludes 850,000 additional shares of our common stock that are reserved for future issuance under the Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”).

Selected Historical Consolidated Financial Data and Other Information

The following table sets forth selected historical consolidated financial information for each of the periods indicated. The selected historical consolidated financial information as of and for the six months ended June 30, 2025 and 2024, except for the selected ratios, is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the years ended December 31, 2024 and 2023, except for the selected ratios, is derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the years ended December 31, 2022, 2021 and 2020, except for the selected ratios, is derived from our audited consolidated financial statements not included in this prospectus.

Our results of operations for any period are not necessarily indicative of the results to be expected in any future period. You should read the information set forth below in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization,” as well as our consolidated financial statements and the related notes included elsewhere in this prospectus.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(Dollars in thousands except per share data)
Statement of Operations Data:
Interest and dividend income	$61,625	$61,259	$123,213	$102,637	$65,320	$59,206	$62,412
Interest expense	22,226	22,498	45,629	30,536	8,399	8,364	12,984
Net interest income	39,399	38,761	77,584	72,101	56,921	50,842	49,428
(Recapture of) provision for credit losses	—	1,501	1,829	3,274	778	396	1,914
Noninterest income	4,667	5,070	10,878	9,619	9,201	7,431	7,150
Noninterest expense	21,306	21,622	46,061	38,754	32,981	32,603	37,527
Net income before taxes	22,759	20,708	40,572	39,692	32,364	25,273	17,137
Income tax expense	5,168	3,840	8,886	8,480	7,281	5,913	3,833
Net income	17,591	16,868	31,686	31,212	25,082	19,360	13,304
Net income attributable to non-controlling interest	—	276	276	519	—	—	—
Net income attributable to common shareholders	$17,591	$16,592	$31,410	$30,693	$25,082	$19,360	$13,304
Balance Sheet Data:
Assets	$2,262,511	$2,223,758	$2,301,211	$2,196,609	$1,741,851	$1,712,779	$1,614,202
Cash and cash equivalents	151,282	147,975	178,198	155,941	61,911	142,013	145,754
Securities available for sale, at fair value	30,113	39,139	47,938	52,041	35,846	84,888	106,263
Securities held-to-maturity, at carrying value, net of allowance for credit losses	157,452	145,955	128,217	158,632	180,067	161,472	2,566
Loans, net of allowance for credit losses	1,773,527	1,723,475	1,788,792	1,669,846	1,317,600	1,194,311	1,233,589
Goodwill	8,511	8,511	8,514	8,511	741	877	877
Core deposit intangible	5,035	6,717	5,825	7,632	3,528	4,352	5,179
Liabilities	$2,027,243	$2,013,174	$2,080,955	$2,000,832	$1,583,404	$1,572,912	$1,490,607
Deposits	1,851,248	1,815,917	1,938,597	1,819,923	1,420,679	1,448,821	1,350,381
Short-term borrowings	46,300	48,336	3,392	6,047	7,736	10,213	22,069
Long-term debt	102,209	113,084	105,773	143,217	117,940	100,789	98,222
Shareholders’ equity	235,268	210,584	220,256	195,777	158,447	139,867	123,595
Tangible equity	221,722	195,356	205,917	179,634	154,179	134,638	117,540
Per Share Data:
Common shares outstanding at period end	12,239,644	12,208,881	12,113,144	12,211,756	12,052,088	12,201,988	12,347,463

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(Dollars in thousands except per share data)
Weighted average common shares (diluted)	12,188,624	12,389,694	12,367,248	12,225,390	12,127,038	12,274,725	12,347,463
Earnings per common share, diluted	$1.44	$1.36	$2.54	$2.51	$2.07	$1.58	$1.08
Book value per common share at period end	$19.22	$16.78	$18.18	$15.59	$13.15	$11.46	$10.01
Dividends per share	$0.16	$0.16	$0.17	$0.12	$0.12	$0.06	$0.06
Performance Ratios:
Return on average equity	15.71%	17.12%	15.34%	17.62%	16.82%	14.70%	11.32%
Return on average assets	1.55%	1.53%	1.43%	1.57%	1.45%	1.14%	0.85%
Yield on average interest earning assets(1)	5.84%	6.01%	5.96%	5.58%	4.07%	3.89%	4.42%
Yield on cash(2)	4.18%	4.89%	4.92%	4.86%	1.58%	0.30%	0.82%
Yield on securities portfolio(3)	2.76%	1.84%	1.83%	1.28%	1.07%	1.32%	2.04%
Yield on loan portfolio(4)	6.28%	6.59%	6.52%	6.26%	4.86%	4.77%	4.99%
Cost of interest-bearing deposits(5)	2.67%	2.77%	2.79%	1.99%	0.47%	0.54%	1.02%
Cost of funds(6)	2.77%	2.90%	2.91%	2.24%	0.70%	0.71%	1.18%
Net interest margin(7)	3.73%	3.80%	3.75%	3.92%	3.55%	3.34%	3.50%
Noninterest income as a percentage of average assets	0.41%	0.46%	0.49%	0.48%	0.53%	0.44%	0.46%
Noninterest expense as a percentage of average assets	1.88	1.96%	2.08%	1.95%	1.91%	1.92%	2.40%
Efficiency ratio(8)	48.35%	49.33%	52.07%	47.42%	49.88%	55.95%	66.33%
Liquidity & Asset Quality Ratios:
Liquidity ratio(9)	16.71%	16.54%	17.03%	18.32%	17.55%	24.69%	17.08%
Loan-to-deposit ratio	96.77%	95.91%	93.21%	92.67%	93.66%	83.21%	92.16%
Nonaccrual loans	$5,846	$4,936	$5,059	$4,888	$4,005	$4,804	$14,541
Loans 90 days past due and still accruing	6	15	2	342	8	5	11
Other real estate owned	861	1,089	832	1,046	1,709	2,285	9,287
Non-performing assets	6,713	6,040	5,893	6,276	5,722	7,095	23,839
Non-performing assets to total assets	0.30%	0.27%	0.26%	0.29%	0.33%	0.41%	1.48%
Net loan charge-offs	216	31	259	87	(1,092)	113	173
Net loan charge-offs (recoveries) to average loans outstanding	0.02%	0.01%	0.01%	0.01%	(0.09)%	0.01%	0.01%
Capital Information (Commercial Bancgroup, Inc.)(10)
Tier 1 capital	$229,716	$204,289	$214,482	$188,722	$163,940	$142,181	$125,763
Total regulatory capital	$247,705	$222,394	$232,688	$205,357	$177,000	$153,371	$136,670
Tier 1 leverage ratio	10.07%	9.24%	9.62%	8.77%	9.55%	8.39%	8.07%
Common equity Tier 1 capital ratio	12.14%	10.76%	11.08%	10.18%	11.47%	10.93%	9.98%
Tier 1 risk-based capital ratio	12.44%	11.06%	11.37%	10.48%	11.86%	11.35%	10.41%
Total risk-based capital ratio	13.41%	12.04%	12.34%	11.40%	12.80%	12.25%	11.31%
Capital Information (Commercial Bank)(10)
Tier 1 capital	$249,436	$201,821	$235,674	$193,842	$183,638	$167,118	$150,269
Total regulatory capital	$267,495	$215,964	$253,949	$207,918	$196,768	$178,377	$161,247
Tier 1 leverage ratio	11.22%	10.59%	10.57%	10.33%	10.70%	9.85%	9.64%
Common equity tier 1 capital (“CET1”)	13.60%	12.47%	12.49%	12.35%	13.28%	13.33%	12.44%
Tier 1 risk-based capital ratio	13.60%	12.47%	12.49%	12.35%	13.28%	13.33%	12.44%
Total risk-based capital ratio	14.58%	13.34%	13.46%	13.24%	14.23%	14.23%	13.35%

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(Dollars in thousands except per share data)
Real Estate – Commercial and Construction Concentration:
Construction and land development loans	$189,187	$226,602	$199,800	$186,764	$170,250	$156,065	$131,770
Commercial real estate and construction loans	751,901	677,924	771,160	660,527	547,788	470,453	419,566
Commercial real estate loans to total risk-based capital(11)	281.09%	313.91%	303.67%	317.69%	278.39%	263.74%	260.20%
Acquisition, development and construction loans to total risk-based capital(12)	70.73	104.93%	78.68%	89.83%	86.52%	87.49%	81.72%
Composition of Loan Portfolio:
Commercial real estate	$1,016,229	$918,387	$1,006,207	$894,265	$633,239	$531,220	$519,728
Construction and land development	189,187	226,602	199,800	186,764	170,250	156,065	131,770
Residential real estate	376,442	356,135	369,308	359,014	319,150	314,046	361,560
Commercial & industrial	178,832	205,543	201,593	220,827	184,637	174,630	198,774
Consumer	14,636	16,917	15,214	16,707	16,040	19,005	21,903
Other	23,063	22,228	23,560	18,718	12,147	14,640	16,448
Composition of Deposits:
Demand	$926,886	$901,637	$976,481	$922,117	$757,820	$725,059	$626,385
Money market & savings	382,788	309,909	385,615	381,680	311,799	306,709	251,688
Time deposits greater than or equal to $250,000	97,209	92,555	94,741	68,395	47,202	51,293	59,886
Time deposits less than $250,000	444,365	451,482	481,798	426,427	303,858	365,761	412,639

____________

(1)      Yield on average interest-earning assets is calculated as total interest and dividend income divided by average total interest-earning assets.

(2)      Yield on cash is calculated as interest earned on interest-bearing deposits in other banks divided by average interest-bearing deposits in other banks. Interest-bearing deposits in other banks primarily consist of reserves held at the Federal Reserve, which are included in cash and cash equivalents on our balance sheets.

(3)      Yield on securities portfolio is calculated as interest earned on investment securities divided by average investment securities.

(4)      Yield on loan portfolio is calculated as interest earned on loans divided by average loans.

(5)      Cost of interest-bearing deposits is calculated as interest paid on total interest-bearing deposits divided by average total interest-bearing deposits.

(6)      Cost of funds is calculated as total interest expense divided by the sum of average total interest-bearing liabilities and average demand deposits.

(7)      Net interest margin is net interest income expressed as a percentage of average interest-earning assets.

(8)      Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income. Efficiency ratio is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of efficiency ratio and a reconciliation of efficiency ratio to its most directly comparable GAAP financial measure.

(9)      Liquidity ratio is calculated as the sum of cash and cash equivalents and unpledged investment grade securities expressed as a percentage of total liabilities.

(10)    Capital information is calculated in accordance with regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.

(11)    CRE loans to total risk-based capital is calculated as the sum of non-owner occupied, nonfarm, nonresidential property loans, multifamily property loans, and construction and land development loans divided by total regulatory capital, in accordance with regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.

(12)    Acquisition, development and construction loans to total risk-based capital is calculated as acquisition, development and construction loans divided by total regulatory capital.

Non-GAAP Financial Measures

This prospectus contains “non-GAAP financial measures” within the meaning of Item 10(e) of Regulation S-K. Non-GAAP financial measures are financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”). We use these non-GAAP financial measures in the internal evaluation of our performance and management of our business as well as to explain our results to shareholders and the wider investment community. The following non-GAAP financial measures appear in this prospectus:

•        Core deposits.    We calculate core deposits by excluding jumbo time deposits (deposits greater than or equal to $250,000) from total deposits.

•        Core net income.    We define core net income as net income plus acquisition related expenses, net of the related tax effect of acquisition related expenses.

•        Core diluted earnings per share.    We define core diluted earnings per share as core net income divided by diluted weighted average shares outstanding.

•        Core ROAA.    We define core ROAA as core net income divided by average assets, with average assets based upon the average daily balance of total assets in each year.

•        Core return on average tangible common equity.    We define core return on average tangible common equity as core net income divided by total average shareholders’ equity less average intangible assets (goodwill and core deposit intangibles).

•        Core efficiency ratio.    We define core efficiency ratio as operating revenue (net interest income, plus total noninterest income, divided by noninterest expenses (less acquisition related expenses)). This ratio is an indicator used by our management to assess operating efficiencies and is intended to demonstrate how efficiently our management is controlling expenses relative to generating revenues on our core activities.

•        Efficiency Ratio.    We define efficiency ratio as operating expenses divided by fee income plus tax equivalent net interest income. This metric indicates how effectively the Company manages its expenses relative to its income, providing insights into cost management and profitability.

•        Pre-tax, pre-provision ROAA.    We define pre-tax, pre-provision ROAA as pre-tax, pre-provision net income divided by average assets calculated based upon the average daily balance of total assets in each year.

•        Tangible assets.    We define tangible assets as total assets less goodwill and other intangible assets.

•        Tangible book value per share.    We define tangible book value per share as our tangible common equity, which is shareholders’ equity reduced by goodwill and other intangible assets, divided by diluted weighted average shares outstanding.

Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our performance. In addition to the foregoing, our management believes that the “core” metrics described above assist users of the Company’s financial statements with their financial analysis period-over-period as they exclude certain non-recurring items. While we believe that these non-GAAP financial measures are useful in evaluating our performance, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

The following table provides a reconciliation of the above non-GAAP financial measures to their most directly comparable financial measure presented in accordance with GAAP.

Non-GAAP Financial Measures Reconciliations

	At or for the Six Months Ended June 30,			At or for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(Dollars in thousands except per share data)
Pre-Tax Pre-Provision Net Income:
Pre-tax income (GAAP)	$22,759	$20,708	$40,572	$39,692	$32,364	$25,273	$17,137
Add: provision for loan and lease losses	—	1,501	1,829	3,274	778	396	1,914
Pre-tax pre-provision net income (Non-GAAP)	$22,759	$22,209	$42,401	$42,966	$33,142	$25,669	$19,051
Tangible Equity:
Shareholders’ equity (GAAP)	$235,268	$210,584	$220,256	$195,777	$158,447	$139,867	$123,595
Less: non-controlling interest	—	5,678	—	5,402	—	—	—
Less: goodwill	8,511	8,511	8,514	8,511	741	877	877
Less: core deposit intangible (net of tax benefit)	3,743	4,994	4,331	5,637	1,865	2,337	2,948
Tangible common equity (Non-GAAP)	$223,013	$191,401	$207,411	$176,227	$155,841	$136,653	$119,770
Pre-Tax Pre-Provision Return on Average Assets:
Total average assets (GAAP)	$2,268,859	$2,200,728	$2,217,423	$1,988,067	$1,724,190	$1,698,778	$1,563,664
Pre-tax pre-provision net income (Non-GAAP)	22,759	22,209	42,401	42,966	33,142	25,669	19,051
Pre-tax pre-provision return on average assets (Non-GAAP)	2.01%	2.02%	1.91%	2.16%	1.92%	1.51%	1.22%
Return on Average Tangible Equity:
Total average shareholders’ equity (GAAP)	$223,912	$197,020	$206,622	$177,112	$149,157	$131,731	$117,547
Less: average intangible assets (net of tax benefit)	12,497	13,768	13,497	8,377	2,910	3,520	2,589
Less: average non controlling interest	—	5,540	2,701	2,701	—	—	—
Average tangible equity (Non-GAAP)	211,415	177,712	190,424	166,034	146,247	128,212	114,958
Net income to shareholders (Non-GAAP)	17,591	16,592	31,410	30,693	25,082	19,360	13,304
Return on average tangible equity (Non-GAAP)	16.64%	18.67%	16.49%	18.49%	17.15%	15.10%	11.57%
Tangible Book Value per Share (Non-GAAP):
Tangible common equity (Non-GAAP)	$223,013	$191,401	$207,411	$176,227	$155,841	$136,653	$119,770
Shares of common stock outstanding	12,239,644	12,208,881	12,113,144	12,211,694	12,052,088	12,201,988	12,347,463
Tangible book value per share, reported (Non-GAAP)	$18.22	$15.68	$17.12	$14.43	$12.93	$11.20	$9.70
Tangible Equity to Tangible Assets:
Tangible common equity (Non-GAAP)	$223,013	$191,401	$207,411	$176,227	$155,841	$136,653	$119,770
Total assets (GAAP)	2,262,511	2,223,758	2,301,211	2,196,609	1,741,851	1,712,779	1,614,202
Less: intangible assets	13,546	15,228	14,339	16,143	4,269	5,229	6,056
Tangible assets (Non-GAAP)	2,248,966	2,208,530	2,286,872	2,180,466	1,737,583	1,707,550	1,608,146
Tangible equity to tangible assets (Non-GAAP)	9.92%	8.67%	9.07%	8.08%	8.97%	8.00%	7.45%
Core Deposits:
Total Deposits (GAAP)	$1,851,248	$1,815,917	$1,938,597	$1,819,923	$1,420,679	$1,448,821	$1,350,381
Less: Time deposits greater than or equal to $250,000	97,209	92,555	94,566	78,198	115,742	137,090	151,016
Less: Brokered deposits	125,223	160,369	174,918	160,521	59,442	77,845	82,150
Core deposits (Non-GAAP)	$1,628,816	$1,562,993	$1,669,112	$1,581,204	$1,245,495	$1,233,887	$1,117,215

	At or for the Six Months Ended June 30,			At or for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
	(Dollars in thousands except per share data)
Core Earnings per Share:
Net income (GAAP)	$17,591	$16,592	$31,410	$30,693	$25,082	$19,360	$13,304
Add: merger expenses from AB&T acquisition	309	697	2,788	366	131	—	—
Less: tax effect	(77)	(174)	(697)	(92)	(33)	—	—
Core net income (Non-GAAP)	17,823	17,115	33,501	30,968	25,181	19,360	13,304
Core Earnings per Share:
Core net income (Non-GAAP)	17,823	17,115	33,501	30,968	25,181	19,360	13,304
Average shares outstanding (GAAP)	12,137,138	12,211,138	12,187,788	12,189,238	12,127,038	12,274,725	12,347,463
Core earnings per share (Non-GAAP)	$1.47	$1.40	$2.75	$2.54	$2.08	$1.58	$1.08
Core Return on Average Assets:
Core net income (Non-GAAP)	$17,823	$17,115	$33,501	$30,968	$25,181	$19,360	$13,304
Average assets (GAAP)	2,268,859	2,200,728	2,217,423	1,988,067	1,724,190	1,698,778	1,563,664
Core return on average assets (Non-GAAP)	1.57%	1.55%	1.51%	1.56%	1.46%	1.14%	0.85%
Core Return on Average Tangible Equity:
Average tangible common equity (Non-GAAP)	211,415	177,712	190,424	166,034	146,247	128,212	114,958
Core net income (Non-GAAP)	17,823	17,115	33,501	30,968	25,181	19,360	13,304
Core return on average tangible common equity (Non-GAAP)	16.86%	19.26%	17.59%	18.65%	17.22%	15.10%	11.57%
Core Efficiency Ratio:
Add: net interest income	$39,399	$38,761	$77,584	$72,101	$56,921	$50,842	$49,428
Add: noninterest income	4,667	5,070	10,878	9,619	9,201	7,431	7,150
Operating revenue (GAAP)	44,065	43,831	88,462	81,720	66,123	58,273	56,578
Total noninterest expenses (GAAP)	21,306	21,622	46,061	38,754	32,981	32,603	37,527
Less: merger expenses from AB&T acquisition	309	697	2,788	366	131	—	—
Core noninterest expenses (Non-GAAP)	20,997	20,925	43,273	38,388	32,849	32,603	37,527
Core efficiency ratio (Non-GAAP)	47.65%	47.74%	48.92%	46.97%	49.68%	55.95%	66.33%

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you could experience a partial or complete loss of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below also are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Interest Rate Risks

Changes in interest rates may adversely affect our earnings and financial condition.

Changes in interest rates may adversely affect our earnings and financial condition. Interest rates are highly sensitive to many factors beyond our control, including inflation, unemployment, changes in the money supply, international events, events in world financial markets, competition, general economic conditions, trade policies and tariffs, and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve.

Our operating income and net income depend to a great extent on net interest margin (i.e., the difference between the interest yields earned on cash, loans, securities and other interest-bearing assets and the interest rates paid on interest-bearing deposits, borrowings and other liabilities). Net interest margin is affected by changes in market interest rates because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. While we have recently benefitted from high short-term rates, the Federal Reserve began reducing its target federal funds rate in September 2024. Declining interest rates will adversely affect our net interest income. Any of these conditions would be expected to adversely affect our business, results of operations and financial condition.

Increases in interest rates will likely also adversely affect the market value of our investment and loan portfolios. If we are required to sell securities at a discount prior to their maturity, our unrealized losses would then turn into realized losses. See “Increases in interest rates have in the past resulted in, and could in the future result in, unrealized losses on our investment securities portfolio.” Decreases in the market value of our loan portfolio could become realized losses if we were to sell loans or if the Bank were to be acquired. See “Increases in interest rates could result in a decrease in the market value of our loans.”

We attempt to manage risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of our different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Market interest rates for the types of products and services in our markets also may vary significantly over time based upon competition and local or regional economic factors. Our interest rate risk management process depends upon a number of assumptions which may prove to be inaccurate. There can be no assurance that we will be able to successfully manage our interest rate risk.

Increases in interest rates have in the past resulted in, and could in the future result in, unrealized losses in our investment securities portfolio.

We invest a portion of assets in investment securities. As of June 30, 2025, we held approximately 8.3% of our assets in an investment securities portfolio containing primarily U.S. government, municipal, and corporate bonds that are sensitive to broad economic conditions, especially interest rates. Interest rate increases have recently resulted in, and could in the future result in, unrealized losses in our investment securities portfolio, as increases in interest rates ordinarily decrease the estimated fair value of fixed income securities and result in decreased unrealized gains or increased unrealized losses on fixed income securities. We recognize the accumulated change in estimated fair value of these fixed income securities in net income when we realize a gain or loss upon the sale of a security. As of June 30, 2025, our net unrealized losses on securities available for sale, net of tax, totaled $1.0 million and our net unrealized losses on securities held-to-maturity, net of tax, totaled $5.5 million, which collectively equaled 3.0% of our Tier 1 capital. If we were required to sell all or a material portion of our investment securities portfolio, we may recognize significant losses that would adversely affect our business, results of operations or financial condition and reduce our regulatory capital ratios.

If the average interest rate we pay on our deposits increases, our cost of funds would rise.

A significant majority of our funding consists of interest-bearing deposits. As of June 30, 2025, 77.5% of our deposits consisted of interest-bearing deposits. During periods of rising interest rates, the rate of interest we pay on these deposits generally increases, which in turn increases our overall cost of funds. Additionally, during periods of higher interest rates, our customers have in the past shifted, and may in the future shift, their funds to accounts or financial institutions that offer higher interest rates. Such shifts also increase our cost of funds. If interest rates rise and our cost of funding increases, it could adversely affect our business, financial condition and results of operations and could cause our current business strategy to become unprofitable. Further, to the extent our customers withdraw their deposits and move their funds to competitors or alternative investments, we would lose a lower-cost source of funding, which would be expected to adversely affect our business, financial condition and results of operations. See “— Liquidity and Capital Risks — Our liquidity needs might adversely affect our financial condition and results of operations.”

Increases in interest rates could result in a decrease in the market value of our loans.

As of June 30, 2025, variable rate loans, which include floating and adjustable rate structures, comprised 60.4% of our loan portfolio. Our variable rate loans primarily consist of (i) adjustable-rate residential real estate loans with initial fixed-rate periods of three, five, 10, 15 or 20 years, which, depending on the loan program, generally reprice every year after the initial fixed-rate period ends and (ii) non-owner and owner-occupied CRE loans, which, depending on the loan program, generally reprice every two years. Accordingly, a substantial part of our loan portfolio remains sensitive to interest rate changes for extended periods.

When interest rates rise, the market value of loans with longer fixed-rate periods decreases. Unlike our available-for-sale securities, our loans are carried at amortized cost on our balance sheet. As a result, increases in interest rates create unrealized losses in our loan portfolio that are not immediately reflected in our financial statements.

These unrealized losses could become realized if we were to sell loans or if the Bank were to be acquired. Additionally, the reduced market value of our loan portfolio in a rising rate environment could negatively impact the economic value of our equity, even if not immediately apparent from our reported financial results. This could potentially affect our ability to raise capital or impact our valuation in a merger or acquisition.

Credit and Lending Risks

We have a concentration of credit exposure to borrowers in certain industries, and we also target small to medium-sized businesses and make other loans that may carry increased levels of credit risk.

We have meaningful credit exposures to borrowers in certain industries, including commercial and residential building lessors. Economic conditions were challenging throughout 2024 and continued as such in 2025. If the economic environment in our markets further weakens, including as a result of persistent high inflation, elevated short-term interest rates, and increased geopolitical tensions around the world, including hostilities in the Middle East and the ongoing conflict in Ukraine, our exposure to these certain industries or other concentrations could result in increased deterioration in credit quality, past dues, loan charge offs and collateral value declines, which could cause our results of operations and financial condition to be negatively impacted. Changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs, may also cause and/or exacerbate inflation and impact the ability of our borrowers to repay their loans. Furthermore, any of our large credit exposures that deteriorate unexpectedly could cause us to have to make significant additional credit loss provisions, negatively impacting our results of operations and financial condition.

A substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in our market areas. As a result, a relatively high percentage of our loan portfolio consists of commercial loans primarily to small to medium-sized businesses. At June 30, 2025, our commercial loans accounted for approximately 9.9% of our total loans. Additionally, approximately 54.3% of our CRE loans at June 30, 2025 were owner-occupied CRE loans, which are loans to businesses secured by the businesses’ real estate. We expect to seek to expand the amount of these two types of loans in our portfolio during the remainder of 2025. The concentration within our loan portfolio of loans within certain industries, including the hotels/motels category (which has occasionally exceeded our internal limit of 50% of total risk-based capital), and loans within certain geographic markets makes us vulnerable to adverse conditions in these specific industries and markets. Small to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, or other operational challenges like those resulting from supply chain disruption, labor shortages or inflationary pressures on their costs, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small or medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have an adverse impact on the business and its ability to repay its obligations to us. If general economic conditions negatively impact the markets in which we operate and small to medium-sized businesses are adversely affected or our borrowers are otherwise harmed by adverse business developments, the ability of such businesses to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition.

Real estate C&D loans are also an important part of our business. This type of lending is generally considered to have relatively high credit risks because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and operation of the related real estate project. Real estate industry pricing dynamics in the geographical markets in which we operate can vary from year to year and, with respect to construction, can vary between project funding and project completion. Asset values to which we underwrite loans can fluctuate from year to year and impact collateral values and the ability of our borrowers to repay their loans. Like regulatory guidelines on CRE loans, federal regulators have issued guidance that imposes additional restrictions on banks with C&D loans in excess of 100% of total risk-based capital. If our level of these loans was to exceed these guidelines, our ability to make additional loans in this segment would be limited.

Weakness in residential real estate market prices as well as demand could result in price reductions in home and land values adversely affecting the value of collateral securing some of the C&D loans that we hold. Reduced demand for new residential mortgage loans as we have experienced in recent years, whether the result of higher mortgage interest rates, inflationary pressures on building costs, depressed inventory levels or other factors, could also continue to cause reduced demand for mortgage loans, which would reduce our net interest income and noninterest income levels. If economic and real estate market conditions further deteriorate in our markets, we may experience increases in non-performing loans and other real estate owned, increased losses and expenses from the management and disposition of non-performing assets, increases in provisions for credit losses, and increases in operating expenses as a result of the allocation of management time and resources to the collection and work out of loans, all of which would negatively impact our financial condition and results of operations.

We could suffer losses from a decline in the credit quality of the assets that we hold.

We could sustain losses if borrowers, guarantors, and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and policies that we believe are appropriate to manage these risks, including centralized control of the loan approval process, the establishment and review of the allowance for credit losses, periodic assessment of the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our financial condition and results of operations. In particular, with respect to our CRE loans, we could face credit quality risks presented by past, current, and potential economic and real estate market conditions.

We may not be able to adequately measure and limit the credit risks associated with our loan portfolio, which could adversely affect our profitability.

As a part of the products and services that we offer, we make commercial and CRE loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions, and general economic conditions. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of CRE loans include tenant occupancy rates and the quality of management of the property. A failure to effectively measure and limit the credit risks associated with our loan portfolio could have an adverse effect on our business, financial condition, and results of operations.

CRE lending may expose us to increased lending risks.

As of June 30, 2025, approximately 56.4% of our loan portfolio consisted of CRE loans. CRE loans are generally viewed as having more inherent risk of default than residential mortgage loans or other consumer loans. Because payments on loans secured by CRE often depend on the successful operation and management of the properties and the businesses which operate from within them, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate market or the economy or changes in government regulation. Further, the CRE loan balance per borrower is typically larger than that for residential mortgage loans and other consumer loans, implying higher potential losses on an individual loan basis. Because our loan portfolio contains a number of CRE loans with balances over $10 million, the deterioration of one or a few of these loans could cause a significant increase in nonaccrual loans, which could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental risks associated with owning real estate or collateral.

The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses and result in a decline in the value of underlying collateral. When a borrower defaults on a loan secured by real property, we may purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties whose owners have defaulted on loans. We also own and lease premises where banking and other facilities are located. While our lending, foreclosure and facilities policies and guidelines are intended to exclude properties with an unreasonable risk of contamination, hazardous substances could exist on some of the properties that we may own, acquire, manage or occupy. Environmental laws could force us to clean up the properties at our expense. It may cost much more to clean a property than the property is worth, and it may be difficult or impossible to sell contaminated properties. We could also be liable for pollution generated by a borrower’s operations if we take a role in managing those operations after a default.

Our allowance for estimated loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to earnings and adversely impact our financial condition and results of operations.

We maintain an allowance for estimated loan losses that we believe is adequate to absorb any probable losses in our loan portfolio. Management determines the amount of the allowance based upon an analysis of general market conditions, the credit quality of our loan portfolio and the performance of our customers relative to their financial obligations with us. We periodically evaluate the loan portfolio and assign risk gradings to our loans, which can result in changes in the allowance for loan losses. The amount of future losses is affected by changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond our control, and such losses may exceed the allowance for loan losses. Although we believe that our allowance for estimated loan losses is adequate to absorb probable losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. If actual losses exceed the allowance, the excess losses could adversely affect our net income and capital. Any such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital in those periods. If economic conditions differ substantially from the assumptions used in the estimate, or if the performance of our loan portfolio deteriorates, future losses may occur, and increases in the allowance may be necessary, either of which would have a negative effect on our financial condition and results of operations.

Additionally, federal and state banking regulators, as part of their supervisory function, periodically review the adequacy of our allowance for estimated loan losses. These regulators may require us to establish additional allowances based on their judgment of the information available at the time of their examinations. If these regulatory agencies require us to increase our allowance for estimated loan losses, it will have a negative effect on our financial condition and results of operations.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. In deciding whether to extend credit, we may depend upon our customers’ representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountant reports, with respect to the businesses and financial condition of our customers. Our financial condition, results of operations, financial reporting, and reputation could be negatively affected if we rely on materially misleading, false, inaccurate, or fraudulent information.

Liquidity and Capital Risks

Our liquidity needs might adversely affect our financial condition and results of operations.

Our primary sources of liquidity are customer deposits, loan repayments and the sale or maturity of investment securities. Loan repayments are subject to credit risks. In addition, deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, and general economic conditions. If market interest rates rise or our competitors raise the rates they pay on deposits, our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Higher funding costs could reduce our net interest margin and net interest income and could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations.

We may be required to rely, from time to time, on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations or support growth. We have a line of credit in place with the Federal Home Loan Bank (“FHLB”) of Cincinnati that we believe, when combined with our correspondent bank lines of credit, access to the brokered certificate of deposit market, and our cash and cash equivalents, is adequate to meet our liquidity needs for the foreseeable future. However, there can be no assurance that these arrangements will be sufficient to meet future liquidity needs, particularly if loan demand grows faster than anticipated.

The Company is an entity separate and distinct from the Bank and depends on the issuance of capital stock and borrowings, as well as dividends from the Bank, for liquidity.

We may be materially and adversely affected by the creditworthiness and liquidity of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by, or questions or concerns about the creditworthiness of, a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on us.

Our ability to maintain required capital levels and adequate sources of funding and liquidity could be impacted by changes in the capital markets and deteriorating economic and market conditions.

While the Company, as a bank holding company with less than $3 billion in total consolidated assets, is currently treated as a “small bank holding company” under Federal Reserve policy and is not subject to the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level, federal and state bank regulators require the Bank to maintain certain levels of capital to support operations. On June 30, 2025, the Bank’s regulatory capital ratios were at “well-capitalized” levels under applicable regulatory guidelines. Growth in Bank assets (either organically or as a result of acquisitions) at rates in excess of the rate at which Bank capital is increased through retained earnings, or significant losses, including as a result of selling investment securities that are in a loss position at the time of sale, will reduce the Bank’s capital ratios unless we continue to increase capital. Additionally, if the Company reaches $3 billion in total consolidated assets, we will become subject to the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level. Our failure to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject us to a variety of enforcement remedies available to federal and state regulatory authorities and would negatively impact our ability to pursue acquisitions or other expansionary activities, including the opening of new branch locations.

We may need to raise additional capital (including through the issuance of common or preferred stock or additional Tier 2 capital instruments) in the future to provide us with sufficient capital resources (or replace expiring capital instruments) and liquidity to meet our commitments and business needs or in connection with our growth or as a result of deterioration in our asset quality. Our ability to maintain capital levels, sources of funding and liquidity could be impacted by negative perceptions of our business or prospects, changes in the capital markets and deteriorating economic and market conditions. The Bank generally is required to obtain regulatory approval in order to pay dividends to the Company unless the amount of such dividends does not exceed its net income for the calendar year in which the dividends are paid plus retained net income for the preceding two years. Any restriction on the ability of the Bank to pay dividends to the Company could impact the Company’s ability to continue to pay dividends on its capital stock or its ability to pay principal or interest on its indebtedness.

Unexpected changes in capital requirements resulting from regulatory actions could require us to raise capital at a time, and at a price, that might be unfavorable or could require that we forego continuing growth or reduce our current loan portfolio. We cannot assure you that access to capital will be available to us in needed amounts or on acceptable terms or at all. Any occurrence that may limit our access to the capital markets may materially and adversely affect our capital costs and our ability to raise capital and/or debt and, in turn, our liquidity. If we cannot raise additional capital when needed, our ability to expand through internal growth or acquisitions or to continue operations at then-current levels could be impaired. Factors that could adversely affect our ability to raise additional capital or other necessary funding include conditions in the capital markets, our financial performance, our credit ratings, regulatory actions and general economic conditions. Increases in our cost of capital, including increased interest or dividend requirements, could have a direct adverse impact on our operating performance and our ability to achieve our growth objectives.

Operational and Market Risks

Our business is concentrated in, and largely dependent upon, the continued growth of, and economic conditions in, the markets where we operate.

Our operations are primarily in Tennessee and Kentucky, with a recent expansion into North Carolina. Our success depends to a significant extent upon the business activity, population, income levels, deposits, and real estate activity in these areas. For further information on the local economic and demographic conditions in our markets, please see the sections titled “Prospectus Summary — Our Markets” on page 10 of this prospectus and “Business — Our Markets” on page 110 of this prospectus. Although customers’ business and financial interests may extend outside of these areas, adverse economic conditions in these areas could reduce our growth rate, affect the ability of our customers to repay their loans, affect the value of collateral underlying loans and affect our ability to attract deposits. Adverse changes in the economic conditions in one or more of our local markets could negatively affect our results of operations and our profitability, could affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provisions for credit losses. Economic deterioration that affects household and/or corporate incomes could also result in reduced demand for credit or fee-based products and services. Any of these factors could adversely affect our financial condition, results of operations and cash flows. Because of our geographic concentration, we may be less able than other regional or national financial institutions to diversify our credit risks across multiple markets.

Negative developments in the U.S. economy and local economies in our primary markets may adversely impact our results in the future.

Our financial performance is highly dependent on the business environment in the markets where we operate and in the U.S. as a whole. Unfavorable or uncertain economic and market conditions can be caused by numerous factors including declines in economic growth, business activity, investor or business confidence, or consumer sentiment, limitations on the availability or increases in the cost of credit and capital, increases in inflation or interest rates, natural disasters, international trade disputes and retaliatory tariffs, supply chain disruptions, labor shortages, terrorist attacks, global pandemics, acts of war, or a combination of these or other factors. Inflation rose sharply at the end of 2021 and continued at heightened levels throughout 2022 and much of 2023, and while inflation started to ease at the end of 2023 and throughout much of 2024, inflationary pressures remain and prices are currently expected to remain elevated for many goods and services in the near term. We believe that it is possible that we will, along with our customers, continue to experience an uneven or declining economic environment in 2025 for many of the same reasons. A worsening of business and economic conditions (including as a result of escalating geopolitical tensions around the world, including hostilities in the Middle East and the ongoing conflict in Ukraine), or persistent inflationary pressures, and actions taken by the Federal Reserve in response thereto, or supply chain disruptions or labor shortages, generally or specifically in the principal markets in which we conduct business, could have adverse effects, including the following:

•        a decrease in deposit balances or the demand for loans and other products and services we offer;

•        an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us, which could lead to higher levels of nonperforming assets, net charge-offs and provisions for credit losses;

•        a decrease in the value of loans and other assets secured by real estate;

•        a decrease in net interest income from our lending and deposit gathering activities; and

•        an increase in competition from financial services companies.

There can be no assurance that economic conditions will improve in the near term or that economic conditions will not worsen. Deteriorating economic conditions could adversely affect our business, financial condition, and results of operations.

In addition, over the last several years, the federal government has shut down periodically, in some cases for prolonged periods. It is possible that the federal government may shut down again in the future, particularly in light of the country’s political climate. If a prolonged government shutdown occurs, it could significantly impact business and economic conditions generally or specifically in our principal markets, which could have a material adverse effect on our results of operations and financial condition.

As a community bank, our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

Our reputation is one of the most valuable components of our business. As such, we strive to conduct business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring, and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to customers, and caring about customers and associates and maintaining our credit culture. Any damage to our reputation, whether arising from regulatory, supervisory or enforcement actions, matters affecting our financial reporting or compliance with SEC and exchange listing requirements, negative publicity, the way in which we conduct our business or other factors, could strain our existing relationships and make it difficult for us to develop new relationships. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected.

As a community banking institution, we have smaller lending limits and different lending risks than certain of our larger, more diversified competitors.

We are a community banking institution that provides banking services to the local communities in the market areas in which we operate. Our ability to diversify economic risks is limited by our local markets and economies. We lend primarily to individuals and small to medium-sized businesses, which may expose us to greater lending risks than those of banks that lend to larger, better-capitalized businesses with longer operating histories. These small to medium-sized businesses and entrepreneurs may have fewer financial resources in terms of capital or borrowing capacity and less developed internal controls and financial reporting than larger entities. If economic conditions negatively impact our markets generally and small to medium-sized businesses are adversely affected, our financial condition and results of operations may be negatively affected. In addition, our legally mandated lending limits are lower than those of certain of our competitors that have more capital than we have. These lower lending limits may discourage borrowers with lending needs that exceed our limits from doing business with us.

Our business success and growth depend significantly on key management personnel and our ability to attract and retain key people.

We depend heavily upon our senior management team. Our success and growth depend, in large part, on our ability to attract and retain key people with customer relationships. We compete with other financial services companies for personnel primarily on the basis of compensation and benefits, support services and financial position. Intense competition exists for key employees with demonstrated ability, and we may be unable to hire or retain such employees. Further, we are headquartered in a small city in a relatively rural part of the country, making it difficult to recruit employees from larger metropolitan areas. The loss of the services of a member of our senior management team, or an inability to attract other experienced banking personnel, could adversely affect our business. Some of these adverse effects could include the loss of personal contacts with existing or potential customers and the loss of special technical knowledge, experience, and skills of individuals who are responsible for our operations.

Additionally, any failure to adequately plan for and manage succession of key management roles or the failure of key employees to successfully transition into new roles could have a material adverse effect on our business and results of operations. While we have succession plans in place and employment arrangements with certain key executives, these do not guarantee the services of these executives will continue to be available to us.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may impair our growth or profits.

Consumer and commercial banking are highly competitive industries. Our market areas contain not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions, as well as savings and loan associations, savings banks, and credit unions, for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, commercial finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds, and several government agencies, as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a longer history of successful operations in our market areas and greater ties to local businesses and more expansive banking relationships, as well as more established depositor bases, fewer regulatory constraints, and lower cost structures than us. Competitors with greater resources may possess an advantage through their ability to maintain numerous banking locations at more convenient sites, to conduct more extensive promotional and advertising campaigns, or to operate a more developed technology platform. Due to their size, many competitors may offer a broader range of products and services, as well as better pricing for certain products and services, than we can offer. For example, competitors with lower costs of capital may solicit our customers to refinance their loans with lower interest rates. Larger institutions may also have the advantage of being perceived by the public as more secure in times of financial uncertainty. Further, increased competition among financial services companies, due to the recent consolidation of certain competing financial institutions, may adversely affect our ability to market products and services. Technology has lowered barriers to entry and made it possible for banks to compete in our market areas without a retail footprint by offering competitive rates and for non-banks to offer products and services traditionally provided by banks.

The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking.

Our ability to compete successfully depends on a number of factors, including:

•        our ability to develop, maintain, and build upon long-term customer relationships based on quality service and high ethical standards;

•        our ability to attract and retain qualified employees to operate our business effectively;

•        our ability to expand our market position;

•        the scope, relevance, and pricing of products and services that we offer to meet customer needs and demands;

•        the rate at which we introduce new products and services relative to our competitors;

•        customer satisfaction with our level of service; and

•        industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition, and results of operations.

Our business may suffer if there are significant declines in the value of real estate.

The market value of real estate can fluctuate significantly in a short period of time, including as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, we may not be able to realize the value of the security anticipated when we originated the loan, which in turn could have an adverse effect on our allowance and provision for credit losses and our financial condition, results of operations and liquidity.

Most of our foreclosed assets are comprised of real estate properties. We carry these properties at their estimated fair values less estimated selling costs. While we believe the carrying values for such assets are reasonable and appropriately reflect current market conditions, there can be no assurance that the values of such assets will not further decline prior to sale or that the amount of proceeds realized upon disposition of foreclosed assets will approximate the carrying value of such assets. If the proceeds from any such dispositions are less than the carrying value of foreclosed assets, we will record a loss on the disposition of such assets, which in turn could have an adverse effect on our results of operations.

Compared to national financial institutions, we are less able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or the return of more favorable economic conditions in our primary market areas if the same do occur.

Our selection of accounting policies and methods may affect our reported financial results.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, which may result in us reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase our allowance for credit losses or sustain loan losses that are significantly higher than the reserve provided; recognize significant impairment on goodwill and other intangible asset balances; reduce the carrying value of an asset measured at fair value; or significantly increase our accrued tax liability. Any of these could have a material adverse effect on our business, financial condition or results of operations.

We currently invest in BOLI and may continue to do so in the future.

BOLI policies totaled $46.5 million at June 30, 2025. BOLI is an illiquid long-term asset that provides tax savings because cash value growth and life insurance proceeds are not taxable, subject to certain exceptions. However, if we needed additional liquidity and converted the BOLI to cash, such transaction would be subject to ordinary income tax and applicable penalties. We are also exposed to the credit risk of the underlying securities in the investment portfolio and to the insurance carrier’s credit risk (in a general account contract). If BOLI was exchanged to another carrier, additional fees would be incurred and a tax-free exchange could only be done for insureds that were still actively employed by us at that time. There is interest rate risk relating to the market value of the underlying investment securities associated with the BOLI in that there is no assurance that the market value of these securities will not decline. If the market value of these securities did decline, and we restructured them to obtain securities with improved yields, we may incur losses and penalties in connection with such restructuring. Investing in BOLI exposes us to liquidity, credit and interest rate risk, which could adversely affect our results of operations, financial condition, and liquidity.

The internal controls that we have implemented in order to mitigate risks inherent to the business of banking might fail or be circumvented.

Management regularly reviews and updates our internal controls and procedures that are designed to manage the various risks in our business, including among others, credit, market, liquidity, fraud, operational, capital, cybersecurity, compliance, strategic and reputational risk. No system of controls, however well-designed, implemented and operated, can provide absolute assurance that the objectives of the system will be met. If there were a failure of such a system, or if a system were circumvented, we could suffer unexpected losses and become subject to regulatory consequences, as a result of which our business, financial condition, results of operations or prospects could be materially adversely affected.

Changes in accounting standards could materially impact our financial statements.

From time to time, the Financial Accounting Standards Board or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict, and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in a need to revise or restate prior period financial statements.

Severe weather, natural disasters, pandemics, epidemics, acts of war or terrorism or other external events could have significant effects on our business.

Severe weather and natural disasters, including hurricanes, tornados, droughts and floods, epidemics and pandemics, acts of war or terrorism or other external events could have a significant effect on our ability to conduct business. Such disasters could disrupt our operations or the operations of customers or third parties on which we rely. Such disasters could result in market volatility or negatively impact our customers’ ability to repay outstanding loans, result in rapid deposit outflows, cause supply chain and/or distribution network disruptions, cause technology interruptions or outages, damage collateral or result in the deterioration of the value of collateral or insurance shortfalls. Although management has established disaster recovery and business continuity policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Additionally, climate change concerns could result in transition risk. Changes in consumer preferences or technology and additional legislation and other legal requirements, including those associated with the transition to a low-carbon economy, could restrict the scope of our or our customers’ existing businesses, amplify credit and market risks, disproportionately impact certain of our customers, like those that own and/or operate trucking companies, negatively impact asset values, increase expenses, including as a result of strategic planning and technology and market changes, and/or otherwise adversely impact us, our business or our customers.

Our response to climate change, our climate change strategies, policies and disclosure, and/or our ability to achieve any climate-related goals or commitments that we may make (which are subject to risks and uncertainties, many of which are outside of our control) could result in reputational harm as a result of negative public sentiment, regulatory scrutiny, litigation and reduced investor and stakeholder confidence.

The implementation of other new lines of business or new products and services may subject us to additional risk.

We continuously evaluate our service offerings and may implement new lines of business or offer new products and services within existing lines of business in the future. There are substantial risks and uncertainties associated with these efforts. In developing and marketing new lines of business and/or new products and services, we undergo a new product process to assess the risks of the initiative and invest significant time and resources to build internal controls, policies and procedures to mitigate those risks, including hiring experienced management to oversee the implementation of the initiative. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service offering. Furthermore, any new line of business and/or new product or service could require the establishment of new key and other controls and have a significant impact on our existing system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business and, in turn, our financial condition and results of operations.

Risks Related to Acquisition and Other Expansionary Activity

We may grow through mergers or acquisitions and other future expansionary activity, which strategy may not be successful or, if successful, may result in additional risks.

As part of our ongoing strategic plan, we may consider expansion into adjacent markets. Such expansion might take the form of the establishment of de novo branches or the acquisition of existing banks or bank branches. We face significant competition from numerous other financial services institutions, many of which will have greater financial resources or more liquid securities than we do, when considering acquisition opportunities. Accordingly, attractive acquisition opportunities may not be available to us. There can be no assurance that we will be successful in identifying or completing any future acquisitions.

There are considerable costs associated with opening new branches, and new branches generally do not generate sufficient revenues to offset costs until they have been in operation for some time. These types of expansions, including de novo expansions, involve various substantial risks, including:

Management of Growth.    We may be unable to successfully:

•        maintain loan quality in the context of significant loan growth;

•        identify and expand into suitable markets;

•        obtain required regulatory and other approvals;

•        identify and acquire suitable sites for new banking offices;

•        attract sufficient deposits and capital to fund anticipated loan growth;

•        recruit seasoned professionals with significant experience and established books of business that fit within our professional culture and are able to move their customer relationships to the Bank in the time periods and amounts that we believed were possible when we hired those persons;

•        maintain adequate common equity and regulatory capital;

•        scale our technology platform and operational infrastructure;

•        avoid diversion or disruption of our existing operations or management as well as those of an acquired institution;

•        integrate with our operations the operations of an acquired institution;

•        maintain adequate management personnel and systems to oversee and support such growth;

•        maintain adequate internal audit, loan review, risk management and compliance functions; or

•        implement additional policies, internal controls, procedures and operating systems required to support and monitor the risk associated with such growth.

Results of Operations.    There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances or other operating results necessary to avoid losses or produce profits. If we are unable to grow our revenues in amounts necessary to support a higher expense base, our results of operations will be negatively impacted. Our growth strategy necessarily entails growth in overhead expenses as we add new offices and staff. Our historical results may not be indicative of future results or results that may be achieved as we continue to evaluate opportunities to increase the number and concentration of our offices, particularly in our newer markets.

Development of Offices.    There are considerable costs involved in opening banking offices (particularly those in new markets), and new offices generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, any new banking offices we establish, including those we plan to establish in the markets to which we have expanded or announced plans to expand, can be expected to negatively impact our earnings for some period of time until they reach certain economies of scale. The same is true for our efforts to expand in these markets with the hiring of additional seasoned professionals with significant experience in the markets. Our expenses could be further increased if we encounter delays in opening any of our new banking offices, including as a result of supply chain disruptions and labor challenges like those affecting the construction industry over the last few years, or regulatory actions or delays. We may be unable to accomplish future office expansion plans due to a lack of available satisfactory sites, difficulties in acquiring such sites, failure or inability to receive any required regulatory approvals, increased expenses or loss of potential sites due to complexities associated with zoning and permitting processes, higher than anticipated construction or merger and acquisition costs or other factors. Finally, we have no assurance any office will be successful even after it has been established or acquired, as the case may be.

Regulatory and Economic Factors.    Our growth and expansion plans may be adversely affected by a number of regulatory or economic developments or other events. Failure or inability to obtain required regulatory approvals, changes in laws and regulations or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect our continued growth and expansion. Such factors may cause us to alter our growth and expansion plans or slow or halt the growth and expansion process, which may prevent us from entering into new, or expanding in our existing, markets or allow competitors to gain or retain market share in our existing markets.

Infrastructure and Controls.    We may not successfully implement improvements to, or integrate, our information and control systems, procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our systems, controls and procedures must be able to accommodate an increase in transaction volume and the infrastructure that comes with new products, offices, markets or any combination thereof. Thus, our growth strategy may divert management from our existing operations and may require us to incur additional expenditures to expand our administrative and operational infrastructure, which may adversely affect earnings, shareholder returns, and our efficiency ratio.

Failure to successfully address these and other issues related to our recent expansions or future expansionary activity could have a material adverse effect on our financial condition and results of operations and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our results of operations and financial condition could be materially adversely affected.

Our “Needs to Improve” rating under the CRA may restrict our operations and limit our ability to pursue certain strategic opportunities.

Financial institutions are periodically reviewed pursuant to the CRA and its implementing regulations and receive a rating based on their performance in helping to meet the credit needs of the communities they serve, including low- and moderate-income neighborhoods. During our most recent CRA examination, we received a “Needs to Improve” CRA rating, which results in restrictions on certain expansionary activities, including certain mergers and acquisitions and the establishment and relocation of bank branches. This rating has resulted, and will continue to result, in a loss of expedited processing of applications to undertake certain activities.

A “Needs to Improve” rating could have an impact on our relationships with certain states, counties, municipalities or other public agencies to the extent applicable law, regulation or policy limits whether such entities may do business with a bank that has a below “Satisfactory” CRA rating and, in general, could negatively affect our reputation, business, financial condition and results of operations. These restrictions, among others, will remain in place at least until our next CRA rating is publicly released by the Federal Reserve. The Federal Reserve may take additional enforcement action, including a possible informal or formal enforcement action and/or the assessment of civil money penalties. As a result of these limitations and conditions, we may be unable or may fail to pursue, evaluate or complete transactions that might have been strategically or competitively significant.

Acquisitions may disrupt our business and dilute shareholder value, and integrating acquired companies may be more difficult, costly, or time-consuming than we expect.

Our business strategy focuses on organic growth, including new hires and facilities, and growth through acquisitions of other financial institutions. Our pursuit of acquisitions may disrupt our business, and common stock that we may potentially issue as consideration in such acquisitions may dilute the book value or market value of your investment, especially since an acquisition frequently involves the payment of a premium over book and market values. In addition, we may fail to realize some or all of the anticipated benefits of completed acquisitions.

In addition, our acquisition activities could be material to our business and involve a number of significant risks, including the following:

•        incurring time and expense associated with identifying and evaluating potential acquisition targets and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•        using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to target institutions or the assets and liabilities that we seek to acquire;

•        exposure to potential asset quality issues of target institutions;

•        intense competition from other banking organizations and other potential acquirers, many of which have substantially greater resources than we have;

•        potential exposure to unknown or contingent liabilities of banks and other businesses we may acquire, including without limitation liabilities for regulatory and compliance issues;

•        inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits of an acquisition;

•        incurring time and expenses required to integrate the operations and personnel of the combined businesses;

•        inconsistencies in standards, procedures, and policies that would adversely affect our ability to maintain relationships with customers and employees;

•        experiencing higher operating expenses relative to operating income from the new operations, creating an adverse short-term effect on our results of operations;

•        losing key employees and customers;

•        the costs of, time incurred and risk of converting financial and customer data;

•        the poor, slow or unsuccessful integration of acquired customers into financial and customer product systems;

•        potential changes in banking or tax laws or regulations that may affect target institutions; or

•        risks of marking assets and liabilities to current market values, and possible future impairment of goodwill and other intangibles resulting from acquisitions.

If difficulties arise with respect to the integration process for acquisitions, the economic benefits expected to result from those acquisitions might not occur during the timeframes we expect, or at all. As with any merger of financial institutions, there also may be business disruptions that cause us to lose customers or cause customers to move their business to other financial institutions. Failure to successfully integrate financial institutions and other businesses that we acquire could have an adverse effect on our profitability, return on equity, or return on assets or our ability to implement our strategy, any of which in turn could have a material adverse effect on our business, financial condition, and results of operation.

Our financial performance will be negatively impacted if we are unable to execute our growth strategy.

Our current growth strategy is to grow organically, including through new hires and facilities, supplemented with select acquisitions. Our ability to grow organically depends primarily on generating loans and deposits of acceptable risk and expense, and we may not be successful in continuing this organic growth. Our ability to identify appropriate markets for expansion, recruit and retain qualified personnel, and fund growth at a reasonable cost depends upon prevailing economic conditions, maintenance of sufficient capital, competitive factors, and changes in banking laws and regulations, among other factors. Conversely, if we grow too quickly and are unable to control costs and maintain asset quality, such growth, whether organic or through select acquisitions, could materially and adversely affect our financial condition and results of operations.

Our historical growth rate and performance may not be indicative of our future growth or financial results.

We may not be able to sustain our past rate of growth or grow our business at all. Consequently, our past results of operations will not necessarily be indicative of our future operations.

If the communities in which we operate do not grow, or if the prevailing economic conditions locally or nationally are less favorable than we have historically realized, then our ability to implement our business strategies may be adversely affected and our actual growth and financial performance may materially change.

Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market areas even if they do occur. If our senior management team is unable to provide the effective leadership necessary to implement our strategic plans, including the successful integration of any acquired financial institutions, our actual financial performance may be materially and adversely different from our expectations and goals. Additionally, to the extent that any component of our strategic plan requires regulatory approval, if we are unable to obtain necessary approvals without material adverse conditions, or at all, we will be unable to completely implement our strategy, which may adversely affect our actual growth and results of operations and financial condition. The inability to successfully implement our strategic plan could adversely affect the price of our common stock.

Risks Related to Technology and Cybersecurity

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures or interruptions or breaches of security could have a material adverse effect on our financial condition and results of operations, as well as cause legal or reputational harm.

We are dependent upon information technologies, computer systems and networks, including those we maintain and those maintained and provided to us by third parties, to conduct operations and are reliant on technology to help increase efficiency in our business. Any of these could become unavailable or impaired due to a variety of causes, including storms and other natural disasters, terrorist attacks, fires, phishing schemes, social engineering, utility outages, internal or external theft or fraud, design defects, human error, misconduct or complications or failures encountered as existing systems are maintained, replaced or upgraded. For example, our financial, accounting, data processing, or other operating or security systems or infrastructure or those of third parties upon which we rely may fail to operate properly or become compromised, disabled or damaged, which could adversely affect our ability to process transactions or provide services. In the event that backup systems are utilized, they may not process data as quickly as our primary systems and we may experience data losses in the course of such recovery. We continuously update the systems on which we rely to support our operations and growth and to remain compliant with all applicable laws, rules and regulations. This updating entails significant costs and creates risks associated with implementing new systems and integrating them with existing ones, including business interruptions that may occur in the course of implementation or integration. We maintain a system of internal controls and security to mitigate the risks of many of these occurrences and maintain insurance coverage for certain risks; however, should an event, including a cyberattack (including a ransomware attack), occur that is not prevented or detected by our internal controls, causes an interruption, degradation or outage in service, causes us to pay a ransom fee, or is uninsured against or in excess of applicable insurance limits, such occurrence could have an adverse effect on our business and our reputation, which, in turn, could have a material adverse effect on our financial condition, results of operations and liquidity.

Our operations rely on the secure processing, storage and transmission of confidential, proprietary, personal and other information in our computer systems and networks. Although we take protective measures and endeavor to modify these systems as circumstances warrant, the security of our computer systems, software and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses or other malicious code and other events that could have a security impact. We provide our customers the ability to bank remotely, including over the Internet or through their mobile devices. The secure transmission of confidential information is a critical element of remote and mobile banking. Our network, and the systems of parties with whom we contract or on which we rely, as well as those of our customers and regulators, could be vulnerable to unauthorized access, computer viruses, phishing schemes, social engineering, spam attacks, ransomware attacks, human error, natural disasters, power loss and other security breaches. Sources of attacks vary and may include hackers, disgruntled employees or vendors, organized crime, terrorists, foreign governments, corporate espionage and activists. In recent periods, there continues to be a rise in electronic fraudulent activity (including wire fraud), security breaches and cyberattacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts or seeking to infiltrate legitimate transactions. We believe these types of efforts will continue to increase in frequency and in their level of sophistication. We have established policies, processes, and procedures to identify, measure, monitor, mitigate, report, and analyze risks associated with fraud, and we continue to invest in systems, resources, and controls to detect and prevent it. There are inherent limitations, however, to our risk management strategies, systems, and controls as they currently exist or may develop in the future. We may not appropriately anticipate, monitor, or identify these risks. If our risk management framework proves ineffective in connection with any fraudulent activity, we could suffer unexpected losses, we may have to expend resources detecting and correcting failures in our systems, and we may be subject to potential claims from third parties and government agencies. We may also suffer reputational damage. Any of these consequences could adversely affect our business, financial condition, or results of operations.

Cybersecurity risks for banking organizations have significantly increased in recent years in part because of the proliferation of new technologies and the widespread use of the internet and telecommunications technologies to conduct financial transactions. Cybersecurity risks may increase in the future as we continue to increase our mobile-payment and other internet-based product offerings and expand our internal use of web-based and cloud-based products and applications. Even the most advanced internal control environment may be vulnerable to compromise. Targeted social engineering attacks are becoming more prevalent and sophisticated and are extremely difficult to prevent. AI, including generative AI machine learning and similar tools and technologies that collect, aggregate, analyze or generate data or other materials or content, is further increasing risks in this area, including by making fraud detection more difficult, particularly with detection devices that use voice recognition or authentication. The techniques used by bad actors change frequently, may not be recognized until launched and may not be recognized until well after a breach has occurred. Additionally, the existence of cyberattacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner. Consistent with industry trends, we remain at risk for attempted electronic fraudulent activity, as well as attempts at security breaches and cybersecurity-related incidents. Cloud technologies are also critical to the operation of our systems, and our reliance on cloud technologies is growing. Service disruptions in cloud technologies or intrusion into those of our systems hosted on cloud-based technologies may lead to unauthorized access of, delays in accessing, or the loss of data that is important to our businesses and may hinder our customers’ access to our products and services, which would negatively impact our operations which in turn could have a material adverse effect on our financial condition, results of operations and liquidity.

We spend significant capital and other resources to protect against the threat of security breaches and computer viruses, and we may be required to spend significant capital and other resources to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our vendors, regulators or customers involve the storage and transmission of confidential information, security breaches (including breaches of security of customer, vendor or regulatory systems and networks) and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent or promptly detect security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and retain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

We utilize both internally hosted and outsourced external vendor managed systems for our data processing needs. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions, including as a result of viruses or other attacks. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and generally provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

We also face the risk of operational disruption, failure, termination, or capacity constraints of any of the third parties that facilitate our business activities, including vendors, exchanges, and other financial intermediaries. Such parties could also be the source or cause of an attack on, or breach of, our operational systems, data or infrastructure, and could disclose such attack or breach to us in a delayed manner or not at all. In addition, we may be at risk of an operational failure with respect to our customers’ systems. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats and the continued uncertain global and political economic environment.

As cybersecurity threats continue to evolve, we will likely expend significant additional resources to continue to modify or enhance our protective measures, investigate and remediate any information security vulnerabilities, or respond to any changes to state or federal regulations, policy statements or laws concerning data breaches, information systems or security. Any failure to maintain adequate security over our information systems, our technology-driven products and services or our customers’ personal and transactional information could negatively affect our business and our reputation and result in fines, penalties, or other costs, including litigation expenses and/or additional compliance costs, all of which could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, the public perception that a cyber-attack on our systems has been successful, whether or not this perception is correct, may damage our reputation with customers and third parties with whom we do business. A successful penetration or circumvention of system security could result in negative consequences for us, including loss of customers and business opportunities, disruption to our operations and business, misappropriation or destruction of our confidential information and/or that of our customers, or damage to our customers’ and/or third parties’ computers or systems, and could result in a violation of applicable privacy laws and other laws, litigation exposure, regulatory fines, penalties or intervention, loss of confidence in our security measures, reputational damage, reimbursement or other compensatory costs, and additional compliance costs, and could adversely impact our financial condition, results of operations and liquidity.

We continually encounter technological change and may have fewer resources than our competitors to continue to invest in technological improvements.

The banking and financial services industries are undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to enhancing the level of service provided to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of customers by using technology to provide products and services that enhance customer convenience and satisfaction and create additional efficiencies in operations. In connection with implementing new technology enhancements or products in the future, we may experience certain operational challenges (e.g., human error, system error, incompatibility, etc.) which could result in us not fully realizing the anticipated benefits from such new technology enhancements or products or require us to incur significant costs to remedy any such challenges in a timely manner.

Many of our larger competitors have substantially greater resources to invest in technological improvements and have invested significantly more than us in technological improvements. As a result, they may be able to offer additional or more convenient products or services compared to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers, which could impair our growth and profitability.

The adoption of AI tools by us and our third-party vendors and service providers may increase the risk of errors, omissions, unfair treatment or fraudulent behavior by our employees, customers or counterparties, or other third parties.

Our adoption of AI for limited internal use has increased our efficiency, and we expect to continue to adopt such tools as appropriate. In addition, we expect our third-party vendors and service providers to increasingly develop and incorporate AI into their product offerings faster than we are able to do so independently. There are significant risks involved in utilizing AI and no assurance can be provided that our or our third-party vendors’ or service providers’ use of AI will enhance our or our third-party vendors’ or service providers’ products or services or produce the intended results. The adoption and incorporation of such tools can lead to concerns around safety and soundness, fair access to financial services, fair treatment of consumers and compliance with applicable laws and regulations. Such risk can result from models being poorly designed or faulty data being used, inadequate model testing or validation, narrow or limited human oversight, inadequate planning or due diligence, inappropriate or controversial data practices by developers or end-users, and other factors adversely affecting public opinion of AI and the acceptance of AI solutions. Furthermore, given the pace of rapid adoption of such tools by vendors and service providers, we may not be aware of the addition of AI solutions prior to such tools being introduced into our environment. Failure to adequately manage AI risks can result in erroneous results and decisions made by misinformation, unwanted forms of bias, unauthorized access to sensitive, confidential, proprietary or personal information and violations of applicable laws and regulations, leading to operational inefficiencies, competitive harm, reputational harm, ethical challenges, legal liability, losses, fines and other adverse impacts on our business and financial results. If we do not have sufficient rights to use the data or other material or content on which the AI tools we use rely, or to use the output of such AI tools, we also may incur liability through the violation of applicable laws and regulations, third-party intellectual property, privacy or other rights or contracts to which we are a party.

In addition, regulation of AI is rapidly evolving as federal and state legislators and regulators are increasingly focused on these powerful emerging technologies. The technologies underlying AI and its uses are subject to a variety of laws and regulations, including intellectual property, data privacy and cybersecurity, consumer protection, competition, equal opportunity and fair lending laws, and are expected to be subject to increased regulation and new laws or new applications of existing laws and regulations. AI is the subject of ongoing review by various U.S. governmental and regulatory agencies, and various U.S. states are applying, or are considering applying, existing laws and regulations to AI or are considering general legal frameworks for AI. We may not be able to anticipate how to respond to these rapidly evolving frameworks, and we may need to expend resources to adjust our operations or offerings in certain jurisdictions if the legal frameworks are inconsistent across jurisdictions. Moreover, because AI technology itself is highly complex and rapidly developing, it is not possible to predict all of the legal, operational or technological risks that may arise relating to the use of AI.

Legal, Regulatory and Compliance Risks

We are subject to extensive regulation in the conduct of our business, which imposes additional costs on us and adversely affects our profitability.

The Company and the Bank are subject to extensive federal and state regulation and supervision. As a bank holding company, the Company is subject to federal regulation under the BHC Act, and the examination and reporting requirements of the Federal Reserve. Federal regulation of the banking industry, along with tax and accounting laws, regulations, rules, and standards, may limit our operations significantly and control the methods by which we conduct business, as they limit those of other banking organizations. Banking regulations are primarily intended to protect depositors, deposit insurance funds, consumer borrowers, and the banking system as a whole, and not shareholders or creditors. These regulations affect lending practices, capital structure, capital levels, investment practices, dividend policy, and overall growth, among other things. For example, federal and state consumer protection laws and regulations limit the manner in which we may offer and extend credit. In addition, the laws governing bankruptcy generally favor debtors, making it more expensive and more difficult to collect from customers who become subject to bankruptcy proceedings.

Legislation and regulation with respect to our industry has increased in recent years, and supervision and regulation may continue to expand in scope and complexity. Changes to statutes, regulations or regulatory policies, including changes in the interpretation or implementation of statutes, regulations or regulatory policies, or the issuance of new supervisory guidance, could affect us in substantial and unpredictable ways and could subject us to additional costs, restrict our growth, limit the products and services we may offer or limit the pricing for banking products or services. Establishing systems and processes to achieve compliance with applicable laws and regulations increases our costs and could limit our ability to pursue business opportunities. We also may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new or additional laws or regulations impacting our business or that of the Bank. This allocation of resources, as well as any failure to comply with applicable requirements, may negatively impact our financial condition and results of operations.

Federal and state banking agencies periodically conduct examinations of our business, including our compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

We are subject to supervision and regulation by banking agencies that periodically conduct examinations of our businesses, including our compliance with applicable laws and regulations. We and any of our nonbanking subsidiaries are subject to supervision and periodic examination by the Federal Reserve. The Bank is subject to supervision and periodic examination by the Federal Reserve and the Tennessee Department of Financial Institutions (“TDFI”). Accommodating such examinations may require management to reallocate resources, which would otherwise be used in the day-to-day operation of other aspects of our business. If, as a result of an examination, any such banking agency was to determine that the financial condition, capital resources, allowance for loan losses, asset quality, earnings prospects, management, liquidity, or other aspects of our operations had become unsatisfactory, or that we or our management were in violation of any applicable law or regulation, such banking agency may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against us or our officers or directors, to restrict or limit our branching or acquisition activity, to remove officers and directors, and, if it is concluded that existing conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to any such regulatory action, it could have a material adverse effect on our business, financial condition, and results of operations. See “Supervision and Regulation.”

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. In either case, we may find it necessary to tighten our mortgage loan underwriting standards in response to Consumer Financial Protection Bureau (“CFPB”) rules, which may constrain our ability to make loans consistent with our business strategies. It is our policy not to make predatory loans and to determine borrowers’ ability to repay, but applicable laws and related rules create the potential for increased liability with respect to our lending and loan investment activities, increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice (the “DOJ”), CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the CRA and result in a wide variety of sanctions, including the payment of damages and civil money penalties, injunctive relief, and the imposition of restrictions on merger and acquisition and other expansionary activity, which could negatively impact our reputation, business, financial condition and results of operations.

We have a concentration in CRE lending that could cause our regulators to restrict our ability to grow.

We have a concentration in CRE loans that could cause our regulators to restrict our ability to grow. As a part of their regulatory oversight, the federal bank regulators have issued guidance with respect to a financial institution’s concentrations in CRE lending activities. This guidance was issued in response to the regulators’ concerns that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the CRE market. This guidance provides supervisory criteria, including numerical indicators, to assist in identifying institutions with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny, and also identifies certain concentration levels that, if exceeded, will expose an institution to additional supervisory analysis with regard to the institution’s CRE concentration risk. The guidance is designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans, but the guidance does not limit CRE lending. In general, the guidance establishes the following supervisory criteria as preliminary indications of possible CRE concentration risk: (i) an institution’s total C&D and other land loans represent 100% or more of total capital or (ii) the institution’s total CRE loans represent 300% or more of the institution’s capital, and the institution’s CRE portfolio has increased by 50% or more during the prior 36 months. Pursuant to the guidance, loans secured by owner-occupied CRE are not included for purposes of the CRE concentration calculation. At June 30, 2025 and December 31, 2024, the Bank’s ratios of C&D and other land loans to total risk-based capital were 70.7% and 78.7%, respectively, and its ratios of total CRE loans excluding owner-occupied CRE loans (as defined in the guidance) to total risk-based capital were 281% and 304%, respectively. The three-year growth rates for the Bank’s CRE portfolio as of June 30, 2025 and December 31, 2024 were 72.3% and 75.4%, respectively. Given the level of, and recent growth in, CRE loans in our loan portfolio, our CRE loan portfolio, risk management practices, and capital levels may be subject to enhanced regulatory scrutiny. If our risk management practices relative to CRE lending or our capital levels are determined to be inadequate in light of the risks associated with our CRE loan portfolio, we may have to reduce our level of CRE lending and/or seek to increase capital to support our CRE lending function or undertake other remedial actions, any of which could have a material adverse effect on our business, financial condition and results of operations.

We face the risk of noncompliance with and enforcement actions related to the Bank Secrecy Act and other anti-money laundering laws and regulations.

The Bank Secrecy Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other laws and regulations require financial institutions to, among other things, institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of these requirements and engages in coordinated enforcement efforts with the individual federal banking regulators, as well as the DOJ, Drug Enforcement Administration and IRS. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (“OFAC”) related to U.S. sanctions regimes. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. See “Supervision and Regulation.”

FDIC deposit insurance assessments may materially increase in the future, which would have an adverse effect on our earnings and results of operations.

The Bank is a member of the FDIC, and the deposits of the Bank’s depositors are insured to the maximum amount provided by the Federal Deposit Insurance Act (“FDIA”), subject to the Bank’s payment of deposit insurance premiums to the FDIC. The FDIC calculates assessment rates applicable to the Bank based on a variety of factors, including capital adequacy, asset quality, management practices, earnings performance, liquidity, and sensitivity to market risk. Any deterioration of these factors could result in an increase in the Bank’s FDIC assessment rate. In addition, to maintain a strong funding position and restore the reserve ratios of the FDIC’s Deposit Insurance Fund (the “DIF”) following the financial crisis, the FDIC increased deposit insurance assessment rates generally and, in response to recent bank failures, charged special assessments applicable to certain FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments of FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

The Bank is, and the Company may become, subject to regulatory capital requirements.

Applicable regulations require the Bank to maintain specific types and amounts of capital. Various components of the capital adequacy regulations applicable to the Bank are subject to qualitative judgments by banking regulators. The Bank is currently considered “well capitalized” under the existing regulatory framework. The Bank’s failure to remain in a “well capitalized” status could adversely affect customers’ confidence in the Bank, which could in turn adversely affect our ability to do business. In addition, the Bank’s failure to remain “well capitalized” could also result in restrictions imposed by banking regulators on the Bank’s growth, acceptance of brokered deposits and deposit rates, dividends, management compensation and other activities. Lack of customer confidence in the Bank or any such regulatory restrictions could have a material adverse effect on our financial condition and results of operations. Additionally, although the Company today is treated as a “small bank holding company” under Federal Reserve policy and is not subject to the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level, if in the future the Company’s total consolidated assets equal or exceed $3 billion or the Company engages in significant nonbanking activities (either directly or through a nonbank subsidiary), conducts significant off-balance sheet activities (either directly or through a nonbank subsidiary) or has a material amount of debt or equity securities (other than trust preferred securities) outstanding that are registered with the SEC, the Company will become subject to the Federal Reserve’s consolidated risk-based capital and leverage rules at the holding company level, and our failure to comply with these capital requirements could subject us to a variety of regulatory enforcement actions and could materially and adversely affect our reputation, our ability to pursue acquisitions or other expansionary activities, and, generally, our business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support the Bank.

Federal law requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for a failure to commit resources to a subsidiary bank. A Bank capital injection may be required at times when we do not have the resources to provide it and, therefore, we may be required to borrow the needed funds or raise capital, even if further investment in the Bank is not otherwise warranted. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the bank holding company’s general unsecured creditors, including the holders of its note obligations. Accordingly, any borrowings by the Company in order to make a required capital injection into the Bank may be difficult and expensive and may adversely impact our cash flows, financial condition, results of operations and prospects.

We may need to raise additional capital in the future, including as a result of heightened regulatory capital requirements, but that capital may not be available, or available on favorable terms, when it is needed or may be dilutive to shareholders.

We are required by federal and state regulatory authorities to meet certain regulatory capital requirements. Institutions that seek acquisitions, such as us, are expected to maintain capital levels substantially above the regulatory minimums. New regulations implementing minimum capital standards could require financial institutions to maintain higher minimum capital ratios and may place a greater emphasis on common equity and tangible common equity as a component of “Tier 1 capital,” which consists generally of shareholders’ equity and qualifying preferred stock, less certain goodwill items and other intangible assets. In order to support our operations and comply with applicable regulatory requirements, we may need to raise capital in the future. Our ability to raise additional capital will depend on various factors, including conditions in the capital markets at the time (which are outside of our control) and our financial condition and performance. The capital and credit markets have experienced significant volatility in recent years, and capital may not be available to us on reasonable terms, or at all, when needed. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If we cannot raise additional capital when needed, our financial condition and results of operations may be adversely affected and our banking regulators may subject us to regulatory enforcement actions as outlined above. Furthermore, our issuance of additional shares of common stock could dilute the economic ownership interests of our current shareholders.

The Company is an entity separate and distinct from the Bank.

The Company is an entity separate and distinct from the Bank. Company transactions with the Bank are limited by Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. We depend upon the Bank’s earnings and dividends, the amount of which is limited by federal and state laws and regulations and regulatory policies, for cash to pay the Company’s debt and corporate obligations and to pay dividends to our shareholders. If the Bank’s ability to pay dividends to the Company becomes limited, the Company’s liquidity and financial condition could be materially and adversely affected.

Our ability to pay dividends is subject to restriction by various laws and regulations and other factors.

Both the Company and the Bank are subject to various regulatory restrictions relating to the payment of dividends. In addition, the Federal Reserve has the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their businesses, which in some cases can include the payment of dividends. Federal and state laws and regulations and regulatory policies impacting the ability of the Bank and the Company to pay dividends are described in greater detail in “Supervision and Regulation — Payment of Dividends and Repurchases of Capital Instruments” and “Supervision and Regulation — Prompt Corrective Action and Other Consequences of Capital Adequacy.”

For the foreseeable future, the majority, if not all, of the Company’s revenue will be from dividends, if any, paid to the Company by the Bank. Accordingly, our ability to pay dividends is substantially dependent on the ability of the Bank to pay dividends to us. Furthermore, the present and future dividend policy of the Bank is subject to the discretion of the Bank’s board of directors (the “Bank Board”).

We cannot guarantee that the Company or the Bank will be permitted by its financial condition or applicable laws, regulations, and regulatory policy to pay dividends or that the Bank Board will elect for the Bank to pay dividends to us, nor can we guarantee the timing or amount of any dividends actually paid. See “Dividend Policy.”

The costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, operating results and financial condition.

We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business. It is inherently difficult to assess the outcome of these matters, and we may not prevail in certain proceedings or litigation. Also, our insurance may not cover all claims that may be asserted against us and indemnification rights to which we are entitled may not be honored, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If the ultimate liability we incur in connection with any litigation, investigation or similar matter significantly exceeds our insurance coverage, it could have a material adverse effect on our business, financial condition and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. We may not be able to obtain appropriate types or levels of insurance in the future, and we may not be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all.

Risks Related to this Offering and an Investment in Our Common Stock

No prior public market exists for our common stock, and an active market for our common stock may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we have applied to list our common stock on Nasdaq, an active trading market for our common stock may not develop or be sustained following this offering. The initial public offering price for our common stock will be determined by negotiations among us, the selling shareholders, and the underwriter and may not be indicative of prices that will prevail in the open market following this offering. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace and independent decisions of willing buyers and sellers of our common stock, over which we have no control. Without an active trading market for our common stock, shareholders may not be able to sell their shares at the volumes, prices or times desired or to sell their shares at all. Additionally, the lack of an established market could have an adverse effect on the value of our common stock. An inactive market may also impair our ability to raise capital by selling common stock and may impair our ability to expand our business through acquisitions by using our common stock as consideration, should we elect to do so.

The Company’s ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Even though our Board has approved the payment of cash dividends on our common stock in recent years, there can be no assurance as to whether or when we may pay dividends on our common stock in the future. See “Dividend Policy.” Future dividends, if any, will be declared and paid at the discretion of our Board and will depend on a number of factors. Our principal source of funds used to pay cash dividends on our common stock will be dividends that we receive from the Bank. The Bank’s asset quality, earnings performance, liquidity, prospects and capital levels generally will be taken into account before the Bank Board declares or pays future dividends to the Company. Our Board will also consider the Company’s liquidity, prospects and capital levels when considering whether to declare and pay dividends on our common stock, and, to the extent there is available cash on hand, our Board could determine to declare and pay dividends without relying on dividend payments from the Bank.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends we may declare and pay and that the Bank may declare and pay to the Company, which could limit our ability to pay dividends in the future even at times when we desire to do so.

In addition, the Company must make payments on its Subordinated Debentures (and the related Trust Preferred Securities) before any dividends can be paid on its common stock. We currently intend to use a portion of the proceeds from this offering to redeem our outstanding Subordinated Debentures and related Trust Preferred Securities, but we can provide no assurances as to the timing of our redemption of the Subordinated Debentures and the Trust Preferred Securities or whether they will be redeemed at all. See “Use of Proceeds.” The Company may also from time to time enter into other contractual arrangements, including borrowing relationships with other financial institutions, that could limit the ability of the Company to pay dividends on its common stock in the future.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company” and a “smaller reporting company.”

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements as a publicly traded company, including those of the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our business, financial condition and results of operations. Furthermore, as an “emerging growth company” and a “smaller reporting company,” we intend to take advantage of certain reduced regulatory and reporting requirements and our costs of being a public company will likely increase further once we no longer qualify as an “emerging growth company” or a “smaller reporting company.”

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. We are inexperienced with these reporting and accounting requirements and, as such, these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new individuals to join our business and to maintain appropriate operational and financial systems to adequately support our expansion. These activities will likely divert management’s attention from other business concerns, including implementing our growth strategy, which could have a material adverse effect on our business, financial condition, results of operations and future growth.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds from the sale of the common stock sold by us in the offering to repay in full the outstanding indebtedness under the Community Trust Loan Agreement, to redeem in full our outstanding Subordinated Debentures and related Trust Preferred Securities, and to use the remaining net proceeds, if any, for general corporate purposes. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of our common stock in this offering by the selling shareholders. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value, and we cannot predict whether the proceeds will be invested to yield a favorable return.

Investors in this offering will experience immediate and substantial dilution.

If you purchase common stock in this offering, you will pay more for your shares than the tangible book value per share immediately prior to the completion of the offering. As a result of the offering, you will incur immediate dilution of $[•] per share, representing the difference between the assumed initial public offering price of $[•] per share (the midpoint of the price range on the cover) and our as-adjusted tangible book value of $[•] per share. Accordingly, if we were liquidated at our as-adjusted tangible book value, you would not receive the full amount of your investment. See “Dilution.”

The market price of our common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.

The market price of our common stock may be highly volatile, which may make it difficult for you to resell your shares at the volumes, prices and times desired. There are many factors that may impact the market price and trading volume of our common stock, including without limitation:

•        actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•        changes in economic or business conditions;

•        the effects of, and changes in, tariffs, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve, or laws or regulations affecting us;

•        the public reaction to our press releases, our other public announcements and our filings with the SEC;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        recommendations or lack thereof by securities analysts;

•        publication of research reports about us, our competitors, or the financial services industry generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or industry analysts ceasing to cover us;

•        changes in market valuations or earnings of companies that investors deem comparable to us;

•        the trading volume of our common stock;

•        future issuances of our common stock or other securities;

•        future sales of our common stock by us or our directors, executive officers or principal shareholders;

•        additions or departures of key personnel;

•        perceptions in the marketplace regarding our competitors and us;

•        changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;

•        new technology used, or services offered by, competitors;

•        additional investments from third parties;

•        significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us;

•        other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services;

•        other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core markets or the financial services industry; and

•        geopolitical conditions such as acts or threats of terrorism or war, pandemics, military conflicts, tariffs or trade wars.

In particular, the realization of any of the risks described in the “Risk Factors” section of this prospectus could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. The stock market and, in particular, the market for financial institution stocks have at times experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility could have an adverse effect on the market price of our common stock, which could make it difficult for you to sell your shares at the volumes, prices and times desired.

We have shareholders who own significant portions of our common stock and those shareholders’ interests may differ from those of our other shareholders.

A large percentage of our outstanding common stock is currently beneficially owned by each of Robertson Holding Company, L.P. (“Robertson Holding Co.”) (approximately 42% prior to this offering) and Unified Shares, LLC (“Unified Shares”) (approximately 24% prior to this offering). After giving effect to this offering, we expect that Robertson Holding Co. and Unified Shares will beneficially own approximately [•]% and [•]%, respectively, of our common stock outstanding immediately following this offering (without giving effect to the underwriter’s option to purchase additional shares of our common stock from the selling shareholders). Because Robertson Holding Co. and Unified Shares are not acting as a “group” (within the meaning of Section 13(d) of the Exchange Act) and no individual, group or other company will own the requisite voting power, we do not anticipate that we will be a “controlled company” under applicable Nasdaq rules. While neither Robertson Holding Co. nor Unified Shares has Board representation or other similar rights not shared by our other shareholders, this concentration of ownership will result in Robertson Holding Co. and Unified Shares having a strong influence on corporate actions requiring shareholder approval, including the following actions:

•        the election of our directors;

•        the amendment of our charter or bylaws (to the extent shareholder approval of the amendment is required);

•        a merger, sale of assets or other corporate transaction (to the extent shareholder approval of the transaction is required); and

•        any other matter submitted to our shareholders for a vote.

Although Robertson Holding Co. and Unified Shares have no plans or arrangements to form a “group,” should they in the future decide to form a group together, or with another large shareholder or group of shareholders, we could become a “controlled company.” Under applicable Nasdaq rules, a “controlled company” may elect not to comply with certain corporate governance requirements, which could cause our common stock to be less attractive to certain investors or otherwise harm our trading price.

The interests of Robertson Holding Co. and/or Unified Shares may differ from or conflict with the interests of our other shareholders. In addition, neither Robertson Holding Co. nor Unified Shares is subject to any contractual restrictions on its ability to acquire additional shares of our common stock. Robertson Holding Co. and/or Unified Shares may participate in the purchase of shares in this offering, and any such purchases, as well as any of their future purchases of our equity securities, including in connection with any rights offerings or any alternative equity or equity-linked offering that we may conduct, could result in Robertson Holding Co. or Unified Shares, as applicable, increasing its beneficial ownership of our common stock. This concentration of stock ownership may adversely affect the trading price for our common stock to the extent that investors perceive disadvantages in Robertson Holding Co.’s and/or Unified Shares’ significant ownership of or control over the affairs of the Company.

Additionally, J. Adam Robertson and Aaron A. Robertson, the general partners of Robertson Holding Co., serve as directors of the Company and the Bank, and J. Adam Robertson also serves as Executive Chairperson of the Company and the Bank. Further, Martha S. Spurlock, a director of the Company and the Bank, is also a member and manager of Unified Shares. Notwithstanding that all of our directors are obligated to fulfill certain fiduciary duties owed to us and our shareholders, the interests of these individuals may differ from the interests of our other directors and/or holders of our common stock as a whole. As members of the Board, these individuals may have influence over matters requiring the vote of the Board, such as, for example, mergers and acquisitions, the appointment or removal of certain officers, and the Company’s issuance of additional equity securities.

The proceeds from this offering may lead to overcapitalization, potentially lowering our return on equity.

As a result of this offering, our equity capital will increase significantly. While this capital will enhance our financial strength and support growth, it may also lead to overcapitalization. Overcapitalization occurs when the amount of equity capital exceeds the level needed to efficiently support our operations, which could lower our return on equity. If the proceeds from this offering substantially increase our equity without a corresponding increase in net income, our return on equity would decrease. A lower return on equity may make the Company less attractive to investors who focus on efficiency and profitability metrics, which could adversely affect the market price of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities.

Upon completion of this offering, the authorized common stock of the Company will consist of 50,000,000 shares of common stock, $0.01 par value per share, of which            shares will be issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which will be issued and outstanding. The number of shares of common stock outstanding after this offering includes            shares that we and the selling shareholders are selling in this offering (not including the            additional shares of common stock that the underwriter may purchase from the selling shareholders if the underwriter exercises its option in full, which will not impact the number of shares of common stock outstanding after this offering), which will be freely transferable without restriction or further registration under the Securities Act, unless purchased by our “affiliates” within the meaning of Rule 144 under the Securities Act (“Rule 144”). Such shares will be subject to the resale limitations of Rule 144. Holders of approximately [•]% of the shares of our common stock outstanding prior to the completion of this offering, including all of our executive officers and directors and holders of approximately 5% or more of our common stock, have agreed not to sell any shares of our common stock for a period of at least 180 days from the date of the final prospectus, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all of these shares will be eligible for resale under Rule 144, subject to any remaining holding period requirements and, if applicable, volume limitations. The market price of our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. The remaining shares of common stock outstanding prior to the completion of this offering are not subject to lock-up agreements and substantially all of such shares have been held by our non-affiliates for at least one year and therefore may be freely sold by such persons upon the completion of this offering pursuant to an applicable exemption from registration under the Securities Act. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

Following the completion of this offering, we also intend to file with the SEC a registration statement on Form S-8 under the Securities Act to register the offer and sale of shares of our common stock that are issuable under the 2025 Plan. Accordingly, subject to any vesting requirements we may impose, shares registered under that registration statement will be eligible for sale in the open market immediately by persons other than our executive officers, our directors and certain employees, if applicable, and following the lock-up agreements’ expiration, by our executive officers, our directors and certain employees, if applicable.

In addition, we may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and under compensation and incentive plans, including the 2025 Plan. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities, that we may issue may in turn be substantial. We may also grant registration rights covering shares of our common stock or other securities in connection with any such acquisitions and investments. Such issuances of common stock may dilute our existing shareholders.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan, including the 2025 Plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.

The rights of our common shareholders are subordinate to the rights of the holders of any debt instruments that we may issue.

As of June 30, 2025, we had approximately $20.7 million of indebtedness outstanding under our Community Trust Loan Agreement. The CTB Loan is collateralized by all of the issued and outstanding shares of capital stock of the Bank. We also have provided a full, irrevocable and unconditional guarantee, on a subordinated basis, of the obligations of the Trust under the Trust Preferred Securities in the event of default. While we intend to use the net proceeds from this offering to pay in full the outstanding indebtedness under the Community Trust Loan Agreement and to redeem in full our outstanding Subordinated Debentures and related Trust Preferred Securities (with the remainder, if any, to be used for general corporate purposes), we may incur similar senior secured or unsecured indebtedness in the future. See “Use of Proceeds.” Our existing indebtedness is, and future indebtedness that we may incur may be, senior to our common stock. Generally, we must make payments on our indebtedness before any dividends can be paid on our common stock, and, in the event of our bankruptcy, dissolution or liquidation, the holders of any indebtedness must be satisfied in full before any distributions can be made to the holders of our common stock. Additionally, the right of a bank holding company to participate in the assets of its subsidiary bank in the event of a bank-level liquidation or reorganization is subject to the claims of the bank’s creditors, including depositors, which generally take priority over bank holding company claims. As of June 30, 2025, the Company was in compliance with all terms, obligations and covenants of the Community Trust Loan Agreement and the Subordinated Debentures and related Trust Preferred Securities.

Our corporate governance documents and the provisions of Tennessee law to which we are subject could make a takeover more difficult, which could adversely affect the market price of our common stock.

Our A&R Charter and our amended and restated bylaws, which will be in effect prior to the completion of this offering (the “A&R Bylaws”), could make it more difficult for a third party to acquire control of our organization or conduct a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. Our A&R Charter and/or A&R Bylaws include, among other things, provisions that:

•        enable our Board to issue additional shares of authorized but unissued capital stock, including additional shares of common stock and preferred stock, without further shareholder approval, as permitted by the Tennessee Business Corporation Act (“TBCA”) and applicable Nasdaq rules;

•        enable our Board to establish the terms of preferred stock, including voting rights, dividend rights, redemption features, rights on liquidation or dissolution, and other preferences, limitations and rights;

•        establish certain advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders;

•        provide for a staggered Board with three classes of directors, with directors in one class to be elected annually for three-year terms;

•        provide that directors cannot be removed except for cause;

•        provide that special meetings of our shareholders may be called only by the Chairperson of the Board, our Chief Executive Officer, majority vote of all directors then in office, or the holders of 25% or more of the issued and outstanding shares of our voting stock entitled to vote on any matter proposed to be considered at such special meeting; and

•        enable our Board to increase the size of the board and fill the vacancies created by the increase.

Our A&R Charter provides for noncumulative voting for directors and authorizes our Board to issue shares of common stock or preferred stock, as permitted by the TBCA and applicable Nasdaq rules, without shareholder approval and upon such terms as our Board may determine. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, certain provisions of Tennessee law, including a provision which restricts certain business combinations between a Tennessee corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of the Company. Any of the foregoing provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. See “Description of Our Capital Stock.”

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

With limited exceptions, federal law and regulations prohibit a person or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (or 5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to file Change in Bank Control Act notices. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions of law and regulations could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could materially and adversely affect the market price of our common stock.

We are an “emerging growth company” and a “smaller reporting company” and the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” As an emerging growth company:

•        we are required to present only two years of audited financial statements and related information;

•        we are exempt from the requirement to obtain an attestation report from auditors on management’s assessment of internal control over financial reporting under the Sarbanes-Oxley Act;

•        we are not required to comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•        we are permitted to provide less extensive disclosure about our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•        we are not required to allow our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year in which we have at least $1.235 billion in annual gross revenues, (ii) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (the last day of the fiscal year in which we have more than $700 million in market value of our common stock held by non-affiliates as of the prior June 30), (iii) the date on which we issue more than $1.0 billion of non-convertible debt during the prior three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. We may choose to take advantage of some but not all of these reduced disclosure requirements. We have elected to adopt certain of the reduced disclosure requirements described above for purposes of the registration statement of which this prospectus is a part.

We expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders. As a result, the information that we provide to our shareholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act permits us to take advantage of an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, may not be subject to all new or revised accounting standards generally applicable to public companies for the transition period as long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile or decline.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events could have a material impact on our consolidated financial statements and related disclosures.

Any deficiencies in our financial reporting or internal controls could materially and adversely affect our business and the market price of our common stock.

As a public company, our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on that system of internal controls. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. We are currently in the process of enhancing our internal control over financial reporting to enable us to comply with our obligations under the federal securities laws and other applicable legal requirements. We are not currently required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the PCAOB as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and would preclude our independent auditors from expressing an unqualified opinion on the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchange on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, it may materially and adversely affect us.

Beginning with the first Annual Report on Form 10-K we file following the date we cease to be an “emerging growth company” as defined in the JOBS Act and do not otherwise qualify as a “smaller reporting company” with less than $100.0 million in annual revenue, we will be required to include our independent registered public accounting firm’s attestation report on the design and operating effectiveness of our internal control over financial reporting. This process will require significant documentation of policies, procedures and systems and review of that documentation and testing of our internal control over financial reporting by our internal auditing and accounting staff and our independent registered public accounting firm. This process will require considerable time and attention from management, which could prevent us from successfully implementing our business initiatives and improving our business, financial condition and results of operations, strain our internal resources, and increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

If securities analysts do not initiate or continue coverage on us, or if securities analysts publish unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover us. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline. If we are covered by securities analysts and are the subject of an unfavorable report, the price of our common stock may decline.

If we fail to maintain compliance with Nasdaq listing rules, our common stock may be delisted from Nasdaq, which would result in a limited trading market for our shares and make obtaining future debt or equity financing more difficult for the Company.

We have applied to have shares of our common stock sold in this offering listed on Nasdaq under the symbol “CBK,” and the completion of this offering is contingent upon such listing. However, after the closing of this offering, there is no assurance that we will be able to continue to maintain our compliance with Nasdaq’s continued listing requirements. If we fail to do so, our common stock may be delisted and cease trading on Nasdaq. As a result, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common stock is delisted, broker-dealers would face certain regulatory requirements, which may discourage them from effecting transactions in our common stock and further limit the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Such delisting from Nasdaq and continued or further declines in the share price of our common stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

If our common stock is delisted from Nasdaq, it may become subject to the SEC’s “penny stock” rules.

Delisting from Nasdaq may cause our common stock to become subject to the SEC’s “penny stock” rules. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share, or an exercise price of less than $5.00 per share, and that is not listed on a national securities exchange, such as Nasdaq, subject to certain exemptions. Therefore, if shares of our common stock were to be delisted from Nasdaq, the Company’s common stock could become subject to the SEC’s “penny stock” rules. These rules require, among other things, any broker engaging in a purchase or sale of subject securities to provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction, and (iv) monthly account statements showing the market values of the subject securities held in the customers’ accounts. A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained in the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements could make it more difficult for shareholders to purchase or sell shares of our common stock. Since the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

An investment in our common stock is not an insured deposit and is subject to risk of loss.

Your investment in our common stock will not be a bank deposit and, therefore, will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and your investment may lose money.

The sale of shares of our common stock by the selling shareholders may cause the market price of our common stock to decline.

The sale of shares of our common stock by the selling shareholders, as well as our issuance of common stock, in this offering could result in resales of our common stock by current Company shareholders concerned about the viability of their investment or the potential dilution of their shareholdings. In addition, the resale of our common stock by the selling shareholders could have the effect of depressing the market price for our common stock.

Our management team has limited experience managing and operating a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company due to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could make it more difficult for us to attract and retain qualified persons to serve on our Board, on committees of our Board, or as executive officers and/or adversely affect our business, financial condition, results of operations and prospects.

Failure to meet the rapidly changing corporate citizenship and sustainability expectations or standards, or achieve our related goals, could adversely affect our business, results of operations, financial condition or stock price.

There are rapidly changing discussions and regulations surrounding environmental matters, social investments and diversity, equity and inclusion (often referred to as “ESG” initiatives and programs). In recent years, investor advocacy groups and certain institutional investors have placed increasing importance on sustainability, and we may not succeed in our achievement of our initiatives or goals. Increased ESG related compliance costs could result in increases to our overall operational costs. Failure to adapt to or comply with regulatory requirements or investor or stakeholder expectations and standards could negatively impact our reputation, our ability to do business with certain partners, and our stock price. Future government regulations could also result in new or more stringent forms of ESG oversight and expanding mandatory and voluntary reporting, diligence, and disclosure. At the same time, there also exists “anti-ESG” sentiment in certain of our markets, and we may face reduced revenue, reputational harm, market restrictions or legal actions if we are targeted by groups or influential individuals who disagree with our public positions on certain social or environmental issues.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may include statements relating to our strategies, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements are often, but not always, made through the use of words or phrases such as “may,” “can,” “should,” “could,” “to be,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “likely,” “anticipate,” “seek,” “strive,” “estimate,” “intend,” “plan,” “target,” “project,” “would” and “outlook,” or the negative version of these words or other similar words or phrases of a future or forward-looking nature.

These forward-looking statements are not statements of historical facts and are based on assumptions and estimates that we believe to be reasonable in light of the information available to us at this time. However, these forward-looking statements are subject to significant risks and uncertainties, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Factors that could cause our actual results to differ materially from those indicated in these forward-looking statements can be found in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These factors include, but are not limited to, the following:

•        business and economic conditions nationally, regionally and in our target markets, particularly in Kentucky, North Carolina and Tennessee and the particular geographic areas in which we operate;

•        the level of, or changes in the level of, interest rates and inflation, including the effects thereof on our earnings and financial condition and the market value of our investment and loan portfolios;

•        the concentration of our loan portfolio in real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•        the concentration of our business within our geographic areas of operation in Kentucky, North Carolina and Tennessee and neighboring markets;

•        credit and lending risks associated with our CRE, commercial, and C&D loan portfolios;

•        risks associated with our focus on lending to small and mid-sized businesses;

•        our ability to maintain important deposit customer relationships, maintain our reputation or otherwise avoid liquidity risks;

•        changes in demand for our products and services;

•        the failure of assumptions and estimates underlying the establishment of allowances for possible credit losses and other asset impairments, losses, valuations of assets and liabilities and other estimates;

•        the sufficiency of our capital, including sources of such capital and the extent to which capital may be used or required;

•        our inability to secure a “satisfactory” CRA rating at our next scheduled CRA examination in October 2025;

•        risks that our cost of funding could increase in the event we are unable to continue to attract stable, low-cost deposits and reduce our cost of deposits;

•        our inability to raise necessary capital to fund our growth strategy and operations or to meet increased required minimum regulatory capital levels;

•        our ability to execute and prudently manage our growth and execute our business strategy, including expansionary activities;

•        the composition of and changes in our management team and our ability to attract, incentivize and retain key personnel;

•        the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, trust and other wealth management services and insurance services, including the disruption effects of financial technology and other competitors who are not subject to the same regulations as the Company and the Bank;

•        the deterioration of our asset quality or the value of collateral securing loans;

•        changes in our accounting standards;

•        the effectiveness of our risk management framework, including internal controls;

•        severe weather, natural disasters, pandemics, epidemics, acts of war, terrorism, or other external events, such as the transition risk associated with climate change, and other matters beyond our control;

•        changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•        the risks of acquisitions and other expansionary activities, including without limitation our ability to identify and consummate transactions with potential future acquisition candidates, the time and costs associated with pursuing such transactions, our ability to successfully integrate operations as part of such transactions and our ability, and possible failures, to achieve expected gains, revenue growth, expense savings and/or other synergies from such transactions;

•        our ability to maintain our historical rate of growth;

•        failure to keep pace with technological change or difficulties when implementing new technologies;

•        systems failures or interruptions involving our risk management framework, our information technology and telecommunications systems or third-party service providers;

•        our ability to identify and address unauthorized data access, cyber-crime and other threats to data security and customer privacy;

•        our compliance with governmental and regulatory requirements, including the BHC Act, and other laws relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with mortgage origination, sale and servicing operations;

•        compliance with the Bank Secrecy Act, OFAC rules and anti-money laundering laws and regulations;

•        governmental monetary and fiscal policies;

•        changes in laws, rules, or regulations, or interpretations thereof, or policies relating to financial institutions or accounting, tax, trade, monetary or fiscal matters;

•        our ability to receive dividends from the Bank and satisfy our obligations as they become due;

•        the institution and outcome of litigation and other legal proceedings against us or to which we become subject;

•        the limited experience of our management team in managing and operating a public company;

•        the incremental costs of operating as a public company;

•        the effect of the concentrated ownership of our common stock by Robertson Holding Co. and Unified Shares; and

•        our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements and the “Risk Factors” included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions or estimates prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Assuming an initial public offering price of $             per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from our sale of our common stock in this offering will be approximately $            , after deducting the estimated underwriting discounts, commissions and offering expenses payable by us. We will not receive any of the proceeds from the sale of our common stock in this offering by the selling shareholders.

Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $            , assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts, commissions and offering expenses. Similarly, each increase (decrease) of 100,000 in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $            , assuming an initial offering price of $            , which is the midpoint of the offering price range set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts, commissions and offering expenses.

We intend to use the net proceeds from this offering to repay in full the outstanding indebtedness under the Community Trust Loan Agreement and to redeem in full our outstanding Subordinated Debentures and related Trust Preferred Securities, and to use the remaining net proceeds, if any, for general corporate purposes.

As of June 30, 2025, we had approximately $20.7 million of outstanding indebtedness under the Community Trust Loan Agreement. The Community Trust Loan Agreement matures on January 30, 2035. The unpaid principal amount outstanding under the Community Trust Loan Agreement bears interest from April 30, 2015, based on a variable rate per annum equal to the prime rate as reported in The Wall Street Journal, adjustable daily.

As of June 30, 2025, the face amount of the Subordinated Debentures was $6.2 million. The Subordinated Debentures and the Trust Preferred Securities pay interest and dividends, respectively, on a quarterly basis, at a variable interest rate equal to the three-month Secured Overnight Financing Rate (“SOFR”) plus 2.4% adjusted quarterly, which was 6.7% at June 30, 2025. The Subordinated Debentures will mature in 2034. The Subordinated Debentures and Trust Preferred Securities can be redeemed, in whole or in part, beginning October 7, 2009, at a redemption price of $1,000 per Trust Preferred Security.

Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in short-term investments.

DIVIDEND POLICY

Our shareholders are entitled to receive dividends on our common stock only if, when and as declared by our Board from funds legally available therefor under Tennessee law and as limited by our banking regulators. We have historically paid cash dividends annually to holders of our common stock; however, following this offering and subject to and at the discretion of our Board, we plan to initially not pay dividends during our first year as a public company. Following that, we intend to pay quarterly cash dividends to holders of our common stock. Nevertheless, we have no obligation to pay dividends and any future determination relating to dividends will be made at the discretion of our Board and will depend on our financial condition, liquidity, results of operations, capital levels and needs and other factors deemed relevant by our Board. Therefore, there can be no assurance that in the future we will pay any dividends to holders of our common stock, or as to the amount of any future dividends.

Dividend Restrictions

The Company is a legal entity separate and distinct from the Bank. The Company’s principal source of cash, including cash to pay dividends to its shareholders, is dividends that the Company receives from the Bank. Statutory and regulatory limitations apply to the Bank’s payment of dividends to us as well as to our payment of dividends to our shareholders.

A bank holding company is required to serve as a source of strength to its subsidiary banks. Generally, under Federal Reserve policy, a bank holding company may not pay (or in some cases must defer or significantly reduce) dividends if its net income available to shareholders for the last four quarters, net of dividends paid during that period, is not sufficient to fully fund the dividends, its prospective rate of earnings retention is not consistent with its capital needs and overall financial condition, or it is not in compliance with, or is in danger of not being in compliance with, required minimum regulatory capital ratios. See “Supervision and Regulation.”

Under Tennessee law, without the approval of the Commissioner of the TDFI, the Bank generally cannot pay dividends in any calendar year that exceed its net income for that year plus its retained net income for the preceding two years. The Bank is generally prohibited by the FDIA from making capital distributions (including paying dividends) if the Bank is not adequately capitalized or if the payment of the dividends would cause the Bank to become undercapitalized.

The Company’s and the Bank’s payment of dividends may also be affected or limited by other factors, such as requirements to maintain adequate levels of capital above regulatory guidelines. Federal and state bank regulatory agencies generally have the authority to prohibit bank holding companies and banks from engaging in unsafe or unsound practices in conducting their business. Depending on the financial condition of a bank holding company and its subsidiary bank(s), the payment of dividends by the bank holding company or its subsidiary bank(s) could under certain circumstances be deemed an unsafe or unsound practice and therefore restricted. Further, Tennessee corporations, such as the Company and the Bank, are not permitted to pay dividends if, after giving effect to the dividends, they would not be able to pay their debts as they come due in the usual course of business or if their assets would be less than the sum of their liabilities plus the amount necessary to satisfy the rights of preferred shareholders, if any, upon dissolution. Both the Company and the Bank may from time to time also be subject to contractual restrictions on their ability to pay dividends. See “Supervision and Regulation.”

CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis, as of June 30, 2025:

•        on an actual basis; and

•        on a pro forma as adjusted basis, after giving effect to (i) the issuance and sale by us of shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range on the cover page of this prospectus, after deducting estimated underwriting discounts, commissions and offering expenses, and (ii) the application of the net proceeds from this offering as described in “Use of Proceeds.”

The capitalization information below is for illustrative purposes only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing. You should read the following table in conjunction with the sections titled “Summary — Selected Historical Consolidated Financial Data and Other Information,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2025
	Actual	Pro Forma as Adjusted
	(Dollars in thousands)
Cash and cash equivalents(1):	$151,282	$

Debt:
Short-term borrowings	46,300
Long-term borrowings	102,209
Total borrowings	148,509
Shareholders’ equity:
Preferred Stock ($0.01 par value per share), 10,000,000 shares authorized and no shares issued and outstanding (actual and pro forma, as adjusted)	—		—
Common Stock ($0.01 par value per share), 50,000,000 shares authorized, [•] shares issued and outstanding (actual); and [•] shares issued and outstanding (pro forma as adjusted)	122
Capital surplus	8,406
Retained earnings	227,900
Accumulated other comprehensive income	(1,161)
Total shareholders’ equity	$235,267	$
Total capitalization	$535,058	$
	As of June 30, 2025
	Actual	Pro Forma, as Adjusted
	(Dollars in thousands)
Capital ratios:
Common equity Tier 1 capital ratio	12.14%	%
Tier 1 leverage ratio	10.07%	%
Tier 1 risk-based capital ratio	12.44%	%
Total risk-based capital ratio	13.41%	%

____________

(1)      A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range on the cover page of this prospectus) would increase (decrease) the as adjusted amount of our cash and cash equivalents, additional paid-in-capital, total shareholders’ equity and total capitalization by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts, commissions and offering expenses.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent that the initial public offering price per share of our common stock exceeds the as adjusted net tangible book value per share of our common stock immediately following this offering.

As of June 30, 2025, we had net tangible book value of approximately $223,013, or $18.22 per share. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding. Net tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure to net tangible book value per share is book value per share. See our reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure under the caption “Non-GAAP Financial Measures.”

After (i) giving effect to the Stock Reclassification and the Stock Split, (ii) giving effect to the sale of shares of our common stock in this offering and the use of proceeds therefrom and (iii) deducting estimated underwriting discounts and commission and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025 would have been approximately $            , or $            per share of common stock. This represents an immediate [increase] in net tangible book value of $            per share to our existing shareholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering, or approximately            % of the assumed initial public offering price of $            per share (the midpoint of the price range on the cover page of this prospectus). Sales of shares by the selling shareholders will have no effect on our book value per share or our net tangible book value per share.

The following table illustrates the calculation of the amount of dilution per share as of June 30, 2025 that a purchaser of our common stock in this offering would incur given the assumptions above:

Assumed initial public offering price per share			$
Net tangible book value per share, as of June 30, 2025		$18.22
[Increase] in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after this offering			$
Dilution in net tangible book value per share to new investors			$

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range on the cover page of this prospectus) would increase (decrease) our as adjusted net tangible book value per share after this offering by $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts, commissions and offering expenses payable by us.

The following table summarizes the total consideration paid to us and the average price paid per share by existing shareholders and investors purchasing common stock in this offering. To the extent that any of our officers or directors or any promoters, or any persons affiliated with any of the foregoing, participated in an offering of our common stock, these individuals paid the same price as all other participants in the same offering. This information is presented on an as adjusted basis as of June 30, 2025, after giving effect to our sale of            shares of our common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range on the cover page of this prospectus).

	Shares Purchased/Issued		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
(Dollars in thousands, except per share data)
Shareholders as of June 30, 2025		%	$	%	$
New investors in this offering		%	$	%	$
Total		%	$	%	$

Sales of an estimated            shares of common stock by the selling shareholders in this offering will cause the number of shares held by existing shareholders to be reduced to            shares, or            % of the total number of shares of our common stock outstanding immediately following the completion of this offering, and will increase the number of shares held by new investors by            shares, or            % of the total number of shares outstanding immediately following the completion of this offering.

After giving effect to the sale of shares of common stock in this offering by the selling shareholders and us, if the underwriter’s option to purchase additional shares is exercised in full, our existing shareholders would own approximately            % and our new investors would own approximately            % of the total number of shares of our common stock outstanding immediately after this offering.

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering to be determined at pricing. To the extent we issue any other securities or convertible debt in the future, investors will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary — Selected Historical Consolidated Financial Data and Other Information” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may not be realized. Certain risks, uncertainties and other factors, including those set forth under “Risk Factors,” under “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.

Overview

The Company is a bank holding company headquartered in Harrogate, Tennessee that has elected under the BHC Act to become a financial holding company. We were incorporated in Tennessee in 1975, and we operate primarily through our wholly owned subsidiary, the Bank, a Tennessee banking corporation organized in 1976. We provide banking services from 34 offices in select markets in Kentucky, North Carolina, and Tennessee, and we also operate one LPO in Lincolnton, North Carolina. The Bank is a full-service community banking institution that offers traditional consumer and commercial products and services to serve businesses and individuals in our markets.

We have pursued a strategy of disciplined organic and acquisition-fueled growth. Since 2008, we have successfully completed five whole-bank acquisitions. Most recently, in June 2023, we acquired a majority (76.83%) ownership interest in AB&T, the parent company of Alliance, for total consideration of $23.8 million, which included cash, debt forgiveness, and shares of Class C Common Stock. Approximately 57.17% ownership interest in AB&T was acquired in exchange for a combination of cash and debt forgiveness, with the AB&T shares being valued for this purpose at two times the tangible book value per share of AB&T’s common stock as of May 31, 2023. We acquired the remaining portion of the majority ownership interest in AB&T, or approximately 19.66% ownership interest, in exchange for shares of Class C Common Stock, with the shares of Class C Common Stock being issued pursuant to exemptions from registration under the federal securities laws. This exchange of shares was completed using the tangible book value per share of the Company’s common stock and Class B Common Stock ($3,551.38 per share), on the one hand, and AB&T’s common stock ($0.56 per share), on the other hand, as of April 30, 2023, with shares of AB&T common stock converting to shares of Class C Common Stock on a book-for-book basis at a ratio of 0.000158 shares of Class C Common Stock for each share of AB&T common stock. We acquired the remaining minority (23.17%) ownership interest in AB&T on June 30, 2024, for aggregate cash consideration of $5,678,150, or $0.74 per share of AB&T common stock. This per share price was supported by a valuation of the AB&T common stock as of June 30, 2023, commissioned by a committee of the board of directors of AB&T comprised solely of independent directors. On July 1, 2024, Alliance merged with and into the Bank. Our acquisition of Alliance added four branches and one LPO to our network and expanded our reach into North Carolina, including the Charlotte MSA.

Our management’s discussion and analysis of financial condition and results of operations is intended to provide the reader with information that will assist in the understanding of our business, results of operations, financial condition and financial statements; changes in certain key items in our financial statements from period to period; and the primary factors that we use to evaluate our business.

Six Months ended June 30, 2025 Highlights

Highlights of our financial condition and results of operations as of and for the six months ended June 30, 2025, and other key events that occurred during the second quarter of 2025 are provided below.

Financial Condition

•        Total assets were $2.3 billion as of June 30, 2025, a decrease of $38.7 million, or 1.7%, from December 31, 2024.

•        Total loans were $1.8 billion as of June 30, 2025, a decrease of $15.2 million, or 0.9%, from December 31, 2024.

•        As of June 30, 2025, the Bank exceeded the minimum requirements to be well-capitalized for bank regulatory purposes, with a total risk-based capital ratio of 14.6%, a Tier 1 risk-based capital ratio of 13.6%, a common equity Tier 1 capital ratio of 13.6%, and a Tier 1 leverage ratio of 11.2%.

•        Total deposits were $1.9 billion as of June 30, 2025, a decrease of $87.3 million, or 4.5%, from December 31, 2024. This decrease was primarily driven by a $34.9 million reduction in time deposits to $541.6 million at June 30, 2025, from $576.5 million at December 31, 2024. Noninterest bearing demand deposits increased $20.4 million, or 5.1%, to $417.0 million as of June 30, 2025, from $396.6 million as of December 31, 2024.

•        Asset quality improved slightly with nonperforming assets to total assets of 0.30% as of June 30, 2025, an increase of 0.04% from December 31, 2024. The allowance for credit losses to total loans remained flat at 1.00% for the same periods of time.

•        Book value per share increased $1.04, or 5.7%, to $19.22 at June 30, 2025, from $18.18 at December 31, 2024. Tangible book value per share increased $1.10, or 6.4%, to $18.22 at June 30, 2025, from $17.12 at December 31, 2024. Tangible book value per share is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of tangible book value per share and a reconciliation of tangible book value per share to its most directly comparable GAAP financial measure.

Results of Operations

•        We had net income less non-controlling interest of $17.6 million for the six months ended June 30, 2025, an increase of $1.0 million, or 6.0%, from the six months ended June 30, 2024. The increase was primarily the result of an increase in net interest income after provision for credit losses offset by an increase in the provision for income taxes.

•        We had net income before income taxes of $22.8 million for the six months ended June 30, 2025, an increase of $2.1 million, or 9.9%, from the six months ended June 30, 2024. The increase was primarily the result of an increase in net interest income after provision for credit losses.

•        Net interest income was $39.4 million for the six months ended June 30, 2025, an increase of $0.6 million, or 1.7%, from the six months ended June 30, 2024. The increase was primarily attributable to increased loan volume and reduction in long-term debt interest expense.

•        Noninterest income was $4.7 million for the six months ended June 30, 2025, a decrease of $0.4 million, or 8.0%, from the six months ended June 30, 2024. The decrease was primarily the result of decreases in customer service charges due to normal fluctuations in our letters of credit fees.

•        Noninterest expense was $21.3 million for the six months ended June 30, 2025, a decrease of $0.3 million, or 1.5%, from the six months ended June 30, 2024. The decrease was primarily the result of efficiencies realized from the acquisition of AB&T.

2024 Highlights

Highlights of our financial condition and results of operations as of and for the year ended December 31, 2024, and other key events that occurred during the year ended December 31, 2024, are provided below.

Financial Condition

•        Total assets grew $104.6 million, or 4.8%, to $2.3 billion as of December 31, 2024, from $2.2 billion as of December 31, 2023.

•        Total loans increased $120.5 million, or 7.1%, to $1.8 billion at December 31, 2024, compared to $1.7 billion at December 31, 2023. This increase was primarily the result of organic growth in the Nashville MSA, Knoxville MSA and Charlotte MSA.

•        As of December 31, 2024, the Bank exceeded the minimum requirements to be well-capitalized for bank regulatory purposes, with a total risk-based capital ratio of 13.5%, a Tier 1 risk-based capital ratio of 12.5%, a common equity Tier 1 capital ratio of 12.5%, and a Tier 1 leverage ratio of 10.6%.

•        Total deposits grew $118.7 million, or 6.5%, to $1.9 billion from $1.8 billion at December 31, 2023. Included in this growth was a $60.4 million increase in time deposits to $576.5 million as of December 31, 2024 from $516.1 million as of December 31, 2023. Noninterest bearing demand deposits decreased $20.1 million, or 4.8%, to $397.7 million as of December 31, 2024, from $417.8 million as of December 31, 2023.

•        Asset quality remained stable with nonperforming assets to total assets of 0.3% as of both December 31, 2024 and December 31, 2023. The allowance for credit losses to total loans remained flat at 1.00% for the same periods of time.

•        Book value per share increased $2.59, or 16.6%, to $18.18 at December 31, 2024 from $15.59 at December 31, 2023. Tangible book value per share increased $2.69, or 18.7%, to $17.12 at December 31, 2024 from $14.43 at December 31, 2023.

Results of Operations

•        We had net income less non-controlling interest of $31.4 million for the year ended December 31, 2024, compared to net income less non-controlling interest of $30.7 million for the year ended December 31, 2023, an increase of approximately $0.7 million, or 2.3%. The increased net income less non-controlling interest was primarily the result of increases in loan volume and interest rates.

•        Net interest income was $77.6 million for the year ended December 31, 2024, which increased $5.5 million, or 7.6%, compared to $72.1 million for the year ended December 31, 2023. The increase was primarily attributable to an increase in interest income on organic loan growth in the Nashville MSA, Knoxville MSA and Charlotte MSA.

•        Noninterest income for the year ended December 31, 2024, was $10.9 million compared to $9.6 million for the year ended December 31, 2023, an increase of $1.3 million, or 13.1%. The increase was primarily the result of net gains on sales of premises and equipment of $0.8 million, including the sale of a branch that was previously closed.

•        Noninterest expense for the year ended December 31, 2024 was $46.1 million compared to $38.8 million for the year ended December 31, 2023, an increase of $7.3 million, or 18.9%. The increase was primarily related to the acquisition of Alliance, including increased expenses for property, equipment, salary and benefits due to the additional branches acquired in the Charlotte MSA.

The table below presents the supplemental revenue and earnings of AB&T since acquisition included in our consolidated income statements for the fiscal years ended as of the dates presented. The data for fiscal year 2024 includes revenue and earnings through June 30, 2024, when the AB&T acquisition was closed.

	December 31, 2024	December 31, 2023
Total Revenue	$8,819,725	$9,055,309
Net Income	$1,190,239	$2,240,297

Primary Factors Used to Evaluate Our Business

Results of Operations

The most significant factors we use to evaluate our business and results of operations are net income, return on average assets and return on average equity. We also use net interest income, noninterest income, noninterest expense and efficiency ratio.

Net Income

Our net income depends substantially on net interest income, which is the difference between interest earned on interest-earning assets (usually interest-bearing cash, investment securities and loans) and the interest expense incurred in connection with interest-bearing liabilities (usually interest-bearing deposits and borrowings). Our net income also depends on noninterest income, which is income generated other than by our interest-earning assets. Other factors that influence our net income include our provisions for credit losses, income taxes, and noninterest expenses, which include our fixed and variable overhead costs and other miscellaneous operating expenses.

Return on Average Assets

We monitor ROAA to measure our operating performance and to determine how efficiently our assets are being used to generate net income. In determining return on average assets for a given period, net income is divided by the average total assets for that period.

Return on Average Equity

We use return on average equity (“ROAE”) to assess our effectiveness in utilizing shareholders’ equity to generate net income. In determining return on average equity for a given period, net income is divided by the average shareholders’ equity for that period.

Net Interest Income

Net interest income is our principal source of net income and represents the difference between interest income and interest expense. We generate interest income from interest-earning assets that we own, including loans and investment securities. We incur interest expense from interest-bearing liabilities, including interest-bearing deposits and other borrowings, notably FHLB advances, the CTB Loan and the Subordinated Debentures. To evaluate net interest income, we measure and monitor: (i) yields on our loans and other interest-earning assets; (ii) the cost of our deposits and other funding sources; (iii) our net interest spread; and (iv) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

Changes in market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing liabilities and noninterest-bearing liabilities, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income.

Noninterest Income

Noninterest income primarily consists of: (i) service charges on deposit accounts; (ii) net realized gains on the sale of premises and equipment; (iii) net realized gains on the sale of foreclosed assets; (iv) automated teller machine (“ATM”) and debit card fees; (v) benefits from changes in the cash surrender value of BOLI; and (vi) other miscellaneous fees and income.

Our income from service charges on deposit accounts, which includes nonsufficient funds fees, is impacted by several factors, including number of accounts, products utilized and account holder cash management behaviors. These are further impacted by deposit products utilized by customers, marketing of new products and other factors. Net realized gains on the sale of premises and equipment reflects non-recurring gains from sales of property and equipment no longer needed for the Bank. Net realized gains on the sale of foreclosed assets reflects net gains from the sale of real estate classified as other real estate owned (“OREO”). ATM and debit card fees includes ATM transaction fees charged to non-bank customers for the use of our ATMs and interchange income. Income on BOLI, which is non-taxable, reflects changes in the cash surrender value of our BOLI policies, which is the amount that the Bank may realize under these insurance policies. Our other miscellaneous fees and income can include items such as other service fees and other nonrecurring items. All of these can vary based on customer activity and other factors.

Noninterest Expense

Noninterest expense primarily consists of: (i) salaries and employee benefits; (ii) occupancy expenses; (iii) professional fees; (iv) data processing expenses; (v) FDIC deposit insurance premiums; (vi) depreciation and amortization; and (vii) other operating expenses.

Salaries and employee benefits include compensation, employee benefits and employer tax expenses for our personnel. Occupancy expenses include utility expenses, property taxes, lease expense, and property maintenance related items. Professional fees include expenses for legal, accounting, consulting, and third-party internal audit and review services. Data processing expenses include expenses paid to our primary third-party data processor and other ancillary providers as well as telecommunication and data services expenses. Other operating expenses include marketing, telephone, supplies, travel and entertainment expenses, armored carrier services fees, legal fees and director fees.

Efficiency Ratio

The efficiency ratio is defined as operating expenses divided by fee income plus tax equivalent net interest income. As a general rule, the lower a financial institution’s efficiency ratio, the better the performance.

Primary Factors Used to Evaluate Our Financial Condition

The most significant factors we use to evaluate and manage our financial condition include asset quality, capital, liquidity, net income growth and profitability versus peer group banks.

Asset Quality

We monitor the quality of our assets based upon various factors, including level and severity of deterioration in borrower cash flows and asset quality. Problem assets are assessed and reported as delinquent, classified, nonperforming, nonaccrual or troubled debt restructurings. We also monitor credit concentrations. We manage the allowance for credit losses to reflect loan volumes, identified credit and collateral conditions, economic conditions and other qualitative factors.

Capital

We monitor capital using regulatory capital ratios. Factors other than regulatory capital rules used include overall financial condition, including the trend and volume of problem assets, reserves, risks, level and quality of earnings, and anticipated growth, including acquisitions.

Liquidity

Deposits primarily consist of commercial and personal accounts maintained by businesses and individuals in our primary market areas. We also utilize brokered deposits (Multi-Bank Securities, Inc. and LPL) and non-brokered deposits (National CD Rateline), certificates of deposits and reciprocal deposits through a third-party network that effectively allows depositors to receive insurance on amounts greater than the FDIC insurance limit, which is currently $250,000. We manage liquidity based on factors that include liquid assets to loans, cash flow projections, short-term funding needs and sources, and the availability of unused funding sources. As of June 30, 2025, approximately $210.2 million was available for borrowing on committed lines with the FHLB and $62.5 million was available for purchases of federal funds from correspondents on an overnight uncommitted basis.

Net Income Growth

We monitor net income growth monthly, quarterly and annually. Net income growth is compared to prior month, prior year to date, and budget.

Profitability Versus Peer Group Banks

We monitor the Bank’s profitability metrics compared to those of peer banks with comparable size and markets. Profitability metrics include ROAA, ROAE, net interest spread, and overhead efficiency ratio. Specific peer bank comparisons are provided to the Bank Board quarterly.

Results of Operations for the Six Months Ended June 30, 2025 and 2024

The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and average costs of our liabilities, for the periods indicated. Yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(Dollars in thousands)
Assets:
Interest-earnings assets:
Gross loans, net of unearned income(1)	$1,795,846	$56,361	6.28%	$1,708,108	$56,250	6.59%
Investment securities	186,623	2,580	2.76%	203,779	1,878	1.84%
Other interest-earning assets	128,525	2,684	4.18%	128,126	3,131	4.89%
Total interest-earning assets	$2,110,994	$61,625	5.84%	$2,040,013	$61,259	6.01%
Allowance for credit losses	(18,242)	—		(16,968)
Noninterest-earning assets	176,107	—		177,683
Total Assets:	$2,268,859	61,625		$2,200,728

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$552,539	$6,277	2.27%	$488,274	$5,853	2.40%
NOW, savings and money market deposits	388,331	2,922	1.50%	407,198	3,503	1.72%
Time deposits	557,517	10,812	3.88%	528,429	10,343	3.91%
FHLB advances	63,534	879	2.77%	78,365	1,093	2.79%
Other borrowings	44,774	1,336	5.97%	49,661	1,706	6.87%
Total interest-bearing liabilities	$1,606,695	$22,226	2.77%	$1,551,927	$22,498	2.90%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$401,935	—		$411,044
Other liabilities	36,317	—		40,737
Total noninterest-bearing liabilities	$438,252	—		$451,781
Shareholders’ equity	$223,912	—		$197,020
Total liabilities and shareholders’ equity	$2,268,859	—		$2,200,728
Net Interest Income		$39,399			$38,761
Net Interest Spread(2)			3.07%			3.11%
Net Interest Margin(3)			3.73%			3.80%

____________

(1)      Includes nonaccrual loans.

(2)      Net interest spread is the difference between interest rates earned on interest-earning assets and interest rates paid on interest-bearing liabilities.

(3)      Net interest margin is a ratio of net interest income to average interest-earning assets for the same period.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates.

The following table sets forth the effects of changing rates and volumes on our net interest income during the periods shown. Information is provided with respect to: (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate), and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.

	Six Months Ended June 30, 2025 over 2024
	Changes due to:		Total Variance
	Volume	Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans	$5,779	$(5,557)	$222
Investment securities	(316)	1,720	1,404
Other interest earning assets	20	(914)	(894)
Total increase in interest income	5,482	(4,750)	732

Interest-Bearing Liabilities:
NOW, savings, MMDA deposits	1,216	(1,530)	(314)
Time deposits	1,139	(201)	938
FHLB advances	(414)	(14)	(428)
Other borrowings	(336)	(404)	(740)
Total increase (decrease) in interest expense	1,605	(2,149)	(544)
Increase (decrease) in net interest income	$3,877	$(2,601)	$1,276

Net interest income for the six months ended June 30, 2025 was $39.4 million compared to $38.8 million for the six months ended June 30, 2024, an increase of $0.6 million, or 1.7%. The increase in net interest income was comprised of an approximate $0.4 million, or 0.6%, increase in interest income and dividend income, and an approximate $0.3 million, or 1.2%, decrease in interest expense. The growth in interest income was primarily attributable to a $87.7 million, or 5.1%, increase in average gross loans outstanding as of June 30, 2025, compared to June 30, 2024, and a 0.3% decrease in the yield on gross total loans. The increase in average gross loans outstanding was primarily due to organic loan growth in the Nashville MSA, Knoxville MSA and Charlotte MSA. The $0.3 million decrease in interest expense for the period ended June 30, 2025, was primarily related to a 0.1% decrease in the rates paid on interest-bearing liabilities and an increase of $54.8 million, or 3.5%, in average interest-bearing liabilities as of June 30, 2025, compared to June 30, 2024. The increase in average interest-bearing liabilities from June 30, 2024 to June 30, 2025 was due to increases in our large depositor accounts. For the six months ended June 30, 2025, net interest margin and net interest spread were 3.7% and 3.1%, respectively, compared to 3.8% and 3.1%, respectively, for the same periods in 2024, which reflects the increases in interest income discussed above relative to the slight decrease in interest expense.

Provision for Credit Losses

Credit risk is inherent in the business of making loans. We establish an allowance for credit losses through charges to earnings, which are shown in the statements of income as the provision for credit losses. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. The provision for credit losses is determined by conducting a quarterly evaluation of the adequacy of our allowance for credit losses and charging the shortfall or excess, if any, to the current quarter’s expense. This has the effect of creating variability in the amount and frequency of charges to our earnings. The provision for credit losses and level of allowance for each period are dependent upon many factors, including loan growth, net charge offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of the quality of the loan portfolio, the valuation of problem loans and the general economic conditions in our market areas.

The provision for credit losses for the six months ended June 30, 2025, was $0 compared to $1.5 million for the six months ended June 30, 2024. For the six months ended June 30, 2025, no provisions were recorded. The provision recorded for the six months ended June 30, 2024, was based on an increase in the number of loans outstanding. There were no significant net charge-offs in the six months ended June 30, 2025.

The allowance for credit losses as a percentage of total loans was 1.0% at both June 30, 2025, and December 31, 2024.

Noninterest Income

While interest income remains the largest single component of total revenues, noninterest income is an important contributing component. Our most significant sources of noninterest income include customer service fees, which include overdraft program fees, and bank card services and interchange fees.

Noninterest income for the six months ended June 30, 2025, was $4.7 million compared to $5.1 million for the six months ended June 30, 2024, a decrease of $0.4 million. The following table sets forth the major components of our noninterest income for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024	Increase (Decrease)
	(Dollars in thousands)
Noninterest income:
Customer service fees	$1,329	$1,504	$(175)
Net realized gains (losses) on sales of available-for-sale securities	—	—	—
Net gains (losses) on sales of premises and equipment	4	23	(19)
Net gains (losses) on sales of foreclosed assets	4	119	(115)
Net gains on sales of loans	—	—	—
ATM and debit card fees	1,690	1,549	141
Increase in BOLI	644	563	81
Other income and fees(1)	995	1,312	(317)
Total noninterest income	$4,667	$5,070	$(403)

____________

(1)      Other income and fees includes income and fees associated with miscellaneous services.

Customer service fees includes fees for overdraft privilege charges, insufficient funds charges, account analysis service fees on commercial accounts, and monthly account service fees. These fees decreased $0.2 million, or 11.6%, to $1.3 million for the six months ended June 30, 2025, from $1.5 million for the six months ended June 30, 2024. The decrease was primarily the result of normal fluctuations in our operations.

ATM and debit card fees increased $0.1 million, or 9.1%, to $1.7 million for the six months ended June 30, 2025, from $1.5 million for the six months ended June 30, 2024. The increase was primarily the result of changes in transactional volume that generates interchange fees.

The income on BOLI increased $81 thousand, or 14.4%, to $644 thousand for the six months ended June 30, 2025, from $563 thousand for the six months ended June 30, 2024. The increase was primarily the result of a gain on a policy due to a death benefit and an increase in earnings rates.

Other income and fees decreased $0.3 million, or 24.1%, to $1.0 million for the six months ended June 30, 2025 from $1.3 million for the six months ended June 30, 2024. This decrease was primarily due to normal fluctuations in our operations.

Noninterest Expense

Noninterest expense for the six months ended June 30, 2025 was $21.3 million compared to $21.6 million for the six months ended June 30, 2024, a decrease of $0.3 million, or 1.5%, which was primarily a result of efficiencies realized from the acquisition of AB&T. The following table sets forth the major components of our noninterest expense for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024	Increase (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$11,283	$11,247	$36
Occupancy expenses	1,649	1,715	(66)
Data processing	2,358	2,326	32
Deposit insurance premiums	471	525	(54)
Professional Fees	481	651	(170)
Depreciation and amortization	1,751	2,055	(304)
Other expenses(1)	3,313	3,103	210
Total noninterest expense	$21,306	$21,622	$(316)

____________

(1)      Other expenses include items such as telephone expenses, marketing and advertising expenses, debit card expenses, courier fees, directors’ fees, and insurance.

Salaries and employee benefits primarily include: (i) amounts paid to employees for base pay, incentive compensation, and bonuses; (ii) health and other related insurance paid by the Bank on behalf of our employees; and (iii) the annual cost for any increases in the liability for non-qualified plans maintained for certain key employees. Salaries and employee benefits for the six months ended June 30, 2025 were $11.3 million, an increase of $0.1 million, or 0.3%, compared to $11.2 million for the six months ended June 30, 2024. This slight increase was primarily due to pay increases net of turnover.

Occupancy expenses consist of depreciation on property, premises, equipment and software, rent expense for leased facilities, maintenance agreements on equipment, property taxes, and other expenses related to maintaining owned or leased assets. Occupancy expenses for the six months ended June 30, 2025 was $1.6 million compared to $1.7 million for the six months ended June 30, 2024, a decrease of $0.1 million, or 3.8%. The decrease was primarily attributable to normal fluctuations.

Data processing expenses, which primarily consist of expenses for data processing services for core processing, increased $0.1 million, or 1.4%, to $2.4 million for the six months ended June 30, 2025 from $2.3 million for the six months ended June 30, 2024.

Professional fees expenses, which include legal fees, audit and accounting fees, and consulting fees, decreased $170 thousand, or 26.1%, to $481 thousand for the six months ended June 30, 2025 compared to $651 thousand for the six months ended June 30, 2024. This decrease was primarily the result of the higher audit costs associated with the acquisition of AB&T in 2024.

Depreciation and amortization for the six months ended June 30, 2025 was $1.8 million compared to $2.1 million for the six months ended June 30, 2024, a decrease of approximately $0.3 million, or 14.8%. The decrease was primarily attributable to the sale of a closed bank office and the decrease in core deposit intangibles from previous acquisitions.

Other expenses increased $0.2 million, or 6.8%, to $3.3 million for the six months ended June 30, 2025, compared to $3.1 million for the six months ended June 30, 2024. This increase was primarily due to increases in marketing, insurance and education expenses related to the acquisition of AB&T.

Results of Operations for the Years Ended December 31, 2024 and 2023

The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and average costs of our liabilities, for the periods indicated. Yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Total loans(1)	$1,738,433	$113,391	6.52%	$1,522,033	$95,206	6.26%
Investment securities	204,554	3,747	1.83%	225,204	2,882	1.28%
Other interest-earning assets	123,380	6,075	4.92%	93,560	4,549	4.86%
Total interest-earning assets	$2,066,367	$123,213	5.96%	$1,840,797	$102,637	5.58%
Allowance for credit losses	(17,568)			(14,769)
Noninterest-earning assets	168,624			162,039
Total Assets:	$2,217,423			$1,988,067

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$497,662	$11,757	2.36%	$423,956	$7,086	1.67%
NOW, savings and money market deposits	403,563	6,665	1.65%	352,354	4,204	1.19%
Time deposits	546,599	21,931	4.01%	434,353	12,802	2.95%
FHLB advances	72,540	1,983	2.73%	99,248	3,028	3.05%
Other borrowings	47,746	3,294	6.90%	50,837	3,416	6.72%
Total interest-bearing liabilities	$1,568,110	$45,630	2.91%	$1,360,748	$30,536	2.24%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	$409,405			$404,750
Other liabilities	33,286			45,576
Total noninterest-bearing liabilities	$442,691			$450,326		%
Shareholders’ equity	$206,622			$176,993		%
Total liabilities and shareholders’ equity	$2,217,423			$1,988,067		%
Net Interest Income		$77,583
Net Interest Spread(2)			3.05%		$72,101	3.33%
Net Interest Margin(3)			3.75%			3.92%

____________

(1)      Includes nonaccrual loans.

(2)      Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.

(3)      Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table sets forth the effects of changing rates and volumes on our net interest income during the periods shown. Information is provided with respect to: (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate), and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.

	Year Ended December 31, 2024 over 2023
	Changes due to:		Total Variance
	Volume	Rate
	(Dollars in thousands)
Interest Earning Assets:
Loans	$13,536	$4,649	$18,185
Investment securities	(264)	1,129	865
Other interest earning assets	1,450	76	1,526
Total increase in interest income	14,722	5,854	20,576

Interest-Bearing Liabilities:
Interest bearing demand deposits	1,232	3,439	4,671
NOW, savings, money market deposits	611	1,850	2,461
Time deposits	3,308	5,821	9,129
FHLB advances	(815)	(230)	(1,045)
Other borrowings	(208)	86	(122)
Total increase in interest expense	4,129	10,965	15,094

Increase in net interest income	$10,593	$(5,111)	$5,482

Net interest income for the year ended December 31, 2024 was $77.6 million compared to $72.1 million for the year ended December 31, 2023, an increase of $5.5 million, or 7.6%. The increase in net interest income was comprised of a $20.5 million, or 20%, increase in interest income and dividend income, offset by a $15.1 million, or 49.4%, increase in interest expense. The growth in interest income was primarily attributable to a $216.4 million, or 14.2%, increase in average total loans outstanding as of December 31, 2024, compared to December 31, 2023, and by a 0.3% increase in the yield on gross total loans. The increase in average total loans outstanding was primarily due to organic loan growth in the Nashville MSA, Knoxville MSA and Charlotte MSA. The $15.1 million increase in interest expense for the year ended December 31, 2024 was primarily related to a 0.7% increase in the rate paid on interest-bearing liabilities and an increase of $207.4 million, or 15.2%, in average interest-bearing liabilities as of December 31, 2024 compared to December 31, 2023. The increase in average interest-bearing liabilities from 2023 to 2024 was primarily due to increases in our large depositor accounts. For the year ended December 31, 2024, net interest margin and net interest spread were 3.8% and 3.1%, respectively, compared to 3.9% and 3.3%, respectively, for the same periods in 2023, which reflects a higher cost of funds during 2024 primarily due to the lag in deposit repricing during the rising rate environment during 2023.

Provision for Credit Losses

Credit risk is inherent in the business of making loans. We establish an allowance for credit losses through charges to earnings, which are shown in the statements of income as the provision for credit losses. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. The provision for credit losses is determined by conducting a quarterly evaluation of the adequacy of our allowance for credit losses and charging the shortfall or excess, if any, to the current quarter’s expense. This has the effect of creating variability in the amount and frequency of charges to our earnings. The provision for credit losses and level of allowance for each period are dependent upon many factors, including loan growth, net charge offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of the quality of the loan portfolio, the valuation of problem loans and the general economic conditions in our market areas.

The provision for credit losses for the year ended December 31, 2024 was $1.8 million compared to $3.3 million for the year ended December 31, 2023. In 2024, the provisions were recorded based on increased environmental factors related to national, regional and economic conditions and changes in the volume and nature of the portfolio in the CRE loan categories. There were no significant charge-offs in 2024. In 2023, additional provisions were recorded related to the acquisition of a controlling interest of AB&T.

The allowance for credit losses as a percentage of total loans was 1.0% and 0.9% at December 31, 2024 and 2023, respectively.

Noninterest Income

While interest income remains the largest single component of total revenues, noninterest income is an important contributing component. Our most significant sources of noninterest income include customer service fees, which includes overdraft program fees, and bank card services and interchange fees.

Noninterest income for the year ended December 31, 2024 was $10.8 million compared to $9.6 million for the year ended December 31, 2023, an increase of $1.2 million, or 13.1%. The following table sets forth the major components of our noninterest income for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023	Increase (Decrease)
	(Dollars in thousands)
Noninterest income:
Customer service fees	$3,040	$2,861	$179
Net realized gains (losses) on sales of available-for-sale securities	0	0	0
Net gains on sales of premises and equipment	759	54	705
Net gains on sales of foreclosed assets	153	133	20
Net gains (losses) on sales of loans	0	(174)	174
ATM and debit card fees	3,281	3,323	(42)
Increase in BOLI	1,199	1,661	(462)
Other income and fees(1)	2,446	1,761	685
Total noninterest income	$10,878	$9,619	$1,259

____________

(1)      Other income and fees includes income and fees associated with miscellaneous services.

Customer service fees includes fees for overdraft privilege charges, insufficient funds charges, account analysis service fees on commercial accounts, and monthly account service fees. These fees increased $0.2 million, or 6.3%, to $3.0 million for the year ended December 31, 2024, from $2.9 million for the year ended December 31, 2023.

ATM and debit card fees slightly decreased by 42 thousand, or 1.3%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The slight decrease was primarily the result of changes in transactional volume that generates interchange fees.

The income on BOLI decreased $0.5 million, or 27.8%, to $1.2 million for the year ended December 31, 2024, from $1.7 million for the year ended December 31, 2023. During the year ended December 31, 2023, the Bank had an increase in BOLI income due to a large death benefit.

Other income and fees increased $0.6 million, or 38.9%, to $2.4 million for the year ended December 31, 2024 from $1.8 million for the year ended December 31, 2023. This increase was primarily due to gains on the sale of equipment and a branch that had been previously closed.

Noninterest Expense

Noninterest expense for the year ended December 31, 2024 was $46.1 million compared to $38.8 million for the year ended December 31, 2023, an increase of $7.3 million, or 18.9%, which increase primarily resulted from increases in salary and building expenses related to the acquisition of Alliance. The following table sets forth the major components of our noninterest expense for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023	Increase (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$24,873	$20,746	$4,127
Occupancy expenses	3,786	3,361	425
Professional fees	1,017	1,296	(279)
Data processing	4,235	3,862	373
Deposit insurance premiums	1,129	1,035	94
Depreciation and amortization	4,109	3,040	1,069
Other expenses(1)	6,913	5,414	1,499
Total noninterest expense	$46,062	$38,754	$7,308

____________

(1)      Other expenses include items such as telephone expenses, marketing and advertising expenses, debit card expenses, courier fees, directors’ fees, and insurance.

Salaries and employee benefits primarily include: (i) amounts paid to employees for base pay, incentive compensation, and bonuses; (ii) health and other related insurance premiums paid by the Bank on behalf of our employees; and (iii) the annual cost for any increases in the liability for non-qualified plans maintained for certain key employees. Salaries and employee benefits increased $4.1 million, or 19.9%, from $20.7 million for the year ended December 31, 2023 to $24.9 million for the year ended December 31, 2024. The increase was primarily due to incentive compensation and additional staff compensation related to the acquisition of AB&T in 2024.

Occupancy expenses consist of depreciation on property, premises, equipment and software, rent expense for leased facilities, maintenance agreements on equipment, property taxes, and other expenses related to maintaining owned or leased assets. Occupancy expenses for the year ended December 31, 2024 was $3.8 million compared to $3.4 million for the year ended December 31, 2023, an increase of approximately $0.4 million, or 12.7%. The increase was primarily attributable to the addition of a new branch in the Nashville MSA.

Professional fees expenses, which include legal fees, audit and accounting fees, and consulting fees, decreased approximately $0.3 million, or 21.5%, to $1.0 million for the year ended December 31, 2024 compared to $1.3 million for the year ended December 31, 2023.

Data processing expenses, which primarily consist of expenses for data processing services for core processing, increased approximately $0.4 million, or 9.7%, to $4.2 million for 2024 compared to $3.9 million for 2023. The increase was primarily the result of growth and vendor increases.

Depreciation and amortization for the year ended December 31, 2024 was $4.1 million compared to $3.0 million for the year ended December 31, 2023, an increase of approximately $1.1 million, or 35.2%. The increase was primarily attributable to the acquisition of Alliance in 2024.

Other expenses increased $1.5 million, or 27.7%, to $6.9 million for the year ended December 31, 2024, compared to $5.4 million for the year ended December 31, 2023. The increase was primarily attributable to additional expenses related to the transaction with AB&T not recognized for the first half of 2023 due to the timing of the 2023 acquisition of a majority ownership interest in AB&T.

Financial Condition

Total assets were $2.3 billion as of June 30, 2025, a decrease of $38.7 million, or 1.7%, from December 31, 2024. This slight decrease was primarily the result of a decrease in cash due to a reduction of brokered deposit balances of $49.7 million and a reduction of gross loans of $17.3 million. Total assets increased $104.6 million, or 4.8%, to $2.3 billion at December 31, 2024 as compared to $2.2 billion at December 31, 2023. The increase in total assets was primarily the result of 7.0% organic loan growth. Total loans increased $120.5 million, or 7.1%, to $1.8 billion at December 31, 2024, compared to $1.7 billion at December 31, 2023. The increase in total loans was due to loan growth in the Nashville MSA and Charlotte MSA. Our securities portfolio decreased $34.5 million, or 16.4%, to $176.2 million at December 31, 2024, compared to $210.7 million at December 31, 2023. The decrease in our securities portfolio is the result of decreased need for pledging. Total deposits increased $118.7 million, or 6.5%, to $1.9 billion at December 31, 2024, compared to $1.8 billion at December 31, 2023. A substantial portion of this growth was related to increases in our large depositors accounts.

Loan Portfolio

Loans represent the largest portion of our earning assets, greater than the securities portfolio or any other asset category, and the quality and diversification of the loan portfolio is an important consideration when reviewing our financial condition.

We have four loan portfolio segments: (i) real estate (which is divided into four classes), (ii) commercial, (iii) consumer and (iv) other. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and method for monitoring and assessing credit risk. Classes within the real estate portfolio segment include (i) CRE, (ii) C&D, (iii) residential, and (iv) other.

Our loan clients primarily consist of small to medium-sized business, the owners and operators of these businesses, as well as other professionals, entrepreneurs and high net worth individuals. We believe owner-occupied and investment CRE loans, residential construction loans and commercial business loans provide us with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, and are complemented by our relatively lower risk residential real estate loans to individuals.

The following describes risk characteristics relevant to each of the loan portfolio segments:

Real estate — We offer various types of real estate loan products, which are divided into the classes described below. All loans within this portfolio segment are particularly sensitive to the valuation of real estate.

•        C&D loans include extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.

•        Residential loans include one-to-four-family first mortgage loans, which are repaid by various means such as a borrower’s income, the sale of the property, or rental income derived from the property. These also include second lien or open-end residential real estate loans, such as home equity lines, which are typically repaid by the same means as one-to-four-family first mortgages.

•        CRE loans include both owner-occupied CRE loans and other CRE loans, such as commercial loans secured by income producing properties. Owner-occupied CRE loans made to operating businesses are long-term financings of land and buildings and are repaid by cash flows generated from business operations. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.

•        Other real estate loans include loans collateralized by farmland.

Commercial — This loan portfolio segment includes loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrower’s business operations.

Consumer — This loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

Other — This loan portfolio segment primarily consists of tax-exempt commercial loans, undisbursed loans of all types, and unpaid overdrafts on deposit accounts.

The following table presents our balances and associated percentages of the composition of loans by loan portfolio segment, excluding loans held for sale on the dates indicated:

	Loan Portfolio Segments
	As of June 30,		As of December 31,
	2025 Amount	% of Total	2024 Amount	% of Total	2023 Amount	% of Total
	(Dollars in thousands)
Real Estate Loans:
Commercial	$1,016,229	57%	$1,006,207	55%	$894,265	53%
Construction and land development	189,187	11%	199,800	11%	186,764	11%
Residential	376,442	21%	369,308	20%	359,014	21%
Other	15,290	1%	16,816	1%	16,850	1%
Commercial	178,832	10%	201,593	10%	220,827	13%
Consumer	14,636	1%	15,214	1%	16,707	1%
Other	7,773	0%	6,744	1%	1,868	0%
Total loans	$1,798,388	100%	$1,815,682	100%	$1,696,295	100%
Deferred loan fees and discounts	6,872		8,685		9,813
Allowance for credit losses	17,989		18,205		16,636
Loans, net	$1,773,528		$1,788,792		$1,669,846

Total loans were $1.8 billion as of June 30, 2025, a decrease of $17.3 million, or 0.9%, from December 31, 2024.

Total loans increased $119.4 million, or 7.0%, to $1.8 billion as of December 31, 2024 as compared to $1.7 billion as of December 31, 2023. This increase was substantially the result of organic loan growth in the Nashville MSA, Knoxville MSA and Charlotte MSA.

The following tables show the contractual maturities of our total loan principal balances, excluding loan discounts, overdrafts and other items in the distribution between fixed and adjustable interest rate loans, as of June 30, 2025, December 31, 2024, and December 31, 2023, respectively:

	As of June 30, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Real Estate:
Construction & land development	$18,857	$50,400	$11,189	$84,784	$15,354	$8,603	$189,187
Residential	7,020	7,439	25,645	35,641	55,186	245,510	376,442
Commercial real estate	103,452	38,093	379,165	187,294	21,879	286,345	1,016,229
Other	253	200	3,382	10,204	262	989	15,290
Commercial	8,997	60,242	38,242	39,363	1,431	30,557	178,832
Consumer & other	7,142	533	12,297	465	1,716	257	22,408
Total Loans	$145,720	$156,908	$469,921	$357,751	$95,827	$572,262	$1,798,338

	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Real Estate:
Construction & land development	$41,606	$57,676	$22,821	$70,396	$1,530	$5,770	$199,800
Residential	5,453	8,897	30,075	26,906	57,764	240,213	369,308
Commercial real estate	44,743	36,720	450,711	174,953	22,664	276,415	1,006,206
Other	1,280	1	3,060	10,706	749	1,020	16,816
Commercial	10,613	68,649	52,911	34,237	1,341	33,843	201,593
Consumer & other	6,613	316	12,465	556	1724	286	21,958
Total Loans	$110,308	$172,259	$572,043	$317,754	$85,772	$557,546	$1,815,682
	As of December 31, 2023
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Real Estate:
Construction & land development	$48,791	$46,416	$51,507	$23,494	$5,683	$10,873	$186,764
Residential	13,167	5,295	34,330	19,790	56,957	229,476	359,014
Commercial real estate	79,404	54,544	370,986	81,225	24,452	284,654	894,265
Other	52	136	3,786	10,921	856	1,100	16,850
Commercial	24,552	56,480	63,318	50,382	2,955	23,139	220,827
Consumer & other	6,981	313	8,191	433	2,432	224	18,575
Total Loans	$172,948	$163,184	$532,117	$186,245	$92,336	$549,466	$1,696,295

The majority of our loans are priced with a fixed rate and a one-to-five-year maturity. This type of loan has historically been about 44.6% of total loans over the past two years because the majority of our commercial loans are priced with five-year balloons.

We are primarily involved in real estate, commercial, and consumer lending activities with customers throughout our markets in Kentucky, North Carolina, and Tennessee. About 88.8%, 87.7%, and 85.9% of our total loans were secured by real property as of June 30, 2025, December 31, 2024, and December 31, 2023, respectively. We believe that these loans are not concentrated in any one single property type and that they are geographically dispersed throughout our markets. Our debtors’ ability to repay their loans is substantially dependent upon the economic conditions of the markets in which we operate, which consist primarily of Nashville, Knoxville, Chattanooga, and Kingsport in Tennessee and the Charlotte MSA in North Carolina.

CRE loans were 56.4% of total loans as of June 30, 2025, and represented 55.4% of total loans as of December 31, 2024. C&D loans were 10.5% of total loans as of June 30, 2025, and represented 11.0% of total loans as of December 31, 2024. The ratio of our CRE loans to total risk-based bank capital was 281% as of June 30, 2025 and 304% as of December 31, 2024. C&D loans represented 70.7% of total risk-based bank capital as of June 30, 2025 as compared to 78.7% as of December 31, 2024.

CRE loans were 55.4% of total loans as of December 31, 2024 and represented 52.7% of total loans as of December 31, 2023. C&D loans were 11.0% of total loans as of December 31, 2024 and represented 11.0% of total loans as of December 31, 2023. The ratio of our CRE loans to total risk-based bank capital was 304% as of December 31, 2024 and 318% as of December 31, 2023. C&D loans represented 78.7% of total risk-based bank capital as of December 31, 2024 as compared to 89.8% as of December 31, 2023. The ratios of CRE loans and C&D loans to total risk-based capital as of December 31, 2024 and 2023 were each below the 300%/100% regulatory concentration guidelines with the exception of the slight overage of 304% and 318% for the 300% ratio as of December 31, 2024 and December 31, 2023, respectively. Further, these loans are geographically diversified, primarily throughout the states of Kentucky, North Carolina and Tennessee.

We have established concentration limits in our loan portfolio for CRE loans by loan type, including collateral and industry, among others. All loan types are within established limits other than our hotels/motels category, which has occasionally exceeded our limit of 50% of total risk-based capital. For further information on the risks associated with the concentration of our loan portfolio in certain industries, please see the risk factor titled “We have a concentration of credit exposure to borrowers in certain industries, and we also target small to medium-sized businesses and make other loans that may carry increased levels of credit risk.” on page 24 of this prospectus. Despite this category being outside of our established limits, we believe lending risk in this category is mitigated by a significant portion of the financed properties being owner-occupied hotels/motels, meaning that the properties are run by their owners. All but one of the hotel/motel projects currently in our loan portfolio are “flag” hotels. Further, our exposure to the hotels/motels category is geographically dispersed throughout the states of Florida, Kentucky, North Carolina, South Carolina and Tennessee. We have restricted lending on lodging projects to existing clients only for the foreseeable future. Our lending concentration in the hotels/motels sector is actively managed by our senior management team, including our President and Chief Executive Officer and Chief Credit Officer.

We require all business purpose loans to be underwritten by a centralized underwriting department located in Harrogate, Tennessee. Industry-tested underwriting guidelines are used to assess a borrower’s historical cash flow to determine debt service, and we further stress test the debt service under higher interest rate scenarios. Financial and performance covenants are used in commercial lending to allow us to react to a borrower’s deteriorating financial condition, should that occur.

Construction and Land Development.    Loans for residential construction are for single-family properties and to developers or investors. These loans are underwritten based on estimates of costs and the completed value of the project. Funds are advanced based on estimated percentage of completion for the project. Performance of these loans is affected by economic conditions as well as the ability to control the costs of the projects. This category also includes commercial construction projects.

C&D loans decreased $10.6 million, or 5.3%, to $189.9 million as of June 30, 2025 from $199.8 million as of December 31, 2024. The majority of this decrease was due to the completion and payoff of C&D loans. Residential C&D loans were relatively flat. C&D loans increased $13.0 million, or 7.0%, to $199.8 million as of December 31, 2024 from $186.8 million as of December 31, 2023. Most of this increase was due to organic loan growth in our Nashville MSA, Knoxville MSA and Charlotte MSA. Residential construction loans were relatively flat.

Residential.    We offer one-to-four family mortgage loans on both owner-occupied primary residences and investor-owned residences, which made up approximately 89.1% of our residential loan portfolio as of June 30, 2025. Our residential loans also include home equity lines of credit, which totaled $36.3 million, or approximately 9.7% of our residential portfolio, as of June 30, 2025. By offering a full line of residential loan products, the owners of the small to medium-sized businesses that we lend to are able to use us, instead of a competitor, for financing a personal residence.

Commercial Real Estate.    Our CRE loan portfolio includes loans for commercial property that is owned by real estate investors, construction loans to build owner-occupied properties, and loans to developers of CRE investment properties and residential developments. CRE loans are subject to underwriting standards and processes similar to our commercial loans. These loans are underwritten primarily based on projected cash flows for income-producing properties and collateral values for non-income-producing properties. The repayment of these loans is generally dependent on the successful operation of the properties securing the loans or the sale or refinancing of the property. Real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing our real estate portfolio are diversified by type and geographic location. We believe this diversity helps reduce our exposure to adverse economic events that may affect any single market or industry.

CRE loans were $1.0 billion as of June 30, 2025, an increase of $10.0 million, or 1.0%, compared to December 31, 2024. The increase was primarily driven by organic new loan growth and completion of C&D loans. As of June 30, 2025, our CRE portfolio was comprised of $364.4 million in non-owner occupied CRE loans and $161.4 million in commercial construction loans.

CRE loans increased $111.9 million, or 12.5%, to $1.0 billion as of December 31, 2024 from $894.3 million as of December 31, 2023. The increase was mostly driven by organic loan growth in the Nashville MSA and Charlotte MSA. As of December 31, 2024, our CRE portfolio was comprised of $366.6 million in non-owner occupied CRE loans and $168.0 million in commercial construction loans.

Commercial.    Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards have been designed to determine whether the borrower possesses sound business ethics and practices, to evaluate current and projected cash flows to determine the ability of the borrower to repay its obligations, and to ensure appropriate collateral is obtained to secure the loan. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as real estate, accounts receivable, or inventory, and typically include personal guarantees. Owner-occupied real estate is included in commercial loans, as the repayment of these loans is generally dependent on the operations of the commercial borrower’s business rather than on income-producing properties or the sale of the properties.

Commercial loans decreased $22.8 million, or 11.3%, to $178.8 million as of June 30, 2025 from $201.6 million as of December 31, 2024. Commercial loans decreased $19.2 million, or 9%, to $201.6 million as of December 31, 2024 from $220.8 million as of December 31, 2023.

Consumer and Other.    We utilize the central underwriting department for all consumer loans over $200,000 in total credit exposure regardless of collateral type. Loans below this threshold are underwritten by the responsible loan officer in accordance with our consumer loan policy. The loan policy addresses types of consumer loans that may be originated and the requisite collateral, if any, which must be perfected. We believe relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers helps minimize risk.

Consumer and other loans (non-real estate loans) increased $0.5 million, or 2.1%, to $22.4 million as of June 30, 2025, from $22.0 million as of December 31, 2024. Consumer and other loans (non-real estate loans) increased $3.4 million, or 18.2%, to $22.0 million as of December 31, 2024, from $18.6 million as of December 31, 2023.

Loan Participations

In the normal course of business, we periodically sell participating interests in loans to other banks and investors. All participations are sold on a proportionate basis with all cash flows divided proportionately among the participants and no party has the right to pledge or exchange the entire financial asset without the consent of all the participants. Other than standard 90-day prepayment provisions and standard representations and warranties, participating interests are sold without recourse. We also purchase loan participations from time to time.

On June 30, 2025, December 31, 2024 and December 31, 2023, loan participations sold to third parties (which are not included in the accompanying consolidated balance sheets) totaled $46.8 million, $46.3 million and $32.3 million, respectively. We sell participations to manage our credit exposures to borrowers. On June 30, 2025, December 31, 2024 and December 31, 2023, loan participations purchased totaled $7.6 million, $7.7 million and $27.6 million, respectively. The variances come from purchases and sales of participations in the ordinary course of business.

Allowance for Credit Losses

The allowance for credit losses is funded as losses are estimated through a provision for credit losses charged to expense. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, the overall portfolio quality, specific problem loans, current economic conditions that may affect borrowers’ ability to pay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.

The Bank estimates the allowance for credit losses on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Bank has policies in place to reverse accrued interest in a timely manner. Therefore, the Bank has made a policy election to exclude accrued interest from the measurement of the allowance for credit losses.

Expected credit losses are reflected in the allowance for credit losses through a charge to provision for credit losses. The Company measures expected credit losses on loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Bank.

The Company’s methodologies for estimating the allowance for credit losses consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

The Company’s primary methodology for estimating expected credit losses for all loan types is the weighted average remaining maturity (“WARM”) method. The WARM current expected credit losses methodology uses average annual loss rate along with a simple but reasonable forecast based on a “regression” analysis of loan history dating back 18 years. The dependent variable is an entity’s loss rate, based on changes in the NY Prime Lending Rate over the same period. The Company utilizes the NY Prime Lending Rate as the independent variable due to it being the tool most commonly utilized by the Federal Reserve to either accelerate and/or slow down the economy. Additionally, the allowance for credit losses calculation includes qualitative adjustments to account for risk factors that may not be incorporated in the quantitatively derived allowance estimate. Qualitative adjustments may increase or decrease the allowance estimate.

Qualitative factors considered include: changes in lending policies and procedures, including underwriting standards, collection, charge-off and recovery practices; national, regional and local economic and business conditions and developments that affect the collectability of the loan portfolio, including the condition of various market segments; nature and volume of the loan portfolio and terms of loans; experience, depth and ability of lending management; volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; quality of the loan review system; underlying collateral values; concentrations of credit and changes in the level of such concentrations; and the effect of other external factors such as competition and legal and regulatory requirements.

Our allowance for credit losses was $18.0 million at June 30, 2025 compared to $18.2 million at December 31, 2024, a decrease of $0.2 million, or 1.2%. No additional provisions were recorded for the six months ended June 30, 2025. Our allowance for credit losses was $18.2 million at December 31, 2024 compared to $16.6 million at December 31, 2023, an increase of $1.6 million, or 9.4%. Additional provisions were recorded based on national, regional and economic conditions and changes in the volume and nature of our loan portfolio. In addition, some of the allowance for credit losses increase was due to adjustments for consideration of the concentration of loans in certain risk categories.

The following table provides an analysis of the allowance for credit losses at the dates indicated.

	As of June 30, 2025	As of December 31,
		2024	2023	2022	2021	2020
	(Dollars in thousands)
Average loans outstanding	$1,795,846	$1,738,433	$1,522,033	$1,264,516	$1,186,332	$1,192,795
Total loans outstanding at end of period	$1,798,388	$1,815,682	$1,696,295	$1,335,462	$1,209,606	$1,250,183
Allowance for credit losses at beginning of period	$18,205	$16,635	$13,448	$11,190	$10,907	$9,166
Charge-offs:
Commercial real estate	(18)	(49)	—	—	(117)	—
Construction and land development	—	—	(30)	(58)	—	(10)
Residential real estate	(121)	(52)	—	(113)	(128)	(176)
Commercial	(314)	(177)	(9)	(126)	(126)	(83)
Consumer & other	(51)	(151)	(147)	(212)	(238)	(293)
Total charge-offs	(504)	(429)	(186)	(509)	(609)	(562)

Recoveries:
Commercial real estate	43	75	—	—	2	—
Construction & land development	202	—	36	1,241	106	9
Residential real estate	18	9	—	303	251	107
Commercial	3	54	8	7	61	214
Consumer & other	22	32	55	50	76	59
Total recoveries	288	170	99	1,601	496	389
Net (charge-offs) recovery	$(216)	$(259)	$(87)	$1,092	$(113)	$(173)
Provision for credit losses	$—	$1,829	$3,274	$778	$396	$1,914
Balance at end of period	$17,989	$18,205	$16,635	$13,060	$11,190	$10,907
Ratio of allowance to end of period loans	1.01%	1.00%	0.98%	0.98%	0.93%	0.87%
Ratio of net (charge-offs) recovery to average loans	(0.012)%	(0.015)%	(0.006)%	0.086%	(0.009)%	(0.015)%

Net charge-offs for the six months ended June 30, 2025 totaled $0.2 million. Net charge-offs for the year ended December 31, 2024 totaled $0.3 million, an increase of $0.2 million, or 197.7%, compared to $0.1 million for the year ended December 31, 2023.

Nonperforming Loans

Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectability in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when the loans become well-secured and management believes full collectability of principal and interest is probable.

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral-dependent loans where the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the allowance for credit losses is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The allowance for credit losses may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for credit losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Costs of improvements are capitalized, whereas costs related to holding other real estate owned and subsequent write-downs to the value thereof are expensed. Any gains and losses realized at the time of disposal are reflected in income.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold and is initially recorded at fair value less costs to sell when acquired, establishing a new carrying value. OREO totaled approximately $0.9 million at June 30, 2025, $0.8 million at December 31, 2024 and $1.0 million at December 31, 2023.

Nonperforming loans include nonaccrual loans and loans past due 90 days or more. Nonperforming assets consist of nonperforming loans plus OREO and collateral taken in foreclosure or similar proceedings.

Nonaccrual loans were $5.8 million at June 30, 2025. We had $6.4 thousand in consumer loans 90 days past due and still accruing at June 30, 2025.

Total nonperforming loans increased approximately $0.8 million from December 31, 2024 to June 30, 2025. The increase was primarily the result of normal fluctuations. Total nonperforming loans increased approximately $0.1 million from December 31, 2023 to December 31, 2024. The increase was primarily the result of increased delinquency in our consumer mortgage loan portfolio.

The following tables present the contractual aging of the recorded investment and loan discount in current and past due loans by class of loans as of June 30, 2025, December 31, 2024 and December 31, 2023:

	Contractual Aging of Recorded Investments
As of June 30, 2025	Current	30 – 89 Days Past Due	90+ Days Past Due	Nonaccrual	Total
	(Dollars in thousands)
Real estate mortgages:
Commercial real estate	$1,014,558	$190	$—	$1,481	$1,016,229
Construction & land development	188,790	360	—	38	189,187
Residential real estate	369,299	2,964	—	4,179	376,442
Other	15,290	—	—	—	15,290
Commercial	177,951	766	—	116	178,832
Consumer & other	22,228	142	6	33	22,408
Total loans	$1,788,114	$4,421	$6	$5,846	$1,798,388
	Contractual Aging of Recorded Investments
As of December 31, 2024	Current	30 – 89 Days Past Due	90+ Days Past Due	Nonaccrual	Total
	(Dollars in thousands)
Real estate mortgages:
Commercial real estate	$1,005,336	$427	$—	$444	$1,006,207
Construction & land development	199,555	238	—	6	199,800
Residential real estate	358,812	6,005	—	4,491	369,308
Other	16,816	—	—	—	16,816
Commercial	201,101	418	—	74	201,593
Consumer & other	21,794	118	2	44	21,958
Total loans	$1,803,415	$7,206	$2	$5,059	$1,815,682
	Contractual Aging of Recorded Investments
As of December 31, 2023	Current	30 – 89 Days Past Due	90+ Days Past Due	Nonaccrual	Total
	(Dollars in thousands)
Real estate mortgages:
Commercial real estate	$892,431	$1,030	$160	$643	$894,265
Construction & land Development	186,333	431	—	—	186,764
Residential real estate	352,458	2,368	181	4,007	359,014
Other	16,850	—	—	—	16,850
Commercial	220,440	232	—	155	220,827
Consumer & other	18,413	79	—	83	18,575
Total loans	$1,686,926	$4,140	$341	$4,888	$1,696,295

Nonperforming Assets

The following table sets forth the allocation of our nonperforming assets among different asset categories as of the dates indicated. Nonperforming assets consist of nonperforming loans plus OREO and repossessed property. Nonperforming loans include nonaccrual loans and loans past due 90 days or more.

	As of June 30, 2025	As of December 31,
		2024	2023	2022	2021	2020
	(Dollars in Thousands)
Nonaccrual loans	$5,846	$5,059	$4,888	$4,005	$4,804	$14,541
Loans past due 90 days or more and still accruing	6	2	342	8	5	11
Total nonperforming loans	5,853	5,061	5,230	4,013	4,809	14,552
OREO	861	832	1,046	1,709	2,285	9,287
Repossessed property	—	—	—	—	—	—
Total nonperforming assets	$6,714	$5,893	$6,276	$5,722	$7,095	$23,839
Modified loans – nonaccrual(1)	$—	$—	$—	$—	$—	$1,504
Modified loans – accruing	$—	$—	$—	$3,063	$2,121	$759
Allowance for credit losses	$17,989	$18,205	$16,636	$13,060	$11,189	$10,907
Total loans outstanding at end of period	$1,798,388	$1,815,682	$1,696,295	$1,335,462	$1,209,606	$1,250,183
Nonperforming loans to total loans	0.33%	0.28%	0.31%	0.30%	0.40%	1.16%
Nonperforming assets to total loans and OREO	0.37%	0.32%	0.37%	0.43%	0.59%	1.89%
Allowance for credit losses to nonperforming loans	307%	360%	318%	325%	233%	75%
Allowance for credit losses to total loans	1.00%	1.00%	0.98%	0.98%	0.93%	0.87%
Nonaccrual loans by category:
Real estate:
Commercial real estate	$1,481	$444	$643	$142	$223	$3,572
Construction and land development	38	6	—	127	330	494
Residential & other	4,179	4,491	4,007	3,663	4,081	8,412
Commercial	116	74	155	16	107	1,975
Consumer & other	33	44	83	56	63	87
Total	$5,846	$5,059	$4,888	$4,005	$4,804	$14,541

____________

(1)      Troubled debt restructured loans are excluded from nonperforming loans unless they otherwise meet the definition of nonaccrual loans or are more than 90 days past due.

Modifications to Borrowers Experiencing Financial Difficulty

On occasion, the Bank modifies loans to borrowers in financial distress by providing principal forgiveness, term extensions, interest rate reductions, or payment delays. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. In some cases, the Bank provides multiple types of concessions on one loan.

On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2023-02 — Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (ASU 2023-02). ASU 2023-02 eliminates the troubled debt restructuring (TDR) measurement and recognition guidance and requires that entities evaluate whether a modification represents a new loan or a continuation of an existing loan consistent with the accounting for other loan modifications. Additional disclosures relating to modifications to borrowers experiencing financial difficulty are required under ASU 2023-02. The Company adopted this ASU on a prospective basis.

These loans are excluded from our nonperforming loans unless they otherwise meet the definition of nonaccrual loans or are past due 90 days or more after the restructuring. The balance of these loans as of June 30, 2025, December 31, 2024 and December 31, 2023, was $0.

Credit Quality

Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports, by product, collateral, accrual status, and other applicable criteria, are reviewed by our Chief Credit Officer.

In addition to the past due and nonaccrual criteria, we also evaluate loans according to an internal risk grading system. Loans are segregated between pass, special mention, substandard, doubtful, and loss categories, which conform to regulatory definitions. A description of the general characteristics of the risk categories and definitions of those segregations follows:

Pass — Loans in this category are considered to have a low likelihood of loss based on relevant information analyzed about the ability of the borrowers to service their debt and other factors.

Special Mention — Loans in this category are currently protected but are potentially weak, including, for example, as a result of adverse trends in the borrower’s operations, credit quality or financial strength. These loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Bank’s credit position at some future date.

Substandard — A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and they are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard, plus the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss — Loans classified as loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the asset even though partial recovery may be effected in the future.

The following tables summarize the risk categories of our loan portfolio based upon the most recent analysis performed as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively:

	Outstanding Loan Balance by Internal Risk Grades
As of June 30, 2025	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Commercial real estate	$1,012,190	$2,515	$1,524	$—	$1,016,229
Construction & land development	189,149	—	38	—	189,187
Residential and other	371,353	849	4,240	—	376,442
Other	15,290	—	—	—	15,290
Commercial	177,969	747	116	—	178,832
Consumer and other	22,367	6	36	—	22,408
Total loans	$1,788,317	$4,118	$5,953	$—	$1,798,388
	Outstanding Loan Balance by Internal Risk Grades
As of December 31, 2024	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Commercial real estate	$1,002,112	$3,605	$489	$—	$1,006,207
Construction & land development	199,098	701	—	—	199,800
Residential and other	380,768	865	4,491	—	386,124
Commercial	200,976	543	74	—	201,593
Consumer and other	21,902	8	48	—	21,958
Total loans	$1,804,857	$5,722	$5,102	$—	$1,815,682
	Outstanding Loan Balance by Internal Risk Grades
As of December 31, 2023	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Commercial real estate	$892,258	$1,309	$698	$—	$894,265
Construction & land development	186,356	408	—	—	186,764
Residential and other	370,565	1,003	4,296	—	375,864
Commercial	220,657	15	155	—	220,827
Consumer and other	18,479	15	82	—	18,576
Total loans	$1,688,314	$2,750	$5,231	$—	$1,696,295

Securities Portfolio

Our securities portfolio serves the following purposes: (i) it provides liquidity to supplement cash flows from the loan and deposit activities of customers; (ii) it can be used as an interest rate risk management tool because it provides a large base of assets and we can change the maturity and interest rate characteristics more easily than those of the loan portfolio to better match changes in the deposit base and other Company funding sources; (iii) it is an alternative interest-earning asset when loan demand is weak or when deposits grow more rapidly than loans; and (iv) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender.

Our securities portfolio consists of securities classified as available-for-sale or held-to-maturity. In determining such classification, securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are carried at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) net of tax. Our securities portfolio consists of U.S. government and federal agency securities, U.S. government sponsored enterprise securities, mortgage-backed securities, and state and political subdivisions. We determine the appropriate classification at the time of purchase. The following tables summarize the fair value of our securities portfolio as of the dates presented.

	June 30, 2025			December 31, 2024			December 31, 2023
	Amortized Cost	Fair Value	Unrealized Gain/(Loss)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Available-for-Sale
U.S. government and federal agency	$10	$10	$—	$15,277	$15,269	$(8)	$15,060	$15,039	$(21)
U.S. government-sponsored enterprises (GSEs)	—	—	—	56	56	—	849	850	1
Mortgage-backed securities	15,178	14,513	(665)	17,085	16,143	(942)	22,164	19,891	(2,274)
State and political subdivisions	16,251	15,591	(660)	17,253	16,470	(783)	16,815	16,262	(553)
Total Available-for-Sale	$31,439	$30,113	$(1,326)	$49,671	$47,938	$(1,733)	$54,889	$52,041	$(2,848)
	June 30, 2025			December 31, 2024			December 31, 2023
	Amortized Cost	Fair Value	Unrealized Gain/(Loss)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)	Amortized Cost	Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held-to-Maturity
U.S. government and federal agency	$97,623	$95,786	(1,836)	$87,467	$84,440	$(3,027)	$104,741	$98,512	$(6,229)
U.S. government-sponsored enterprises (GSEs)	16,448	15,995	(454)	19,271	18,560	(711)	32,684	31,568	(1,116)
Mortgage-backed securities	39,458	36,491	(2,967)	19,031	15,864	(3,167)	18,507	15,394	(3,113)
State and political subdivisions	3,922	3,646	(277)	2,448	2,179	(269)	2,699	2,397	(302)
Total Held-to-Maturity	$157,452	$151,918	$(5,534)	$128,217	$121,043	$(7,174)	$158,631	$147,871	$(10,760)

Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At June 30, 2025, we evaluated the securities that had an unrealized loss for other-than-temporary impairment and determined all declines in value to be temporary. We anticipate full recovery of amortized cost with respect to these securities by maturity, or sooner in the event of a more favorable market interest rate environment. We do not intend to sell these securities, and it is not probable that we will be required to sell them before recovery of the amortized cost basis, which may be at maturity.

The following tables set forth certain information regarding contractual maturities and the weighted average yields of our investment securities as of June 30, 2025, and December 31, 2024. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	As of June 30, 2025
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available-for-Sale
U.S. treasury securities	—	—	10	8.1	—	—	—	—
U.S. government and federal agencies	—	—%	—	—%	—	—	—	—
State and political subdivisions	3,541	2.6%	5,510	2.8%	5,262	3.7%	1,938	4.9%
Mortgage-backed securities	85	4.1%	2,229	3.6%	4,935	2.5%	7,929	3.6%
Total Available-for-Sale	$3,626	2.5%	$7,749	3.0%	$10,197	3.1%	$9,867	3.8%
	As of December 31, 2024
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available-for-Sale
U.S. government and federal agencies	$15,277	4.7%	—	—	—	—	—	—
U.S. government sponsored enterprises (GSEs)	18	3.1%	38	8.7%	—	—	—	—
State and political subdivisions	2,753	2.4%	8,704	2.7%	4,913	3.6%	884	4.5%
Mortgage-backed securities	9	3.3%	2,337	4.0%	6,140	2.8%	8,598	3.5%
Total Available-for-Sale	$18,057	4.3%	$11,078	3.0%	$11,053	3.1%	$9,482	3.8%
	As of June 30, 2025
	Due in One Year or less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Held-to-Maturity
U.S. government and federal agencies	$69,948	2.7%	$27,675	0.9%	$—	—%	$—	—%
U.S. government-sponsored enterprises (GSEs)	2,978	3.1%	13,470	2.5%	—	—%	—	—%
State and political subdivisions	—	—%	2,441	1.5%	98	4.4%	1,384	5.0%
Mortgage-backed securities	—	—%	—	—%	—	—%	39,458	3.7%
Total Held-to-Maturity	$72,926	2.7%	$43,586	1.4%	$98	4.4%	$40,842	3.7%

	As of December 31, 2024
	Due in One Year or less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Held-to-Maturity
U.S. treasury securities	$59,722	4.7%	$27,745	0.9%	$—	—%	$—	—%
U.S. government and federal agencies	5,926	3.1%	13,345	2.5%	—	—%	—	—%
State and political subdivisions	—	—%	2,448	1.5%	—	—%	—	—%
Mortgage-backed securities	—	—%	—	—%	—	—%	19,031	1.8%
Total Held-to-Maturity	$65,648	4.6%	$43,538	1.4%	$—	—%	$19,031	1.8%

Allowance for Credit Losses — Available-For-Sale Securities:    The Company evaluates available-for-sale securities in an unrealized loss position to determine if credit losses exist. The Company first evaluates whether it intends to sell, or it is more likely than not that it will be required to sell, a security before recovering its amortized cost basis. If either condition exists, the security’s amortized cost basis is written down to fair value through income. If either aforesaid condition does not exist, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If credit loss exists, the Company recognizes an allowance for credit losses, limited to the amount by which the amortized cost basis exceeds the fair value. Any impairment not recognized through an allowance for credit losses is recognized in other comprehensive income (loss), net of tax.

Changes in the allowance for credit losses are recorded as provision for credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectability of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Allowance for Credit Losses — Held-to-Maturity Securities:    Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type and any other risk characteristics used to segment the portfolio. Accrued interest receivable on held-to-maturity debt securities totaled $240,678, $230,223 and $296,568 as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively.

The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase are treated as collateralized financial transactions. These agreements are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate to ensure such transactions are adequately collateralized. The Company also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

The Company sold no held-to-maturity securities prior to maturity during the six months ended June 30, 2025 or the fiscal years ended December 31, 2024 and 2023.

Bank-Owned Life Insurance

We maintain investments in BOLI policies to help control employee benefit costs, as a protection against loss of certain employees and as a tax planning strategy. We are the sole owner and beneficiary of these BOLI policies. At June 30, 2025, BOLI policies totaled $46.5 million compared to $45.8 million and $44.8 million at December 31, 2024 and 2023, respectively. The increase represents increases in the cash surrender values of the policies net of a slight reduction in the policies’ total value due to an insured’s death.

Deposits

Deposits represent our primary and most vital source of funds. We offer a variety of deposit products including demand deposits accounts, interest-bearing products, savings accounts and certificates of deposit. The Bank also acquires brokered deposits, QwickRate internet certificates of deposit, and reciprocal deposits through the Promontory network. The reciprocal deposits include both the Certificate of Deposit Account Registry Service (CDARS) and Insured Cash Sweep programs. We are a member of the Promontory network, which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250,000 per depositor, per issued bank for each account ownership category. The Promontory network allows institutions to break large deposits into smaller amounts and place them in a network of other Promontory institutions to ensure full FDIC insurance is gained on the entire deposit. Generally, internet and reciprocal deposits are not brokered deposits for regulatory purposes.

Our strong asset growth requires us to place a greater emphasis on both interest and noninterest-bearing deposits. Deposit accounts are added by loan production cross-selling, customer referrals, marketing advertisements, mobile and online banking and our involvement within our communities.

Total deposits were $1.9 billion at both June 30, 2025 and December 31, 2024. Total deposits on December 31, 2024 were $1.9 billion, representing an increase of $118.8 million, or 6.5%, compared to $1.8 billion at December 31, 2023. As of June 30, 2025, 22.5% of total deposits was comprised of noninterest-bearing demand deposits, 48.2% of total deposits was comprised of interest-bearing non-maturity accounts and 29.3% of total deposits was comprised of time deposits. As of December 31, 2024, 20.5% of total deposits was comprised of noninterest-bearing demand deposits, 49.8% of total deposits was comprised of interest-bearing non-maturity accounts and 29.7% of total deposits was comprised of time deposits.

The following table summarizes our deposit balances as of June 30, 2025, December 31, 2024 and December 31, 2023:

	As of June 30, 2025		As of December 31,
			2024		2023
	Balance	% of Total	Balance	% of Total	Balance	% of Total
			(Dollars in thousands)
Noninterest-bearing demand deposits	$417,015	22.5%	$397,240	20.5%	$416,839	22.9%
Interest-bearing deposits:
Interest-bearing demand deposits	509,870	27.5%	579,240	29.9%	505,278	27.8%
NOW, savings and money market	382,788	20.7%	385,615	20.0%	381,680	21.0%
Time deposits	541,574	29.3%	576,501	29.7%	516,126	28.4%
Total interest-bearing deposits	1,434,233	77.5%	1,541,356	79.5%	1,403,084	77.1%
Total deposits	$1,851,248	100%	$1,938,596	100%	$1,819,923	100%

The following tables set forth the maturity of time deposits as of June 30, 2025, December 31, 2024 and December 31, 2023:

	As of June 30, 2025 Maturity Within:
	Three Months	Three Months Through 12 Months	Over 12 Months Through 3 Years	Over 3 Years	Total
	(Dollars in thousands)
Time deposits ($250,000 or less)	$173,738	$243,249	$18,727	$8,017	$443,730
Time deposits (greater than or equal to $250,000)	27,796	59,362	10,686	—	97,844
Total time deposits	$201,534	$302,611	$29,413	$8,017	$541,574

	As of December 31, 2024 Maturity Within:
	Three Months	Three Months Through 12 Months	Over 12 Months Through 3 Years	Over 3 Years	Total
	(Dollars in thousands)
Time deposits ($250,000 or less)	$84,785	$315,751	$73,074	$8,150	$481,760
Time deposits (greater than or equal to $250,000)	17,909	68,975	7,566	291	94,741
Total time deposits	$102,694	$384,726	$80,640	$8,441	$576,501
	As of December 31, 2023 Maturity Within:
	Three Months	Three Months Through 12 Months	Over 12 Months Through 3 Years	Over 3 Years	Total
	(Dollars in thousands)
Time deposits ($250,000 or less)	$73,507	$178,456	$179,948	$6,438	$438,349
Time deposits (greater than or equal to $250,000)	13,982	53,079	10,105	611	77,777
Total time deposits	$87,489	$231,535	$190,053	$7,049	$516,126

Time deposits issued in amounts of greater than or equal to $250,000 represent the type of deposit most likely to affect our future earnings because of interest rate sensitivity. The effective cost of these funds is generally higher than other time deposits because the funds are usually obtained at premium rates of interest.

Borrowed Funds

In addition to deposits, we utilize advances from the FHLB and other borrowings as a supplementary funding source to finance our operations.

FHLB Advances.    The FHLB allows us to borrow, on both a short and long-term basis, collateralized by a blanket floating lien on first mortgage loans and CRE loans as well as FHLB stock. At June 30, 2025, December 31, 2024 and December 31, 2023, we had borrowing capacity from the FHLB of $210.2 million, $175.1 million, and $45.2 million, respectively. The increase in capacity is due to adding new collateral. We had no short-term FHLB borrowings as of June 30, 2025 or December 31, 2024, and had short-term FHLB borrowings of $20.0 million as of December 31, 2023. We had long-term FHLB borrowings of $63.2, $65.6 million, and $99.0 million as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively. All our outstanding FHLB advances have fixed rates of interest.

The following table sets forth our FHLB borrowings as of June 30, 2025, December 31, 2024 and December 31, 2023:

	As of June 30, 2025	As of December 31,
		2024	2023
		(Dollars in thousands)
Long-term FHLB borrowings outstanding at end of period	$63,153	$65,581	$99,031
Weighted average interest rate at end of period	2.83%	2.72%	3.19%
Maximum month-end balance	$65,182	$97,799	$128,485
Average balance outstanding during the period	$63,534	$72,572	$99,201
Weighted average interest rate during the period	2.77%	2.73%	3.05%

Lines of Credit.    The Bank has uncollateralized, uncommitted federal funds lines of credit with multiple banks as a source of funding for liquidity management. The total amount of the lines of credit was $102.5 million as of June, 2025, of which $62.5 million was available. The total amount of the lines of credit was $102.5 million as of December 31, 2024, and $102.5 million as of December 31, 2023, all of which was available at these dates.

Federal Reserve Discount Window.    The Bank has a line of credit with the Federal Reserve Discount Window collateralized with CRE loans. There were no amounts outstanding under this line of credit as of June 30, 2025, December 31, 2024 or December 31, 2023. The total amount of this line of credit was $108.2 million as of December 31, 2023. The Bank has moved the collateral from the Federal Reserve Discount Window to the FHLB line in order to take advantage of longer maturities and different rate structures. As a result, the total line of credit with the Federal Reserve Discount Window as of June 30, 2025 and December 31, 2024 is $0.

Community Trust Bank Loan Agreement.    In April 2015, we executed a loan agreement with Community Trust Bank, Inc., which was later amended and restated pursuant to the Community Trust Loan Agreement, providing for a term loan that matures in 2035. The CTB Loan is collateralized by all of the issued and outstanding shares of the Bank. The Community Trust Loan Agreement includes various financial and nonfinancial covenants. The CTB Loan is repayable in quarterly principal and interest payments based on a variable rate per annum equal to the prime rate as reported in The Wall Street Journal, adjustable daily. The balance outstanding on the CTB Loan as of June 30, 2025 was $20.7 million.

Trust Preferred Securities.    With the acquisition of Citizens Bancorp, Inc. (“Citizens Bancorp”) and its bank subsidiary, Citizens Bank, in 2018, we also acquired the Trust. In September 2004, the Trust issued the trust preferred securities (the “Trust Preferred Securities”) with an aggregate liquidation amount of $6,000,000 ($1,000 per Trust Preferred Security) to a third-party investor. Citizens Bancorp then issued variable rate junior subordinated debentures aggregating $6,186,000 to the Trust (the “Subordinated Debentures”). The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures and the Trust Preferred Securities pay interest and dividends, respectively, on a quarterly basis, at a variable interest rate equal to the three-month SOFR plus 2.40% adjusted quarterly, which was 6.74%, 6.89% and 7.76% on June 30, 2025, December 31, 2024 and December 31, 2023, respectively. These Subordinated Debentures will mature in 2034, at which time the Trust Preferred Securities are to be redeemed. The Subordinated Debentures and the Trust Preferred Securities can be redeemed prior to maturity, in whole or in part, at a redemption price of $1,000 per Trust Preferred Security. The Company (as successor to Citizens Bancorp) has provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the Trust Preferred Securities in the event of the occurrence of an event of default, as defined in such guarantee. The trust agreement contains provisions that enable the Company to defer making interest payments for a period of up to five years. However, the Company would be restricted from paying dividends on or redeeming its common stock during any deferral.

Liquidity and Capital Resources

Liquidity

Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all of our short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.

Interest rate sensitivity involves the relationships between rate-sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on our net interest income. Interest rate-sensitive assets and liabilities are those with yields or rates that are subject to change within a future time period due to maturity or changes in market rates. A model is used to project future net interest income under a set of possible interest rate movements. The Bank’s Asset/Liability Committee (“ALCO”) reviews this information to determine if the projected future net interest income levels would be acceptable. We attempt to stay within acceptable net interest income levels.

Our liquidity position is supported by management of liquid assets and access to alternative sources of funds. Our liquid assets include cash, interest-bearing deposits in correspondent banks, federal funds sold, and the fair value of unpledged investment securities. Other available sources of liquidity include wholesale deposits and additional borrowings from correspondent banks, FHLB advances, and the Federal Reserve Discount Window.

Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment securities portfolios and increases in customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.

The Company and the Bank are separate corporate entities. The Company’s liquidity depends primarily upon dividends received from the Bank and capital and debt instruments issued by the Company. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company. See “Dividend Policy — Dividend Restrictions” and “Supervision and Regulation — Payment of Dividends and Repurchases of Capital Instruments.” The Company relies on its liquidity to pay interest and principal on Company indebtedness, company operating expenses, and dividends to Company shareholders.

The following charts reflect changes in our on-balance-sheet liquidity and our ratio of on-balance-sheet liquidity to non-collateralized deposits between June 30, 2024 and June 30, 2025, as well as our ratios of on-balance-sheet liquidity to uninsured and uncollateralized (“UU”) deposits and available, or off-balance sheet, sources of liquidity to UU deposits. These charts we believe indicate the Company’s ability to fund decreases in the Bank’s deposit base. We believe the risk of rapid erosion of deposits collateralized by securities is low and therefore these balances are excluded from the ratio denominator in the first chart, which shows our ability to fund normal decreases in deposits with on-balance sheet liquidity. The second chart we believe indicates the Company’s ability to fund significant, unexpected withdrawals or decreases in the Bank’s deposit base with available and tested off-balance sheet liquidity, including unsecured lines of credit with correspondent banks, brokered CDs, National CD Rateline, FHLB lines collateralized by certain loan portfolios, and the Federal Reserve Discount Window.

Ratio of On-Balance Sheet Liquidity ($M) to
Non-Collateralized Deposits

$161,252
$170,926
$203,507
$196,020
$182,079
$184,090
7.36%
7.76%
9.14%
8.57%
8.08%
8.19%
1Q24
2Q24
3Q24
4Q24
1Q25
2Q25
On-Balance Sheet Liquidity / Tang. Assets

Liquidity/UU Deposits

Current On-Balance Sheet (in thousands)
Cash and cash equivalents	$151,282
Unpledged available-for-sale and held-to-maturity securities	32,808
Total on-balance sheet	$184,090
Available Sources of Liquidity (in thousands)
FRB & FHLB remaining borrowing capacity	$210,150
Correspondent banks borrowing capacity	62,500
Brokered CDs capacity	290,808
Total available sources	$563,458

Capital Requirements

We are subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet applicable regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for “prompt corrective action” (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. The capital amounts and classifications are subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors. Because the Company has total consolidated assets of less than $3 billion and otherwise qualifies for the application of the Small Bank Holding Company Policy Statement, the Company currently is not subject to federal capital adequacy guidelines on a consolidated basis. Rather, the regulatory capital requirements are applied to and assessed at the Bank. See “Supervision and Regulation.”

The tables below summarize the capital requirements applicable to the Bank in order for the Bank to satisfy the minimum capital requirements of the capital adequacy guidelines and to be considered “well-capitalized” from a regulatory perspective under the prompt corrective action framework, as well as the Company’s and the Bank’s capital ratios as of June 30, 2025, December 31, 2024 and December 31, 2023. The FDIA requires, among other things, that the federal banking regulators take prompt corrective action with respect to FDIC-insured depository institutions that do not meet certain minimum capital requirements. Under the FDIA, insured depository institutions are divided into five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under applicable regulations, an institution is considered to be well capitalized if it has a common equity Tier 1 capital ratio (“CET1 capital”) of at least 6.5%, a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 8%, and a total risk-based capital ratio of at least 10%, and it is not subject to a directive, order or written agreement to meet and maintain specific capital levels.

The Bank exceeded all the minimum regulatory capital requirements under the federal capital adequacy guidelines (Basel III), and the Bank met all the minimum capital requirements to be considered “well-capitalized” under the prompt corrective action framework, as of the dates reflected in the tables below.

	Actual		Required Minimum Under Capital Adequacy Guidelines		Minimum to be Considered “Well Capitalized” Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2025:
Tier 1 capital (to average assets) (leverage)
Company	$229,716	10.7%	N/A	N/A	N/A	N/A
Bank	$249,436	11.2%	$88,913	4.0%	$111,142	5.0%
CET1 capital (to risk-weighted assets)
Company	$224,174	12.1%	N/A	N/A	N/A	N/A
Bank	$249,436	13.6%	$82,537	4.5%	$119,221	6.5%

	Actual		Required Minimum Under Capital Adequacy Guidelines		Minimum to be Considered “Well Capitalized” Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 capital (to risk-weighted assets)
Company	$229,716	12.4%	N/A	N/A	N/A	N/A
Bank	$249,436	13.6%	$110,050	6.0%	$146,733	8.0%
Total capital (to risk-weighted assets)
Company	$247,705	13.4%	N/A	N/A	N/A	N/A
Bank	$267,495	14.6%	$146,733	8.0%	$183,416	10.0%
	Actual		Required Minimum Under Capital Adequacy Guidelines		Minimum to be Considered “Well Capitalized” Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2024:
Tier 1 capital (to average assets) (leverage)
Company	$214,414	9.6%	N/A	N/A	N/A	N/A
Bank	$235,674	10.6%	$89,209	4.0%	$111,511	5.0%
CET1 capital (to risk-weighted assets)
Company	$208,976	11.0%	N/A	N/A	N/A	N/A
Bank	$235,674	12.5%	$84,892	4.5%	$122,622	6.5%
Tier 1 capital (to risk-weighted assets)
Company	$214,414	11.3%	N/A	N/A	N/A	N/A
Bank	$235,674	12.5%	$113,190	6.0%	$150,920	8.0%
Total capital (to risk-weighted assets)
Company	$232,619	12.2%	N/A	N/A	N/A	N/A
Bank	$253,949	13.5%	$150,920	8.0%	$188,650	10.0%
	Actual		Required Minimum Under Capital Adequacy Guidelines		Minimum to be Considered “Well Capitalized” Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2023:
Tier 1 capital (to average assets) (leverage)
Company	$188,721	8.4%	N/A	N/A	N/A	N/A
Bank	$193,842	10.3%	$75,070	4.0%	$97,387	5.0%
Alliance	$23,622	9.1%	$10,433	4.0%	$13,041	5.0%
CET1 capital (to risk-weighted assets)
Company	$183,353	8.2%	N/A	N/A	N/A	N/A
Bank	$193,842	12.3%	$70,645	4.5%	$102,042	6.5%
Alliance	$23,622	10.9%	$9,770	4.5%	$14,112	6.5%
Tier 1 capital (to risk-weighted assets)
Company	$188,721	8.4%	N/A	N/A	N/A	N/A
Bank	$193,842	12.3%	$94,193	6.0%	$125,590	8.0%
Alliance	$23,622	10.9%	$13,026	6.0%	$17,368	8.0%

	Actual		Required Minimum Under Capital Adequacy Guidelines		Minimum to be Considered “Well Capitalized” Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Company	$205,357	9.2%	N/A	N/A	N/A	N/A
Bank	$207,918	13.2%	$125,590	8.0%	$156,988	10.0%
Alliance	$26,252	12.1%	$17,368	8.0%	$21,710	10.0%

We have a relatively simple regulatory capital structure with the vast majority of our regulatory capital in the form of common equity Tier 1 capital, which is viewed by our regulators as the highest quality regulatory capital. The following chart depicts our regulatory capital structure for each of the fiscal years ended December 31, 2022 through 2024 and for the six months ended June 30, 2025:

Contractual Obligations

The following tables contain supplemental information regarding our total contractual obligations at June 30, 2025, December 31, 2024 and December 31, 2023:

	Payments Due at June 30, 2025
	Within One Year	One to Five Years	After Five Years	Total
	(Dollars in thousands)
Time deposits	$500,227	$38,116	$3,231	$541,574
Short-term borrowings	46,300	—	—	46,300
Long-term borrowings	2,774	21,269	72,624	96,667
Subordinated debt securities	—	—	5,542	5,542
Total contractual obligations	$549,301	$59,385	$81,397	$690,083
	Payments Due at December 31, 2024
	Within One Year	One to Five Years	After Five Years	Total
	(Dollars in thousands)
Time deposits	$480,868	$92,188	$3,446	$576,501
Short-term borrowings	3,392	—	—	3,392
Long-term borrowings	16,385	51,815	32,066	100,266
Subordinated debt securities	—	—	5,507	5,507
Total contractual obligations	$500,644	$144,003	$41,019	$685,666

	Payments Due at December 31, 2023
	Within One Year	One to Five Years	After Five Years	Total
	(Dollars in thousands)
Time deposits	$315,922	$198,803	$1,401	$516,126
Short-term borrowings	6,047	—	—	6,047
Long-term borrowings	52,887	37,302	47,660	137,849
Subordinated debt securities	—	—	5,368	5,368
Total contractual obligations	$374,856	$236,105	$54,429	$665,390

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements    We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in our consolidated balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit to our customers is represented by the contractual or notional amount of those instruments. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by us until the instrument is exercised. The contractual or notional amounts of these instruments reflect the extent of involvement we have in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. The amount and nature of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the potential borrower.

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We hold collateral supporting such commitments for which collateral is deemed necessary.

The following table summarizes commitments we had made as of the dates presented.

	As of June 30, 2025	As of December 31,
		2024	2023
	(Dollars in thousands)
Commitments to grant loans and unfunded commitments under lines of credit	$305,380	$354,509	$397,396
Standby letters of credit	22,939	45,505	19,787
Total	$328,320	$400,014	$417,183

Qualitative and Quantitative Disclosures About Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our interest rate risk policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We have historically managed our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

We manage our exposure to interest rates by adjusting our balance sheet assets and liabilities in the ordinary course of business. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by ALCO in accordance with policies approved by the Bank Board. ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, commitments to originate loans and the maturities of investments and borrowings. Additionally, ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management also employs methodologies to manage interest rate risk, which include an analysis of the relationships between interest-earning assets and interest-bearing liabilities and an interest rate risk simulation model and shock analyses.

We use interest rate risk simulation models and shock analyses to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

Contractual maturities of and re-pricing opportunities for loans are incorporated in the models. The average lives of non-maturity deposit accounts are based on decay assumptions and are incorporated into the models. All of the assumptions used in our analyses are inherently uncertain and, as a result, the models cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the models’ simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

On a quarterly basis, we run a simulation model for a static balance sheet and other scenarios. These models test the impact on net interest income from changes in market interest rates under various scenarios. Under the static model, rates are shocked instantaneously and ramped rates change over a 12-month and 24-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and interest expense under various changes in the shape of the yield curve. Our internal policy regarding internal rate risk simulations currently specifies that, for parallel shifts of the yield curve, estimated net interest income at risk for the subsequent one-year period should not decline by more than 10% for a 100-basis point shift, 20% for a 200 basis point shift, 30% for a 300 basis point shift, and 35% for a 400 basis point shift.

The following tables summarize the simulated change in net interest income over a 12-month horizon as of the dates indicated:

	As of June 30, 2025	As of December 31,
		2024	2023
	Percent Change in Net Interest Income
+400	27.22%	27.37%	(1)
+300	20.44%	20.49%	19.07%
+200	13.64%	13.61%	12.67%
+100	7.19%	7.17%	6.70%
-100	(4.61)%	(4.32)%	(4.26)%
-200	(10.55)%	(10.20)%	(10.78)%
-300	(11.38)%	(11.30)%	(18.08)%
-400	(14.43)%	(15.43)%	(1)

____________

(1)      The simulated change in net interest income at a 400 basis point shift is not available for the 12 months ended December 31, 2023.

Inflation and increases in interest rates may result from fiscal stimulus and monetary stimulus, and the Federal Reserve has indicated it is willing to permit inflation to run moderately above its 2% target for some time. Increases in interest rates may cause consumers to shift their funds to higher interest-bearing instruments and to increase the competition for and cost of deposits. If customers move money out of Bank deposits and into other investment assets or from transaction deposits to higher interest-bearing time deposits, our funding costs may increase. Additionally, any such loss of funds could result in lower loan originations and growth, which could materially and adversely affect our results of operations and financial condition. Increases in market interest rates may reduce demand for loans, including residential mortgage loan originations. At the same time, increases in rates will increase the rates we charge on variable rate loans and may increase our net interest margin. Higher interest rates would decrease the values of our existing fixed rate securities investments and could potentially adversely affect the values and liquidity of collateral securing our loans. The effects of increased rates will depend on the rates of changes in our costs of funds and interest earned on our loans and investments and the shape of the yield curve.

Impact of Inflation

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP and follow general practices within the banking industry. The application of these principles requires management to make estimates, assumptions and complex judgements that affect amounts presented in our consolidated financial statements. These estimates, assumptions and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes, the consolidated financial statements could reflect different estimates, assumptions, and judgements. Management has identified our most significant accounting policies in Note 1 of our consolidated financial statements to be the accounting areas that require the most complex and subjective judgements and, as such, could be most subject to revision as new and additional information becomes available or circumstances change, including changes in the economic climate and interest rate changes.

Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for adopting any new or revised accounting standards. We have elected to take advantage of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public and private companies, we may adopt the standard on the application date for private companies. We have elected to take advantage of the scaled disclosures and other relief under the JOBS Act, and we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an emerging growth company.

The following is a discussion of the critical accounting policies and significant estimates that we believe require us to make the most complex or subjective decisions or assessments. Additional information about these policies can be found in Note 1 of our consolidated financial statements as of and for the fiscal year ended December 31, 2024.

Basis of Presentation and Consolidation.    Our consolidated financial statements include the accounts of the Company and its wholly owned consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment Securities.    Investment securities are classified as either held-to-maturity or available-for-sale securities. In determining such classification, securities that we have the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are carried at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) net of tax.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Premiums on callable debt securities are amortized to their earliest call date. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific identification method.

We have made a policy election to exclude accrued interest from the amortized cost basis of debt securities and report accrued interest in interest receivable in the consolidated balance sheets. Interest receivable on available-for-sale debt securities totaled $118,022, $124,431 and $110,332 as of June 30, 2025, December 31, 2024 and 2023, respectively.

A debt security is placed on nonaccrual status at the time any principal or interest payments become more than 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to debt securities reversed against interest income for the years ended December 31, 2024 and 2023.

Loans.    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost (net of the allowance for credit losses). Amortized cost is the principal balance outstanding adjusted for unearned income, charge-offs, the allowance for credit losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest receivable totaled to $6.7 million and $7.7 million as of December 31, 2024 and 2023, respectively, and is excluded from the estimate of credit losses. Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued and placed on nonaccrual status at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Mortgage loans are charged off at 180 days past due, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Consumer and credit card loans continue to accrue interest until they are charged off no later than 120 days past due unless the loan is in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

We have purchased loans, some of which have experienced more than insignificant credit deterioration since origination. Purchased credit deteriorated loans are recorded at the amount paid. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of a loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through credit loss expense.

Allowance for Credit Losses.    Under the current expected credit loss model, the allowance for credit losses on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. We estimate the allowance for credit losses on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, we have policies in place to reverse accrued interest in a timely manner. Therefore, we have made a policy election to exclude accrued interest from the measurement of the allowance for credit losses.

Expected credit losses are reflected in the allowance for credit losses through a charge to provision for credit losses. We measure expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by us.

Our methodologies for estimating the allowance for credit losses consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

Our primary methodology for estimating expected credit losses for all loan types is the WARM method. The WARM current expected credit losses methodology uses average annual loss rate along with a simple but reasonable forecast based on a “regression” analysis of loan history dating back 18 years. The dependent variable is an entity’s loss rate, based on changes in the NY Prime Lending Rate over the same period. We utilize the NY Prime Lending Rate as the independent variable due to it being the tool most commonly utilized by the Federal Reserve to either accelerate and/or slow down the economy. Additionally, the allowance for credit losses calculation includes qualitative adjustments to account for risk factors that may not be incorporated in the quantitatively derived allowance estimate. Qualitative adjustments may increase or decrease the allowance estimate.

Qualitative factors considered include: changes in lending policies and procedures, including underwriting standards, collection, charge-off and recovery practices; national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; nature and volume of the portfolio and terms of loans; experience, depth and ability of lending management; volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; quality of loan review system; underlying collateral values; concentrations of credit and changes in the level of such concentrations; and the effect of other external factors such as competition and legal and regulatory requirements.

We estimate expected credit losses over the contractual period in which we are exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by us. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral-dependent loans where we have determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and we expect repayment of the loan to be provided substantially through the operation or sale of the collateral, the allowance for credit losses is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. We may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The allowance for credit losses may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Loan losses are charged against the allowance when management believes the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. If the loan is collateral-dependent, the loss is more easily identified and is charged-off when it is identified, usually based upon receipt of an appraisal. However, when a loan has guarantor support, and the guarantor demonstrates willingness and capacity to support the debt, we may carry the estimated loss as a reserve against the loan while collection efforts with the guarantor are pursued. If, after collection efforts with the guarantor are complete, the deficiency is still considered uncollectible, the loss is charged-off and any further collections are treated as recoveries.

Public Company Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules and regulations adopted by the SEC, the federal bank regulatory agencies, and national securities exchanges, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional laws, rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

BUSINESS

Company Overview

We are a bank holding company headquartered in Harrogate, Tennessee, and have elected under the BHC Act to become a financial holding company. We were incorporated in Tennessee in 1975, and we operate primarily through our wholly owned bank subsidiary, Commercial Bank, a Tennessee banking corporation organized in 1976. The Bank is a full-service community banking institution that offers traditional consumer and commercial products and services to serve businesses and individuals in select markets in Kentucky, North Carolina, and Tennessee. As of December 31, 2024, we had total consolidated assets of $2.3 billion, loans, net of allowance for credit losses, of $1.8 billion, deposits of $1.9 billion and total shareholders’ equity of $220.3 million, and operated 34 banking offices.

Our primary service areas in Tennessee are (i) the Nashville MSA, (ii) the Knoxville MSA, and (iii) the Tri-Cities MSA, and (iv) Claiborne County, Cocke County, Union County, and Hamblen County, and their surrounding areas. In Kentucky, we primarily serve the communities in Southeast Kentucky, with branches in Barbourville, Corbin, Cumberland, Harlan, London, Middlesboro, and Pineville. Upon the Bank’s merger with Alliance on July 1, 2024, we expanded our services to North Carolina, including parts of the Charlotte MSA, with branches in Shelby, Kings Mountain, Lincolnton and Gastonia. We also operate one LPO in Lincolnton, North Carolina.

Through our many years of growth, our experiences have shaped our character. We continue to pursue our mission to create positive experiences for every customer, every day. Through drastic changes in technology and the economy, we have remained strong and continue to enjoy long-term, positive working relationships with our customers and communities.

Our History and Growth

The Bank was founded as Commercial Bank of Claiborne County, a full-service Tennessee-chartered bank, by E. Oscar Robertson on June 9, 1976. On November 1, 1976, the Bank opened for business in Harrogate, Tennessee. Approximately three years later, on January 8, 1979, we opened our first branch in Speedwell, Tennessee.

In the following years, our growth has been driven primarily by organic expansion in existing markets and into new markets and through our strategic acquisitions. Over the last five years, we have had a total asset CAGR of 8% while maintaining profitability, credit quality and prudent capital management. Please refer to the “Total Assets” chart below on page 104 of this prospectus for the annual growth in our total assets for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025. The following information summarizes our growth history:

•        On April 23, 1986, we acquired Union County Bank’s three branch locations in Maynardville and Luttrell, Tennessee through an FDIC-assisted transaction.

•        On November 16, 2001, we acquired Middlesboro Federal Bank (Middlesboro, Kentucky) with its four offices located in Middlesboro, Pineville, and Cumberland, Kentucky, and in the Fountain City community of Knoxville, Tennessee.

•        On September 8, 2008, we acquired The Union National Bank and Trust Company of Barbourville (Barbourville, Kentucky) with its five branch locations in Barbourville and Corbin, Kentucky.

•        By the end of 2008, our total assets had increased to over $700 million.

•        On March 1, 2014, we opened an LPO in Nashville, Tennessee, and by December 31, 2014, we had over $18 million in outstanding loan balances in the Nashville MSA.

•        On April 18, 2016, we acquired National Bank of Tennessee (Newport, Tennessee), which added two new branches to our network.

•        On August 15, 2017, we announced the acquisition of Citizens Bank (New Tazewell, Tennessee) with its three branch locations in New Tazewell, Harrogate, and Morristown, Tennessee, and an LPO in Kingsport, Tennessee, which was merged into our current Kingsport, Tennessee office.

•        On March 1, 2019, we transitioned our LPO in Nashville, Tennessee to a full-service branch in Brentwood, Tennessee (part of the Nashville MSA). As of March 31, 2019, we had over $110 million in outstanding loan balances in the Nashville MSA.

•        On February 1, 2020, we acquired First National Bank and Trust (London, Kentucky) with its four branches in London and Corbin, Kentucky resulting in our total assets exceeding $1.5 billion.

•        On June 1, 2023, we acquired a majority ownership interest in AB&T (Gastonia, North Carolina), the parent company of Alliance. On June 30, 2024, we acquired the remaining minority ownership interests in AB&T, and on July 1, 2024, Alliance merged with the Bank. The acquisition of Alliance added four branches and one LPO to our network and expanded our reach into North Carolina, including the Charlotte MSA.

•        We expect to open a de novo branch office in Belmont, North Carolina during 2026, which will further increase our presence in the Charlotte MSA.

The following tables illustrate our balance sheet and income statement growth as of or for the years ended December 31, 2020 through 2024, and as of or for the six months ended June 30, 2025:

* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.	* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

* Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

Note: ROAA for 2Q25 is presented on an annualized basis.

* Pre-tax, pre-provision ROAA is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of pre-tax, pre-provision ROAA and a reconciliation of pre-tax, pre-provision ROAA to its most directly comparable GAAP financial measure.

Note: Pre-Tax, Pre-Provision ROAA for 2Q25 is presented on an annualized basis.

Business Strategy

Our business strategy is to grow through both acquisitions and organically in our current markets and any new markets. We have been very successful with integrating our past acquisitions, consolidations and growth in new markets. We intend to execute our strategic plan through the following:

•        Continuing Our Growth Strategy.    We intend to continue providing superior customer service while also continuing to grow our market share of deposits and loans in the markets we currently serve. We will look for strategic acquisitions that can help fill market voids while supporting balance sheet needs as the Bank continues its growth. We intend to continue the development of professional staff and executives through internal development, acquisitions and strategic external hires to support our growth and business complexities, while still maintaining our culture of superior customer service and dedication to Bank growth and expansion. We have successfully grown our balance sheet with loan growth of 43.8% and deposit growth of 37.1% between December 31, 2020 and June 30, 2025. We believe that our teams of engaged, experienced employees will continue to be an important factor in cultivating relationships with current and potential customers and driving growth. In addition to our employee focus, we have made significant investments in technology and risk management systems, and we believe that we have developed an infrastructure that can support significant additional growth with minimal capital investment.

•        Emphasizing Commercial Banking in Local Communities.    We intend to continue operating as a community banking organization focused on meeting the specific needs of small and medium-sized businesses and individuals in our market areas. We will continue to provide a high degree of responsiveness and a wide variety of banking products and services to our customers. We are focused on being a dominant bank in the smaller markets we serve and a competitive player in our larger metropolitan markets. Our consistent corporate message is that the success of our communities and their businesses and individuals will drive the success of the Bank.

•        Pursuing Growth Opportunities through Strategic Acquisitions and De Novo Expansion.    We anticipate continuing to selectively pursue strategic acquisitions and new market expansions through de novo openings to supplement organic growth in our legacy markets. Our organic growth has been complemented by synergistic acquisitions and de novo expansion. We seek to expand our operations in attractive and adjacent markets with experienced banking teams that are a cultural fit and knowledgeable of our target customer base. We may also make acquisitions or open additional offices in our existing markets. We intend to focus on acquisitions that provide meaningful financial benefits, long-term organic growth opportunities and economies of scale without compromising asset quality to the overall organization.

•        Funding Asset Growth through Core Deposits and Relationship Banking.    We fund our loan growth primarily through low-cost core customer deposits. Our ratio of core deposits (total deposits less time deposits greater than or equal to $250,000 and brokered deposits) was 88.0% of total deposits as of June 30, 2025. Our loan to deposit ratio as of June 30, 2025 was 96.8%. The strength of our deposit franchise results from our development and maintenance of long-standing customer relationships. Our relationship managers and branch managers actively seek lending relationships with our existing depositors. We seek loan relationships with borrowers who have established cash flows and expertise in the projects financed by our loans. Most of our customers with large lending relationships ($2 million or more) with the Bank also have deposits with the Bank. Additionally, we attract deposits from our commercial customers by providing them with personal service, a broad suite of commercial banking and treasury management products and convenient services such as remote deposit capture and commercial internet banking.

The below chart demonstrates the growth in our commercial customer relationships for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025:

Deposits by Customer Segment ($M)

•        Leveraging Technology to Enhance the Customer Experience and Improve Productivity.    We provide customer convenience through the use of technology and our mobile banking applications, along with our strategically placed banking locations. Since our founding, we have made significant investments in technology to offer online and mobile banking products that we believe are comparable to those offered by many similar-sized competitors and those of the nation’s largest banks. We utilize Jack Henry & Associates, Inc. as a core processing service provider, whom we believe can support our growth plan. We also leverage technology solutions to manage cybersecurity risks and data privacy. In addition to customer-facing technology, significant investments have been made in the technology and software utilized by our employees. This technology and software enable our employees to be more productive by enhancing workflow and internal and external management reporting, removing unnecessary steps and reducing manual errors.

Competitive Strengths

We believe that the following strengths will help us execute our business strategy:

•        Experienced and Invested Leadership Coupled with a Distinct, Efficient, and Streamlined Customer-Focused Corporate Culture.    Our Board has decades of combined business experience from a variety of backgrounds. Our directors actively participate in and support community activities, which we believe significantly benefits our business development efforts. Our executive leadership team is comprised of established industry veterans with a track record of profitable growth, operating efficiencies and strong risk management. In addition to our executive leadership team, we believe that we are supported by a deep and talented bench of market leaders, many of whom have been with us for much of our existence.

•        Terry L. Lee — President, Chief Executive Officer, and Director.    Terry L. Lee has 35 years of experience in the banking industry, all of which have been with the Bank. He has served as a member of our executive management team in various capacities since 1995 and has provided steady leadership to the Company and the Bank throughout this time.

•        J. Adam Robertson — Executive Chairperson of the Board.    J. Adam Robertson has 24 years of experience in the banking industry, all of which have been with the Bank. He is primarily responsible for leading the Board and its strategic direction, and he also oversees our investor relations and marketing functions.

•        Philip J. Metheny — Executive Vice President, Chief Financial Officer.    Philip J. Metheny has over 40 years of experience in the banking industry and joined the Bank in 2012. He is primarily responsible for overseeing our financial and accounting operations.

•        Richard C. Sprinkle, Jr. — Executive Vice President, Chief Credit Officer.    Richard C. Sprinkle, Jr. has approximately 30 years of experience in the banking industry and joined the Bank in 2008. He is primarily responsible for overseeing the lending activities of the Bank.

Our corporate culture is customer-focused and disciplined, and we aim to provide highly personalized and efficient products and services that our customers find favorable in comparison to our peers. We focus on our customers and treat them like friends and family. We build trusted relationships because we act with integrity. We believe we deliver real value-add through our collaborative, high performance culture, and we strive to empower every employee to make decisions benefiting our customers.

•        History of Successful Acquisitions and Integration.    We have pursued a strategy of disciplined organic and acquisitive growth. Since 2008, we have successfully completed five whole-bank acquisitions. Our management team has demonstrated success in identifying and integrating strategic acquisition targets that have either added density to our footprint or expanded our presence into attractive markets, to ultimately build long-term shareholder value. Following each transaction, we retained the majority of the acquired deposit and desired lending relationships, which we believe reflects the strength of our relationship-based community banking focus and the quality of our established integration processes. When negotiating a transaction, we are disciplined on price and structure in order to manage the initial tangible book value dilution and earn-back period. We believe our approach to acquisitions and our ability to offer a publicly traded stock as consideration in connection with future acquisitions after the completion of this offering will position us well to become an acquirer of choice for other institutions in our target markets.

Our Acquisition History
			At Completion(1)
Acquisition Date	Target Name	City, State	Assets (in thousands)	Loans (in thousands)	Deposits (in thousands)
2023	AB&T Financial Corporation	Gastonia, NC	$244,565	$193,859	$223,075
2020	First National Bank and Trust	London, KY	$224,912	$128,252	$182,222
2018	Citizens Bank	New Tazewell, TN	$197,347	$170,535	$172,084
2016	National Bank of Tennessee	Newport, TN	$147,915	$51,616	$138,508
2008	The Union National Bank and Trust Company of Barbourville	Barbourville, KY	$194,797	$124,299	$171,836
2001	Middlesboro Federal Bank	Middlesboro, KY	$125,730	$99,983	$108,344

____________

(1)      Target financials are based on most recent data at completion date per S&P Capital IQ Pro.

•        Diversified Loan Portfolio.    We have an attractive, commercially focused loan portfolio, with the portfolio consisting of 24% owner-occupied CRE loans, 20% non-owner occupied CRE loans, 11% C&D loans, and 9% commercial loans at June 30, 2025. Our loan portfolio primarily consists of non-farm, non-residential real estate loans, which include owner-occupied, non-owner occupied, multi-family, C&D, and one-to-four-family residential loans. We have grown loans at a CAGR of 8% since 2020. Please refer to the “Total Net Loans” chart above on page 104 of this prospectus for the annual growth in our total net loans for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025. Our loans are typically in market, except where we follow a local loan customer out of market. We typically only extend loans related to self-storage or multi-family projects if there are mitigating circumstances such as strong, liquid guarantors as a secondary source of repayment. We do not extend loans related to non-owner-occupied office space. We believe that our knowledgeable and prudent approach to commercial lending contributes to our relatively low loan losses caused by defaults.

The following table demonstrates the diversification of our commercial and owner-occupied CRE loan portfolios by industry as of June 30, 2025 (dollars in thousands):

Industry	Commercial	CRE-Owner- Occupied	Total	% of Total
Real estate rental and leasing	$13,032	$64,776	$77,808	13%
Manufacturing	20,105	8,102	28,207	5%
Finance and insurance	45,619	7,538	53,157	9%
Other services (except public administration)	4,736	19,479	24,215	4%
Retail trade	1,909	27,256	29,165	5%
Health care and social assistance	20,605	18,485	39,090	7%
Wholesale trade	3,637	6,331	9,968	2%
Construction	11,601	13,545	25,146	4%
Professional, scientific and technical services	3,718	6,151	9,870	2%
Accommodation and food services	4,133	243,342	247,475	41%
Arts, entertainment and recreation	63	1,927	1,990	0%
Other	36,532	16,274	52,805	9%
Total	$165,690	$433,207	$598,897	100%

•        Core Deposit Base.    We have built a strong core deposit base by providing quality products and services to customers in our market areas. We offer retail deposit services through our existing branch network, as well as mobile and online banking services. Core deposits totaled $1.6 billion, or 88.0% of total deposits, and noninterest-bearing deposits totaled $417.0 million, or 22.5% of total deposits, as of June 30, 2025. Our commercial lending has led to strong core deposit growth with a 9% CAGR since 2020. Please refer to the “Core Deposits” chart below on page 109 of this prospectus for the annual growth in our core deposits for each of the fiscal years ended December 31, 2020 through 2024 and for the six months ended June 30, 2025.

* Y/Y Growth for 2Q25 reflects growth as compared to the six months ended June 30, 2024.

*        Core deposits is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for a definition of core deposits and a reconciliation of core deposits to its most directly comparable GAAP financial measure.

(1)      Year-over-Year Growth Rate for 2Q25 reflects the rate of growth as compared to the six months ended June 30, 2024.

•        Prudent Credit Risk Management.    We believe that we have a culture of well-developed risk management procedures at all levels of our organization. The loans in our loan portfolio primarily originate from borrowers within our footprint and are subject to a rigorous credit evaluation process that seeks to balance responsiveness with prudent underwriting and pricing practices. A centralized credit underwriting group underwrites all credit exposures, ensuring consistent application of credit standards. We have established processes to monitor our loan portfolio on a regular basis. Our management team and Board have established concentration limits by loan type, industry, and related borrowers, which are regularly reviewed in light of current conditions in our targeted market areas to mitigate developing risk areas within our loan portfolio and to ensure that the asset quality of our loan portfolio remains strong. Our commercial, CRE and consumer loans as a percentage of total loans at June 30, 2025 were 9.9%, 56.4% and 20.9%, respectively. When credit issues arise, our management team takes an active approach in handling the problem. We monitor our loan loss reserve and seek to maintain an adequate reserve for future losses.

•        Ability to Recruit and Retain Talented People.    We believe the success of our business model is due to our ability to attract and retain talented bankers in each of our markets. Each of our six major geographic markets is headed by a regional bank president that has the authority, working in tandem with the Bank’s

Central Loan Processing and Commercial Lender Support departments, to approve loans for his or her region up to a certain elevated level above commercial and consumer lenders (which loan approval limits, as well as loan policy exceptions, are monitored and enforced using the Bank’s Credit Leader credit management system), hire his or her own employees consistent with the Bank’s HR policies, terminate poor preforming employees consistent with the Bank’s HR policies, influence product development, coordinate marketing efforts and be the lead executive over decision making in his or her market. This high level of responsibility and market status allows the Bank to attract and retain talented individuals in each of our markets. Regional bank presidents report directly to the President and Chief Executive Officer of the Bank, providing management oversight of the regional bank presidents and allowing a clear line of communication in decision making and keeping each market focused on both its individual goals and the overall goals of the Bank. With decisions related to talent and personnel being made on a market basis, we are able to identify key people in each market to employ and empower them to serve the Bank’s growth in each market. We also focus on training and developing each employee to enable upward mobility within our organization as new job opportunities become available. We believe promoting employees from within is critical for core culture and motivating employees to develop, grow and stay with the Bank long term. Our mission of creating positive experiences for every customer, every day and our core values centered around knowledge, exceeding expectations, responsiveness, teamwork, reliability, and friendliness make us attractive for talented bankers and associates across our geographic footprint.

•        Scalable, Decentralized Operating Model.    We operate each of our markets as individual markets, with an experienced market leader in charge of each market. Each of our market leaders and bankers is empowered to make local decisions up to specified limits set by our executive management based on experience and track record. We believe that the delivery by our bankers of in-market customer decisions, coupled with strong, centralized risk and credit support, allows us to best serve our customers. This operating model has been successful in our existing markets, and we believe it is highly replicable and scalable. This model can support our growth in existing and new markets either organically or through opportunistic acquisitions.

•        Shareholder Focus.    We started the Bank with a strategic plan to provide consistent, long-term growth and returns to our shareholders. Our tangible book value per share increased 87.8% from December 31, 2020 to June 30, 2025, during which period we also increased dividends and generated strong returns on capital. We believe that our experienced leadership team, commitment to organic and acquisitive growth, and prudent risk management will allow us to consistently build value for our shareholders.

Our Markets

As of June 30, 2025, we provided banking services from 34 banking offices in Kentucky, North Carolina, and Tennessee and one LPO in North Carolina. Our markets are a mix of higher-growth areas and stable markets with strong core deposits. We have a top five deposit market share in seven counties of operation and have outperformed as to deposit growth in the majority of our markets. We find strength in the stability of our rural markets coupled with higher growth potential in metropolitan areas such as the Charlotte MSA, the Knoxville MSA, the Nashville MSA and the Tri-Cities MSA. Below is a description of our operations in our primary market areas:

Market	Total Population 2025* (Estimated)	Projected Population Change 2025 – 2030* (%)	Projected Median Household Income 2030* ($)	Projected Household Income Change 2025 – 2030* (%)	Unemployment Rate** (%)
Key Metropolitan Markets
Charlotte MSA	2,882,670	6.6	89,900	10.3	3.3
Knoxville MSA	968,900	5.9	79,167	10.7	3.2
Nashville MSA	2,153,421	5.6	94,359	10.8	2.9
Kingsport-Bristol, Tennessee-Virginia***	316,084	2.8	63,674	9.1	3.4
Johnson City, Tennessee***	217,530	4.7	68,275	10.3	3.9

Market	Total Population 2025* (Estimated)	Projected Population Change 2025 – 2030* (%)	Projected Median Household Income 2030* ($)	Projected Household Income Change 2025 – 2030* (%)	Unemployment Rate** (%)
Other Markets (Counties)
Laurel, Kentucky	63,914	3.1	62,949	6.3	5.7
Knox, Kentucky	29,742	0.0	39,025	6.0	7.4
Harlan, Kentucky	24,770	(5.5)	41,717	7.3	9.6
Whitley, Kentucky	36,887	1.3	49,025	3.8	5.5
Cleveland, North Carolina	102,485	2.7	60,229	11.5	3.4
Claiborne, Tennessee	33,111	3.3	52,777	10.4	3.9
Cocke, Tennessee	38,232	5.4	53,200	7.1	4.9
Union, Tennessee	21,243	6.0	65,667	6.9	4.1
Hamblen, Tennessee	67,602	4.8	64,071	6.2	3.4

____________

*        Demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market Intelligence. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

**      Source: U.S. Bureau of Labor Statistics.

***    Kingsport-Bristol, Tennessee-Virginia and Johnson City, Tennessee constitute the Tri-Cities MSA.

Market	Market Rank*** (Deposits)	Deposit Market Share*** (%)	Number of Branches		Market Deposits*** ($) (in millions)	Deposits Per Branch***(1) ($) (in millions)	Year-over- Year Deposit Growth**** (%)
Key Metropolitan Markets
Charlotte MSA	36	0.02	2		93.8	46.9	(4.5)
Knoxville MSA	16	0.90	4		225.0	37.5	3.8
Nashville MSA	60	0.04	1		34.3	34.3	42.7
Kingsport-Bristol, Tennessee-Virginia(2)	19	0.60	1		32.5	32.5	38.2
Johnson City, Tennessee(2)	18	0.10	1		4.5	4.5	14.3

Other Markets (Counties)
Laurel, Kentucky	2	20.68	5		236.4	47.3	4.3
Knox, Kentucky	2	27.47	4		149.1	37.3	(2.5)
Harlan, Kentucky	4	17.65	2		88.1	44.0	17.0
Whitley, Kentucky	7	0.24	1		1.3	1.3	4.5
Cleveland, North Carolina	4	10.79	2		152.9	76.5	22.5
Claiborne, Tennessee	1	53.53	5	*****	561.8	112.4	28.4
Cocke, Tennessee	3	23.66	2		179.3	89.6	2.6
Union, Tennessee	1	52.83	2		130.3	65.1	10.1
Hamblen, Tennessee	6	3.66	2		49.7	24.9	(6.6)

____________

***    Source: FDIC; Deposit data as of 6/30/24.

****  Calculated using FDIC Deposit data as of 6/30/24.

*****Includes the banking facility located in our principal executive office.

(1)      Deposits per branch reflects an average for those markets with more than one branch.

(2)      Kingsport-Bristol, Tennessee-Virginia and Johnson City, Tennessee constitute the Tri-Cities MSA.

Market Characteristics and Mix

Metropolitan markets.    Our metropolitan markets are characterized by attractive demographics and strong economies and offer substantial opportunity for future growth. Our metropolitan markets collectively have approximately $390.1 billion of total deposits and a total population in excess of 6.5 million people, with a projected weighted average annual population growth rate of 5.75% through 2030, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market, as compared to a national average of

2.40%. We compete in these markets with national and regional banks, which currently have the largest market share positions, and with community banks, which are primarily focused only on a particular geographic area or business niche. We believe we are well positioned to grow market share among our target customers of small to medium-sized businesses and the consumer base working and living in these metropolitan markets. In our experience, such customers demand the product sophistication of a larger bank but prefer the customer service, relationship focus and local connectivity of a community bank. We believe that our size, product suite and operating model offer us a competitive advantage in these markets versus our smaller competitors, many of which are focused only on specific counties or industries. In addition, our operating model, driven by local talent with strong community ties and local authority, serves as a key competitive advantage over our larger competitors. We believe that, as a result, we are well positioned to leverage our existing franchise to expand our market share in our metropolitan markets.

Charlotte, North Carolina.    The Charlotte MSA serves as a premier financial and economic hub within the Southeastern United States. The Charlotte MSA has an estimated population of nearly 2.9 million residents that is expected to grow by approximately 6.6% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Recognized as the second-largest banking center in the nation, Charlotte boasts robust demographics, rising household incomes, and a dynamic labor market that continues to attract top talent. Charlotte hosts the corporate headquarters of major financial institutions, including Bank of America and Truist Financial, and serves as a critical nexus for the energy, healthcare, and logistics sectors. Its strategic location along the I-85 corridor, coupled with proximity to Charlotte Douglas International Airport — one of the busiest airports globally — solidifies its standing as a pivotal center for commerce and transportation. The region’s vibrant quality of life, encompassing professional sports teams, a thriving cultural scene, and extensive outdoor recreation opportunities, further enhances its ability to attract and retain a highly skilled workforce. Charlotte’s dominance in the financial industry, coupled with its burgeoning innovation ecosystem, creates an unparalleled opportunity for long-term growth and economic stability.

Knoxville, Tennessee.    The Knoxville MSA constitutes a dynamic and expanding economic center in East Tennessee. The Knoxville MSA has an estimated population of nearly one million residents that is expected to grow by approximately 5.9% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Known for its low cost of living, the Knoxville MSA boasts a robust business climate and has a median household income that is projected to reach approximately $79,000 by 2030, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Strategically positioned as a hub for economic activity, the Knoxville MSA hosts key industries, including advanced manufacturing, energy production, and logistics. Knoxville is further enhanced by the presence of prominent institutions such as the University of Tennessee and Oak Ridge National Laboratory, both of which serve as significant drivers of innovation and workforce development. Knoxville’s proximity to critical interstate highways and rail systems amplifies its appeal as a premier center for transportation and logistics operations. Moreover, the Knoxville MSA offers a comprehensive range of amenities, including professional sports teams, abundant outdoor recreation, and a pro-business regulatory environment.

Nashville, Tennessee.    The Nashville MSA represents one of the most rapidly expanding metropolitan regions within the United States. The Nashville MSA has an estimated population of approximately 2.2 million residents that is projected to increase by approximately 5.6% over the next five years, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. The Nashville MSA has favorable demographics, with its median household income projected to reach approximately $94,000 by 2030, according to demographic data provided by Claritas based on U.S. census data and secured from S&P Global Market. Recognized as the “Music City,” Nashville consistently attracts young professionals and is widely acclaimed for its vibrant cultural scene, dynamic labor market, and relative affordability. The region has garnered national recognition, with Forbes ranking Nashville among the Best Places for Business and Careers. Nashville’s healthcare industry is a major cornerstone of its economy, contributing billions annually and employing a significant portion of the workforce. The Nashville MSA serves as the headquarters for several Fortune 500 and industry-leading corporations, including HCA Healthcare, Inc., Nissan North America Inc., and Bridgestone Americas, Inc., as well as the announced future world headquarters of Oracle Corporation. Strategically positioned as a transportation and logistics hub, the Nashville MSA provides significant economic advantages, supported by a highly skilled workforce and a business-friendly environment. Beyond its economic benefits, Nashville boasts a number of professional sports teams, a flourishing arts scene, and renowned universities, such as Vanderbilt University.

Tri-Cities, Tennessee.    The Tri-Cities MSA represents a dynamic and expanding economic hub in Northeast Tennessee and Southwest Virginia. The Tri-Cities MSA has an estimated population exceeding 500,000 that is expected to grow, as well as a favorable business climate characterized by rising household incomes and low operational costs for businesses. The Tri-Cities MSA boasts a diversified economic base, anchored by critical sectors such as healthcare, manufacturing, logistics, and tourism. Key regional assets include East Tennessee State University and Ballad Health, both of which play pivotal roles in advancing the area’s educational and healthcare infrastructure. The region’s strategic location at the intersection of major interstate highways (I-81 and I-26) further enhances its appeal as a logistics and distribution center, offering seamless access to regional and national markets.

Community (county) markets.    Our community markets tend to offer primarily retail and small business customer opportunities and more limited competition. This leads to an attractive profitability profile and smaller ticket, more granular loan and deposit portfolios. We increased our deposits in our community markets by 17.0% from 2020 to 2024. Our community markets are standalone markets and not suburbs of larger markets. We primarily compete in these markets with community banks that have less than $1 billion in total assets. We compete effectively against these smaller community banks by providing a broader and more sophisticated set of products and capabilities while still maintaining our local service model. We believe that these markets are being deemphasized by national and regional banks. As a result, we are often the employer of choice for talented bankers in these communities. We believe that our operating model and long-term success in these markets positions us well for continued growth in our existing community markets and to take advantage of attractive opportunities in other community markets.

Market mix.    The charts below show our branch, loan and deposit mix between our metropolitan and community markets as of June 30, 2025.

* Includes the banking facility located in our principal executive office.

Our Customers

Our core customer profile across our footprint includes small businesses, corporate customers, CRE owners and consumers. We target business customers with substantial operating history that have annual revenues of up to $300 million. Our typical business customer would keep business deposit accounts with us, and we would look to provide banking services to the owners and employees of the business as well. We also have an active consumer lending business that includes mortgages, home equity lines of credit and small consumer finance loans. We strive to build deeper relationships by actively cross-selling incremental products to meet the banking needs of our customers. The long-standing customer relationships that we have developed throughout our history form the foundation of our attractive returns and stable growth.

Competition

The Bank faces substantial competition in attracting and retaining deposits and making loans to its customers in all of its principal markets. The banking and financial services industry is highly competitive, and we compete with a large number of financial institutions within our markets, including local, regional and national commercial banks and credit unions. We also compete with mortgage companies, trust companies, brokerage firms, consumer finance companies, mutual funds, securities firms, insurance companies, third-party payment processors, financial technology companies and other financial intermediaries for certain of our products and services. Some of our competitors are not subject to the regulatory restrictions and level of regulatory supervision to which we are subject.

Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Other important competitive factors in our industry and markets include office locations and hours, quality of customer service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer excellent banking products and services.

Competition involves efforts to retain current customers, obtain new loans and deposits, increase the types and scope of services offered, and offer competitive interest rates on deposits and loans. Many of our competitors are much larger financial institutions that have greater financial resources than we do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations.

While we seek to remain competitive with respect to fees charged, interest rates and pricing, we believe that our broad suite of financial solutions, our high-quality and high-touch customer service culture, our positive reputation and our longstanding community relationships will enable us to compete successfully within our markets and enhance our ability to attract and retain customers.

Risk Management

We believe that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Risk management refers to the policies and processes by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. Such risks include liquidity, interest rate, credit, price, operational, compliance, regulatory, strategic, financial and reputational risk exposures. We also seek to monitor our exposure to cyber risk, which generally refers to the risk arising from inadequate or failed information technology systems, vulnerabilities to internal information technology networks, engineered breaches of customer information or inadequate information technology policies and procedures. Given the rapidly changing cybersecurity landscape, we evaluate our cyber risk management practices regularly, which may include testing the security of our information technology infrastructure, incident response planning, employee training, engaging third parties to conduct independent reviews and audits, scanning for internal vulnerabilities and adopting measures designed to help our clients stay protected against cybersecurity threats.

Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, as described more fully under “Management — Board Risk Management and Oversight.” In addition, subject to our Audit Committee’s responsibility for overseeing enterprise-wide risks related to information security and cybersecurity, the Bank Board’s Risk Committee in coordination with the Bank Board’s Information Technology Steering Committee (the “IT Steering Committee”) oversees the Bank’s cybersecurity initiatives and strives to ensure that the Bank’s information technology infrastructure aligns with strategic goals while managing related risks, particularly cybersecurity threats. Under the oversight of our Audit Committee, the Bank’s Risk Committee in coordination with the IT Steering Committee also reviews and updates the Bank’s cybersecurity policies, evaluates information technology controls, and monitors the performance of internal and third-party IT service providers as part of its efforts to enhance the Bank’s defense mechanisms.

Our senior management is responsible for implementing our risk management processes, including by assessing and managing the risks we face on a day-to-day basis, and reporting to our Board regarding our risk management processes. Our senior management is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

Information Technology Systems

We have recently made and continue to make significant investments in our technology platforms. In 2023, we completed an upgrade to our customer online banking and mobile platforms deploying competitive technology to support consumer self-service banking behavior, including real-time options via Zelle. Additionally, we implemented Teller Capture allowing our front-line employees to efficiently process and image transactions at all of our branch locations.

In 2024, we implemented real-time payment options for FedNow and real-time payments (“RTP”). Both new RTP rails provide additional payment technology opportunities allowing our customers to take advantage of an ever-changing payments environment. During 2025, we anticipate the installation of a dedicated commercial cash management platform that is configurable and supports a broad range of customer needs, including a commercial mobile and tablet app with access to commercial products such as risk management tools, wire transfers and Automated Clearing House (ACH) origination.

Human Capital Management

As of June 30, 2025, the Bank had 282 full-time employees and 13 part-time employees. Our employees are not represented by a collective bargaining unit. We consider our relations with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Our people are our most important asset. To facilitate talent attraction and retention, we strive to create a safe and healthy workplace with opportunities for our employees to grow and develop in their careers.

We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that fosters empowerment, intellectual growth, and professional development for our colleagues. In particular, we facilitate the educational and professional development of our employees through support to attend conferences and obtain degrees, licenses and certifications while employed by us.

We offer competitive compensation to attract and retain talented employees. Our generous total compensation package includes market-competitive salaries, bonuses, healthcare and retirement benefits, and paid time off. Employees have regular performance reviews and salary raises commensurate with performance.

Corporate Information

Our principal executive office is located at 6710 Cumberland Gap Parkway, Harrogate, Tennessee 37752, and our telephone number is 423-869-5151. Our website address is www.cbtn.com. The information contained on or accessible from our website is not part of this prospectus and is not incorporated into this prospectus or the registration statement of which it forms a part.

Properties

We provide banking services from 34 offices, including our principal executive office, in Kentucky, North Carolina, and Tennessee. We also operate an LPO in Lincolnton, North Carolina. Our principal executive offices and those of the Bank are located at 6710 Cumberland Gap Parkway, Harrogate, Tennessee 37752. We believe that our banking and other offices are in good condition and are suitable and adequate to our needs for the foreseeable future.

The Bank owns its principal executive office building and 31 of its branches. The Bank’s remaining two branches and LPO are occupied under lease agreements with terms ranging from monthly to five years, with automatic extension options. The land for two of the Bank’s owned branches is also subject to lease, with terms of five and 10 years, respectively, both of which will automatically renew upon expiration of the current term. The following table shows our branches and LPO as of June 30, 2025, and, for each, whether owned or leased:

Office Address	Owned/Leased
Principal Executive Office 6710 Cumberland Gap Parkway	Owned
Harrogate, Tennessee 37752

LPO 226 E. Main Street	Leased
Lincolnton, North Carolina 28092

Office Address	Owned/Leased
Branches Kentucky 312 Knox Street Barbourville, Kentucky 40906	Owned

603 Knox Street Barbourville, Kentucky 40906	Owned (with land lease)

1149 South US 25E Barbourville, Kentucky 40906	Owned

1140 Cumberland Falls Highway Corbin, Kentucky 40701	Owned

1285 Cumberland Gap Parkway Corbin, Kentucky 40701	Owned (with land lease)

775 West Cumberland Gap Parkway Corbin, Kentucky 40701	Owned

1701 E. Main Street Cumberland, Kentucky 40823	Owned

2320 S. U.S. Highway 421 Harlan, Kentucky 40831	Owned

1811 North Main Street London, Kentucky 40741	Owned

202 South Main Street London, Kentucky 40741	Owned

1730 West Highway 192 London, Kentucky 40741	Owned

1431 Cumberland Avenue Middlesboro, Kentucky 40965	Owned

533 Tennessee Avenue Pineville, Kentucky 40977	Owned

Tennessee 122 Franklin Road Brentwood, Tennessee 37027	Owned

1616 West Market Street Johnson City, Tennessee 37604	Leased

1072 East Stone Drive Kingsport, Tennessee 37660	Owned
10413 Kingston Pike Knoxville, Tennessee 37922	Owned

7400 Maynardville Highway Knoxville, Tennessee 37938	Owned

5320 N. Broadway Knoxville, Tennessee 37918	Owned

111 Tazewell Pike Luttrell, Tennessee 37779	Owned

Office Address	Owned/Leased
2600 Maynardville Highway Maynardville, Tennessee 37807	Owned

155 Terrace Lane Morristown, Tennessee 37813	Owned

225 West 1st North Street Morristown, Tennessee 37814	Leased

1001 N. Broad Street New Tazewell, Tennessee 37825	Owned

130 S. Broad Street New Tazewell, Tennessee 37825	Owned

770 Cosby Highway Newport, Tennessee 37821	Owned

262 East Broadway Newport, Tennessee 37821	Owned

420 East Emory Road Powell, Tennessee 37849	Owned

7675 Highway 63 Speedwell, Tennessee 37870	Owned

North Carolina 2227 Union Road Gastonia, North Carolina 28054	Owned

292 W. Main Avenue Gastonia, North Carolina 28053	Owned

1113 Shelby Road Kings Mountain, North Carolina 28086	Owned

412 S. Dekalb Street Shelby, North Carolina 28150	Owned

Legal Proceedings

From time to time, the Company and the Bank are parties to various legal proceedings in the ordinary course of their respective businesses, including proceedings to collect loans or enforce security interests. In the opinion of management, none of these legal proceedings currently pending will, when resolved, have a material adverse effect on the business, financial condition or results of operations of the Company or the Bank. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business, including laws and regulations governing consumer protection, fair lending, fair labor, privacy, and information security and anti-money laundering and anti-terrorism laws, we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

MANAGEMENT

Executive Officers

The following table sets forth biographical information regarding our executive officers as of August 15, 2025.

Name	Age	Position
Terry L. Lee	68	President, Chief Executive Officer, and Director of the Company and the Bank
J. Adam Robertson	51	Director (Executive Chairperson) of the Company and the Bank
Philip J. Metheny	68	Executive Vice President, Chief Financial Officer of the Company and the Bank
Richard C. Sprinkle, Jr.	59	Executive Vice President, Chief Credit Officer of the Bank

The biographical information and business experience of each of our executive officers documented in the table above is set forth below. There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was selected as an officer.

Terry L. Lee.    Terry L. Lee has served as (i) the President of the Company since May 2004 and the President and Chief Executive Officer of the Company since March 2025 and (ii) the Chief Executive Officer of the Bank since May 2004 and the President and Chief Executive Officer of the Bank since March 2025. He has served as a member of the Board since January 1995, and he previously served as Chairperson of the Bank Board from November 2022 to March 2025. Terry L. Lee joined the Bank in 1989 as a bookkeeper. In 1991, Terry L. Lee was promoted to Vice President of Marketing of the Bank, and, within the year, he was appointed Vice President and Loan Officer of the Bank. He was promoted to Senior Vice President and Senior Lending Officer of the Bank in 1992 and President of the Bank in January 1995. Prior to joining the Company and the Bank, Terry L. Lee held various positions, including manager of purchasing and warehousing, senior buyer, warehouse coordinator and maintenance analyst, with various subsidiaries of Cyrus Mineral Company between 1979 and 1989. Terry L. Lee served as Chairman of the Board of Directors of Alliance from 2019 to 2024. He served as Chairman of the Board of Directors of Millennium Bank from 2019 to 2023. Terry L. Lee earned his Bachelor of Arts degree from Lincoln Memorial University. He serves as trustee for Lincoln Memorial University and as a board member of the Tennessee Bankers Association. Terry L. Lee is owner and director of Mound Technologies, Inc. Terry L. Lee’s extensive experience in the banking industry and leadership, along with his business acumen and management experience, well qualify him to serve on our Board.

J. Adam Robertson.    J. Adam Robertson has served as the Executive Chairperson of the Board since March 2025 and as a Board member since November 2022 and previously served as the Chief Executive Officer of the Company from November 2022 to March 2025. He also served as the President of the Bank from 2011 to 2025 and has been a member of the Bank Board since November 2022. J. Adam Robertson joined the Bank in August 1997. During his 28 years at the Bank, he has served in various capacities with increasing responsibilities. In addition to his duties at the Company and the Bank, J. Adam Robertson is a small business owner and developer. J. Adam Robertson is active in the Tennessee Bankers Association and serves as a director in the Independent Bankers Division. In the community, he serves on the board of First Priority Tri-States, First Priority of America, and Student Leadership University. He is a trustee at Charleston Southern University in Charleston, South Carolina. J. Adam Robertson is a graduate of Belmont University, the Southeastern School of Banking, and the Graduate School of Banking at Louisiana State University. J. Adam Robertson’s experience in the banking industry and serving in the community are among his qualifications to serve on our Board.

Philip J. Metheny, M.B.A., CPA, CISA, CITP.    Philip J. Metheny has served as Executive Vice President, Chief Financial Officer for both the Company and the Bank since July 2018. Philip J. Metheny joined the Bank in August 2012 as the Chief Internal Auditor and Executive Vice President. In January 2018, he was appointed as Chief Risk Officer of the Bank, and in July 2018, he was appointed as Chief Financial Officer of the Company and the Bank. Prior to joining the Bank, Philip J. Metheny held positions as an internal audit director with PNC Corporation and as an assistant general auditor with National City Corporation. He also worked as a senior auditor with Touche Ross. Philip J. Metheny has over 40 years of banking industry experience. Philip J. Metheny is a licensed Certified Public Accountant (CPA) and earned his M.B.A. from Baldwin-Wallace in Berea, Ohio and his Bachelor of Business Administration in Accounting from Ohio University in Athens, Ohio. Philip J. Metheny served as a member of the Ohio University School of Accountancy Council from 2002 to 2007. He is a Certified Information Systems Auditor, Certified Financial Services Auditor and Certified Information Technology Professional.

Richard C. Sprinkle, Jr., M.B.A.    Richard C. Sprinkle, Jr. has served as Executive Vice President, Chief Credit Officer of the Bank since April 2010. Richard C. Sprinkle, Jr. joined the Bank in 2008 as Executive Vice President and Regional Executive in the Bank’s Eastern Region. Richard C. Sprinkle, Jr. has been employed in the banking industry for approximately 30 years. Prior to joining the Bank, he was employed with First Tennessee National Bank, where he completed a three-year Commercial Lending Officer/Relationship Manager training and apprenticeship program. Upon completion of this program, he was assigned to the Northeast Tennessee Market for First Tennessee National Corporation, where he eventually rose to senior vice president and commercial banking market manager for upper East Tennessee. Prior to attending college, Richard C. Sprinkle, Jr. served over eight years in the United States Marine Corps becoming a Platoon Sergeant in an 81mm Mortar Platoon, in Operation Desert Shield/Desert Storm and multiple other operational deployments, before receiving an Honorable Discharge due to injuries suffered in the line of duty. Richard C. Sprinkle, Jr. is a graduate of East Tennessee State University, Lincoln Memorial University and the Graduate School of Banking at Louisiana State University.

Board of Directors

Our Board currently consists of nine members. Pursuant to our A&R Bylaws, our Board is authorized to have not less than five nor more than 25 directors. Our A&R Charter and our A&R Bylaws provide that our Board is divided into three classes, with the number of directors in each class to, at all times, be as equal as possible. Directors will be elected to serve three-year terms, except that (i) each director initially appointed to Class I will serve for an initial term to expire at the first annual meeting of Company shareholders following this offering, (ii) each director initially appointed to Class II will serve for an initial term to expire at the second annual meeting of Company shareholders following this offering, and (iii) each director initially appointed to Class III will serve for an initial term to expire at the third annual meeting of Company shareholders following this offering, and provided that the term of each director will continue until the election and qualification of his or her successor or a decrease in the number of directors and will be subject to and end at the director’s earlier death, retirement, resignation, or removal from office.

The following table sets forth certain summary information about our directors as of August 15, 2025, including their names, ages, and classes and the year in which each began serving as a Company director and as a member of the Bank Board, respectively. Each member of the Board also serves as a member of the Bank Board. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected as a director.

Name	Age	Position with the Company	Class	Director Since	Bank Board Director Since
Terry L. Lee	68	President, Chief Executive Officer and Director	II	1995	1995
J. Adam Robertson	51	Director (Executive Chairperson)	III	2022	2022
Sam A. Mars III	74	Director	I	2025	1980
Alan C. Neely	59	Director	II	2023	1996
Aaron A. Robertson	38	Director	I	2023	2023
Dennis Michael Robertson	74	Director	III	2023	1995
Martha S. Spurlock	67	Director	I	2023	2016
James J. Shoffner	64	Director	III	2025	2021
Charles L. Yates	70	Director	II	2025	2023

The biographical information and business experience of each of the directors documented in the table above is set forth below, except for Terry L. Lee and J. Adam Robertson, as the biographical information and business experience of these persons is described above in the “Executive Officers” section.

Sam A. Mars III.    Sam A. Mars III has served as a director of the Company since March 2025. Sam Mars earned a degree in Business Administration from the University of Tennessee in 1973, majoring in accounting. After graduation, he began his career as President and Chief Operations Officer of S.A. Mars Jr., Inc. and Mars Properties, Inc. (collectively, the “Mars Companies”), his family’s wholesale oil distribution company. In 1997, the Mars Companies were sold, and the remaining family business transitioned into other industries, including hospitality, mini-storage rental, commercial real estate rental, funeral and cemetery, and the restaurant business. During the past five years, Sam Mars has been semi-retired, as well as self-employed operating various family businesses. Sam Mars’ business and accounting knowledge and expertise are among his qualifications to serve as a member of our Board.

Alan C. Neely.    Alan C. Neely has served as a director of the Company since March 2023. Since 2011, Alan C. Neely has been president of Five Stars Properties, a property management and home styling company. Alan C. Neely is the former president of Giles Industries, a family-owned mobile home manufacturing company. In 2006, Alan C. Neely facilitated the sale of Giles Industries to Southern Energy Homes, which was subsequently acquired by Clayton Home Building Group. He is active in the management of many areas of his family’s commercial real estate property management businesses, including Alamar Enterprises, Inc., Neely Family Enterprises, LLC, Neely Family Realty Corporation, Clayton Home Building Group, Dorothy G. Neely Realty Corporation, and Five Star Properties, Inc. In his roles at Clayton Home Building Group, Alan C. Neely worked with the chief financial officer to supervise the controllers and accountants. He also supervised the controller in his role at Giles Industries. Alan C. Neely’s management experience and experience in the commercial real estate industry are among his qualifications to serve as a member of our Board.

Aaron A. Robertson.    Aaron A. Robertson has served as a director of the Company since January 2023. He is a lifelong resident of Claiborne County, Tennessee. Aaron A. Robertson graduated from J. Frank White Academy with his high school diploma in 2005, and he graduated with an associates/master’s degree in Diesel Technology from Southeast Kentucky Community & Technical College. Aaron A. Robertson has been self-employed in the farming/cattle industry since August 2009, and he has been employed with Harrogate Insurance Agency since 2011. Aaron A. Robertson is also a partner in Robertson Holding Company, L.P. and the Harrogate Restaurant Group. Aaron A. Robertson’s knowledge of the Company, his experience owning and managing his own business, and his unique understanding of our markets, operations and competition are among his qualifications to serve as a member of our Board.

Dennis Michael Robertson.    Dennis Michael Robertson has served as a director of the Company since March 2023. He graduated from the University of Tennessee in 1973 with a Business Administration degree in accounting. While at the University of Tennessee, he was chosen as President of Alpha Beta Psi Honor Fraternity. Dennis Michael Robertson graduated with honors in 1975 from the University of Tennessee School of Law where he received his Doctor of Jurisprudence Degree and became a member of the Tennessee Bar in 1976. He began practicing law thereafter in Claiborne County, Tennessee. Dennis Michael Robertson was elected to the Tennessee House of Representatives where he served the Thirty-Fifth District for eight years from 1976 to 1984. While in the legislature, he served as the Assistant Minority Leader. After his departure from the General Assembly, he served as the Commissioner for the Eastern Division of the Tennessee Claims Commission, where he served from 1985 until 1992. At that time, Dennis Michael Robertson re-entered the private practice of law in Claiborne County, Tennessee where he has practiced ever since. Dennis Michael Robertson’s legal expertise and experience serving civic organizations are among his qualifications to serve as a member of our Board.

Martha S. Spurlock. Martha S. Spurlock has served as a director of the Company since March 2023 and a director of the Bank since 2016. Martha S. Spurlock has served as a manager of Unified Shares since 2014. Before retiring in 2015, Martha S. Spurlock worked as a claims service representative working on underwriters’ safety claims for Underwriters Safety & Claims, a workman’s compensation insurance carrier. She also has experience managing various rental properties throughout the Harrogate, Tennessee region, which has given her unique insight into local community development and a deeper understanding of the Bank’s customer base. Martha S. Spurlock’s experience overseeing community banking operations and her connection to the local community are among her qualifications to serve as a member of our Board.

James J. Shoffner.    James J. Shoffner has served as a director of the Company since March 2025. James J. Shoffner is a lifelong resident of Middlesboro, Kentucky. He is a 1997 graduate of the Kentucky Bankers Association’s Kentucky School of Banking. He served on the board of directors of Middlesboro Federal Bank from 1985 to 2001. James J. Shoffner served as the chief operating officer of Middlesboro Federal Bank from 1993 to 1995 and its president from 1995 to 2001. Since 1995, he has owned the JRS Restaurant Corporation and Corbin Restaurants. James J. Shoffner has served on the Lincoln Memorial University Board of Trustees since 1997 and has served as a trustee and chairman of Appalachian Regional Healthcare. James J. Shoffner’s experience in the banking industry and financial management expertise as a business owner are among his qualifications to serve as a member of our Board.

Charles L. Yates.    Charles L. Yates has served as a director of the Company since March 2025 and a director of the Bank since 2023. Charles L. Yates has served as the chief financial officer of Smith Enterprises since 2010. He has extensive experience in the banking industry with previous positions as a systems analyst at the

Federal Reserve Bank of Charlotte, operations officer at Branch Bank & Trust Company and operations manager at Rock Hill National Bank. Charles L. Yates received a degree in Business Management from Sacred Heart College in 1983. Charles L. Yates’ experience in the banking industry and his expertise in business operations are among his qualifications to serve as a member of our Board.

Family Relationships

J. Adam Robertson, Executive Chairperson of the Board, and Aaron A. Robertson, a director of the Company, are first cousins. Dennis Michael Robertson, a director of the Company, is second cousin to J. Adam Robertson and Aaron A. Robertson. Other than as discussed in this section, there are no family relationships between or among any of our directors and executive officers.

Corporate Governance Principles and Board Matters

We are committed to having sound corporate governance principles, which we believe are essential to running our business efficiently and maintaining our integrity in the marketplace. In connection with this offering, our Board will adopt corporate governance guidelines that will become effective upon the consummation of this offering, which will set forth the framework within which our Board, assisted by its committees, will direct the affairs of the Company. Our corporate governance guidelines will address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors. Upon completion of this offering, these corporate governance guidelines will be available on our corporate website at www.cbtn.com.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experiences. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board also considers a candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our Board. While we have no formal policy regarding Board diversity, our Board may consider a broad range of factors relating to the qualifications and backgrounds of director nominees, which may include personal characteristics. Our Board’s priority in selecting Board members is the identification of persons who will further the interests of our shareholders through their record of professional and personal experiences and expertise relevant to our growth strategy.

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairperson of the Board, even though these roles are currently held by different individuals. Our Board endorses the view that one of its primary functions is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairperson of the Board and Chief Executive Officer, is necessary to achieve effective oversight. Rather, the Board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the Board with necessary flexibility to adjust to changed circumstances.

Director Independence

Our Board has determined that: (i) all of our directors, except Terry L. Lee, J. Adam Robertson, and Aaron A. Robertson, are independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules (the “Nasdaq Stock Market Rules”); (ii) Sam A. Mars, Alan C. Neely, and James J. Shoffner meet the additional test for independence for audit committee members imposed by Rule 10A-3 under the Exchange Act and Section 5605(c)(2)(A) of the Nasdaq Stock Market Rules; and (iii) Dennis Michael Robertson, Charles L. Yates and Martha S. Spurlock meet the additional test for independence for compensation committee members imposed by Section 5605(d)(2) of the Nasdaq Stock Market Rules, and are non-employee directors for purposes of Rule 16b-3. In making such determinations, our Board considered the relationships that each such non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and any previous consulting arrangements we had with any of our directors.

The six independent directors constitute a majority of the nine members of our Board.

Board Risk Management and Oversight

The Board has ultimate authority and responsibility for overseeing our risk management. The Board does not view risk in isolation and considers risk in virtually every business decision and as part of the Company’s overall business strategy. The Board monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific reports from executive management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Board committees have responsibility for risk oversight in specific areas. The Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, valuation of investment securities, internal and independent audit functions, capital adequacy, legal matters, tax matters, credit matters, cybersecurity and reputational risks relating to these areas. The Compensation Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention, human capital, and reputational risks relating to these areas. The Nominating and Corporate Governance Committee is tasked with overseeing the nomination of director candidates and evaluation of the Board and our corporate governance principles. In addition, the Nominating and Corporate Governance Committee will oversee corporate governance-related risks, such as Board composition and effectiveness, Board succession planning, corporate governance policies, related party transactions, ethics, and reputational risks relating to these areas.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been an officer or employee of the Company. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics provides that our directors, officers, and employees are expected to uphold the highest level of personal and professional integrity in all activities and must comply with all applicable laws, regulations and Company policies, including our Code of Business Conduct and Ethics, and is intended to comply with the Nasdaq Stock Market Rules for a code of conduct and qualify as a “code of ethics” as defined by the rules of the SEC. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting the required information on our corporate website at www.cbtn.com.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee

Our Audit Committee consists of Sam A. Mars, Alan C. Neely, and James J. Shoffner. Our Audit Committee has the responsibility for, among other things:

•        overseeing the design and implementation of our internal audit function;

•        selecting, engaging and overseeing our independent auditors;

•        overseeing the integrity of our financial statements, including the annual audit, the annual audited financial statements, financial information included in our periodic reports that will be filed with the SEC and any earnings releases or presentations;

•        overseeing our financial reporting process and internal controls;

•        overseeing our compliance with applicable laws and regulations;

•        overseeing our compliance and risk management functions;

•        reviewing risks related to information security and cybersecurity;

•        overseeing our process for receipt of complaints and confidential, anonymous submissions regarding accounting, internal accounting controls or auditing matters;

•        overseeing the reporting of the Company’s material risks from cybersecurity threats, management’s process to monitor, detect, mitigate, and remediate cybersecurity incidents, and the Company’s disclosure of any cybersecurity incident deemed material (any such materiality determination will be made by the Board upon recommendation of the Audit Committee) as required by the SEC or any other governmental authority, as applicable; and

•        reviewing and investigating any possible violation of our Code of Business Conduct and Ethics or other standards of business conduct by any director or executive officer of the Company.

Rule 10A-3 promulgated by the SEC under the Exchange Act and applicable Nasdaq Stock Market Rules require our Audit Committee to be comprised entirely of independent directors. Our Board has affirmatively determined that each of the members of our Audit Committee is independent under the Nasdaq Stock Market Rules and for purposes of serving on an audit committee under applicable SEC rules. Our Board also has determined that each of our Audit Committee members qualifies as an “audit committee financial expert” as defined by the SEC. Our Board has adopted a written charter for our Audit Committee, which will be available free of charge on the Investor Relations section of our website at www.cbtn.com.

Compensation Committee

Our Compensation Committee consists of Dennis Michael Robertson, Charles L. Yates and Martha S. Spurlock. Our Compensation Committee is responsible for, among other things:

•        reviewing and approving goals and objectives relevant to the compensation of our executive officers;

•        evaluating the performance of our executive officers and determining and approving the compensation levels of executive officers based on that evaluation;

•        reviewing and administering our equity incentive plans and executive compensation programs;

•        reviewing, approving and submitting to the Board for approval other compensation arrangements of our executive officers, and any significant amendments or changes to such arrangements; and

•        preparing the report of the Compensation Committee as required by Item 407(e)(5) of Regulation S-K, when applicable.

Applicable Nasdaq Stock Market Rules require the Compensation Committee to be comprised entirely of independent directors. Our Board has affirmatively determined that each of the members of our Compensation Committee is independent under the Nasdaq Stock Market Rules and for purposes of serving on a compensation committee under applicable SEC rules, and that each is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. To the extent that the Compensation Committee has one or more members who are not “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, grants of stock or equity awards will be made by a subcommittee of the Compensation Committee consisting solely of “non-employee directors” or by our full Board. Our Board has adopted a written charter for our Compensation Committee, which will be available free of charge on the Investor Relations section of our website at www.cbtn.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Sam A. Mars, Alan C. Neely, Dennis Michael Robertson, James J. Shoffner and Charles L. Yates. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•        identifying individuals qualified to become Board members consistent with criteria approved by the Board;

•        selecting, or recommending that the Board select, director nominees for the next annual meeting of shareholders or to fill vacancies;

•        assisting the Board in fulfilling its oversight responsibilities relating to developing and implementing sound governance policies and practices;

•        recommending director committee assignments; and

•        developing and overseeing a process for the annual evaluation of the Board and management.

Applicable Nasdaq Stock Market Rules require director nominees to be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a committee consisting solely of independent directors. We have established a Nominating and Corporate Governance Committee comprised entirely of independent directors. Our Board has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is independent under the Nasdaq Stock Market Rules. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which will be available free of charge on the Investor Relations section of our website at www.cbtn.com.

EXECUTIVE AND DIRECTOR COMPENSATION

We have opted to comply with the scaled executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies.” Pursuant to applicable SEC rules, our named executive officers for the year ended December 31, 2024 (“named executive officers”) were:

•        Terry L. Lee, our former President and current President and Chief Executive Officer;

•        J. Adam Robertson, our former Chief Executive Officer and current Executive Chairperson; and

•        Richard C. Sprinkle, Jr., the Bank’s Chief Credit Officer.

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of our named executive officers during the fiscal year ended December 31, 2024, determined pursuant to applicable SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terry L. Lee Former President and current President and Chief Executive Officer	2024	538,470	0	888,027	42,890	1,469,387
J. Adam Robertson Former Chief Executive Officer and current Executive Chairperson	2024	267,411	120,000	0	130,610	518,021
Richard C. Sprinkle, Jr. Chief Credit Officer	2024	266,200	14,974	0	24,512	305,686

____________

(1)      Represents a discretionary bonus earned and paid for fiscal year ended December 31, 2024, as further described below.

(2)      Represents an annual cash bonus earned and paid for fiscal year ended December 31, 2024, as further described below.

(3)      The amounts in this column for fiscal year 2024 represent: (i) $18,980 for Terry L. Lee, $17,924 for J. Adam Robertson and $16,636 for Richard C. Sprinkle in matching contributions and profits sharing under our 401(k) plan; (ii) $1,735 for Terry L. Lee and $370 for J. Adam Robertson in life insurance premiums; (iii) $7,449 for Terry L. Lee and $2,686 for J. Adam Robertson for personal use of the corporate aircraft; (iv) $14,267 for J. Adam Robertson for tickets to sporting events; (v) $14,726 for Terry L. Lee, $12,659 for J. Adam Robertson and $7,876 for Richard C. Sprinkle for personal use of a company vehicle; (vi) $2,704 in tax gross-ups to pay for taxes associated with J. Adam Robertson’s discretionary bonus; and (vii) an $80,000 discretionary annual bonus to J. Adam Robertson for services on the Board. The value of the foregoing benefits was determined based on the actual cost of such benefits to the Company.

Narrative Disclosure to the Summary Compensation Table

General

Our named executive officer compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term shareholders is key to the program’s design and decisions.

Base Salaries

We pay base salaries to our named executive officers to compensate them for their services and provide predictable income. The salaries typically reflect each named executive officer’s experience, skills, knowledge and responsibilities, although market data also plays a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our named executive officers are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and objectives.

Base salaries were increased by approximately 5% for each named executive officer in 2024 to align with market pay levels for executives with similar duties and responsibilities. The annualized 2024 base salaries for our named executive officers were as follows:

Named Executive Officer	2024 Base Salary
Terry L. Lee	538,470
J. Adam Robertson	267,411
Richard C. Sprinkle, Jr.	266,200

Annual Cash Bonuses

A key objective of our compensation philosophy is to tie a significant portion of each named executive officer’s compensation to our performance. To help accomplish this objective, we provide annual cash bonus opportunities for our named executive officers based on company performance. In 2024, Terry L. Lee received a bonus based on the Bank’s pre-tax net income, which is calculated as the Company’s income before income taxes excluding corporate overhead expenses. The bonus was calculated as 2% of the Bank’s pre-tax net income and is reflected under the “Nonequity Incentive Plan Compensation” column above. For fiscal year 2024, the Bank’s pre-tax net income was $44.4 million.

J. Adam Robertson and Richard C. Sprinkle, Jr. participated in our annual discretionary bonus program. The discretionary bonus program allows us to reward performance by our named executive officers based on the Compensation Committee’s subjective judgment, while retaining the flexibility to consider numerous factors affecting the Company. Based on the applicable named executive officer’s performance, strategic impact and contributions to the Company’s success in 2024, and the recommendations of the Company’s President and Chief Executive Officer, J. Adam Robertson and Richard C. Sprinkle, Jr. earned discretionary bonuses in 2024 equal to $120,000 and $14,974, respectively.

Employee Benefits

Our named executive officers are eligible to participate in the same benefit plans available to all of our full-time employees, including medical, dental, vision, life, disability and accidental death insurance plans and a 401(k) plan with a matching contribution component, on the same basis as other full-time employees.

We further provide additional personal benefits to our named executive officers, including provision of Company-owned vehicles, reimbursement for life insurance premiums, and personal travel.

IPO-related Compensation

In connection with his efforts to prepare the Company for this offering, and to retain and encourage him to continue executing upon our critical business initiatives after this offering, Terry L. Lee will receive a cash bonus of $[•] and a restricted stock unit (“RSU”) award valued at $[•] (the “IPO RSUs”), following and contingent on the closing of this offering. The IPO RSUs will vest annually over five years, subject to Terry L. Lee’s continued employment with the Company.

Company Equity Incentive Plan

Our equity compensation program focuses the efforts of our named executive officers on the achievement of long-term objectives and aligns the interests of our named executive officers with those of our shareholders through the grant of equity awards, the value of which depends on our stock performance, to achieve strong long-term performance. We have historically granted limited equity awards to motivate and retain key executive talent and align their interests with the long-term interests of shareholders. None of our named executive officers received equity awards in fiscal year 2024.

In connection with this offering, our Board adopted and our shareholders approved the 2025 Plan, which will be effective upon completion of this offering. The 2025 Plan will terminate automatically on the tenth anniversary of the effective date, unless terminated earlier by the Company, and no grants may be granted under the 2025 Plan following such termination. The 2025 Plan provides for (a) the grant of incentive stock options, (b) nonstatutory stock options, (c) stock appreciation rights, (d) restricted stock, (e) RSUs, (f) performance grants, and (g) other grants.

Subject to the 2025 Plan, the total number of shares reserved and available for issuance pursuant to the 2025 Plan will not exceed 850,000 shares. The share reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2026 and ending on (and including) January 1, 2035, by the lesser of (a) 0.5% of the total number of shares of common stock outstanding on December 31st of the immediately preceding calendar year and (b) such number of shares determined by the Board. Subject to the 2025 Plan, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options is 850,000 shares.

Any shares subject to an outstanding grant made under the 2025 Plan will be returned to the 2025 Plan’s share reserve and will be available for issuance in connection with subsequent grants under the 2025 Plan to the extent: (a) such grant is cancelled, forfeited, or settled in cash; (b) such shares are used to pay the exercise price of such grant or any taxes arising in connection with the vesting, exercise, or settlement of such grant; (c) such grant is surrendered pursuant to an exchange program (as defined in the 2025 Plan); (d) such grant expires by its terms at any time; or (e) such grant or such shares are reacquired by the Company pursuant to a forfeiture provision or repurchase right of the Company. Shares subject to substitute grants (as defined in the 2025 Plan) will not be deducted from the 2025 Plan’s share reserve. Shares subject to any substitute grant may not be returned to the 2025 Plan’s share reserve.

All grants granted under the 2025 Plan will be subject to clawback or recoupment under any clawback or recoupment policy, as amended, adopted by the Board or the Compensation Committee or required by applicable law. In the event that the Company is subject to a change in control, outstanding grants under the 2025 Plan will be subject to the agreement evidencing or providing for the change in control.

The 2025 Plan will be administered by the Compensation Committee or by the Board, acting subject to the 2025 Plan. Subject to the general purposes, terms, and conditions of the 2025 Plan, and any charter adopted by the Board governing the actions of the Compensation Committee, the Compensation Committee will have full power to implement and carry out the 2025 Plan, including determining the terms and conditions of, and to institute, any exchange program (including an option repricing without shareholder approval) and delegate any of its duties under the 2025 Plan to one or more officers or employees pursuant to a specific delegation as permitted by the terms of the 2025 Plan and applicable law.

The Company may amend the 2025 Plan or any grant in any respect the Company deems necessary or advisable, subject to the limitations of applicable law and the 2025 Plan.

Employment Agreements

Employment Agreement with Terry L. Lee

We intend to enter into a three-year employment agreement with Terry L. Lee, our President and Chief Executive Officer, effective upon completion of this offering (the “Lee Employment Agreement”). The Lee Employment Agreement will automatically renew for additional one-year terms unless terminated earlier pursuant to its terms.

Pursuant to the Lee Employment Agreement, Terry L. Lee will receive an annual base salary of $750,000 and will be eligible, beginning in 2026, for initial target annual cash incentive compensation of up to 20% of his base salary. The cash incentive compensation will be subject to performance metrics to be established by the Board and generally requires continued employment through December 31 of the applicable year.

Pursuant to the Lee Employment Agreement, Terry L. Lee is to be granted an award of RSUs under and subject to the 2025 Plan having a grant date value of $1,020,000 and to be settled in shares of common stock. The award will generally vest in three equal annual installments, subject to continued employment through the applicable vesting date.

Pursuant to the Lee Employment Agreement, Terry L. Lee will receive certain employer-paid benefits (including the personal use of the Company-owned aircraft for up to 30 flight hours per year, an automobile, annual medical checkups, and life insurance) as well as retirement, health and welfare benefits generally available to other employees of the Company and/or the Bank.

The Lee Employment Agreement contains provisions related to payments and the provision of benefits to Terry L. Lee upon the termination of his employment, which are described below under “Potential Payments Upon Termination.”

Terry L. Lee was previously party to an employment agreement entered into in 2020, which was superseded by the Lee Employment Agreement. As it relates to the disclosure in the Summary Compensation Table and the Outstanding Equity Awards Table, the previous employment agreement provided for annualized base salary, annual bonus, medical and life insurance for Terry L. Lee and his spouse (including after termination of employment), provision of a Company-owned vehicle, personal use of the Company aircraft for up to 60 flight hours per year, and reimbursement for business expenses.

In addition, pursuant to the previous employment agreement, Terry L. Lee was granted an RSU award in 2020. The two most recent tranches of the award, covering 125 shares of Class B Common Stock each, vested effective December 31, 2024 and 2023, and were subject to his continued employment through each such date. Because the Company’s equity securities, including the Class B Common Stock, are not actively traded, the Company’s best estimate of the fair value of our equity securities as of these vesting dates is book value per share calculated as of June 30, 2024 and 2023, which was approximately $4,287 and $3,669 per share, respectively. The increase in book value per share from June 30, 2023 to June 30, 2024 was primarily due to an increase in total equity from the Company’s retained earnings.

Employment Agreement with Richard C. Sprinkle, Jr.

The Bank intends to enter into an employment agreement with Richard C. Sprinkle, Jr., the Executive Vice President and Chief Credit Officer of the Bank, effective upon the completion of this offering (the “Sprinkle Employment Agreement”). The Sprinkle Employment Agreement will be effective through December 31, 2026, unless terminated earlier pursuant to its terms.

Pursuant to the Sprinkle Employment Agreement, Richard C. Sprinkle, Jr. will receive an annual base salary of $275,000 and, beginning in 2026, will be eligible for target annual cash incentive compensation of up to 10% of his base salary. The cash incentive compensation will be subject to performance metrics to be established by the Board and generally requires continued employment through December 31 of the applicable year.

Pursuant to the Sprinkle Employment Agreement, Richard C. Sprinkle, Jr. is eligible to participate in retirement and health and welfare benefits generally available to other employees of the Bank and will be provided an employer-paid automobile.

Richard C. Sprinkle, Jr. was previously party to an employment agreement entered into in 2012, which was superseded by the Sprinkle Employment Agreement. As it relates to the disclosure in the Summary Compensation Table, the previous employment agreement provided for base salary, a discretionary annual bonus, medical and life insurance, provision of a Company-owned vehicle, and reimbursement for business expenses.

Potential Payments Upon Termination by the Company or Upon a Change in Control

Prior Employment Agreements

Pursuant to their previous employment agreements, Terry L. Lee and Richard C. Sprinkle, Jr. would have been eligible to receive certain payments and benefits assuming that the relevant trigger event took place on or before December 31, 2024.

With respect to Terry L. Lee, upon a termination of his employment by the Company other than for certain misconduct, disability or death, Terry L. Lee would have received a severance payment equal to (i) the base salary and annual bonus (based on the Bank’s pre-tax net income, as described above) that would otherwise have been paid to him through January 31, 2027, plus (ii) $350,000. In addition, upon his death, Terry L. Lee’s spouse (or estate) would have received a severance payment equal to (i) 12 months’ base salary plus (ii) an annual bonus for the year of termination. Also, upon a sale of 25% or more of the Company’s voting stock, Terry L. Lee would have received a single lump sum payment of $600,000. Finally, upon any termination of employment, Terry L. Lee would have been entitled to an additional $600,000, paid in equal installments over five years, and Terry L. Lee would also have been entitled to certain redemption rights with respect to shares held by him.

With respect to Richard C. Sprinkle, Jr., upon a termination of his employment by the Bank without cause (as defined in his previous employment agreement), Richard C. Sprinkle, Jr. would have received severance equal to the base salary that would otherwise have been paid to him through the term of his previous employment agreement.

Current Employment Agreements

For a qualifying termination taking place on or following the effective dates of the Lee Employment Agreement and the Sprinkle Employment Agreement (each, an “Employment Agreement”), the Employment Agreements provide for the payments and benefits set forth below.

Upon a termination of the executive’s employment by the employer without “cause” or upon resignation of employment by the executive for “good reason” (each as defined in the applicable Employment Agreement and summarized below), the executive would receive a lump sum cash payment (or, at the discretion of the employer, 26 equal bi-weekly installments) in an amount equal to two times (in the case of Terry L. Lee) or one times (in the case of Richard C. Sprinkle, Jr.) the sum of (A) the executive’s base salary as of the date of termination (or, in the case of a resignation for good reason due to a material reduction in base salary, executive’s base salary immediately prior to such reduction) plus (B) the average of the executive’s cash incentive compensation for the two years immediately preceding the year of termination (such sum, the “Severance Amount”). The foregoing payments to the executive are subject to the executive complying with confidentiality, non-disparagement and, for 12 months following termination, restrictive covenants (including non-compete and non-solicit provisions).

Upon a termination of the executive’s employment by the employer without cause or upon resignation of employment by the executive for good reason, in each case within six months prior to or 12 months following a “change in control” (as defined in the applicable Employment Agreement), the executive would receive a lump sum cash payment equal to three times (in the case of Terry L. Lee) or two times (in the case of Richard C. Sprinkle, Jr.) the Severance Amount.

The payments described above payable to the executive upon a qualifying termination of employment (including a qualifying termination outside of or in connection with a change in control) are subject to the executive executing a fully effective and irrevocable separation agreement.

For purposes of the Employment Agreements:

•        “Cause” generally means a termination of the executive’s employment due to (i) fraud, embezzlement, misappropriation, theft, or dishonesty by the executive in the course of the executive’s employment, (ii) a material violation by the executive of any written policy or code of the employer which (if curable) is not timely cured by the executive after notice to the executive of such violation, (iii) willful misconduct, gross negligence, or gross neglect by the executive in the course of the executive’s employment, (iv) a breach by the executive of any fiduciary duty of the executive, (v) a breach by the executive of the Employment Agreement, subject to cure (if applicable), (vi) the conviction of the executive of, or a plea by the executive of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, or the actual incarceration of the executive, (vii) conduct or behavior by the executive that materially harmed or reasonably could be expected to materially harm our business or reputation, or (viii) the initiation by any regulatory agency of certain actions against the executive, or the removal of the executive from office or permanent prohibition of the executive from participating in our business by the Tennessee Department of Financial Institutions or by certain orders. The termination of the executive’s employment due to or in connection with the expiration of the Employment Agreement’s term (and, in the case of Terry L. Lee, non-renewal), or due to the executive’s disability, will not constitute termination without cause.

•        “Change in control” generally means (i) the consummation of certain corporate transactions immediately after which less than a majority of the voting securities of the Company (or the successor) is held by the holders of the securities of the Company immediately prior to such transaction, (ii) any person becoming the “beneficial owner” of more than 50% of the combined voting power of the Company’s voting securities, (iii) the sale or disposition of assets of the Company or an affiliate during any 12-month period with a fair market value equal to or greater than 80% of the fair market value of the Company’s consolidated assets, or (iv) the replacement, during any period of 12 consecutive months, of a majority of the members of the Board with directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of appointment or election.

•        “Good reason” generally means a termination of the executive’s employment due to (i) a material diminution in the executive’s authority, duties, and responsibilities, (ii) a material reduction in the executive’s base salary, (iii) a change in the location of the executive’s primary office that requires the executive to regularly physically report to an office located 50 miles or more from the location of the executive’s primary office, or (iv) a material breach of the Employment Agreement by the employer.

Upon the executive’s termination due to death or disability, the executive’s estate would receive a pro rata portion (through the date of termination) of any cash incentive compensation that would have been payable to the executive for the year in which the executive’s death or disability occurs.

Pursuant to the Lee Employment Agreement, after the termination of Terry L. Lee’s employment, he and his spouse would receive continued employer-paid, life-time health insurance coverage and life insurance benefits.

Clawback Policy

We have adopted an incentive compensation clawback policy that will become effective upon, and be subject to the completion of, this offering that complies with the listing standards of Nasdaq. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our named executive officers, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after the completion of this offering.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2024.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (#)
Terry L. Lee	375	(1)	1,988,250	(2)
J. Adam Robertson	—		—
Richard C. Sprinkle, Jr.	—		—

____________

(1)      Represents the remaining unvested time-based RSU awards granted in 2020. The three remaining tranches of 125 unvested time-based RSUs are scheduled to vest on January 1, 2025, 2026 and 2027.

(2)      Amount is calculated by multiplying the number of shares shown in the table by $5,302, the fair market value of our Class B Common Stock (not taking into account the Stock Reclassification or Stock Split) as of December 31, 2024, as determined by a third-party appraisal.

Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified non-employee directors. Pursuant to this program, each member of our Board who is not an employee received cash and other compensation for fiscal year 2024 Board service described below.

In connection with this offering, our Board adopted, and our shareholders approved, the 2025 Plan, effective upon the completion of this offering. Pursuant to the 2025 Plan, the maximum compensation paid by the Company to a non-employee director during a calendar year for service on the Board will not exceed $1,000,000 in total value (calculating the value of any grants under the 2025 Plan based on the grant date fair value of such grants for financial reporting purposes). The Company did not grant equity awards to its non-employee directors in fiscal year 2024.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Alan C. Neely	18,000	0		18,000
Aaron A. Robertson	18,000	146,810	(1)	164,810
Dennis Michael Robertson	30,000	0		30,000
Martha S. Spurlock	15,000	0		15,000

____________

(1)      Represents, for Aaron A. Robertson, (i) an $80,000 discretionary annual bonus, (ii) $7,396 for personal use of a company vehicle, (iii) $58,249 in salary and (iv) $1,165 in profit-sharing contributions. The discretionary bonus, the Company’s provision of a vehicle for personal use, Aaron A. Robertson’s salary and the profit-sharing contributions were discontinued in connection with this offering. The value of the personal use of a Company vehicle was determined based on the actual cost incurred by the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Loans to directors, executive officers and persons or groups having the power to vote more than 10% of the Company’s common stock are subject to the requirements of Federal Reserve Regulation O. We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, prior to completion of this offering, our Board will adopt a written policy governing the approval of related party transactions that complies with the applicable requirements of the SEC and Nasdaq concerning related party transactions. Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons.

Under our policy, related party transactions will be reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination by our Audit Committee that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in our best interest, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our Audit Committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers and (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

All related party transactions, including those described below, have been made consistent with applicable law, including Federal Reserve Regulation W.

Related Party Transactions

The following is a description of each transaction since January 1, 2022, and each proposed transaction, in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock (collectively, “principal shareholders”), or any immediate family member of or person sharing the same household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Cumberland Ford

Terry L. Lee, the Company’s President and Chief Executive Officer and a member of the Company’s Board, owns a majority of the outstanding capital stock of Cumberland Ford in Middlesboro, Kentucky. We have from time to time purchased vehicles from Cumberland Ford or engaged Cumberland Ford for vehicle repair services. We paid $70,466 to Cumberland Ford in the six months ended June 30, 2025, and $189,109, $170,705, and $199,051 in the years ended December 31, 2024, 2023, and 2022, respectively.

King Real Estate Services, Inc.

The sister and brother-in-law of J. Adam Robertson, Executive Chairperson of the Board, own King Real Estate Services, Inc., a company that provides real estate appraisal services. We paid $63,700 in the six months ended June 30, 2025 to King Real Estate Services, Inc., and $126,830 and $160,923 in the years ended December 31, 2024 and 2022, respectively, for appraisals of properties related to Bank loan collateral.

We believe that the terms and conditions of the foregoing transactions are comparable to terms that would have been available from a third party unaffiliated with us.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, the Bank, us or our affiliates in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, do not involve more than a normal risk of collectability or present other features unfavorable to us and are a type that the Bank generally makes available to the public. As of the date of this prospectus, no related party loans were classified or were nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Our policies governing affiliate and insider lending transactions to comply with Federal Reserve Regulations O and W prohibit extensions of credit to “insiders,” as defined in these policies, including our executive officers and directors, unless the extension of credit:

•        is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public;

•        does not involve more than the normal risk of repayment or present other unfavorable features; and

•        is of a type that is generally made available by the Bank to the public.

As of December 31, 2024, we had loans and extension of credit to directors and officers totaling $69.2 million.

Directed Share Program

At our request, the underwriter has reserved for sale at the initial public offering price approximately [          ]% of the shares offered hereby for directors, executive officers and employees of the Company and the Bank and other designated persons. We will offer these reserved shares through a directed share program. Reserved shares purchased by our directors and executive officers will be subject to a 180-day lock-up period. The number of shares available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriter to the general public on the same basis as the other shares offered hereby. Directors, executive officers and employees of the Company and the Bank and other designated persons have expressed an intent to buy approximately $            of the shares in this offering through the directed share program. See “Underwriting — Directed Share Program.”

Indemnification of Directors and Officers

Our A&R Charter and A&R Bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the TBCA and applicable federal law and regulations. In addition, our A&R Charter will provide that our directors will not be liable for any breach of fiduciary duty to the fullest extent permitted by the TBCA.

We expect to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the TBCA and applicable federal laws and regulations against losses incurred by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the indemnification and limitation of liability provision in our A&R Charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and executive officers.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table presents certain information with respect to the beneficial ownership of our common stock as of August 15, 2025, after giving effect to the Stock Reclassification and the Stock Split, and as adjusted to reflect the completion of this offering, for:

•        each of our directors and named executive officers;

•        all of our directors and executive officers, as a group;

•        each other person known to us to be the beneficial owner of more than 5% of our common stock; and

•        each of the selling shareholders.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of the securities, or to dispose or direct the disposition of the securities, or has the right to acquire such powers within 60 days from August 15, 2025. Except as indicated by the footnotes below, we believe, based on the information furnished to us by each person named in the table below, that such persons have sole voting and investment power with respect to all shares of common stock that they beneficially own.

The percentage of beneficial ownership is based on 12,239,644 shares of our common stock outstanding as of August 15, 2025, after giving effect to the Stock Reclassification and the Stock Split, and            shares to be outstanding after the completion of this offering. The table does not reflect any shares of common stock that may be purchased in this offering by the individuals listed below. See “Underwriting — Directed Share Program.”

Unless otherwise noted, the address for each shareholder listed in the table below is: c/o Commercial Bancgroup, Inc., 6710 Cumberland Gap Parkway, Harrogate, Tennessee 37752.

	Common Stock Beneficially Owned Before Offering				Common Stock Beneficially Owned After Offering
						If Underwriter’s Option Not Exercised	If Underwriter’s Option Exercised in Full
Name of Beneficial Owner	Number of Shares(1)		Percent of Class	Shares Offered	Number of Shares(1)	Percent of Class	Percent of Class
Directors and Named Executive Officers:
Terry L. Lee(2) President, Chief Executive Officer, Director	754,225		6.2%
J. Adam Robertson(3) Executive Chairperson	5,212,349		42.6%
Richard C. Sprinkle, Jr. Executive Vice President, Chief Credit Officer	21,562		*
Aaron A. Robertson(4) Director	5,116,374		41.8%
Dennis Michael Robertson Director	50,000		*
Alan C. Neely(5) Director	997,975		8.2%
Martha S. Spurlock(6) Director	3,178,775		26.0%
James J. Shoffner Director	—		—
Sam A. Mars III Director	41,500		*
Charles L. Yates(7) Director	143,062		1.2%
All Directors and Executive Officers as a Group (11 persons)	10,412,635	(8)	85.1%
Selling Shareholders and Greater than 5% Shareholders

Robertson Holding Company, L.P.(9)	5,103,187		41.7%

Unified Shares LLC(10)	2,958,837		24.2%

____________

*        Represents beneficial ownership of less than 1% of the class of shares.

(1)      Rounded down to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law.

(2)      Includes (a) 254,925 shares of common stock held by Terry L. Lee, (b) 261,250 shares of common stock held by Wanda Lee, the spouse of Terry L. Lee, and (c) 238,050 shares of common stock held by Lee Holding Company, L.P. Due to Terry L. Lee’s position as the general partner of Lee Holding Company, L.P., Terry L. Lee may be deemed to beneficially own the shares of common stock held directly by Lee Holding Company, L.P. Terry L. Lee disclaims any beneficial ownership of the shares of common stock held directly by Lee Holding Company, L.P. except to the extent of his pecuniary interest therein, if any.

(3)      Includes (a) 105,412 shares of common stock held by J. Adam Robertson, 3,750 shares of common stock held by Cynthia D. Robertson, the spouse of J. Adam Robertson, and 5,103,187 shares of common stock held by Robertson Holding Co. Due to J. Adam Robertson’s position as one of the two general partners of Robertson Holding Co., J. Adam Robertson may be deemed to beneficially own the shares of common stock held directly by Robertson Holding Co. J. Adam Robertson disclaims any beneficial ownership of the shares of common stock held directly by Robertson Holding Co. except to the extent of his pecuniary interest therein, if any.

(4)      Includes (a) 10,687 shares of common stock held by Aaron A. Robertson, 2,500 shares of common stock held by a minor child of Aaron A. Robertson, and 5,103,187 shares of common stock held by Robertson Holding Co. Due to Aaron A. Robertson’s position as one of the two general partners of Robertson Holding Co., Aaron A. Robertson may be deemed to beneficially own the shares of common stock held directly by Robertson Holding Co. Aaron A. Robertson disclaims any beneficial ownership of the shares of common stock held directly by Robertson Holding Co. except to the extent of his pecuniary interest therein, if any.

(5)      Includes 18,750 shares of common stock held by Alan C. Neely and 979,225 shares of common stock held by various irrevocable trusts of which Alan C. Neely serves as trustee. Alan C. Neely disclaims beneficial ownership of the shares held by the referenced trusts except to the extent of his pecuniary interest therein, if any.

(6)      Includes 219,937 shares of common stock held jointly by Martha S. Spurlock and Charles Spurlock, the spouse of Martha S. Spurlock, and 2,958,837 shares of common stock held by Unified Shares. Due to Martha S. Spurlock’s position as a member and manager of Unified Shares, Martha S. Spurlock may be deemed to beneficially own the shares of common stock held directly by Unified Shares. Martha S. Spurlock disclaims any beneficial ownership of the shares of common stock held directly by Unified Shares except to the extent of her pecuniary interest therein, if any.

(7)      Includes 70,481 shares of common stock held by Charles L. Yates, 41,475 shares of common stock held by PCS Investments II LLC, and 31,106 shares of common stock held by the Peggy C. Smith Revocable Trust. Charles L. Yates holds the voting and dispositive power of the shares of common stock held by PCS Investments II LLC and the Peggy C. Smith Revocable Trust. Charles L. Yates disclaims any beneficial ownership of the shares of common stock held directly by PCS Investments II LLC and the Peggy C. Smith Revocable Trust except to the extent of his pecuniary interest therein, if any.

(8)      J. Adam Robertson and Aaron A. Robertson are co-general partners of Robertson Holding Co. The shares of common stock held by Robertson Holding Co. are only counted once for purposes of the aggregate number of shares owned by directors and executive officers as a group.

(9)      J. Adam Robertson and Aaron A. Robertson are co-general partners of Robertson Holding Co. As a co-general partner of Robertson Holding Co., each of J. Adam Robertson and Aaron A. Robertson holds the voting and dispositive power for the shares of common stock beneficially owned by Robertson Holding Co.

(10)    Martha S. Spurlock, Rachel S. West, and Andra S. Ostergard are the three managers and members of Unified Shares. Any decisions by Unified Shares with respect to the shares of common stock held by it, including voting and dispositive decisions, are made by the unanimous vote of these three individuals. Accordingly, each of Martha S. Spurlock, Rachel S. West, and Andra S. Ostergard is deemed to have or share beneficial ownership of the securities held directly by Unified Shares. Each such individual disclaims any beneficial ownership of the shares of common stock held directly by Unified Shares except to the extent of her pecuniary interest therein, if any. The address of Unified Shares is 549 Londonderry Road, Harrogate, Tennessee 37752.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the Company’s capital stock and the material provisions of our A&R Charter and A&R Bylaws, as each is anticipated to be in effect upon the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the TBCA and to our A&R Charter and A&R Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value per share, of which [•] shares will be issued and outstanding upon completion of this offering if all shares offered are sold (after giving effect to the Stock Conversion and the Stock Split), and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are currently issued and outstanding and none of which will be issued and outstanding upon completion of this offering.

An aggregate of 850,000 shares of common stock are expected to be reserved for issuance under the 2025 Plan.

All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, fully paid and nonassessable. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.

Common Stock

Voting Rights.    The holders of common stock are entitled to one vote per share on all matters on which the common stock is entitled to vote and are not entitled to cumulative voting in the election of directors. At any meeting of the Company’s shareholders, the holders of a majority of the shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum for such meeting with respect to that matter. Generally, if a quorum is present, action on any matter, other than the election of directors, by our shareholders will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the A&R Charter or A&R Bylaws or the TBCA.

Dividend Rights.    Our shareholders are entitled to receive dividends on common stock only when, as and if declared by our Board from funds legally available therefor under the TBCA and as limited by applicable banking laws and regulations and regulatory policy, subject to the satisfaction of any preferential dividend rights of holders of any other class or series of capital stock of the Company. The principal source of funds for the payment of dividends by the Company is the payment of dividends to it by the Bank. Please see “Dividend Policy — Dividend Restrictions” and “Supervision and Regulation” for a description of certain limitations and restrictions on the payment of dividends applicable to the Bank.

Liquidation and Dissolution Rights.    In the event of any liquidation or dissolution of the Company, the holders of our common stock are entitled to receive the net assets of the Company upon the liquidation or dissolution of the Company, subject to the satisfaction of any preferential rights of holders of any other class or series of capital stock of the Company to receive such assets.

Other Rights.    The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our preferred stock.

Preferred Stock

Our Board has the authority to issue preferred stock from time to time in one or more series, to establish the number of shares constituting each such series and, within the limitations set forth in the TBCA, to fix the designation and preferences, limitations, and relative rights of each such series.

The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by our shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to issue any of the preferred stock. The authority of our Board with respect to any series of preferred stock includes, without limitation:

•        the number of shares constituting the series;

•        general or specific voting rights;

•        preferential liquidation rights;

•        preferential cumulative or noncumulative dividend rights;

•        redemption or put rights; and

•        conversion rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock the terms of which might:

•        adversely affect the voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•        discourage an unsolicited proposal to acquire us; or

•        facilitate a particular business combination involving us.

Election and Removal of Directors

Our Board will consist of between five and 25 directors, with the exact number of directors to be fixed from time to time by resolution of our Board or by our shareholders. Our directors are divided into three classes designated Class I, Class II, and Class III with staggered three-year terms. The number of directors in each class will at all times be as equal as possible. Only the directors in one class will be subject to election at each annual meeting of our shareholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A director may be removed by our shareholders only for cause or for cause by the vote of a majority of all members of our Board, in each case only at a meeting called for such purpose.

Advance Notice for Shareholder Proposals or Making Director Nominations at Meetings

Our A&R Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Generally, and subject to any other applicable requirements, only such business may be conducted at a meeting of Company shareholders as has been brought before the meeting by, or at the direction of, our Board or by a shareholder of record who has given to our Secretary timely written notice in proper form of the shareholder’s intention to bring that business before the meeting. Generally, only persons who are selected and recommended by our Board, or the committee of our Board designated to make nominations, or who are nominated by a shareholder who has given timely written notice in proper form to the Secretary of the Company, will be eligible for election as directors.

To be timely, notice of shareholder proposals or director nominations to be brought before a meeting of shareholders must be delivered to our principal office within the following time periods:

•        in the case of an annual meeting of our shareholders to be held on a date that is not more than 30 calendar days in advance of and not more than 70 calendar days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the anniversary of the previous year’s annual meeting, or in the case of any other annual meeting of our shareholders, the close of business on the 10th calendar day following the date of public disclosure of the date of such meeting; and

•        in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th calendar day following the day on which notice of the date of the special meeting was given or public disclosure of the date of the special meeting was made, whichever first occurs.

The adjournment or postponement of an annual meeting, or the announcement thereof, will not commence a new time period (or extend any notice time period) for the giving of a shareholder’s notice as described above.

The notice of any shareholder proposal or nomination of an individual for election as a director must set forth certain information required under our A&R Bylaws and certain proxy rules under the Exchange Act. A shareholder submitting notice of a shareholder proposal or director nomination must provide, among other things, the shareholder’s name and address as they appear on our books and the class and number of shares of our capital stock owned beneficially or of record by the shareholder.

Amendment of Charter and Bylaws

Our A&R Charter may be amended by our Board to the fullest extent permitted by the TBCA and by our shareholders only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by the TBCA or the A&R Charter. The provision of our A&R Charter providing for limitations on the liability of our directors may only be amended upon the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast.

Our shareholders may amend our A&R Bylaws only upon the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by our A&R Charter or the TBCA. Additionally, our Board may amend our A&R Bylaws upon the affirmative vote of a majority of all members of the Board, unless a greater vote is required by our A&R Charter or the TBCA.

Ownership Limitations

The Company is a bank holding company and, as a result, the ability of persons to acquire our common stock is limited by applicable banking laws and regulations. Under certain circumstances, a person may need to obtain regulatory approval before acquiring our common stock. Generally, the BHC Act requires any other bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any company that owns, controls, or holds the power to vote 25% or more of our outstanding common stock, either directly or acting through one or more other persons, or that otherwise is deemed to control the Company under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. Additionally, a person other than a bank holding company may be required to seek and obtain the prior approval of the Federal Reserve under the Change in Bank Control Act before acquiring, directly or indirectly or in concert with one or more other persons, 10% or more of our outstanding common stock. See “Supervision and Regulation — Commercial Bancgroup, Inc.” for additional information about the federal laws and regulations that limit the ability of other persons to acquire our common stock. Further, generally and subject to certain exceptions, the prior approval of the TDFI is required for a person to, directly or indirectly, acquire 25% or more of our outstanding common stock.

Special Meetings

Under our A&R Charter and A&R Bylaws, special meetings of our shareholders may only be called by the Chairperson of our Board, our Chief Executive Officer, majority vote of all directors then in office, or the holders of 25% or more of the issued and outstanding shares of our voting stock entitled to vote on any matter proposed to be considered at such special meeting.

Limitation of Liability of Directors and Officers

The TBCA generally provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person’s conduct was in good faith; (b) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation’s best interests, and in all other cases such person reasonably believed that such conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe such conduct was unlawful. In a proceeding brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that, in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding, unless limited by the corporation’s charter. The TBCA provides that, unless a corporation’s charter provides otherwise, a director or officer may apply to a court of competent jurisdiction for indemnification, and the court may order that the director or officer be indemnified, if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, regardless of whether (a) such officer or director has met the standard of conduct for indemnification set forth in the TBCA or (b) such officer or director has been adjudged liable to the corporation in a proceeding by or in the right of the corporation, or on the basis that the officer or director improperly received a personal benefit in a proceeding charging improper benefit (but if the director or officer has been adjudged so liable, indemnification is limited to reasonable expenses incurred).

Our A&R Charter and A&R Bylaws provide generally that the Company will indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons, including employees and agents, it has the power to indemnify and advance expenses to under the TBCA, in each case to the fullest extent permitted by the TBCA (even if indemnification and the advancement of expenses is permissive under the TBCA) and applicable federal laws and regulations, including applicable federal regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time. The right of any director or officer of the Company to indemnification conferred in our A&R Charter or A&R Bylaws also includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided that advancements of expenses are to be made only upon delivery by the director or officer to the Company of an undertaking by and on behalf of such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses.

Anti-takeover Effect of Governing Documents and Applicable Law

Some provisions of our A&R Charter and A&R Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, listed below, are intended to encourage persons seeking to acquire control of us to first negotiate with our Board. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms in an unsolicited proposal.

•        Our A&R Charter provides that our Board may issue “blank check” preferred stock without shareholder approval (see “— Preferred Stock” above);

•        We have a staggered Board, and our directors may only be removed for cause (see “— Election and Removal of Directors” above);

•        Our A&R Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected (see “— Advance Notice for Shareholder Proposals or Making Director Nominations at Meetings”); and

•        Special meetings of our shareholders may only be called by the Chairperson of our Board, our Chief Executive Officer, majority vote of all directors then in office, or the holders of 25% or more of the issued and outstanding shares of our voting stock entitled to vote on any matter proposed to be considered at such special meeting (see “— Special Meetings” above).

In addition to certain of the provisions in our A&R Charter and A&R Bylaws discussed above, the State of Tennessee has adopted statutes that can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in a premium over the market price for shares of our common stock.

The Tennessee Control Share Acquisition Act generally provides that, except as discussed below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to the shares owned by such person, would entitle such person, upon acquisition of the shares, to exercise or direct the exercise of voting power of a corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. However, voting rights can be restored to control shares by resolution of a corporation’s shareholders approved by the affirmative vote of the holders of a majority of the corporation’s shares entitled to vote generally in the election of directors, other than shares owned by the owner of the control shares, officers of the corporation, or an employee of the corporation who is also a director of the corporation. A corporation’s charter or bylaws may provide that, if voting rights are granted to control shares which give the holder thereof a majority of all voting power entitled to vote generally in the election of a corporation’s directors, then the corporation’s shareholders who have not voted in favor of granting such voting rights to the control shares shall be entitled to an appraisal of the fair value of their shares in accordance with the TBCA.

The Tennessee Control Share Acquisition Act is not applicable to us because neither our A&R Charter nor our A&R Bylaws contain a specific provision “opting in” to the act, as is required.

The Tennessee Investor Protection Act provides generally that, unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the corporation, any of which were purchased within the preceding year, may make a takeover offer for any class of equity securities of the corporation if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the corporation, unless the offeror, before making such purchase, (i) makes a public announcement of the offeror’s intention with respect to changing or influencing the management or control of the corporation; (ii) makes a full, fair, and effective disclosure of such intention to the person(s) from whom the offeror intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the “C&I Commissioner”) and the corporation a statement signifying such intentions and containing such additional information as may be prescribed by the C&I Commissioner. The offeror must provide that any equity securities of the corporation deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective, or after 60 days from the date the offer has become effective, except as the C&I Commissioner may otherwise prescribe for the protection of investors. If the takeover offer is for less than all the outstanding equity securities of any class, and if the number of securities deposited or tendered pursuant thereto within 10 days after the offer has become effective, and copies of the offer or notice of any increase in the consideration offered are first published or sent or given to offerees, is greater than the number the offeror has offered to accept and pay for, the securities must be accepted pro rata according to the number of securities deposited or tendered by or on behalf of each offeree. If an offeror varies the terms of a takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The Tennessee Investor Protection Act does not apply to us because the act by its terms does not apply to bank holding companies subject to regulation by a federal agency.

The Tennessee Business Combination Act generally prohibits a “business combination” by a corporation or any of its subsidiaries with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. A corporation or any of its subsidiaries can, however, enter into a business combination within such period if, before the interested shareholder became an interested shareholder, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After this five-year moratorium, a business combination with an interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by the affirmative vote of the holders of two thirds (2/3) of the voting stock of the corporation not beneficially owned by the interested shareholder or affiliates or associates of the interested shareholder. For purposes of these provisions of the Tennessee Business Combination Act, a “business combination” generally includes mergers, share exchanges, certain sales, leases, and other dispositions of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person that beneficially owns 10% or more of the voting power of any class or series of outstanding voting stock of certain Tennessee-chartered corporations.

The Tennessee Business Combination Act applies to us because we have not opted out of the application of such act by amendment to our A&R Charter or A&R Bylaws.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, a corporation may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Listing of and Trading Market for Common Stock

We have applied to list our common stock on Nasdaq under the symbol “CBK.”

Prior to this offering, our common stock has not been actively traded and has not been listed or traded on an established public trading market, and no quotations for our common stock were reported on any market. As a result, there has been no established public trading market for our common stock. Although our shares may have been sporadically traded in private transactions, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in an active market.

We anticipate that this offering and the listing of our common stock on Nasdaq will result in a more active trading market for our common stock. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to trade in our shares when you seek to purchase or sell shares, and the market price for our common stock may be more or less than the initial public offering price in this offering. See “Underwriting” for more information regarding our arrangements with the underwriter and the factors considered in setting the initial public offering price.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for the common stock will be Broadridge Corporate Issuer Solutions, LLC.

SUPERVISION AND REGULATION

Bank holding companies and banks are regulated extensively under both federal and state law. The bank regulatory framework is intended primarily for the protection of depositors, the deposit insurance system, and the banking system, and not for the protection of shareholders or any other constituency.

The bank and bank holding company supervisory and regulatory framework subjects banks and bank holding companies to regular examination by their respective state and federal regulatory agencies, which results in examination reports and ratings that, while not publicly available, can affect the conduct and growth of their businesses. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management’s ability and performance, earnings, liquidity, sensitivity to market risks and various other factors.

Composite regulatory ratings assigned to banks (which are commonly referred to as “CAMELS” ratings) are based on evaluations of an institution’s managerial, operational, financial and compliance performance. The composite CAMELS rating is not an arithmetical formula or rigid weighting of numerical component ratings. Elements of subjectivity and examiner judgment, especially as these relate to qualitative assessments, are important elements in assigning ratings. The federal bank regulatory agencies from time to time review the CAMELS rating system and the consistency of their ratings.

Bank regulatory agencies have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, are not in compliance with applicable laws or regulations or are otherwise inconsistent with applicable laws and regulations or with the supervisory policies of these agencies.

The following is a summary of material elements of the supervisory and regulatory framework applicable to the Company and the Bank. It does not describe all of the statutes, regulations and regulatory policies that apply to the Company and the Bank, nor does it restate all of the requirements of those that are described. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by express reference to each of the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of the Company and the Bank.

Commercial Bancgroup, Inc.

The Company is a Tennessee corporation and is registered as a bank holding company with the Federal Reserve. Additionally, the Company has elected to be a financial holding company. In order for a bank holding company to qualify to be a financial holding company, each of its depository institution subsidiaries generally must, at the time of its election to become a financial holding company, be “well capitalized” and “well managed” and have at least a “satisfactory” rating under the CRA. The Company is subject to examination, regulation and supervision by the Federal Reserve under the BHC Act. The Company is required to file periodic reports with the Federal Reserve. As the holding company for a bank chartered under Tennessee law, we also are subject to the Tennessee Banking Act, and as a Tennessee corporation we are subject generally to the TBCA.

The BHC Act and the regulations thereunder place limitations on the activities in which a bank holding company may engage. Subject to certain exceptions (such as becoming a financial holding company), the BHC Act and its implementing regulations generally prohibit a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Financial holding companies are permitted to engage, without prior Federal Reserve approval, in a broader range of banking and non-banking activities that are deemed to be financial in nature or incidental to a financial activity. These activities include securities underwriting, dealing and market making; organizing, sponsoring and managing mutual funds; insurance underwriting and agency activities; merchant banking activities; and other activities that the Federal Reserve has determined to be financial in nature.

A financial holding company with a depository institution subsidiary that fails to maintain at least a “satisfactory” rating under the CRA generally is prohibited from engaging in any new, or acquiring control of a company engaged in, activities that are financial in nature or incidental to a financial activity. We are currently subject to this restriction as a result of the Bank’s “needs to improve” CRA rating and will remain subject to this restriction until such time, if any, as the Bank’s CRA rating is upgraded to at least “satisfactory.” This restriction could have a material impact on the Bank’s prospects for so long as it remains in place.

The BHC Act permits acquisitions by bank holding companies of banks and other bank holding companies, subject in most instances to the approval of the Federal Reserve and subject generally to the transaction not resulting in a monopoly or substantially lessening competition in any part of the United States. In considering whether to approve any such acquisition, the Federal Reserve must also take into account, among other things, the financial condition and prospects of, and the competence, experience, and integrity of management of, the constituent parties, as well as the constituent parties’ record of performance under the CRA. Additionally, under Tennessee law and applicable rules of the TDFI, a bank holding company organized under Tennessee law, such as the Company, generally must make application to and receive approval from the Commissioner of the TDFI before acquiring a Tennessee state-chartered financial institution.

Under the Change in Bank Control Act and associated Federal Reserve regulations, generally, any person that, directly or indirectly or in concert with one or more other persons, seeks to acquire control of a bank holding company or a Federal Reserve member bank (such as the Bank) must give the Federal Reserve 60 days’ prior written notice before acquiring control of the bank holding company or member bank. Under the applicable regulations, control is defined as the ownership or control of or power to vote 25% or more of any class of voting securities of the bank holding company or member bank. The regulations also provide for a presumption of control if a person would own, control, or hold with power to vote 10% or more (but less than 25%) of any class of voting securities of the bank holding company or member bank and either the institution has securities registered under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities.

Following the completion of this offering, the Company will be subject to the registration, disclosure, reporting, and other requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and administered by the SEC. Assuming the Company’s common stock is successfully listed on Nasdaq in connection with this offering, the Company will also be subject to Nasdaq’s rules for listed companies.

The Company is a legal entity separate and distinct from the Bank. Various legal limitations restrict the Bank from lending or otherwise providing financial support to the Company. See “— Transactions with Affiliates.”

Various other federal and state laws, rules, and regulations (including Tennessee corporate law that applies generally to corporations incorporated under Tennessee law) regulate the Company’s business and operations, including its corporate governance structure, its investment authority, its manner of doing business, its employment practices, its consumer privacy and consumer protection policies and procedures, its relationship with the Bank and its other affiliates, its ability to merge with, acquire, or be acquired by other entities, its capitalization, its payment of dividends or other distributions, and the types of businesses in which it can engage.

Commercial Bank

The Bank is chartered under Tennessee law. The Bank is a Federal Reserve member, which means that the Federal Reserve is the Bank’s primary federal regulator. The Bank is also a member of the FDIC, and its deposits are insured, as provided by law, by the DIF. The Bank is subject to supervision, regulation, and examination by both the Federal Reserve and the TDFI. The Bank is subject to various requirements and restrictions under federal and state law, including capital adequacy requirements, requirements to maintain reserves against deposits, requirements under the CRA, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon and limitations on the types of investments that it can make, the types of activities that it can engage in, and the types of services that it can offer. The business and operations of the Bank are also affected by various consumer laws and regulations, including regulations of the CFPB and other federal and state agencies relating to equal credit opportunity, truth in lending disclosures, truth in savings disclosures, debt collection, privacy, and consumer lending practices. In addition to the impact of direct regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in the United States in order to influence the economy.

Strict compliance at all times with state and federal banking laws, rules and regulations, as well as other laws, is and will continue to be required. The Bank believes that the experience of its executive management team will assist it in its continuing efforts to achieve the requisite level of compliance. Certain provisions of state law may be preempted by existing and future federal laws, rules and regulations, and no prediction can be made as to the impact of preemption on state law or the regulation of the Bank thereunder.

The Federal Reserve and the TDFI regularly examine the Bank and have the authority to approve or disapprove of certain activities of the Bank, including expansionary activities such as mergers and acquisitions to which the Bank is a party and the Bank’s establishment of new branch offices. Both regulatory bodies have broad power to take enforcement action to prevent or halt the continuance of unsafe or unsound banking practices or other violations of law. The FDIC, as the insurer of the Bank’s deposits, also has certain regulatory authority over and requires certain routine reporting by the Bank.

As a bank chartered under Tennessee law, the Bank is subject to the provisions of the Tennessee Banking Act and, to the extent not inconsistent with the Tennessee Banking Act, the provisions of the TBCA.

Enforcement Powers of Federal and State Banking Agencies

The federal and state bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver for financial institutions. Our failure to comply with applicable laws and regulations could subject us and our officers and directors to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed below under “— Prompt Corrective Action and Other Consequences of Capital Adequacy,” the appropriate bank regulatory agency may appoint the FDIC as conservator or receiver for a depository institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including if the depository institution is operating in an unsafe and unsound condition, is insolvent or is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan.

Payment of Dividends and Repurchases of Capital Instruments

The Company is a legal entity separate and distinct from the Bank. The Company’s principal source of cash flow, including cash flow to pay interest on its Subordinated Debentures, to pay its other indebtedness, and to pay dividends to its shareholders, is dividends the Bank pays to the Company as the Bank’s sole shareholder. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders.

Federal Reserve Supervisory Letter SR 09-4 (February 24, 2009), as revised December 21, 2015 and July 24, 2020, applies to dividend payments, stock redemptions and stock repurchases by bank holding companies. Under this Supervisory Letter, a bank holding company is expected to consult with Federal Reserve supervisory staff before:

•        declaring and paying a dividend that could raise safety and soundness concerns (for example, declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid);

•        redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weakness; and

•        redeeming or repurchasing common or perpetual preferred stock if it would result in a quarter end net reduction in the amount of such equity instruments outstanding as compared to the beginning of the quarter in which the redemption or repurchase occurs.

Further, the board of directors of a bank holding company must consider various different factors when deciding whether to declare, and determining the amount of, dividends in order to ensure that dividend levels are prudent relative to the company’s financial position and are not based on overly optimistic earnings scenarios, including any potential events which may occur prior to the payment of a dividend that could affect its ability to pay while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends if:

•        the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•        the bank holding company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•        the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

The Bank is similarly subject to various restrictions on its ability to pay dividends to the Company. Under Tennessee law, a Tennessee state-chartered bank generally cannot pay dividends in any calendar year that exceed its net income for that year plus its retained net income for the prior two calendar years without prior regulatory approval. Additionally, under the FDIA, the Bank is generally prohibited from making capital distributions (including paying dividends) or paying management fees to the Company if the Bank is not adequately capitalized or if the distribution or payment would cause the Bank to become undercapitalized.

Under applicable federal capital adequacy guidelines, both banks and bank holding companies subject to the capital adequacy guidelines (the Company is not currently subject to these guidelines but may be in the future) are also subject to capital distribution (including dividend) limitations and restrictions, as well as restrictions on discretionary bonuses to executive officers, if they fail to maintain an appropriate capital conservation buffer. See “— Capital Adequacy” below. A Tennessee corporation, such as the Company and the Bank, is also not permitted to pay dividends if, after giving effect to the dividends, it would not be able to pay its debts as they come due in the usual course of business or if its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the rights of preferred shareholders, if any, upon dissolution. Both the Company and the Bank may from time to time also be subject to contractual restrictions on their ability to pay dividends, such as, for example, dividend restrictions contained in agreements evidencing indebtedness of the Company or the Bank.

The Company’s and the Bank’s payment of dividends may also be affected or limited by other factors, such as requirements to maintain adequate levels of capital above regulatory guidelines. Federal and state bank regulatory agencies generally have the authority to prohibit bank holding companies and banks from engaging in unsafe or unsound practices in conducting their businesses. Depending on the financial condition of a bank holding company and its subsidiary bank(s), the payment of dividends by the bank holding company or its subsidiary bank(s) could under certain circumstances be deemed an unsafe or unsound practice and therefore restricted.

Restrictions on Acquisitions and Certain Other Activities

As a bank holding company, the Company generally must obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting stock of a bank, (ii) acquiring all or substantially all of the assets of a bank, or (iii) merging or consolidating with another bank holding company. The BHC Act also generally limits the business in which a bank holding company may engage to banking, managing or controlling banks and other authorized subsidiaries, and furnishing services to or performing services for its subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Bank holding companies that meet certain eligibility requirements prescribed by the BHC Act and elect to operate as financial holding companies may engage in, or have ownership interests in companies engaged in, a wider range of non-banking activities, including underwriting, dealing in, or making a market in securities, insurance underwriting and sales, providing financial, investment, or economic advisory services, merchant banking, and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by regulation or order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Company elected to become a financial holding company in 2017.

The Change in Bank Control Act and associated federal regulations, generally and subject to certain exceptions, prohibit any person (individual or entity) from, directly or indirectly or in concert with one or more other persons, acquiring control of an FDIC-insured depository institution or its holding company unless the appropriate federal banking agency is given prior written notice and does not disapprove of the proposed acquisition. Control for this purpose is defined as the power, directly or indirectly, to direct the management or policies of an FDIC-insured depository institution or its holding company or to vote 25% or more of any class of voting securities of an FDIC-insured depository institution or its holding company. Additionally, it is rebuttably presumed than an acquisition of voting securities of an FDIC-insured depository institution or its holding company constitutes the acquisition of control of the institution or holding company under the Change in Bank Control Act if immediately after the transaction the acquiring person (or persons acting in concert) will own, control, or hold with the power to vote 10% or more of any class of voting securities of the institution or holding company and either (i) the institution or holding company has securities registered under Section 12 of the Exchange Act or (ii) immediately after the transaction no other person will own, control, or hold the power to vote a greater percentage of that class of voting securities.

Any corporation or other company that, directly or indirectly or acting through one or more other persons, acquires ownership or control of or the power to vote 25% or more of any class of voting securities of a bank or bank holding company (such as the Bank and the Company), that controls the election of a majority of the directors of a bank or bank holding company, or that otherwise is deemed to have the power to exercise, directly or indirectly, a “controlling influence over the management or policies” of a bank or bank holding company under the BHC Act (which control can, under certain circumstances, be found to exist even if a corporation or other company owns, controls, or has the power to vote far less than 25% of a class of voting securities of a bank or bank holding company) would be subject to regulation itself as a bank holding company under the BHC Act.

The Federal Reserve may require that a bank holding company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness, or stability of the bank holding company or any of its banking subsidiaries. The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt. Under certain circumstances, a bank holding company must give written notice to and obtain approval from the Federal Reserve prior to purchasing or redeeming its equity securities.

Further, poor examination ratings, deficient capital ratios, regulatory concerns regarding management, controls, asset quality, earnings, liquidity, or risk management, or other factors can all potentially result in practical limitations on the ability of a bank or bank holding company to engage in new activities, grow, acquire other financial institutions or other businesses, repurchase its stock, pay dividends, or continue to conduct existing activities.

Banks organized under Tennessee law are also subject to restrictions on the types of activities that they are permitted to engage in under applicable law and regulations of the Federal Reserve, FDIC, and TDFI, which permissible activities are generally limited to the business of banking and activities that are incidental to the business of banking.

Source of Strength

Under applicable law and Federal Reserve policy, the Company is expected to act as a source of financial and managerial strength to, and to commit resources to support, the Bank. This support may be required at times when the Company may otherwise not be inclined to provide it.

In the event an FDIC-insured depository institution subsidiary of a bank holding company becomes subject to a capital restoration plan with its regulators, the parent bank holding company is required to guarantee performance of the plan up to 5% of the bank’s assets, and such guarantee is given priority in the event of bankruptcy of the bank holding company. In addition, if a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions may be responsible for any losses to the DIF if an affiliated depository institution fails. As a result, a bank holding company may be required to loan money to a bank subsidiary in the form of subordinate capital notes or other instruments which qualify as capital under applicable regulations. However, any loans from a bank holding company to any such subsidiary bank likely will be unsecured and subordinated to such bank’s depositors and to other creditors of the bank. See “— Prompt Corrective Action and Other Consequences of Capital Adequacy.”

Capital Adequacy

The federal banking agencies, including the Federal Reserve, have adopted risk-based capital requirements for assessing bank and bank holding company capital adequacy. These requirements establish minimum capital standards in relation to the relative credit risk of assets and off-balance sheet exposures. Capital is classified into two tiers. Tier 1 capital consists generally of common equity Tier 1 capital (which is generally comprised of common stock and related surplus and retained earnings, and from which goodwill and certain other intangible assets are deducted) and additional Tier 1 capital (which includes, among other things, certain types of noncumulative perpetual preferred stock). Tier 2 capital generally includes the allowance for loan and lease losses (subject to certain limitations) and certain types of subordinated debt and cumulative perpetual preferred stock. The risk-based capital guidelines require financial institutions to maintain specific, defined credit risk factors and apply them to their assets which results in risk-adjusted assets.

The federal capital adequacy guidelines impose the following minimum capital requirements:

•        a ratio of common equity Tier 1 capital to total risk-weighted assets of 4.5%;

•        a ratio of Tier 1 capital to total risk-weighted assets of 6.0%;

•        a ratio of total capital to total risk-weighted assets of 8.0%; and

•        a ratio of tier 1 capital to adjusted average total assets (“leverage ratio”) of 4.0%.

In addition to these required minimum regulatory capital ratios, applicable regulations establish a capital conservation buffer with respect to the first three ratios listed above. Specifically, banking organizations must maintain a 2.5% capital conservation buffer comprised of common equity Tier 1 capital in order to avoid limitations on capital distributions (including dividend payments, discretionary payments on Tier 1 instruments, and stock repurchases) and certain discretionary bonus payments to executive officers. When including the 2.5% capital conservation buffer, a banking organization’s minimum ratio of common equity Tier 1 capital to risk-weighted assets becomes 7.0%, its minimum ratio of Tier 1 capital to total risk-weighted assets becomes 8.5%, and its minimum ratio of total capital to risk-weighted assets becomes 10.5%.

These capital adequacy guidelines only establish the minimum levels of regulatory capital a banking organization must maintain, and banking regulators generally expect banks and bank holding companies to maintain capital well in excess of these minimum levels. Failure to maintain compliance with the capital adequacy guidelines could subject a bank or bank holding company to a variety of enforcement actions, including the issuance of a capital directive, the termination of a bank’s deposit insurance, a prohibition on accepting brokered deposits or other restrictions on its business, and, in certain circumstances, the appointment of a receiver.

The Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Regulatory Relief Act”), enacted May 24, 2018, provided for the simplification of the regulatory capital rules for certain financial institutions and their holding companies with total consolidated assets of less than $10 billion. The Regulatory Relief Act required the federal banking agencies to develop a community bank leverage ratio (“CBLR”) for qualifying banks and holding companies with total consolidated assets of less than $10 billion and an appropriate risk profile. The Regulatory Relief Act mandated a minimum CBLR of not less than 8% and a CBLR not more than 10%. In October 2019, the federal banking agencies issued a final rule implementing the CBLR framework and setting the CBLR at 9%. Under the final rule, the CBLR is calculated, generally, as Tier 1 capital divided by average total consolidated assets (minus amounts deducted from Tier 1 capital). Under this final rule, which was effective January 1, 2020, a qualifying community banking organization that has opted to use the CBLR framework is considered to have met the generally applicable risk-based and leverage capital requirements, the capital ratio requirements to be considered “well capitalized” under the prompt corrective action framework (discussed below), and any other capital or leverage requirements to which the qualifying community banking organization is subject, if it maintains a CBLR greater than 9%. A qualifying community banking organization is a non-advanced approaches banking organization that has a leverage ratio greater than 9%, total consolidated assets of less than $10 billion, total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets, and total trading assets and trading liabilities of 5% or less of total consolidated assets. While we believe we qualify as a qualifying community banking organization, we have not opted into the CBLR framework and presently do not intend to do so, although we could elect to do so in the future.

Bank holding companies that qualify for the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement (the “Small Bank Holding Company Policy Statement”) are exempt from consolidated capital requirements. The Small Bank Holding Company Policy Statement is generally applicable to bank holding companies with consolidated assets of less than $3 billion that are not engaged in significant nonbanking activities, either directly or through a nonbank subsidiary; do not conduct significant off-balance sheet activities, either directly or through a nonbank subsidiary; and do not have a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. The Company, which has total consolidated assets of less than $3 billion, currently qualifies for the Small Bank Holding Company Policy Statement and, therefore, is not subject to the Federal Reserve’s capital adequacy guidelines on a consolidated basis at the bank holding company level. If our total consolidated assets in the future exceed $3 billion, we would no longer be able to take advantage of the Small Bank Holding Company Policy Statement and, among other things, we would no longer be exempt from consolidated capital requirements, we would be subject to more extensive regulatory reporting and examination requirements, and we would be more limited in the amount of debt we can use to finance the acquisition of other banks and bank holding companies.

Prompt Corrective Action and Other Consequences of Capital Adequacy

The FDIA requires, among other things, that the federal banking regulators take prompt corrective action with respect to FDIC-insured depository institutions that do not meet the applicable minimum capital requirements. Under the FDIA, insured depository institutions are divided into five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual numerical capital position if it receives an unsatisfactory examination rating. The five capital categories are defined as follows:

•        An institution is “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a common equity Tier 1 capital ratio of 6.5% or greater, and a leverage capital ratio of 5% or greater and it is not subject to any written agreement, order, capital directive or prompt corrective action directive by a federal bank regulatory agency to maintain a specific capital level for any capital measure;

•        An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a common equity Tier 1 capital ratio of 4.5% or greater, and, generally, has a leverage capital ratio of 4% or greater;

•        An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a common equity Tier 1 capital ratio of less than 4.5%, or, generally, has a leverage capital ratio of less than 4%;

•        An institution is “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a common equity Tier 1 capital ratio of less than 3%, or a leverage capital ratio of less than 3%; and

•        An institution is “critically undercapitalized” if its tangible equity is equal to or less than 2% of total assets.

The federal bank regulatory agencies have the authority to require an institution to hold additional capital and have indicated that higher capital levels may be required during times when market conditions and the risk profile of the institution warrant such additional capital.

The FDIA generally prohibits an FDIC-insured depository institution from making capital distributions (including paying dividends) or paying any management fees to its holding company if the depository institution is or would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are, among other things, subject to growth limitations and are required to submit capital restoration plans. An insured depository institution’s holding company must guarantee the institution’s capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan, for the plan to be accepted by the applicable federal regulatory agency. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution to acceptable capital levels. If a depository institution fails to submit an acceptable capital plan or fails to implement its plan, it is treated as if it is significantly undercapitalized.

Significantly undercapitalized depository institutions can be subject to a number of requirements and restrictions, including orders to sell sufficient stock to become adequately capitalized, to sell to another bank or bank holding company, to reduce total assets, to restrict interest rates paid on deposits, to replace its board of directors or management or to cease accepting deposits from correspondent banks. Critically undercapitalized depository institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date on which they become critically undercapitalized, as well as other restrictions.

Business activities may be influenced by an institution’s capital classification. For example, only a “well capitalized” depository institution may accept brokered deposits without prior regulatory approval and an “adequately capitalized” institution may accept such deposits only with prior regulatory approval. Such approval has historically been difficult to obtain.

General Regulatory Considerations

Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), each insured depository institution must undergo regular, periodic examinations conducted by its appropriate federal banking agency. The cost of examining an insured depository institution and its affiliates may be assessed by the appropriate federal baking agency against the institution or its affiliates as the agency deems necessary or appropriate. Insured depository institutions are required to submit periodic reports to the FDIC and their primary federal regulators, if other than the FDIC (as well as, for state-chartered institutions, their state regulators). FDICIA also requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to, among other things, (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

In response to perceived needs in financial institution regulation, Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”). FIRREA provides, in part, that a depository institution the deposits of which are insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

FIRREA also provides that financial institutions and their affiliated parties (such as officers and directors) may be subject to civil money penalties for certain types of violations and misconduct. Additionally, the FDIC has been granted enhanced authority to withdraw or to suspend deposit insurance in certain cases. The federal banking regulators have not been reluctant to use the enforcement powers provided for under FIRREA. Further, banking regulators have broad power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, employ qualified officers or employees, or take other actions determined by the ordering agency to be appropriate.

Federal and state banking laws subject banks to certain restrictions on extensions of credit to executive officers, directors, and certain principal shareholders, and their related interests. For example, such extensions of credit (i) generally must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties and (ii) generally must not involve more than the normal risk of repayment or present other unfavorable features. These laws also impose certain limits on the amount of such extensions of credit and under certain circumstances require that they be approved by an institution’s board of directors.

Community Reinvestment Act

The CRA requires each insured depository institution to be evaluated by its primary federal regulator with respect to its record of meeting the credit needs of the communities in which it operates, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. An institution’s compliance with and performance under the CRA is also considered in evaluating mergers, acquisitions and applications to open branch office facilities.

A bank’s compliance with its CRA obligations is based on a performance-based evaluation system that bases CRA ratings on an institution’s lending, service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will review the CRA assessment of each subsidiary bank of the applicant bank holding company, and those banks’ CRA performance records may be the basis for denying the application. In connection with its assessment of CRA performance, the appropriate federal bank regulatory agency assigns each bank a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” As of its most recent CRA examination in July 2024, the Bank was rated “needs to improve.”

The CRA regulations require that evidence of discriminatory, illegal or abusive lending practices be considered in the CRA evaluation. A less than satisfactory CRA rating is likely to slow, if not preclude, mergers, acquisitions, the opening of new branches and other expansionary activities.

CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank’s primary federal regulator. Generally, each insured depository institution controlled by a bank holding company must have at least a “satisfactory” CRA rating in order for the bank holding company to elect to become a financial holding company. A financial holding company that controls an insured depository institution that does not have at least a “satisfactory” CRA rating is subject to certain restrictions, including, generally, being precluded from commencing, or acquiring a company engaged in, activities determined to be financial in nature or incidental to such financial activity (such as underwriting, dealing in, or making a market in securities and certain insurance activities). As a financial holding company, we are currently subject to these restrictions as a result of the Bank’s “needs to improve” CRA rating. Additionally, the Bank’s “needs to improve” CRA rating may adversely impact our ability to obtain the regulatory approvals required for certain expansionary activities, such as the Bank opening new branch offices and our acquisition of other financial institutions. Depending on the circumstances, these restrictions could have a material impact on our and the Bank’s prospects.

The Bank has implemented several actions to improve its CRA rating. The Bank engaged an independent consulting firm to complete a formal peer analysis of similarly situated banks within the Bank’s CRA assessment areas and geographic regions in which the Bank operates to identify trends, patterns and insights regarding CRA community development activities. The Bank has increased its CRA investment portfolio to be in compliance with the guidelines that were identified in the above-mentioned independent peer analysis. The Bank has also implemented additional CRA monitoring processes, completed training and professional development programs, and implemented additional data quality and documentation standards. The Bank is scheduled for its next CRA examination in October 2025, at which time we anticipate, based in part on these action items and implementations, the Bank is likely to receive at least a “satisfactory” rating.

For additional information regarding risks related to our CRA rating, see “Risk Factors — Risks Related to Acquisition and Expansion Activity — Our ‘Needs to Improve’ rating under the Community Reinvestment Act may restrict our operations and limit our ability to pursue certain strategic opportunities.”

USA Patriot Act

After the terrorist attacks of September 11, 2001, Congress enacted broad anti-terrorism legislation called the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”). Title III of the USA Patriot Act requires financial institutions, including the Company and the Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Department of the Treasury has adopted additional requirements to further implement Title III.

This law is intended to enhance the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The USA Patriot Act materially amended and expanded the application of the Bank Secrecy Act. It introduced several enhanced compliance measures, including the know your customer process, new suspicious activity reporting rules and enhanced anti-money laundering programs. Under the USA Patriot Act, each financial institution is required to establish and maintain an anti-money laundering compliance program that includes, at a minimum:

•        the development of internal policies, procedures, and controls;

•        the designation of a compliance officer;

•        an ongoing employee training program; and

•        an independent audit function to test the program’s effectiveness.

In addition, the USA Patriot Act requires bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger, acquisition and branch expansion transactions.

The U.S. Treasury Department has issued regulations under the USA Patriot Act. These regulations provide that a depository institution will be deemed in compliance with the USA Patriot Act provided that it continues to comply with the Bank Secrecy Act regulations. Under these regulations, a mechanism has been established for law enforcement to communicate names of suspected terrorists and money launderers to financial institutions in return for securing the ability to promptly locate accounts and transactions involving those suspects. Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to the Financial Crimes Enforcement Network (“FinCEN”). Each financial institution must designate a point of contact to receive information requests. These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under protection from the statutory safe harbor from liability, provided each financial institution notifies FinCEN of its intent to share information.

Recent FinCEN rules require banks to know the beneficial owners of customers that are not natural persons, update customer information in order to develop a customer risk profile, and generally monitor such matters.

FinCEN has also adopted regulations intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Financial institutions are required to take reasonable steps to ensure that they are not providing banking services, directly or indirectly, to foreign shell banks or others who might be engaging in terrorist activities or the financing thereof.

Lending Limits

Under Tennessee law, the amount of loans which a Tennessee-chartered bank (such as the Bank) may make, in the aggregate, to any one person is limited. Tennessee law generally provides that a Tennessee-chartered bank may not lend to any one person an amount in excess of 15% of the bank’s capital, surplus, and undivided profits. However, a bank may lend more than 15%, but no more than 25%, of the bank’s capital, surplus, and undivided profits to any one person if each loan in excess of 15% is approved in advance by the bank’s board of directors. Under Tennessee law, no loan limit applies to the extent that a loan is secured by a segregated deposit account in the lending bank.

Commercial Real Estate Concentrations

Lending operations that involve concentrations of CRE loans are subject to enhanced scrutiny by federal banking regulators. The federal banking regulators have issued guidance with respect to the risks posed by CRE lending concentrations. CRE loans generally include C&D loans and loans secured by multifamily property and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing, or permanent financing of the property, but generally do not include owner-occupied real estate. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny (however, these guidelines are not outright limits on an institution’s lending activities):

•        if an institution’s total loans for C&D and other land represent 100% or more of the institution’s total capital; or

•        if the total of an institution’s CRE loans represents 300% or more of the institution’s total capital and the outstanding balance of the institution’s CRE portfolio has increased by 50% or more during the prior 36 months.

At June 30, 2025, and December 31, 2024, the Bank’s ratios of C&D and other land loans to total risk-based capital were 70.7% and 78.7%, respectively, and its ratios of total CRE loans excluding owner-occupied CRE loans (as defined in the guidance) to total risk-based capital were 281% and 304%, respectively. The three-year growth rates for the Bank’s CRE portfolio as of June 30, 2025, and December 31, 2024, were 72.3% and 75.4%, respectively, in each case above the 50% growth rate threshold contained in the federal regulatory guidance. The recent growth in our levels of CRE loans is primarily the result of our acquisition of Alliance, not significant organic growth within the Bank’s legacy loan portfolio.

Given the level of, and recent growth in, CRE loans in our loan portfolio, our CRE loan portfolio, risk management practices, and capital levels may be subject to enhanced regulatory scrutiny. If our risk management practices relative to CRE lending or our capital levels are determined to be inadequate in light of the risks associated with our CRE loan portfolio, we may have to reduce our level of CRE lending and/or seek to increase capital to support our CRE lending function.

FDIC Insurance Assessments and Depositor Preference

The Bank’s deposits are insured by the FDIC’s DIF up to the limits provided for by applicable law, which currently are set at $250,000 per depositor, per insured bank for each account ownership category. The Bank is subject to FDIC assessments for its deposit insurance. The FDIC calculates quarterly deposit insurance assessments based on an institution’s average total consolidated assets less its average tangible equity and applies one of four risk categories determined by reference to its capital levels, supervisory ratings, and certain other factors. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits.

As of June 30, 2020, the DIF reserve ratio fell to 1.30%, below the statutory minimum of 1.35%. The FDIC, as required under the FDIA, established a plan in September 2020 to restore the DIF reserve ratio to meet or exceed the statutory minimum of 1.35% within eight years. In October 2022, the FDIC adopted an amended restoration plan to increase the likelihood that the reserve ratio would be restored to at least 1.35% by September 30, 2028. The FDIC’s amended restoration plan increased the initial base deposit insurance assessment rate schedules uniformly by 2 basis points beginning in the first quarterly assessment period of 2023. The FDIC could further increase the deposit insurance assessments for certain insured depository institutions, including the Bank, if the DIF reserve ratio is not restored as projected.

In November 2023, the FDIC approved a final rule to implement a special assessment to recover the loss to the DIF associated with several bank failures that occurred during early 2023. The assessment base for the special assessment was equal to estimated uninsured deposits reported as of December 31, 2022, adjusted to exclude the first $5 billion, to be collected at an annual rate of approximately 13.4 basis points for an anticipated total of eight quarterly assessment periods beginning the first quarterly assessment period of 2024.

Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by a bank’s primary federal regulatory agency. In addition, the FDIA provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as receiver, will have priority over other general unsecured claims against the institution, including those of a parent bank holding company.

Transactions with Affiliates

The Bank is subject to Sections 23A and 23B of the Federal Reserve Act (the “Affiliates Act”) and the Federal Reserve’s implementing regulations, Regulation W, which place limitations on certain transactions between a bank and its affiliates. For purposes of the Affiliates Act and Regulation W, an affiliate of a bank generally is any company that controls, is controlled by or is under common control with the bank. Accordingly, transactions between the Company and the Bank are subject to the requirements of the Affiliates Act and Regulation W. The Affiliates Act and Regulation W impose restrictions and limitations on a bank making extensions of credit to, or issuing a guarantee or letter of credit on behalf of, the bank’s affiliates, a bank’s purchase of, or investment in, stock or other securities of an affiliate, a bank taking such securities as collateral for loans, and the purchase by a bank of assets of its affiliates. Such restrictions and limitations prevent the Company or other Bank affiliates from borrowing from the Bank unless the borrowings are secured by marketable obligations of designated amounts. All such transactions, as well as contracts entered into between the Bank and its affiliates, must be on terms that are no less favorable to the Bank than those that would be available to/from non-affiliated third parties. Federal Reserve policy also forbids the payment by bank subsidiaries of management fees to their parent holding companies that are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.

Consumer Financial Services

The Bank is subject to a number of federal and state consumer protection laws that extensively govern its relationships with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds

Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, the Military Lending Act, and these laws’ respective state law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices and subject us to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal and state bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with applicable consumer protection requirements may also negatively impact our reputation in the marketplace and result in our failure to obtain required regulatory approvals for mergers or acquisitions or a prohibition on expansionary activities.

Dodd-Frank Act

On July 21, 2010, the Dodd-Frank Act was signed into law. This law significantly changed the bank regulatory landscape and affects the lending, deposit, investment, trading and operating activities of banks and their holding companies. The Dodd-Frank Act required various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The following summarizes just a few of the provisions of the Dodd-Frank Act.

The Dodd-Frank Act changed the types of instruments that are eligible for Tier 1 capital treatment at the bank holding company level. It also called for the Federal Reserve to apply to certain bank holding companies (currently, generally, those with $3 billion or more in total consolidated assets) the same minimum leverage and risk-based capital standards that apply to banks under the FDIA’s prompt corrective action framework.

The Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts.

The Dodd-Frank Act authorized state-chartered and national banks to, subject to the receipt of any required regulatory approvals, establish de novo interstate branches at any location where a bank based in that state could establish a branch. The act also requires that bank holding companies and banks be well capitalized and well managed in order to acquire banks located outside their home state.

The Dodd-Frank Act required fees charged by banks for debit card transactions, commonly referred to as interchange fees, to be both “reasonable and proportional” to the cost incurred by the card issuer and authorized the Federal Reserve to implement regulations with respect to this requirement.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are based on the average consolidated total assets, less tangible equity capital, of a financial institution. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, per insured bank for each account ownership category.

The Dodd-Frank Act also created a new federal consumer protection agency, the CFPB, with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with less than $10 billion in assets are examined for compliance with consumer protection laws by their primary federal bank regulators. The CFPB has recently been the target of intense scrutiny from the Trump administration, which has indicated a desire to dismantle, or significantly reform, the agency, one which it perceives as lacking sufficient supervision and regularly exceeding its statutory authority. The future structure, operation, and authority of the CFPB, as well as its fate, are currently uncertain and cannot be predicted.

Additionally, the Dodd-Frank Act increased the regulation of consumer protections relative to mortgage origination, including mortgage loan originator compensation, minimum repayment standards and new servicing requirements.

Mortgage Lending Rules

The Dodd-Frank Act authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of a borrower’s ability to repay. Under the Dodd-Frank Act, financial institutions may not make a residential mortgage loan unless they make a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. The Dodd-Frank Act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are “qualified mortgages.” The CFPB published final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating a loan’s monthly payments. Subsequently, the CFPB made certain modifications to these rules. The rules extend the requirement that creditors verify and document a borrower’s income and assets to include all information that creditors rely on in determining repayment ability.

Financial Privacy and Cybersecurity Requirements

Federal law and regulations limit a financial institution’s ability to share consumers’ financial information with unaffiliated third parties. Specifically, these laws and regulations require all financial institutions offering financial products or services to consumer customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties. The sharing of information for marketing purposes is also subject to limitations.

Federal law and regulations also establish certain information security guidelines that require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement, and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. Federal and state laws also require that notice of a data breach incident be provided to a bank’s customers under certain circumstances.

Federal banking regulators regularly issue guidance relative to cybersecurity that is intended to enhance cyber risk management. A financial institution is expected to implement multiple lines of defense against cyber-attacks. Financial institutions are also expected to implement procedures designed to address the risks posed by potential cyber threats and to allow the institutions to respond and recover effectively after a cyber-attack.

Other Legislation and Regulation

Other legislative and regulatory proposals that would impact banking and the regulation of banks, thrifts and other financial institutions are considered from time to time by the executive branch of the federal government, Congress and various state governments. It cannot be predicted whether any of such legislative or regulatory proposals will be adopted or, if any of such proposals are adopted, how they will affect the Company and the Bank. It is anticipated that the Trump Administration may undertake a comprehensive review of a full range of bank regulatory laws and regulations; however, there can be no assurance that such a review will take place or, if it does, what the result will be.

Monetary and Fiscal Policy

Banking is a business which heavily depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on its loans to customers and its securities holdings generally constitutes a major portion of a bank’s earnings. Thus, the earnings and growth of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which Federal Reserve members may borrow, and reserve requirements on deposits and funds availability regulations. These instruments are used by the Federal Reserve in varying combinations to influence the overall growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and will continue to do so in the future. The nature and timing of any future changes in Federal Reserve policies and their impact on the Bank cannot be predicted.

SHARES ELIGIBLE FOR FUTURE SALE

Actual or anticipated issuances or sales of substantial amounts of our common stock in the public market following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and the issuance of equity-related securities could, dilute the percentage ownership interests of our shareholders.

Upon completion of this offering, we will have            shares of our common stock issued and outstanding.

The shares of common stock sold by the selling shareholders and us in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our “affiliates” may generally only be resold in compliance with Rule 144 under the Securities Act (“Rule 144”), which is described below. The remaining outstanding shares will be deemed to be “restricted securities” as that term is defined in Rule 144. Restricted securities may be resold in the U.S. only if they are registered for resale under the Securities Act or an exemption from registration is available.

Lock-Up Agreements

We, our executive officers, our directors and the holders of 5% or more of our currently outstanding shares of common stock, including the selling shareholders, are entering into lock-up agreements under which we and they will generally agree not to offer, sell or otherwise transfer our or their shares for a period of 180 days after the completion of this offering. These lock-up agreements are subject to certain limited exceptions. For additional information, see “Underwriting — Lock-Up Agreements.” As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriter.

Following the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates will be eligible for sale in the public market only if (i) they are registered under the Securities Act or (ii) an exemption from registration, such as Rule 144, is available.

Rule 144

All shares of our common stock held by our “affiliates,” as that term is defined in Rule 144, may be sold in the public market, subject to the lock-up agreements and our insider trading policies, in compliance with Rule 144. Rule 144 defines an affiliate as any person who directly or indirectly controls, or is controlled by, or is under common control with, the issuer, which generally includes our directors, executive officers, and certain other related persons. As of August 15, 2025, affiliates held 10,412,635 shares, or 85.1% of our total shares of common stock outstanding (counting for such purposes our directors and executive officers and 10% or greater beneficial owners), and immediately following this offering, affiliates held [        ] shares, or [        ]% of our total shares of common stock outstanding (excluding the underwriter’s option to purchase additional shares of our common stock).

In general, under Rule 144, a person (or persons whose shares are aggregated) who is deemed to be, or to have been during the three months preceding the sale, an “affiliate” of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales by our affiliates under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale, the availability of current public information about us and the filing of a form in certain circumstances.

In general, Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock without regard to the limitations described above, provided that such sales comply with the current public information requirements of Rule 144 and we were subject to the Exchange Act periodic reporting requirements for at least 90 days immediately before the sale. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144, provided that we were subject to the Exchange Act periodic reporting requirements for at least 90 days immediately before the sale.

Rule 701

In general, under Rule 701 under the Securities Act (“Rule 701”), any of our employees, directors or officers who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, and who are not deemed to have been an “affiliate” of ours during the immediately preceding 90 days, are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 144. The shares that may be sold in compliance with Rule 701 under the Securities Act that are subject to lock-up agreements as described above will not become eligible for sale until expiration or waiver of the restrictions set forth in those agreements.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of shares of our common stock that are issuable under our 2025 Plan. Any such registration statement would be expected to be filed and become effective as soon as practicable after the completion of this offering. Upon effectiveness, the shares of common stock covered by that registration statement will be eligible for sale in the public market, subject to any vesting restrictions with us, Rule 144 restrictions applicable to our affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a discussion of the material United States federal income tax considerations for non-U.S. holders, as defined below, relating to the purchase, ownership and disposition of our common stock. The following discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable United States federal income tax regulations promulgated under the Code (the “Treasury Regulations”) and judicial and administrative authority as of the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could result in U.S. federal income tax consequences that differ from those summarized below. We have not sought and do not plan to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions. This discussion does not address all aspects of U.S. federal income taxes, such as consequences under the Medicare tax on certain investment income or the alternative minimum tax. Further, this discussion does not consider the consequences related to state, local, gift, estate, or foreign tax, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States expatriates or United States expatriated entities, those who are subject to the United States anti-inversion rules, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to special tax accounting rules under Section 451(b) of the Code, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security or other integrated investment or risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The discussion is limited to non-U.S. holders who will hold our common stock as capital assets (generally, property held for investment) within the meaning of section 1221 of the Code. Each potential non-U.S. investor should consult its own tax advisor as to the United States federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

You are a “non-U.S. holder” if you are a beneficial owner of our common stock for United States federal income tax purposes that is:

•        a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a corporation (or other entity that is taxable as a corporation for United States federal income tax purposes) not created or organized in the United States or under the laws of the United States or of any state (or the District of Columbia);

•        an estate other than an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•        a trust other than a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust; or (B) that has a valid election in effect under appropriate Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity or arrangement holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

Distributions of cash or property (other than certain stock distributions) with respect to our common stock will be treated as dividends when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes as of the end of the taxable year of the distribution. To the extent any such distributions exceed both our current and accumulated earnings and profits, such excess amount will be allocated ratably among each share of common stock with respect to which the distribution is paid and will first be treated as a tax-free return of capital reducing your adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale or other taxable disposition of such stock, the treatment of which is discussed below under “Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share of our common stock is generally your purchase price for such share, reduced (but not below zero) by the amount of such prior tax-free returns of capital.

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% gross rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We may withhold up to 30% of the gross amount of the entire distribution, even if greater than the amount constituting a dividend (as described in the paragraph above), to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, such excess will be allowed as a credit against the non-U.S. holder’s United States federal income tax liability, and may entitle the holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS.

Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% gross rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or our paying agent:

•        a valid IRS Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•        if our common stock is held through certain foreign intermediaries or foreign partnerships, other documentary evidence establishing your entitlement to the lower treaty rate in accordance with the Treasury Regulations.

This valid certification must be provided to us or our paying agent prior to the payment to you of any dividends and must be updated periodically, including upon a change in circumstances that makes any information on such certificate incorrect.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, any excess withholding will be allowed as a credit against a non-U.S. holder’s United States federal income tax liability, and may entitle the holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we generally are not required to withhold tax from such dividends, provided that you have furnished to us or our paying agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•        you are a non-U.S. person; and

•        the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends, although not subject to withholding tax, are taxed on a net income basis at applicable graduated individual or corporate tax rates in generally the same manner as if a non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% gross rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act (“FATCA”), if you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless (i) you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist; (ii) the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to United States taxation on a net income basis; or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock, and certain other conditions are met.

If you are an individual described in (i) above, you will be subject to a 30% tax, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the net gain derived from the sale, which may be offset by certain United States source capital losses, if any, recognized in the taxable year of the disposition of our common stock. If you are a non-U.S. holder described in (ii) above, gain recognized on the sale will generally be subject to United States federal income tax at graduated United States federal income tax rates on a net income basis and in generally the same manner as if the non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. Additionally, a non-U.S. holder that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We believe, although we have not made a determination, that we are not currently and will not become a USRPHC. If, however, we are or become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period), more than 5% of our common stock will be subject to United States federal income tax on the disposition of the common stock. Non-U.S. holders should consult their own tax advisors about the consequences if we are, or become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide different results.

Information Reporting and Backup Withholding

The payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides. United States backup withholding will generally apply on payments of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payment of the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related entities and financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless a non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s United States federal income tax liability, and may entitle the holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA Withholding

FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” (“FFIs”) and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless (i) the foreign entity is an FFI that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of an FFI that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement; (ii) the foreign entity is not an FFI and either certifies that it does not have any “substantial” U.S. owners or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign entity qualifies for an exemption from these rules. In certain cases, a “substantial” United States owner can mean an owner of any interest in the foreign entity.

Under U.S. Treasury Department proposed regulations, gross proceeds from a disposition of stock, such as our common stock, are no longer subject to the 30% withholding tax under FATCA. With limited exceptions, the IRS and the U.S. Treasury Department provide that taxpayers can generally rely on the proposed regulations until final regulations are issued.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would be exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available).

Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

This discussion is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership, and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult with your tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law discussed herein or under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

UNDERWRITING

We and the selling shareholders are offering the shares of our common stock described in this prospectus in an underwritten offering in which we, the selling shareholders, and Hovde Group, LLC will enter into an underwriting agreement with respect to the shares of common stock offered hereby. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase from us and the selling shareholders, and we and the selling shareholders will agree to sell to the underwriter, the number of shares of our common stock as set forth opposite the underwriter’s name in the following table:

Underwriter	Number of Shares of Common Stock
Hovde Group, LLC
Total

This is a firm commitment underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement, the underwriter will be committed to purchase and pay for all such shares of our common stock if any are purchased. However, the underwriter will not be obligated to take or pay for the shares of our common stock covered by the underwriter’s option to purchase additional shares from the selling shareholders described below, unless and until such option is exercised. The underwriting agreement will provide that, if the underwriter defaults, the underwriting agreement may be terminated.

The shares of our common stock will be offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter will reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement will provide that the obligations of the underwriter may also be terminated upon the occurrence of certain events specified in the underwriting agreement.

Option to Purchase Additional Shares

The selling shareholders have granted the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to            additional shares of our common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The selling shareholders will be obligated to sell these shares of common stock to the underwriter to the extent the purchase option is exercised. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus.

Discounts and Expenses

The underwriter will propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $        per share. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

The following table shows the per-share and total underwriting discount that we and the selling shareholders will pay to the underwriter and the proceeds we and the selling shareholders will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Underwriting discounts and commissions to be paid by the selling shareholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            . We will agree to reimburse the underwriter for certain reasonable and documented out-of-pocket expenses incurred by the underwriter on our behalf and in connection with this offering, including any applicable state securities filings and legal fees and expenses of counsel incurred by the underwriter, up to a maximum of $300,000 for such legal fees and a maximum of $50,000 for such other out-of-pocket expenses. We will also agree to reimburse the underwriter for certain expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority.

Lock-Up Agreements

We, the selling shareholders, all of our directors and executive officers, and certain holders of our currently outstanding common stock holding, in the aggregate, [        ] shares of our common stock as of [        ], 2025 (representing approximately [        ]% of our issued and outstanding common stock as of such date), have agreed, subject to certain exceptions, for a period of 180 days after the date of this prospectus, not to offer, announce the intention to sell, sell, contract to sell, pledge, grant any option, right or warrant to purchase, make any short sale, sell any option or contract to purchase, purchase any option or contract to sell, or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to our common stock without, in each case, the prior written consent of the underwriter. These restrictions are expressly agreed to preclude us, the selling shareholders, our executive officers and directors and certain other current shareholders from engaging in any hedging or other transaction or arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Pricing of the Offering

Prior to this offering, there has been no established public market for our common stock. The initial public offering price was determined by negotiations among us and the underwriter. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock were our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuations of companies in related businesses. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

We have applied to list our common stock on Nasdaq under the symbol “CBK.”

Indemnification and Contribution

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we or the selling shareholders may be required to contribute to payments the underwriter may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that has not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriter in the open market prior to the closing of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or delaying a decline in the market price of our common stock and, together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by email or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained on any other website maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.

Directed Share Program

At our request, the underwriter has reserved up to [•]% of the shares of common stock offered by this prospectus for sale at the initial public offering price through a directed share program to directors, executive officers and employees of the Company and the Bank and other designated persons. Our directed share program will be administered by Hovde Group, LLC or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriter to the general public on the same terms as the other shares of common stock offered by this prospectus.

Affiliations

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referral, valuation, and brokerage activities. From time to time, the underwriter and/or its affiliates have directly and indirectly engaged, and/or may in the future engage, in various financial advisory, investment banking, loan referral, and commercial banking services with us and our affiliates for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursements.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and those investment and securities activities may involve our securities and/or instruments. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable laws, rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the underwriter by Squire Patton Boggs (US) LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2024 and 2023 and for the two years ended December 31, 2024 included in this prospectus have been audited by Mauldin Jenkins, LLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates.

The registration statement, of which this prospectus forms a part, and its exhibits and schedules are available to you for free on the SEC’s Internet website at www.sec.gov.

Upon completion of this offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy statements with the SEC. These reports and proxy statements and other information will be available to you for free on the SEC’s Internet website at www.sec.gov. You can also obtain reports and proxy statements and other information about us, free of charge, at our website at www.cbtn.com. Information on, or accessible through, our website is not part of this prospectus. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent registered public accounting firm.

Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports and proxy statements and other information and obtain copies of such documents and information as described above. No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

Commercial Bancgroup, Inc. Consolidated Balance Sheets
	(Unaudited) June 30, 2025	(Audited) December 31, 2024
Assets
Cash and due from banks	$43,686,727	$18,991,800
Federal funds sold	42,781,580	43,742,762
Interest-bearing deposits in banks	64,814,047	115,463,354
Cash and cash equivalents	151,282,354	178,197,916

Available-for-sale securities	30,113,327	47,937,616
Held-to-maturity securities	157,451,839	128,216,954
Loans, net of allowance for credit losses of $17,989,127 and $18,205,421 on June 30, 2025 and December 31, 2024, respectively	1,773,527,499	1,788,791,583
Premises and equipment, net	50,337,132	50,288,378
Restricted stock, at cost	8,108,100	8,264,150
Foreclosed assets held for sale, net	861,255	831,662
Interest receivable	7,083,989	7,187,304
Bank owned life insurance	46,480,167	45,883,124
Core deposits and other intangibles	5,034,771	5,824,968
Goodwill	8,510,852	8,514,092
Deferred tax asset	1,029,337	1,078,881
Other	22,690,564	30,194,510
Total assets	$2,262,511,186	$2,301,211,138

Liabilities and Shareholders’ Equity

Liabilities
Deposits
Demand	$926,885,823	$976,481,028
Savings, NOW and money market	382,788,203	385,614,692
Time	541,573,877	576,501,235
Total deposits	1,851,247,903	1,938,596,955

Short-term borrowings	46,300,160	3,391,566
Long-term debt	102,208,828	105,772,642
Interest payable	4,545,440	4,224,695
Other liabilities	22,941,133	28,969,497
Total liabilities	2,027,243,464	2,080,955,355

Shareholders’ equity
Common stock
$0.01 par value; 50,000,000 shares authorized; 12,239,644 shares issued and outstanding at June 30, 2025; 12,113,144 at December 31, 2024	122,396	121,131
Additional paid-in capital	8,406,116	9,388,181
Retained earnings	227,900,096	212,310,977
Accumulated other comprehensive loss	(1,160,886)	(1,564,506)
Total shareholders’ equity	235,267,722	220,255,783
Total liabilities and shareholders’ equity	$2,262,511,186	$2,301,211,138

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Income (Unaudited)
	Six Months Ended June 30,
	2025	2024
Interest and Dividend Income
Loans, including fees	$56,361,313	$56,250,159
Debt securities-taxable	2,044,816	1,308,223
Debt securities-tax-exempt	226,155	211,910
Dividends on restricted stock	308,437	357,261
Interest-bearing time deposits	2,683,867	3,130,978
Total interest and dividend income	61,624,588	61,258,531

Interest expense
Deposits	20,011,375	19,698,952
Short-term borrowings	74,612	88,365
Long-term debt	2,139,822	2,710,709
Total interest expense	22,225,809	22,498,026
Net interest income	39,398,779	38,760,505

Provision for credit losses	—	1,500,644
Net interest income after provision for credit losses	39,398,779	37,259,861

Noninterest Income
Customer service fees	1,329,317	1,504,256
Net gains on sales of premises and equipment	4,459	23,094
Net gains on sales of foreclosed assets	3,550	119,095
ATM fees	1,690,449	1,549,186
Increase in bank owned life insurance	643,531	562,700
Other	995,391	1,311,796
Total noninterest income	4,666,697	5,070,127

Noninterest Expense
Salaries and employee benefits	11,282,996	11,247,084
Occupancy	1,649,228	1,714,880
Data processing	2,358,359	2,325,806
Deposit insurance premiums	470,988	524,812
Professional fees	480,941	650,674
Depreciation and amortization	1,751,007	2,055,213
Other	3,312,689	3,103,079
Total noninterest expense	21,306,206	21,621,548

Income before income taxes	22,759,268	20,708,440
Provision for income taxes	5,168,070	3,840,328
Net Income	17,591,198	16,868,112

Less: net income attributable to noncontrolling interest	—	275,755
Net income attributable to Commercial Bancgroup, Inc.	$17,591,198	$16,592,357

Earnings per share:
Basic	$1.44	$1.38
Diluted	$1.44	$1.36

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Comprehensive Income (Unaudited)
	Six Months Ended June 30,
	2025	2024
Net income attributable to Commercial Bancgroup, Inc.	$17,591,198	$16,592,357
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the period	381,312	(278,069)
Tax benefit (expense)	(72,669)	80,648
Reclassification adjustment for accretion of unrealized holding gains included in accumulated other comprehensive income from the transfer of securities from available-for-sale to held-to-maturity	128,580	248,737
Tax expense	(33,603)	(65,007)
Other comprehensive income (loss), net of tax	403,620	(13,691)
Comprehensive income	$17,994,818	$16,578,666

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Other Comprehensive Income (Loss)	Non- Controlling Interest	TOTAL
Balance – January 1, 2024	$122,118	$9,073,467	$182,903,720	$(1,724,275)	$5,402,293	$195,777,323
Net income	—	—	16,592,357	—	275,755	16,868,112
Other comprehensive loss	—	—	—	(13,691)	—	(13,691)
Dividends paid to shareholders	—	—	(2,002,669)	—	—	(2,002,669)
Repurchase of stock (2,813 shares)	(28)	(45,213)	—	—	—	(45,241)
Balance – June 30, 2024	$122,090	$9,028,254	$197,493,408	$(1,737,966)	$5,678,048	$210,583,834

Balance – January 1, 2025	$121,131	$9,388,181	$212,310,977	$(1,564,506)	$—	$220,255,783
Net income	—	—	17,591,198	—	—	17,591,198
Other comprehensive income	—	—	—	403,620	—	403,620
Dividends paid to shareholders	—	—	(2,002,079)	—	—	(2,002,079)
Issuance of stock grants (179,688 shares)	1,797	(1,797)	—	—	—	—
Repurchase of stock (53,188 shares)	(532)	(980,268)	—	—	—	(980,800)
Balance – June 30, 2025	$122,396	$8,406,116	$227,900,096	$(1,160,886)	$—	$235,267,722

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended June 30,
	2025	2024
Operating Activities
Net income	$17,591,198	$16,868,112
Items not requiring (providing) cash
Depreciation	960,810	1,139,981
Amortization and (accretion), net	(189,698)	2,245,637
Provision for credit losses	—	1,500,644
Provision for losses on foreclosed assets	4,500	35,400
Net realized gains on foreclosed assets	(3,550)	(119,095)
Net gains on sales of premises and equipment	(4,459)	(23,094)
Changes in
Interest receivable	103,315	527,396
Other assets	7,507,216	(6,448,845)
Other liabilities	(6,028,395)	4,856,560
Increase in bank owned life insurance	(597,043)	(453,155)
Deferred income taxes	(56,728)	(1,527,711)
Interest payable	320,745	(664,714)
Net cash provided by operating activities	19,607,911	17,937,116

Investing Activities
Purchases of available-for-sale securities	(16,929,788)	(14,809,986)
Proceeds from sales, maturities and calls of available-for-sale securities	35,479,367	27,296,544
Proceeds from, maturities and calls of held-to-maturity securities	44,421,401	12,925,701
Purchases of held-to-maturity securities	(72,891,789)	—
Net change in loans	14,977,938	(56,552,940)
Purchase of premises and equipment, net	(1,049,005)	(2,400,827)
Proceeds from sales of premises and equipment	43,900	23,094
Proceeds from sales of foreclosed assets	255,064	336,453
Redemption of restricted stock, at cost	156,050	1,242,500
Net cash provided by (used in) investing activities	$4,463,678	$(31,939,461)

Commercial Bancgroup, Inc. Consolidated Statements of Cash Flows (Unaudited) (Continued)
	Six Months Ended June 30,
	2025	2024
Financing Activities
Net decrease in deposits	$(87,349,052)	$(4,070,991)
Proceeds from short-term borrowings	42,908,594	42,289,479
Repayments of long-term borrowings	(3,563,814)	(30,133,468)
Repurchase of stock	(980,800)	(45,244)
Payment of dividends	(2,002,079)	(2,002,669)
Net cash provided (used in) by financing activities	(50,987,151)	6,037,107

Decrease in cash and cash equivalents	(26,915,562)	(7,965,238)

Cash and cash equivalents, beginning of period	178,197,916	155,940,735
Cash and cash equivalents, end of period	$151,282,354	$147,975,497

Supplemental Cash Flows Information
Interest paid	$21,905,064	$23,162,740
Income taxes paid	$4,500,000	$3,275,000

Supplemental Disclosures of Noncash Items
Unrealized gain on AFS securities	$159,770	$37,987
Transfer of loans to OREO	$286,146	$295,359

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 1.    Summary of Significant Accounting Policies

Nature of operations:

Commercial Bancgroup, Inc. (the “Company”) is a bank holding company incorporated in the State of Tennessee whose principal activity is the ownership and management of its wholly owned subsidiary, Commercial Bank (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Claiborne, Hamblen, Union, Knox, Sullivan, Washington, Williamson, Cocke and Hamblen Counties in Tennessee and Knox, Bell, Harlan, Laurel and Whitley Counties in Kentucky. Effective June of 2023, the Company acquired 76.83% of the stock of AB&T Financial Corporation (“AB&T”), which owned 100% of Alliance Bank & Trust Company (“Alliance”). Alliance provided banking and financial services to individual and corporate customers in Gastonia and Cleveland Counties in North Carolina. The acquisition of AB&T occurred in two steps and was completed on June 30, 2024, when the Company acquired the remaining minority (23.17%) ownership interest in AB&T. Alliance was merged into the operations of the Bank on July 1, 2024.

Basis of presentation:

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States (“GAAP”) for interim financial information and to generally accepted practices within the banking industry. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. For further information, refer to the consolidated financial statements and footnotes thereto for the fiscal year ended December 31, 2024.

Change in presentation due to stock reclassification and stock split:

On _______, 2025, the Company filed with the Tennessee Secretary of State an Amended and Restated Charter providing for (i) the automatic reclassification and conversion of each outstanding share of Class B Common Stock into 1.15 shares of common stock and the automatic reclassification and conversion of each outstanding share of Class C Common Stock into 1.05 shares of common stock and (ii) effective immediately following the reclassification, a 250-for-1 forward stock split whereby each holder of common stock received 249 additional shares of common stock for each share owned as of immediately following the reclassification. All share and per share amounts set forth in the consolidated financial statements of the Company have been retroactively restated to reflect the reclassification and conversion and stock split as if they had occurred as of the earliest period presented.

In addition to the reclassification and stock split, the Company is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. As of _______, 2025, no preferred shares have been issued or are outstanding. The Board of Directors has the authority to issue preferred stock in one or more series and to determine the rights, preferences, privileges, and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 1. Summary of Significant Accounting Policies (cont.)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses (“ACL”), valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at amortized cost (net of the ACL). Amortized cost is the principal balance outstanding adjusted for unearned income, charge-offs, the ACL, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Interest receivable reported in interest receivable on the consolidated balance sheets totaled to $6,573,597 and $6,679,881 as of June 30, 2025, and December 31, 2024, respectively, and is excluded from the estimate of credit losses. Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued and placed on nonaccrual status at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Mortgage loans are charged off at 180 days past due, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Consumer and credit card loans continue to accrue interest until they are charged off (no later than 120 days past due) unless the loan is in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Credit Deteriorated (“PCD”) loans:

The Company has purchased loans, some of which have experienced more than insignificant credit deterioration since origination. PCD loans are recorded at the amount paid. An ACL is determined using the same methodology as other loans held for investment. The initial ACL determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and ACL becomes its initial amortized cost basis. The difference between initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the ACL are recorded through credit loss expense.

Allowance for credit losses (ACL) — loans:

Under the current expected credit loss model, the ACL on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans.

The Company estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. Therefore, the Company has made a policy election to exclude accrued interest from the measurement of ACL.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 1. Summary of Significant Accounting Policies (cont.)

Expected credit losses are reflected in the ACL through a charge to provision for credit losses. The Company measures expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company’s methodologies for estimating the ACL consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

Weighted Average Remaining Maturity (“WARM”) Method:

The Company’s primary methodology for estimating expected credit losses for all loan types is the WARM method. The WARM CECL (Current Expected Credit Losses) methodology uses average annual loss rate along with a simple but reasonable forecast based on a “regression” analysis of the loan history dating back 18 years. The dependent variable will be the entity’s loss rate, based on changes in the Prime Lending Rate over that same period. The Company will utilize the Prime Lending Rate as the independent variable due to that being the tool most commonly utilized by the Federal Reserve to either accelerate and/or slow down the economy. Additionally, the ACL calculation includes qualitative adjustments to account for risk factors that may not be incorporated in the quantitatively derived allowance estimate. Qualitative adjustments may increase or decrease the allowance estimate.

Qualitative factors considered include: changes in lending policies and procedures, underwriting standards, collection and charge-off and recovery practices; national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; nature and volume of the portfolio and terms of loans; experience, depth and ability of lending management; volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; quality of loan review system; underlying collateral values; concentrations of credit and changes in the level of such concentrations; and the effect of other external factors such as competition and legal and regulatory requirements.

ACL on Off-Balance Sheet Credit Exposures:

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The ACL on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Collateral-Dependent Loans:

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral-dependent loans where the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral,

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 1.    Summary of Significant Accounting Policies (cont.)

expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Charge-Offs and Recoveries:

Loan losses are charged against the allowance when management believes the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. If the loan is collateral-dependent, the loss is more easily identified and is charged-off when it is identified, usually based upon receipt of an appraisal. However, when a loan has guarantor support, and the guarantor demonstrates willingness and capacity to support the debt, the Company may carry the estimated loss as a reserve against the loan while collection efforts with the guarantor are pursued. If, after collection efforts with the guarantor are complete, the deficiency is still considered uncollectible, the loss is charged off and any further collections are treated as recoveries.

Loan commitments and financial instruments:

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an ACL on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s statements of income. The ACL on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees, and is included in other liabilities on the Company’s balance sheets.

Allowance for credit losses (ACL) — securities:

Available-for-sale Securities:

The Company evaluates available-for-sale securities in an unrealized loss position to determine if credit losses exist. The Company first evaluates whether it intends to sell, or it is more likely than not that it will be required to sell a security before recovering its amortized cost basis. If either of these conditions exists, the security’s amortized cost basis is written down to fair value through income. If either of the aforesaid conditions does not exist, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If credit loss exists, the Company recognizes an ACL, limited to the amount by which the amortized cost basis exceeds the fair value. Any impairment not recognized through an ACL is recognized in other comprehensive income, net of tax.

Changes in the ACL are recorded as provision for credit loss expense (or reversal). Losses are charged against the allowance when management believes the collectability of an available-to-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Held-to-maturity Securities:

Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type and any other risk characteristics used to segment the portfolio. Interest receivable on held-to-maturity debt securities totaled $240,678 and $230,223 as of June 30, 2025 and December 31, 2024, respectively.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 1. Summary of Significant Accounting Policies (cont.)

The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Securities borrowed or purchased under agreements to resell, and securities loaned or sold under agreements to repurchase, are treated as collateralized financial transactions. These agreements are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate to ensure such transactions are adequately collateralized. The Company also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

Note 2.    Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	June 30, 2025
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale securities:
U.S. Government and federal agency	$9,807	$—	$(21)	$9,786
Mortgage-backed:
GSE residential	15,178,426	26,395	(691,865)	14,512,956
State and political subdivisions	16,250,677	18	(660,110)	15,590,585
	$31,438,910	$26,413	$(1,351,996)	$30,113,327
	December 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale securities:
U.S. Government and federal agency	$15,276,583	$—	$(7,938)	$15,268,645
U.S. Government-sponsored enterprises (GSEs)	55,792	—	(263)	55,529
Mortgage-backed:
GSE residential	17,084,785	7,733	(949,087)	16,143,431
State and political subdivisions	17,253,763	144	(783,896)	16,470,011
	$49,670,923	$7,877	$(1,741,184)	$47,937,616
	June 30, 2025
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Held-to-maturity securities:
U.S. Government and federal agency	$97,622,692	$—	$(1,836,244)	$95,786,448
U.S. Government-sponsored enterprises (GSEs)	16,448,349	—	(453,632)	15,994,717
Mortgage-backed:
GSE residential	39,458,331	—	(2,967,304)	36,491,027
State and political subdivisions	3,922,467	—	(276,505)	3,645,962
	$157,451,839	$—	$(5,533,685)	$151,918,154

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 2.    Securities (cont.)

	December 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Held-to-maturity securities:
U.S. Government and federal agency	$87,467,213	$—	$(3,027,363)	$84,439,850
U.S. Government-sponsored enterprises (GSEs)	19,270,853	—	(711,256)	18,559,597
Mortgage-backed:
GSE residential	19,030,532	—	(3,166,401)	15,864,131
State and political subdivisions	2,448,356	—	(269,776)	2,178,580
	$128,216,954	$—	$(7,174,796)	$121,042,158

The Company uses a systematic methodology to determine its ACL for debt securities held-to-maturity considering the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the portfolio. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the held-to-maturity portfolio. The Company monitors the held-to-maturity portfolio on a quarterly basis to determine whether a valuation account would need to be recorded. Based on management’s review, the Company’s held-to-maturity securities have no expected credit losses and no related ACL has been established as of each of June 30, 2025, and December 31, 2024.

U.S. Government sponsored enterprises include entities such as the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks (“FHLB”).

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities on June 30, 2025, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Within one year	$3,541,405	$3,494,703	$72,926,040	$72,383,149
One to five years	5,519,245	5,376,909	43,586,145	41,641,895
Five to ten years	5,262,267	4,937,767	98,336	97,387
After ten years	2,009,268	1,863,155	1,382,989	1,304,697
Mortgage-backed securities	15,106,725	14,440,793	39,458,329	36,491,026
Totals	$31,438,910	$30,113,327	$157,451,839	$151,918,154

The market value of securities pledged as collateral, to secure public deposits and for other purposes, was $150,238,777 and $168,979,774 on June 30, 2025 and December 31, 2024, respectively.

The book value of securities sold under agreements to repurchase amounted to $6,300,160 and $3,391,566 on June 30, 2025 and December 31, 2024, respectively.

There were no sales of available-for-sale securities during the six months ended June 30, 2025 and 2024.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 2.    Securities (cont.)

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2025 and December 31, 2024.

	June 30, 2025
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale Securities
U.S. Government and federal agency	$9,786	$(21)	$—	$—	$9,786	$(21)
Mortgage-backed:
GSE residential	2,000,443	(13,383)	8,366,046	(678,482)	10,366,489	(691,865)
State and political subdivisions	1,992,869	(116,565)	13,497,698	(543,545)	15,490,567	(660,110)
Total	$4,003,098	$(129,969)	$21,863,744	$(1,222,027)	$25,866,842	$(1,351,996)
	December 31, 2024
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale Securities
U.S. Government and federal agency	$15,268,645	$(7,938)	$—	$—	$15,268,645	$(7,938)
U.S. Government sponsored enterprises (GSEs)	40,442	(175)	15,087	(88)	55,529	(263)
Mortgage-backed:
GSE residential	4,146,548	(34,750)	9,147,669	(914,337)	13,294,217	(949,087)
State and political subdivisions	1,400,048	(81,299)	15,034,961	(702,597)	16,435,009	(783,896)
Total	$20,855,604	$(124,162)	$24,197,717	$(1,617,022)	$45,053,321	$(1,741,184)

As of June 30, 2025, the Company had 166 securities in an unrealized loss position. No ACL has been recognized on any securities in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. This is based upon an analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to available-for-sale securities and in consideration of historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, the Company does not have the intent to sell any of the securities classified in the tables above, and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity dates or repricing dates or if market yields for such investments decline.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses

Portfolio segmentation:

On June 30, 2025 and December 31, 2024, the Company’s loans consisted of the following:

	June 30, 2025	December 31, 2024
Real estate secured:
Commercial	$1,016,228,823	$1,006,206,845
Construction and land development	189,187,205	199,799,772
Residential	376,442,033	369,308,057
Other	15,289,596	16,815,790
Total real estate secured	1,597,147,657	1,592,130,464

Commercial	178,832,110	201,593,312
Consumer	14,635,510	15,213,998
Other	7,772,970	6,744,117
Total loans	1,798,388,247	1,815,681,891
Less
Net deferred loan fees, premiums and discounts	6,871,621	8,684,887
Allowance for credit losses	17,989,127	18,205,421
Net loans	$1,773,527,499	$1,788,791,583

For purposes of disclosure, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its ACL. There are four loan portfolio segments, including real estate secured, commercial, consumer and other loans. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Classes within the real estate secured portfolio segment include commercial, construction and land development, residential, and other. Each of commercial, consumer and other loans is its own class.

Risk characteristics relevant to each portfolio segment and class are as follows:

Commercial real estate:    Commercial real estate loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner-occupied loans. Non-owner-occupied commercial real estate loans are loans secured by multifamily and commercial properties where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, nonaffiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. These loans are made to finance income-producing properties such as apartment buildings, office and industrial buildings, and retail properties. Owner-occupied commercial real estate loans are loans where the primary source of repayment is the cash flow from the ongoing operations and business activities conducted by the party, or an affiliate of the party, who owns the property.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

Construction and land development:    Loans for non-owner-occupied real estate construction or land development are generally repaid through cash flow related to the operation, sale or refinance of the property. The Company also finances construction loans for owner-occupied properties. A portion of the Company’s construction and land development portfolio segment is comprised of loans secured by residential product types (residential land and single-family construction). With respect to construction loans to developers and builders that are secured by non-owner-occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, market sales activity, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential real estate:    Residential real estate loans represent loans to consumers or investors to finance a residence. These loans are typically financed on 15 to 30 year amortization terms, but generally with shorter maturities of 5 to 15 years. Many of these loans are extended to borrowers to finance their primary or secondary residence. Loans to an investor secured by a 1-4 family residence will be repaid from either the rental income from the property or from the sale of the property. This loan segment also includes home equity loans which are secured by a first or second mortgage on the borrower’s residence. This allows customers to borrow against the equity in their homes. Loans in this portfolio segment are underwritten and approved based on a number of credit quality criteria including limits on maximum loan-to-value (“LTV”), minimum credit scores, and a maximum debt to income. Real estate market values as of the time the loan is made directly affect the amount of credit extended and, in addition, changes in these residential property values impact the depth of potential losses in this portfolio segment.

Commercial:    The commercial loan portfolio segment includes commercial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Collection risk in this portfolio segment is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer:    The consumer loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. Consumer loans may be secured or unsecured and are usually structured with short- or medium-term maturities. These loans are underwritten and approved based on a number of consumer credit quality criteria, including limits on maximum LTV on secured consumer loans, minimum credit scores, and maximum debt to income. Many traditional forms of consumer installment credit have standard monthly payments and fixed repayment schedules of one to five years. These loans are made with either fixed or variable interest rates that are based on various indices. Installment loans fill a variety of needs, such as financing the purchase of an automobile, a boat, a recreational vehicle, or other large personal items, or for consolidating debt. These loans may be unsecured or secured by an assignment of title, as in an automobile loan, or by money in a bank account. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

Other:    The other loan portfolio segment primarily consists of tax-exempt commercial loans, undisbursed loans of all types, and unpaid overdrafts on deposit accounts.

ACL on loans:

The ACL represents an allowance for expected losses over the remaining contractual life of the assets. The contractual term does not consider extensions, renewals or modifications. The Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio.

The following tables detail activity in the allowance for credit losses by portfolio segment for the six month periods ended June 30, 2025 and June 30, 2024. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Six months ended as of June 30, 2025 (Dollars are in thousands)	Beginning balance	Charge offs	Recoveries	Provision	Ending balance
Real estate secured: Commercial	$10,380	$(18)	$43	$—	$10,405
Construction and land development	2,240	—	202	—	2,442
Residential	3,471	(121)	18	—	3,368
Other	1	—	—	—	1
Total real estate secured	16,092	(139)	263	—	16,216
Commercial	1,776	(314)	3	—	1,465
Consumer	338	(51)	21	—	308
Other	(1)	—	1	—	—
Total loans	$18,205	$(504)	$288	$—	$17,989
Six months ended as of June 30, 2024 (Dollars are in thousands)	Beginning balance	Charge offs	Recoveries	Provision	Ending balance
Real estate secured: Commercial	$8,243	$—	$27	$1,335	$9,605
Construction and land development	2,019	—	—	88	2,107
Residential	3,449	(34)	9	—	3,424
Other	56	—	—	—	56
Total real estate secured	13,767	(34)	36	1,423	15,192
Commercial	2,164	—	54	—	2,218
Consumer	439	(107)	20	63	415
Other	265	—	—	15	280
Total loans	$16,635	$(141)	$110	$1,501	$18,105

Credit quality indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes certain loans individually to classify the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $250,000 and non-homogeneous loans, such as commercial real estate loans. This analysis is performed on an annual basis.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

The Company uses the following definitions for risk ratings:

Pass — Loans in this category are considered to have a low likelihood of loss based on relevant information analyzed about the ability of the borrowers to service their debt and other factors.

Special Mention — Loans in this category are currently protected but are potentially weak, including the presence of adverse trends in the borrower’s operations, credit quality or financial strength. Those loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk considering the circumstances. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Company’s credit position at some future date.

Substandard — A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard, plus the added characteristic that the weaknesses make the collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.

Loss — Loans classified as loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of June 30, 2025:

	2025	2024	2023	2022	2021	Prior	Revolving loans	Revolving to term loans	Total
Real estate secured:
Commercial
Pass	$32,898,671	$77,554,468	$131,387,547	$281,961,665	$196,699,853	$279,076,317	$12,611,024	$—	$1,012,189,545
Special mention	—	—	—	—	901,893	1,613,071	—	—	2,514,964
Substandard	—	—	—	—	—	1,524,314	—	—	1,524,314
Doubtful	—	—	—	—	—	—	—	—	—
Total Commercial	$32,898,671	$77,554,468	$131,387,547	$281,961,665	$197,601,746	$282,213,702	$12,611,024	$—	$1,016,228,823
Current period gross charge-offs	$—	$—	$—	$17,534	$—	$—	$—	$—	$17,534

Construction and land development
Pass	$6,853,436	$58,065,222	$51,970,639	$18,231,190	$11,772,913	$15,644,100	$26,611,926	$—	$189,149,426
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	37,779	—	—	37,779
Doubtful	—	—	—	—	—	—	—	—	—
Total construction and land development	$6,853,436	$58,065,222	$51,970,639	$18,231,190	$11,772,913	$15,681,879	$26,611,926	$—	$189,187,205
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential
Pass	$18,690,810	$31,545,678	$37,847,650	$62,188,508	$42,216,644	$143,483,276	$35,380,555	$—	$371,353,121
Special mention	—	—	—	—	—	705,647	143,698	—	849,345
Substandard	—	—	619,127	429,033	67,599	3,123,808	—	—	4,239,567
Doubtful	—	—	—	—	—	—	—	—	—
Total residential	$18,690,810	$31,545,678	$38,466,777	$62,617,541	$42,284,243	$147,312,731	$35,524,253	$—	$376,442,033
Current period gross charge-offs	$—	$—	$—	$—	$—	$120,509	$—	$—	$120,509

Other
Pass	$185,754	$217,669	$2,214,178	$1,214,643	$—	$11,238,764	$218,588	$—	$15,289,596
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total other	$185,754	$217,669	$2,214,178	$1,214,643	$—	$11,238,764	$218,588	$—	$15,289,596
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total real estate loans	$58,628,671	$167,383,037	$224,039,141	$364,025,039	$251,658,902	$456,447,076	$74,965,791	$—	$1,597,147,657
Total real estate loans – current period gross charge-offs	$—	$—	$—	$17,534	$—	$120,509	$—	$—	$138,043

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

	2025	2024	2023	2022	2021	Prior	Revolving loans	Revolving to term loans	Total
Non-real estate secured
Commercial
Pass	$4,350,583	$21,056,831	$40,859,115	$28,277,658	$11,481,035	$21,999,032	$49,944,387	$—	$177,968,641
Special mention	—	—	488,226	—	—	259,269	—	—	747,495
Substandard	—	—	96,482	—	—	19,492	—	—	115,974
Doubtful	—	—	—	—	—	—	—	—	—
Total commercial	$4,350,583	$21,056,831	$41,443,823	$28,277,658	$11,481,035	$22,277,793	$49,944,387	$—	$178,832,110
Current period gross charge-offs	$—	$—	$—	$306,153	$8,000	$—	$—	$—	$314,153

Consumer
Pass	$3,867,679	$5,084,473	$1,799,533	$583,467	$474,711	$593,724	$2,190,528	$—	$14,594,115
Special mention	—	—	—	—	—	5,886	—	—	5,886
Substandard	—	1,317	11,445	22,747	—	—	—	—	35,509
Doubtful	—	—	—	—	—	—	—	—	—
Total consumer	$3,867,679	$5,085,790	$1,810,978	$606,214	$474,711	$599,610	$2,190,528	$—	$14,635,510
Current period gross charge-offs	$—	$9,932	$4,071	$2,983	$—	$6,336	$28,384	$—	$51,706

Other
Pass	$298,401	$5,081,494	$1,233,962	$—	$—	$144,972	$1,014,141	$—	$7,772,970
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total others	$298,401	$5,081,494	$1,233,962	$—	$—	$144,972	$1,014,141	$—	$7,772,970
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total loans	$67,145,334	$198,607,152	$268,527,904	$392,908,911	$263,614,648	$479,469,451	$128,114,847	$—	$1,798,388,247
Total current period gross charge-offs	$—	$9,932	$4,071	$326,670	$8,000	$126,845	$28,384	$—	$503,902

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of December 31, 2024:

	2024	2023	2022	2021	2020	Prior	Revolving loans	Revolving to term loans	Total
Real estate secured:
Commercial
Pass	$74,062,572	$134,177,320	$281,634,276	$200,968,090	$48,180,246	$251,402,010	$11,687,742	$—	$1,002,112,256
Special mention	—	—	217,387	2,554,211	255,730	578,113	—	—	3,605,441
Substandard	—	—	131,353	—	45,110	312,685	—	—	489,148
Doubtful	—	—	—	—	—	—	—	—	—
Total Commercial	$74,062,572	$134,177,320	$281,983,016	$203,522,301	$48,481,086	$252,292,808	$11,687,742	$—	$1,006,206,845
Current period gross charge-offs	$—	$—	$—	$—	$—	$48,560	$—	$—	$48,560

Construction and land development
Pass	$49,718,279	$57,789,669	$22,765,767	$16,986,717	$11,053,291	$5,665,441	$35,118,777	$—	$199,097,941
Special mention	—	—	—	—	407,846	293,985	—	—	701,831
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total construction and land development	$49,718,279	$57,789,669	$22,765,767	$16,986,717	$11,461,137	$5,959,426	$35,118,777	$—	$199,799,772
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential
Pass	$26,437,836	$36,617,917	$64,512,640	$44,308,505	$40,298,138	$112,643,931	$39,132,829	$—	$363,951,796
Special mention	—	—	—	—	—	720,903	144,380	—	865,283
Substandard	491,732	74,062	515,481	—	54,639	3,355,064	—	—	4,490,978
Doubtful	—	—	—	—	—	—	—	—	—
Total residential	$26,929,568	$36,691,979	$65,028,121	$44,308,505	$40,352,777	$116,719,898	$39,277,209	$—	$369,308,057
Current period gross charge-offs	$—	$—	$—	$4,143	$—	$48,361	$—	$—	$52,504

Other
Pass	$222,509	$2,295,430	$1,603,658	$239,878	$299,467	$10,861,737	$1,293,111	$—	$16,815,790
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total other	$222,509	$2,295,430	$1,603,658	$239,878	$299,467	$10,861,737	$1,293,111	$—	$16,815,790
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total real estate loans	$150,932,928	$230,954,398	$371,380,562	$265,057,401	$100,594,467	$385,833,869	$87,376,839	$—	$1,592,130,464
Total real estate loans – current period gross charge-offs	$—	$—	$—	$4,143	$—	$96,921	$—	$—	$101,064

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

	2024	2023	2022	2021	2020	Prior	Revolving loans	Revolving to term loans	Total
Non-real estate secured
Commercial
Pass	$28,531,060	$53,548,762	$29,932,635	$12,926,112	$15,174,653	$12,004,986	$48,857,733	$—	$200,975,951
Special mention	—	543,282	—	—	—	—	—	—	543,282
Substandard	—	21,458	—	36,405	—	16,216	—	—	74,079
Doubtful	—	—	—	—	—	—	—	—	—
Total commercial	$28,531,060	$54,113,,502	$29,932,635	$12,962,527	$15,174,653	$12,021,202	$48,857,733	$—	$201,593,312
Current period gross charge-offs	$—	$—	$—	$73,978	$173	$102,504	$—	$—	$176,655

Consumer
Pass	$9,345,126	$2,771,310	$1,066,679	$633,186	$387,000	$351,779	$603,554	$—	$15,158,614
Special mention	—	—	—	—	7,810	—	—	—	7,810
Substandard	642	17,420	22,641	—	—	6,871	—	—	47,574
Doubtful	—	—	—	—	—	—	—	—	—
Total consumer	$9,345,768	$2,788,730	$1,089,320	$633,186	$394,810	$358,650	$603,554	$—	$15,213,998
Current period gross charge-offs	$54,554	$16,651	$25,950	$363	$53,298	$—	$—	$—	$150,816

Other
Pass	$5,036,024	$1,292,956	$—	$—	$—	$165,595	$249,542	$—	$6,744,117
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total others	$5,036,024	$1,292,956	$—	$—	$—	$165,595	$249,542	$—	$6,744,117
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total loans	$193,845,779	$289,149,586	$402,402,517	$278,653,114	$116,163,930	$398,379,316	$137,087,648	$—	$1,815,681,890
Total current period gross charge-offs	$54,554	$16,651	$25,950	$78,484	$53,471	$199,425	$—	$—	$428,535

There were no loans classified in the Loss category as of June 30, 2025 or December 31, 2024. There were no revolving loans converted to term as of June 30, 2025 or December 31, 2024.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

Nonaccrual and past due loans:

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. The Company’s loan policy states that a nonaccrual loan may be returned to accrual status when (i) none of its principal and interest is due and unpaid, and the Company expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment. Past due loans are accruing loans whose principal or interest is past due 30 days or more.

The following table is a summary of the Company’s nonaccrual loans by major categories as of the dates indicated:

	June 30, 2025
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate secured:
Commercial	$1,480,801	$—	$1,480,801
Construction and land development	37,779	—	37,779
Residential	3,880,591	298,320	4,178,911
Other	—	—	—
Total real estate secured loans	5,399,171	298,320	5,697,491
Commercial	115,975	—	115,975
Consumer	32,880	—	32,880
Other	—	—	—
Total loans	$5,548,026	$298,320	$5,846,346
	December 31, 2024
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate secured:
Commercial	$444,038	$—	$444,038
Construction and land development	6,094	—	6,094
Residential	4,185,489	305,489	4,490,978
Other	—	—	—
Total real estate secured loans	4,635,621	305,489	4,941,110
Commercial	74,078	—	74,078
Consumer	43,824	—	43,824
Other	—	—	—
Total loans	$4,753,523	$305,489	$5,059,012

There was no interest income recognized on nonaccrual loans for the six months ended June 30, 2025 or 2024.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

Aging analysis:

The following table presents an aging analysis of past due loans by category as of period indicated:

As of June 30, 2025	Loans 30-59 days past due	Loans 60-89 days past due	Accruing loans 90 or more days past due	Nonaccrual loans	Total noncurrent loans	Current loans	Total loans
Real estate secured:
Commercial	$190,293	$—	$—	$1,480,801	$1,671,094	$1,014,557,729	$1,016,228,823
Construction and land development	359,799	—	—	37,779	397,578	188,789,627	189,187,205
Residential	1,750,942	1,213,229	—	4,178,911	7,143,082	369,298,951	376,442,033
Other	—	—	—	—	—	15,289,596	15,289,596
Total real estate secured	2,301,034	1,213,229	—	5,697,491	9,211,754	1,587,935,903	1,597,147,657
Commercial	722,040	43,465	—	115,975	881,480	177,950,630	178,832,110
Consumer	66,613	74,978	6,432	32,880	180,903	14,454,607	14,635,510
Other	—	—	—	—	—	7,772,970	7,772,970
Total loans	$3,089,687	$1,331,672	$6,432	$5,846,346	$10,274,137	$1,788,114,110	$1,798,388,247
As of December 31, 2024	Loans 30-59 days past due	Loans 60-89 days past due	Accruing loans 90 or more days past due	Nonaccrual loans	Total noncurrent loans	Current loans	Total loans
Real estate secured:
Commercial	$426,560	$—	$—	$444,038	$870,598	$1,005,336,247	$1,006,206,845
Construction and land development	211,228	27,149	—	6,094	244,471	199,555,301	199,799,772
Residential	5,346,415	658,875	—	4,490,978	10,496,268	358,811,789	369,308,057
Other	—	—	—	—	—	16,815,790	16,815,790
Total real estate secured	5,984,203	686,024	—	4,941,110	11,611,337	1,580,519,127	1,592,130,464
Commercial	111,514	306,153	—	74,078	491,746	201,101,566	201,593,312
Consumer	114,427	3,118	2,202	43,824	163,570	15,050,427	15,213,998
Other	—	—	—	—	—	6,744,117	6,744,117
Total loans	$6,210,144	$995,295	$2,202	$5,059,012	$12,266,653	$1,803,415,238	$1,815,681,891

Collateral-dependent loans:

Collateral-dependent loans are loans where repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. If the Company determines that foreclosure is probable, these loans are written down to the lower of cost or collateral value less estimated costs to sell. When repayment is expected to be from the operation of the collateral, the ACL is calculated as the amount by which the amortized cost basis of the financial asset exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the ACL as the amount by which the amortized cost basis of the financial asset exceeded the estimated fair value of the collateral. The following table provides a summary of collateral-dependent loans by collateral type as of June 30, 2025 and December 31, 2024.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 3.    Loans and Allowance for Credit Losses (cont.)

	June 30, 2025	December 31, 2024
Collateral type
Single Family Residence	$1,620,254	$1,721,316
Country club	660,875	—
Commercial Real Estate	819,927	255,730
Land	—	293,985
	$3,101,056	$2,271,031

The carrying amounts of purchased credit deteriorated loans on June 30, 2025 and December 31, 2024 are as follows:

	June 30, 2025	December 31, 2024
Real estate secured:
Commercial	$4,795,550	$5,038,501
Construction and land development	2,345,596	2,383,036
Residential	1,717,979	1,768,090
Other	—	—
Total real estate secured	8,859,125	9,189,627
Commercial	4,844,713	5,206,784
Consumer	5,886	7,810
Other	—	—
Total loans	$13,709,724	$14,404,221

Modifications to borrowers experiencing financial difficulty:

The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of the modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the ACL with a corresponding reduction in the amortized cost basis of the loan. A modified loan is tracked for at least 12 months following the modifications granted.

On June 30, 2025 and December 31, 2024, loans modified to borrowers experiencing financial difficulty during the year were immaterial. The Company had no unfunded commitments to borrowers experiencing financial difficulty for which the Company has modified their loans on June 30, 2025 or December 31, 2024.

Unfunded commitments:

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, and both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e., commitment cannot be cancelled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over their estimated life, which are the same loss rates that are used in computing the ACL on loans. The ACL for unfunded loan commitments of $70,000 at both June 30, 2025 and December 31, 2024, is separately classified on the consolidated balance sheet within other liabilities.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 4.    Premises and Equipment

	June 30, 2025	December 31, 2024
Land and land improvements	$17,199,368	$17,350,753
Buildings and improvements	47,431,973	47,159,512
Furniture, fixtures and equipment	13,529,168	13,557,620
Construction in progress	951,045	459,288
	79,111,554	78,527,173
Less: Accumulated depreciation	(28,774,422)	(28,238,795)
Total	$50,337,132	$50,288,378

Depreciation expense, included in depreciation and amortization on the consolidated statements of income, for the six months ended June 30, 2025, and 2024 amounted to $989,073 and $1,046,006, respectively.

Construction in progress includes capital expenditures for branch renovations and construction of a new branch. Branch renovations are substantially complete and estimated costs to complete are insignificant. Estimated costs to complete the new branch cannot be reasonably estimated as construction has not been started as information necessary for construction bids has not been completed.

Note 5.    Other Intangible Assets

Goodwill:

FASB ASC No. 2021-03, “Goodwill and Other (Topic 350),” regarding testing goodwill for impairment, provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company performs its annual goodwill impairment test as of December 31 of each year. As of the latest impairment analysis at December 31, 2024, management determined there was no goodwill impairment. The carrying amount of goodwill on June 30, 2025 and December 31, 2024 was approximately $8,511,000 and $8,514,000, respectively.

Core Deposit Intangibles (CDI):

The carrying basis and accumulated amortization of CDIs on June 30, 2025 and December 31, 2024 were:

	June 30, 2025	December 31, 2024
Gross balance	$13,061,936	$13,061,936
Accumulated amortization	(8,027,165)	(7,236,968)
Carrying amount	$5,034,771	$5,824,968

The change in CDIs during the six months ended June 30, 2025 and the year ended December 31, 2024 is as follows:

	June 30, 2025	December 31, 2024
Beginning of year	$5,824,968	$7,632,399
Amortization	(790,197)	(1,807,431)
End of year	$5,034,771	$5,824,968

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 5.    Other Intangible Assets (cont.)

As of June 30, 2025, the estimated amortization expense of CDIs for future periods is as follows:

Remainder of 2025	$783,034
2026	1,412,133
2027	963,171
2028	784,729
2029	435,744
Thereafter	655,960
Total	$5,034,771

Note 6.    Short-Term Borrowings

Short-term borrowings included the following on June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Securities sold under repurchase agreements	$6,300,160	$3,391,566
Federal funds purchased	40,000,000	—
Total short-term borrowings	$46,300,160	$3,391,566

As of June 30, 2025 the Company had federal funds purchased totaling $40,000,000. These borrowings had a weighted average interest rate of 5.22% and a maturity of 14 days.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are typically secured by investment securities with fair values exceeding the total balance of the agreement and such collateral is held by the Company. The weighted average rate on these arrangements as of June 30, 2025 and December 31, 2024 was 2.69% and 3.27%, respectively. The maximum amount of outstanding agreements at any month end during the six months ended June 30, 2025 and the fiscal year ended December 31, 2024 totaled $6,632,284 and $6,046,056, respectively, and the monthly average of such agreements totaled $5,075,441 and $4,519,370 for the six months ended June 30, 2025 and the fiscal year ended December 31, 2024, respectively, with an average rate paid of 2.82% and 3.53%, for the six months ended June 30, 2025 and for the fiscal year ended December 31, 2024, respectively.

Note 7.    Long-Term Debt

FHLB advances and notes payable consisted of the following components as of the dates indicated:

	June 30, 2025	December 31, 2024
FHLB advances, principal and interest payments at fixed interest rates from 0.69% to 5.33%	$63,153,102	$65,580,576
Notes payable to Community Trust, principal and interest payments of $667,000 due quarterly beginning January 27, 2020, at the prime rate, with the balance due January 30, 2035, secured by Commercial Bank stock.	20,665,298	21,451,660
Trust Preferred Securities, interest payments due quarterly at SOFR plus 2.4%.	5,542,090	5,507,284
PBD Promissory Note, payments due quarterly at 3.75%, maturing September 2026.	12,848,338	13,233,122
Total	$102,208,828	$105,772,642

The FHLB advances were secured by mortgage loans totaling $627,310,000 on June 30, 2025. The advances, requiring monthly principal and interest payments at fixed interest rates from 0.69% to 5.33%, are subject to restrictions or penalties in the event of prepayment. These advances mature at various dates between 2025 and 2041.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 7.    Long-Term Debt (cont.)

On January 27, 2020, the Company executed a Loan Agreement with Community Trust Bank, Inc., Pikeville, Kentucky, to refinance then existing holding company debt. This loan was for $28,500,000 and is repayable in quarterly principal and interest payments based on a 15-year amortization and interest of the Prime Rate, daily adjustable.

The note payable to Community Trust Bank, Inc. requires the Company and the Bank to meet certain covenants on an annual basis. The Company and the Bank were in compliance with all the covenants for the six months ended June 30, 2025.

With the acquisition of Citizens Bank on January 2, 2018, the Company assumed Citizens Bank Capital Trust (the “Trust”). The Trust was formed during 2004 as a statutory trust formed under the laws of the State of Delaware and is wholly owned by the Company. In September 2004, the Trust issued variable rate preferred securities with an aggregate liquidation amount of $6,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued variable rate junior debentures aggregating $6,186,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the preferred securities pay interest and dividends, respectively, on a quarterly basis, at a variable interest rate equal to the three-month SOFR plus 2.40% adjusted quarterly which was 6.74% and 6.89% on June 30, 2025 and December 31, 2024, respectively. These junior subordinated debentures will mature in 2034, at which time the preferred securities are to be redeemed. The junior subordinated debentures and preferred securities can be redeemed prior to maturity, in whole or in part, beginning October 7, 2009, at a redemption price of $1,000 per preferred security. The Company has provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the preferred securities in the event of the occurrence of an event of default, as fined in such guarantee. The trust agreement contains provisions that enable the Company to defer making interest payments for a period of up to five years. However, the Company would be restricted from paying dividends on or redeeming its common stock during any deferral.

The face amount of the subordinated debentures was $6,186,000 on both June 30, 2025 and December 31, 2024. Unamortized discount was $643,910 and $678,716 on June 30, 2025 and December 31, 2024, respectively.

Aggregate annual maturities of long-term debt on June 30, 2025, were:

Debt
Remainder of 2025	$13,839,511
2026	24,377,433
2027	10,595,051
2028	9,201,560
2029	8,061,728
Thereafter	36,133,545
$102,208,828

Note 8.    Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 8.    Regulatory Matters (cont.)

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined in the regulations). Management believes as of June 30, 2025 and December 31, 2024, the Bank met all capital adequacy requirements to which is subject. In addition to these requirements, the Bank is subject to an institution specific capital conservation buffer, which must exceed 2.50%, to avoid limitations on distributions and discretionary bonus payments.

As of June 30, 2025, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s capitalization category.

The Bank’s actual capital amounts and ratios as of June 30, 2025 and December 31, 2024 are presented in the tables below (dollars in thousands).

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2025: Total capital (to risk-weighted assets)	$267,495	14.6%	$146,733	8.0%	$183,416	10.0%
Tier I capital (to risk-weighted assets)	$249,436	13.6%	$110,050	6.0%	$146,733	8.0%
Common equity Tier 1 capital (to risk-weighted assets)	$249,436	13.6%	$82,537	4.5%	$119,221	6.5%
Tier 1 capital (to average assets)	$249,436	11.2%	$88,913	4.0%	$111,142	5.0%
As of December 31, 2024: Total capital (to risk-weighted assets)	$253,949	13.5%	$150,920	8.0%	$188,650	10.0%
Tier I capital (to risk-weighted assets)	$235,674	12.5%	$113,190	6.0%	$150,920	8.0%
Common equity Tier 1 capital (to risk-weighted assets)	$235,674	12.5%	$84,892	4.5%	$122,622	6.5%
Tier 1 capital (to average assets)	$235,674	10.6%	$89,209	4.0%	$111,511	5.0%

Note 9.    Stock-Based Compensation

Stock awards:

The Chief Executive Officer (CEO) was awarded 35,938 shares of common stock of the Company in 2024. 35,938 shares are awarded annually contingent on the CEO’s employment with the Company as of December 31st of each year. Because the common stock is not actively traded, the Company’s best estimate of the fair value of the stock is book value per share as approved by the Company’s board of directors.

In addition, the Company’s board of directors approved an award of 107,812 shares of common stock to the CEO contingent on the Company’s completion of its acquisition of AB&T. Because the common stock is not actively traded, the Company’s best estimate of the fair value of the stock is book value per share as approved by the Company’s board of directors.

A total of 179,688 shares of common stock were issued to our CEO in March 2025.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 10.    Disclosures About Fair Value of Assets and Liabilities

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale securities:

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include all of the Company’s available-for-sale securities, consisting of U.S. Treasury, government agencies, municipals and mortgage-backed securities. Inputs used to estimate the fair value of Level 2 securities when pricing models are used include the security’s call date, maturity date, interest rate and current market interest rates. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Interest rate swap agreements:

The fair value of interest rate swap agreements is estimated using inputs including the remaining term of the agreement and current market interest rates, that are observable or that can be corroborated by observable marked data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fell on June 30, 2025 and December 31, 2024:

	June 30, 2025
	Fair value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
U.S. Government and federal agency	$9,786	$—	$9,786	$—
Mortgage-backed: GSE residential	14,512,956	—	14,512,956	—
State and political subdivision securities	15,590,585	—	15,590,585	—
Interest rate swaps	15,468,343	—	15,468,343	—
Liabilities
Interest rate swaps	15,468,343	—	15,468,343	—

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 10.    Disclosures About Fair Value of Assets and Liabilities (cont.)

	December 31, 2024
	Fair value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
U.S. Government and federal agency	$15,268,645	$—	$15,268,645	$—
U.S. Government sponsored enterprises (GSEs)	55,929	—	55,929	—
Mortgage-backed:
GSE residential	16,143,431	—	16,143,431	—
State and political subdivision securities	16,470,010	—	16,470,010	—
Interest rate swaps	22,178,477	—	22,178,477	—
Liabilities
Interest rate swaps	22,178,477	—	22,178,477	—

The Company has no assets or liabilities whose fair values are measured using Level 3 inputs on a recurring basis.

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Collateral-dependent and individually evaluated:

The fair value of collateral-dependent loans was primarily measured based on the value of the collateral securing these loans and classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets, including equipment, inventory, and/or accounts receivable. The Company determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. These loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.

Foreclosed assets held for sale:

The fair value of foreclosed assets held for sale is estimated using the fair value method of measuring the amount of impairment. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. The fair value method is classified within Level 3 of the fair value hierarchy.

The following tables present the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell on June 30, 2025 and December 31, 2024:

	June 30, 2025
	Fair Value Measurements Using
	Fair value	(Level 1)	(Level 2)	(Level 3)
Foreclosed assets held for sale	$—	$—	$—	$—
Collateral-dependent loans	$230,000	$—	$—	$230,000

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 10.    Disclosures About Fair Value of Assets and Liabilities (cont.)

	December 31, 2024
	Fair Value Measurements Using
	Fair value	(Level 1)	(Level 2)	(Level 3)
Foreclosed assets held for sale	$73,020	$—	$—	$73,020
Collateral-dependent loans	$230,000	$—	$—	$230,000

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value on June 30, 2025 and December 31, 2024:

	June 30, 2025
	Fair value	Valuation techniques(1)	Significant unobservable inputs	Weighted average
Foreclosed assets held for sale	$—	Appraisal	Estimated costs to sell	—
Collateral-dependent loans	$230,000	Appraisal	Estimated costs to sell	8%
	December 31, 2024
	Fair value	Valuation techniques(1)	Significant Unobservable inputs	Weighted average
Foreclosed assets held for sale	$73,020	Appraisal	Estimated costs to sell	25%
Collateral-dependent loans	$230,000	Appraisal	Estimated costs to sell	8%

____________

(1)      The fair value is generally determined through independent appraisals of the underlying collateral, which may include Level 3 inputs that are not identifiable, or by using the discounted cash flow method if the loan is not collateral-dependent.

Fair values of financial instruments:

The carrying amounts and estimated fair values of financial instruments not carried at fair value, on June 30, 2025 and December 31, 2024, are as follows:

	June 30, 2025
	Carrying amount	Fair value measurements
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$151,282,354	$151,282,354	$—	$—	$151,282,354
Held-to-maturity securities
U.S. Government and federal agency	97,622,692	—	95,786,448	—	95,786,448
U.S. Government-sponsored enterprises (GSEs)	16,448,349	—	15,994,717	—	15,994,717
Mortgage-backed: GSE residential	39,458,331	—	36,491,027	—	36,491,027
State and political subdivisions	3,922,467	—	3,645,962	—	3,645,962
	157,451,839	—	151,918,154	—	151,918,154
Loans Receivable	1,773,527,499	—	—	1,736,099,207	1,736,099,207

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 10.    Disclosures About Fair Value of Assets and Liabilities (cont.)

	June 30, 2025
	Carrying amount	Fair value measurements
		Level 1	Level 2	Level 3	Total
Financial Liabilities
Time Deposits	541,573,877	—	538,566,084	—	538,566,084
Long-Term borrowings	102,208,828	—	107,824,270	—	107,824,270
Short-Term borrowings	46,300,160	46,300,160	—	—	46,300,160
	December 31, 2024
	Carrying amount	Fair value measurements
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$178,197,916	$178,197,916	$—	$—	$178,197,916
Held-to-maturity securities
U.S. Government and federal agency	87,467,213	—	84,439,850	—	84,439,850
U.S. Government-sponsored enterprises (GSEs)	19,270,853	—	18,559,597	—	18,559,597
Mortgage-backed: GSE residential	19,030,532	—	15,864,131	—	15,864,131
State and political subdivisions	2,448,356	—	2,178,581	—	2,178,581
	128,216,954	—	121,042,159	—	121,042,159
Loans Receivable	1,788,791,583	—	—	1,742,200,000	1,742,200,000
Financial Liabilities
Time Deposits	576,501,235	—	574,604,000	—	574,604,000
Long-Term borrowings	105,772,642	—	109,165,065	—	109,165,065
Short-Term borrowings	3,391,566	3,391,566	—	—	3,391,566

Note 11.    Significant Estimates and Concentrations

The Company originates primarily real estate, commercial, and consumer loans to customers primarily in Claiborne County, Tennessee and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the local area.

On June 30, 2025 and December 31, 2024, 89% and 88%, respectively, of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectability of the loan portfolio and recovery of the carrying amount of foreclosed assets is susceptible to changes in real estate conditions in the Company’s primary market area. The other concentrations of credit by type of loan are set forth in Note 3.

Current economic conditions:

Management is confident that current underwriting standards have achieved sufficient loan-to-value and operating margins to meet potential changes in the economic environments in the markets we serve.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 11.    Significant Estimates and Concentrations (cont.)

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the ACL and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 12.    Commitments and Contingencies

Standby letters of credit:

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to approximately $22,939,000 and $45,505,000 on June 30, 2025 and December 31, 2024, respectively, with terms ranging from 30 days to five years. On June 30, 2025 and December 31, 2024, the Company’s deferred revenue under standby letter of credit agreements was $0.

Lines of credit:

Lines of credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Lines of credit generally have fixed expiration dates. Because a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

On June 30, 2025, the Company had granted unused lines of credit to borrowers aggregating approximately $305,381,000 for commercial lines and open-end consumer lines. On December 31, 2024, unused lines of credit to borrowers aggregated approximately $354,509,000 for commercial lines and open-end consumer lines.

Contingencies:

From time to time, the Company is party to litigation and other legal matters incidental to the conduct of its business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of June 30, 2025, the Company was not involved in any such matters, individually or in the aggregate, which management believes would have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements (Unaudited)

Note 13.    Derivatives Not Designated as Hedges

The Company enters into interest rate swaps with certain loan customers. The Company then enters into corresponding offsetting derivatives with third parties, which results in offsetting revenues and expenses within interest income. While these derivatives represent economic hedges, they do not qualify as hedges for accounting purposes.

The Company presents derivative positions gross on its consolidated balance sheets. The derivatives recorded on the consolidated balance sheets as of June 30, 2025 and December 31, 2024, were as follows:

	June 30, 2025		December 31, 2024
	Notional amount	Fair value	Notional amount	Fair value
Included in other assets:
Interest rate swaps related to customer loans	$270,194,942	$15,468,343	$262,864,970	$22,178,477
Included in other liabilities:
Interest rate swaps related to customer loans	$270,194,942	$15,468,343	$262,864,970	$22,178,477

Note 14.    Dividend Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. As of June 30, 2025, approximately $44,885,000 of retained earnings was available to pay dividends.

Note 15.    Earnings Per Share

The factors used in the earnings per share computation follow:

	Six Months Ended June 30
	2025	2024
Basic
Net income	$17,591,198	$16,868,112
Weighted average common shares outstanding	12,188,624	12,210,006
Basic earnings per share	$1.44	$1.38
Diluted
Net income	$17,591,198	$16,868,112
Weighted average common shares outstanding for basic EPS	12,188,624	12,210,006
Add: Dilutive effects of assumed exercise of stock grants	—	179,688
Average shares and dilutive common shares	12,188,624	12,389,694
Diluted earnings per common share	$1.44	$1.36

Dilutive common shares represent shares that have been awarded but have not been issued to the recipient. (See Note 9 regarding discussion of the award.)

PREFACE

The following Report of Independent Registered Public Accounting Firm is drafted in the form that will be expressed at effectiveness. When the transactions referred to in Note 23 of the Notes to the Consolidated Financial Statements for the years ended December 31, 2024 and 2023 have been consummated, we will be in a position to render the following report.

/s/ Mauldin & Jenkins, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Commercial Bancgroup, Inc. and Subsidiary
Harrogate, Tennessee

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Commercial Bancgroup, Inc. and Subsidiary (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chattanooga, Tennessee
March 26, 2025, except for the effects of the recapitalization and stock split discussed in Note 23, as to which is dated ____________________.

We have served as the Company’s auditor since 2018.

Commercial Bancgroup, Inc. Consolidated Balance Sheets As of December 31, 2024 and 2023
	2024	2023
Assets
Cash and due from banks	$18,991,800	$14,730,978
Federal funds sold	43,742,762	10,860,394
Interest-bearing deposits in banks	115,463,354	130,349,363
Cash and cash equivalents	178,197,916	155,940,735

Available-for-sale securities	47,937,616	52,041,398
Held-to-maturity securities	128,216,954	158,631,596
Loans, net of allowance for credit losses of $18,205,421 and $16,635,663 at December 31, 2024 and 2023, respectively	1,788,791,583	1,669,846,369
Premises and equipment, net	50,288,378	52,263,866
Restricted stock, at cost	8,264,150	9,111,850
Foreclosed assets held for sale, net	831,662	1,046,030
Interest receivable	7,187,304	8,240,516
Bank owned life insurance	45,883,124	44,765,332
Core deposits and other intangibles	5,824,968	7,632,399
Goodwill	8,514,092	8,510,851
Deferred tax asset	1,078,881	154,289
Other	30,194,510	28,424,194
Total assets	$2,301,211,138	$2,196,609,429

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$976,481,028	$922,117,166
Savings, NOW and money market	385,614,692	381,679,618
Time	576,501,235	516,125,848
Total deposits	1,938,596,955	1,819,922,632

Short-term borrowings	3,391,566	6,046,531
Long-term debt	105,772,642	143,216,982
Interest payable	4,224,695	3,643,453
Other liabilities	28,969,497	28,002,507
Total liabilities	2,080,955,355	2,000,832,105

Stockholders’ equity
Common stock
$0.01 par value; 50,000,000 shares authorized; 12,113,144 shares issued and outstanding in at December 31, 2024; 12,211,756 at December 31, 2023	121,131	122,118
Additional paid-in capital	9,388,181	9,073,467
Retained earnings	212,310,977	182,903,720
Accumulated other comprehensive loss	(1,564,506)	(1,724,275)
	220,255,783	190,375,030
Non-controlling interest	—	5,402,293
Total stockholders’ equity	220,255,783	195,777,323
Total liabilities and stockholders’ equity	$2,301,211,138	$2,196,609,429

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Income For the years ended December 31, 2024 and 2023
	2024	2023
Interest and Dividend Income
Loans, including fees	$113,391,226	$95,205,768
Debt securities-taxable	2,678,546	1,862,851
Debt securities-tax-exempt	368,332	372,643
Dividends on restricted stock	699,728	646,736
Interest-bearing time deposits	6,075,137	4,549,113
Total interest and dividend income	123,212,968	102,637,111

Interest expense
Deposits	40,352,584	24,092,234
Short-term borrowings	204,963	448,751
Long-term debt	5,071,831	5,995,491
Total interest expense	45,629,378	30,536,476
Net interest income	77,583,590	72,100,635

Provision for credit losses	1,828,644	3,273,674
Net interest income after provision for credit losses	75,754,946	68,826,961

Noninterest Income
Customer service fees	3,040,449	2,860,763
Net gains on sales of premises and equipment	759,482	53,500
Net gains on sales of foreclosed assets	153,346	132,898
Net losses on sales of loans	—	(174,051)
ATM fees	3,281,291	3,323,496
Increase in BOLI	1,198,572	1,661,021
Other	2,444,769	1,761,619
Total noninterest income	10,877,910	9,619,247

Noninterest Expense
Salaries and employee benefits	24,872,660	20,746,114
Occupancy	3,786,162	3,360,702
Data processing	4,234,564	3,862,046
Deposit insurance premiums	1,128,574	1,035,345
Professional fees	1,017,108	1,295,929
Depreciation and amortization	4,109,259	3,039,802
Other	6,912,551	5,413,921
Total noninterest expense	46,060,878	38,753,859

Income before income taxes	40,571,978	39,692,350
Provision for income taxes	8,886,195	8,480,225
Net Income	31,685,783	31,212,124

Less: net income attributable to noncontrolling interest	275,857	519,153
Net income attributable to Commercial Bancgroup, Inc.	$31,409,926	$30,692,971

Earnings per share:
Basic	$2.58	$2.52
Diluted	$2.54	$2.51

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Comprehensive Income For the years ended December 31, 2024 and 2023
	2024	2023
Net income attributable to Commercial Bancgroup, Inc.	$31,409,926	$30,692,971
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the year	1,114,724	(801,966)
Tax (benefit) expense	(286,150)	209,634
Reclassification adjustment for accretion of unrealized holding gains included in accumulated other comprehensive income from the transfer of securities from available-for-sale to held-to-maturity	(744,167)	(477,480)
Tax expense	75,362	65,998
Other comprehensive income (loss), net of tax	159,769	(1,003,814)
Comprehensive income	31,569,695	29,689,158
Comprehensive income attributable to noncontrolling interest	1,551	37,987
Total Comprehensive income attributable to Commercial Bancgroup, Inc.	$31,568,144	$29,651,171

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Changes in Stockholders’ Equity For the years ended December 31, 2024 and 2023
	Common Stock	Additional Paid-In Capital	Retained Earnings	Other Comprehensive Income (Loss)	Non- Controlling Interest	TOTAL
Balance – January 1, 2023	$120,509	$6,832,411	$153,706,036	$(720,461)	$—	$159,938,495
Net income	—	—	30,692,971	—	519,153	31,212,124
Other comprehensive loss	—	—	(1,003,814)	—	—	(1,003,814)
Dividends paid to shareholders	—	—	(1,495,287)	—	—	(1,495,287)
Non-controlling interest	—	—	—	—	4,883,140	4,883,140
Stock Compensation	—	458,624	—	—	—	458,624
Repurchase of stock (131,500 shares)	(1,315)	(2,103,770)	—	—	—	(2,105,085)
Issuance of stock (292,269 shares)	2,924	3,886,202	—	—	—	3,889,126
Balance – December 31, 2023	122,118	9,073,467	182,903,720	(1,724,275)	5,402,293	195,777,323
Comprehensive income
Net income	—	—	31,409,926	—	275,857	31,685,783
Other comprehensive income	—	—	—	159,769	—	159,769
Stock compensation	—	2,143,530	—	—	—	2,143,530
Dividends paid to shareholders	—	—	(2,002,669)	—	—	(2,002,669)
Acquisition of minority interest	—	—	—	—	(5,678,150)	(5,678,150)
Repurchase of stock (98,550 shares)	(987)	(1,828,816)	—	—	—	(1,829,803)
Balance – December 31, 2024	$121,131	$9,388,181	$212,310,977	$(1,564,506)	$—	$220,255,783

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Consolidated Statements of Cash Flows For the years ended December 31, 2024 and 2023
	2024	2023
Operating Activities
Net income	$31,685,783	$31,212,124
Items not requiring (providing) cash
Depreciation	2,301,828	2,115,620
Amortization and (accretion), net	2,291,946	1,423,930
Provision for credit losses	1,828,644	3,273,674
Stock compensation	2,143,530	458,624
Provision for losses on foreclosed assets	41,750	79,060
Deferred income taxes	(1,140,719)	(705,799)
Net realized gains on foreclosed assets	(153,346)	(132,898)
Gains on sales of premises and equipment	(759,482)	(53,500)
Loss on sales of loans	—	174,051
Changes in
Interest receivable	1,053,212	(2,000,771)
Other assets	(1,773,556)	11,521,830
Other liabilities	1,183,115	(9,700,129)
Increase in BOLI	(1,198,572)	(1,661,021)
Interest payable	1,171,802	2,882,275
Net cash provided by operating activities	38,675,935	38,887,070

Investing Activities
Purchases of available-for-sale securities	(30,342,662)	(16,648,939)
Proceeds from sales, maturities and calls of available-for-sale securities	33,969,465	—
Proceeds from sales, maturities and calls of held-to-maturity securities	47,344,967	35,356,445
Purchases of held-to-maturity securities	(16,930,325)	—
Net change in loans	(121,081,897)	(154,547,344)
Purchase of premises and equipment, net	(3,041,086)	(3,165,972)
Proceeds from sales of premises and equipment	3,474,228	91,500
Proceeds from the sales of foreclosed assets	747,928	577,962
Purchase of restricted stock, at cost	(1,497,328)	(1,653,400)
Redemption of restricted stock, at cost	2,345,028	1,992,800
Death benefits received	80,780	2,069,093
Cash acquired in business combination, net of consideration	—	7,972,548
Net cash used in investing activities	$(84,930,902)	$(127,955,307)

Commercial Bancgroup, Inc. Consolidated Statements of Cash Flows (Continued) For the years ended December 31, 2024 and 2023
	2024	2023
Financing Activities
Net increase in deposits	$118,712,636	$176,132,320
Proceeds from short-term borrowings	69,360,463	78,979,217
Repayments of short-term borrowings	(72,015,428)	(80,668,501)
Proceeds from long-term borrowings	2,146,001	27,131,000
Repayments of long-term borrowings	(40,180,902)	(18,764,849)
Repurchase of common stock	(1,829,803)	(2,105,085)
Issuance of common stock	—	3,889,126
Acquisition of minority interest	(5,678,150)	—
Payment of dividends	(2,002,669)	(1,495,287)
Net cash provided by financing activities	68,512,148	183,097,941

Increase in cash and cash equivalents	22,257,181	94,029,704

Cash and cash equivalents, beginning of year	155,940,735	61,911,031
Cash and cash equivalents, end of year	$178,197,916	$155,940,735

Supplemental Cash Flows Information
Interest paid	$44,457,576	$27,636,493
Income taxes paid	$9,750,000	$6,801,000

Supplemental Disclosures of Noncash Items
Unrealized gain(loss) on AFS securities	$159,769	$(801,966)
Transfer of loans to OREO	$421,963	$138,816

See Notes to Consolidated Financial Statements

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies

Nature of operations:

Commercial Bancgroup, Inc. (the “Company”) is a bank holding company incorporated in the State of Tennessee whose principal activity is the ownership and management of its wholly-owned subsidiary, Commercial Bank (the Bank). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Claiborne, Hamblen, Union, Knox, Sullivan, Washington, Williamson, Cocke and Hamblen Counties in Tennessee and Knox, Bell, Harlan, Laurel and Whitley Counties in Kentucky. Effective May of 2023, Commercial Bancgroup acquired 76.83% of the stock of AB&T Financial Corporation, which owns 100% of Alliance Bank & Trust Company. Alliance Bank & Trust Company (AB&T) provided banking and financial services to individual and corporate customers in Gastonia and Cleveland counties in North Carolina. The acquisition occurred in two steps and was completed on July 1, 2024, when Commercial Bancgroup acquired the remaining minority ownership interest in AB&T Financial Corporation and merged Alliance Bank & Trust Company into the operations of Commercial Bank.

Basis of presentation:

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States (“GAAP”) and to generally accepted practices within the banking industry. Certain prior period balances have been reclassified to conform to the current period presentation.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments.

Business combinations:

The Company applies the acquisition method of accounting for business combinations. Under the acquisition method, the acquiring entity recognizes the assets acquired and liabilities assumed at their acquisition date fair values. Management utilizes prevailing valuation techniques appropriate for the asset or liability being measured in determining these fair values. This method often involves estimates based on third party valuations based on discounted cash flow analyses or other valuation techniques, all of which are inherently subjective. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value if the fair value can be determined during the measurement period. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred. Fair values are subject to refinement over the measurement period, not to exceed one year after the closing date.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

Basic and diluted earnings per common share:

Basic earnings per common share is based on net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to stock awards.

Significant concentrations of credit risk:

The Company maintains cash balances at financial institutions whose accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to statutory limits. At times during the year, the Company’s balances with financial institutions exceeded FDIC insurance limits. Management considers bank balances in excess of FDIC limits to be a normal business risk.

Cash and cash equivalents:

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash and Cash equivalents consist of cash on hand, due from banks, interest-bearing deposits in banks and federal funds sold. Interest-bearing deposits in banks are carried at cost.

Investment securities:

Investment securities are classified as either held-to-maturity or available-for-sale securities. In determining such classification, securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are carried at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of tax.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Premiums on callable debt securities are amortized to their earliest call date. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific identification method.

The Company has made a policy election to exclude accrued interest from the amortized cost basis of debt securities and report accrued interest in interest receivable in the consolidated balance sheets. Interest receivable on available-for-sale debt securities totaled $124,431 and $110,332 as of December 31, 2024 and 2023, respectively.

A debt security is placed on nonaccrual status at the time any principal or interest payments become more than 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to debt securities reversed against interest income for the years ended December 31, 2024 and 2023.

Allowance for credit losses:

Available-for-sale Securities:

The Company evaluates available-for-sale securities in an unrealized loss position to determine if credit losses exist. The Company first evaluates whether it intends to sell, or it is more likely than not that it will be required to sell an security before recovering its amortized cost basis. If either of these conditions exists, the security’s amortized cost basis is written down to fair value through income. If either of the aforesaid conditions does not exist, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment,

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If credit loss exists, the Company recognizes an allowance for credit losses (ACL), limited to the amount by which the amortized cost basis exceeds the fair value. Any impairment not recognized through an ACL is recognized in other comprehensive income, net of tax.

Changes in the allowance for credit losses are recorded as provision for credit loss expense (or reversal). Losses are charged against the allowance when management believes the collectability of an available-to-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Held-to-maturity Securities:

Management measures expected credit losses on held-to-maturity debit securities on a collective basis by major security type and any other risk characteristics used to segment the portfolio. Interest receivable on held-to-maturity debt securities totaled $230,223 and $296,568 as of December 31, 2024 and 2023, respectively.

The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Securities borrowed or purchased under agreements to resell, and securities loaned or sold under agreements to repurchase are treated as collateralized financial transactions. These agreements are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is the Company’s policy to take possession of securities purchased under resale agreements. The market value of these securities is monitored, and additional securities are obtained when deemed appropriate to ensure such transactions are adequately collateralized. The Company also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at amortized cost (net of the allowance for credit losses). Amortized cost is the principal balance outstanding adjusted for unearned income, charge-offs, the allowance for credit losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Interest receivable reported in interest receivable on the consolidated balance sheets, totaled to $6,679,881 and $7,721,487 as of December 31, 2024 and 2023, respectively and is excluded from the estimate of credit losses. Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued and placed on nonaccrual status at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Mortgage loans are charged off at 180 days past due, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Consumer and credit card loans continue to accrue interest until they are charged off no later than 120 days past due unless the loan is in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Credit Deteriorated (PCD) loans:

The Company has purchased loans, some of which have experienced more than insignificant credit deterioration since origination. PCD loans are recorded at the amount paid. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through credit loss expense.

Allowance for credit losses (ACL) — loans:

Under the current expected credit loss model, the ACL on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans.

The Company estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Bank has policies in place to reverse accrued interest in a timely manner. Therefore, the Bank has made a policy election to exclude accrued interest from the measurement of ACL.

Expected credit losses are reflected in the allowance for credit losses through a charge to provision for credit losses. The Company measures expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company’s methodologies for estimating the ACL consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

Weighted Average Remaining Maturity (WARM) Method:

The Company’s primary methodology for estimating expected credit losses for all loan types is the weighted average remaining maturity method. The WARM CECL methodology uses average annual loss rate along with a simple but reasonable forecast based on a “regression” analysis of the loan history dating back 18 years. The dependent variable will be the entity’s loss rate, based on changes in the Prime Lending rate over that same period. The Company will utilize the Prime Lending Rate as the independent variable due to that being the tool most commonly utilized by the Federal Reserve to either accelerate and/or slow down the economy. Additionally, the allowance for credit losses calculation includes qualitative adjustments to account for risk factors that may not be incorporated in the quantitatively derived allowance estimate. Qualitative adjustments may increase or decrease the allowance estimate.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

Qualitative factors considered include: changes in lending policies and procedures, including underwriting standards, collection, charge-off and recovery practices; national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; nature and volume of the portfolio and terms of loans; experience, depth and ability of lending management; volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; quality of loan review system; underlying collateral values; concentrations of credit and changes in the level of such concentrations; and the effect of other external factors such as competition, legal and regulatory requirements.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures:

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Collateral-Dependent Loans:

Loans that do not share risk characteristics are evaluated on an individual basis. For Collateral-dependent loans where the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Charge-Offs and Recoveries:

Loan losses are charged against the allowance when management believes the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. If the loan is Collateral-dependent, the loss is more easily identified and is charged-off when it is identified, usually based upon receipt of an appraisal. However, when a loan has guarantor support, and the guarantor demonstrates willingness and capacity to support the debt, the Company may carry the estimated loss as a reserve against the loan while collection efforts with the guarantor are pursued. If, after collection efforts with the guarantor are complete, the deficiency is still considered uncollectible, the loss is charged-off and any further collections are treated as recoveries.

Loan commitments and financial instruments:

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable through a charge to provision for unfunded commitments in the Company’s statements of income. The ACL on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees and is included in other liabilities on the Company’s balance sheets.

Premises and equipment:

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35 – 40 years
Leasehold improvements	5 – 10 years
Furniture and Fixtures	7 years
Software	3 – 5 years
Equipment	3 – 5 years

Leases:

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations and equipment. The Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record leases on the consolidated balance sheets that are classified as short term (less than one year).

At lease inception, the Company determines the lease term by considering the minimum lease term and all optional renewal periods that the Company is reasonably certain to renew. The lease term is also used to calculate straight-line rent expense. The depreciable life of leasehold improvements is limited by the estimated lease term, including renewals if they are reasonably certain to be renewed. The Company’s leases do not contain residual value guarantees or material variable lease payments that will impact the Company’s ability to pay dividends or cause the Company to incur additional expenses.

Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line basis, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variable lease expense are included in other operating expenses on the Company’s consolidated statements of income. The Company’s variable lease expense includes rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease.

The Company has elected to treat property leases that include both lease and non-lease components as a single component and account for it as a lease.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

Long-lived asset impairment:

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2024 and 2023.

Restricted stock:

Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stock are required investments for institutions that are members of the FRB and FHLB systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed assets held for sale:

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs incurred subsequent to acquisition relating to development and improvement of the property are capitalized up to fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Bank owned life insurance:

The Company purchases life insurance policies on certain key executives and records purchases at an amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

Intangible assets:

Intangible assets consist of goodwill and core deposit intangible assets that result from business combinations. Goodwill represents the excess of the purchase price over the fair value of net assets acquired that is allocated to the appropriate reporting unit when acquired. Core deposit intangible asset represent the future earnings potential of acquired deposit relationships that are amortized over their remaining useful lives.

An interim analysis of goodwill is performed quarterly, and goodwill is tested for impairment annually, on December 31, or more frequently if events or circumstances indicate there may be impairment. The Company has one reporting unit, Commercial Bank. If the Company elects to perform a qualitative assessment, it evaluates factors such as macroeconomic conditions, industry and market considerations, overall financial performance, changes in stock price, and progress towards stated objectives in determining if it is more likely than not that the fair value of their reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of our reporting unit is less than its carrying amount, a quantitative test is performed; otherwise, no further testing is required. The quantitative test consists of comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. If the carrying amount of the reporting unit is greater than its calculated fair value, a goodwill impairment charge is recognized for the difference.

Management has concluded that there was no goodwill impairment for 2024 and 2023.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

Derivatives:

Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.

For asset/liability management purposes, the Company uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate cash flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.

The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a cash flow hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Those derivative financial instruments that do not meet specified hedging criteria are recorded at fair value with changes in fair value recorded in income. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivative contracts would be closed out and settled, or classified as a trading activity.

Transfers of financial assets:

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (l) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income taxes:

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Management performs an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. Management has performed its evaluation of all income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard. Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax positions in the accompanying financial statements.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, the state of Tennessee, the state of Kentucky and state of Noth Carolina. The Company is no longer subject to U.S. federal income tax examinations by tax authorities of years before 2021. The State of Tennessee has a statute of limitations of four years as does the State of Kentucky; therefore, the Company’s 2020 through 2023 franchise and excise tax returns remain subject to examination.

The Company files consolidated income tax returns with its subsidiary.

Advertising costs:

The Company follows the policy of charging the costs for advertising to expense as incurred. Advertising expense charged to operations was $298,750 and $319,969 for the years ended December 31, 2024 and 2023, respectively.

Comprehensive income:

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized gains and losses on available-for-sale securities.

Revenue from contracts with customers:

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. Following is a discussion of key revenues within the scope of Topic 606:

Customer service fees:    Revenue from customer service charges is earned through account servicing, overdraft, non-sufficient funds, and other deposit-related services. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at point in time for transaction-related services and fees. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Net realized gains on sale of foreclosed assets:    Net realized gains on sales of foreclosed assets is recognized when the buyer obtains control, which generally occurs at the time of an executed deed. The Company believes this criterion is met when the buyer closes on the property and the Company has no other performance obligations.

Net gains on sale of premise and equipment:    Net realized gains on sales of premise and equipment is recognized when the buyer obtains control, which generally occurs at the time the of an executed deed or transfer of title. The Company believes this criterion is met when the buyer closes on the property or equipment and the Company has no other performance obligations.

ATM/debit card fees:    ATM fees represent charges to customers for transactions completed at the Bank’s ATMs or through third-party ATMs, including cash withdrawals, balance inquiries, and other ATM-related services. The Bank recognizes revenue from ATM fees at the point in time when the customer completes the transaction, which is the point when the Bank satisfies its performance obligation. For each debit card transaction, the Bank charges a fee, typically a fixed amount, which is recognized as revenue upon the completion of the transaction. The performance obligation is considered satisfied when the transaction is processed and the requested service is provided to the customer.

Other Income:    The other income includes insurance commissions, letter of credit fee, management fee income, safe deposit box rent, investments services income, rental income and miscellaneous income. The Bank recognizes the revenue at point in time as these are transaction-related services except for rental income which is recognized over time due to the monthly cycle.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 1.    Summary of Significant Accounting Policies (cont.)

Reclassifications:

Certain reclassifications have been made to the 2023 consolidated financial statements to conform to the December 31, 2024 consolidated financial statement presentation.

Adoption of new accounting standards:

Segment Reporting:

The Company adopted Accounting Standards Update 2023-07 “Segment Reporting (Topic 280) — Improvement to Reportable Segment Disclosures” on January 1, 2024. The Company has determined that all of its banking divisions and subsidiaries meet the aggregation criteria of ASC 280, Segment Reporting, as its current operating model is structured whereby banking divisions and subsidiaries serve a similar base of primarily commercial clients utilizing a company-wide offering of similar products and services managed through similar processes and platforms that are collectively reviewed by the Company’s Chief Executive Officer, who has been identified as the chief operating decision maker (“CODM”).

The CODM regularly assesses performance of the aggregated single operating and reporting segment and decides how to allocate resources based on net income calculated on the same basis as is net income reported in the Company’s consolidated statements of income and other comprehensive income. The CODM is also regularly provided with expense information at a level consistent with that disclosed in the Company’s consolidated statements of income and other comprehensive income.

Newly issued accounting standards updates:

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures:

This ASU requires public business entities to disclose additional information in specified categories with respect to the reconciliation of the effective tax rate to the statutory rate (the rate reconciliation) for federal, state, and foreign income taxes. It also requires greater detail about individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a specified threshold. The amendments are effective for annual periods beginning after December 15, 2024. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact of this standard as well as the impact to the financial statements and disclosures.

ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses:

This ASU improves financial reporting and responds to investor input by requiring public business entities to disclose, in interim and annual reporting periods, additional information about certain expenses in the notes to the financial statements. These amendments are effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this standard as well as the impact to the financial statements and disclosures.

Note 2.    Business Combination

On May 31, 2023, the Company acquired 76.83% of the outstanding common shares of AB&T Financial Corporation and, therefore, its wholly owned subsidiary Alliance Bank and Trust in exchange for $23,780,497. Results of operations were included in the Company’s results beginning June 1, 2023.

Goodwill of $7,771,389 arising from the acquisition consisted largely of synergies and the cost savings resulting from the combining of the operations of the companies.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 2.    Business Combination (cont.)

The following table summarized the consideration paid for AB&T Financial Corporation and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration
Fair value of total consideration transferred	$23,780,497

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$31,753,045
Securities available-for-sale	14,668,100
Loans, net of deferred fees and costs(1)	185,539,138
Premises and equipment	6,554,737
Core deposit intangible	5,550,000
Other assets	3,953,900
Total assets acquired	248,018,920

Deposits	222,714,725
Other liabilities	4,466,222
Less: non-controlling interest	4,828,865
Total liabilities assumed	232,009,812
Total identifiable net assets	16,009,108
Goodwill	$7,771,389

____________

(1)      Loans consisted of purchased credit deteriorated loans having a carrying value of $17,273,612 and fair value of $16,394,789 as of the date of acquisition. The ACL recorded as of the date of acquisition was $357,571 and the non-credit discount was $878,823.

Supplemental Pro Forma information:

The table below presents supplemental pro forma information as if the AB&T Financial Corporation acquisition had occurred at the beginning of the earliest period presented, which was January 1, 2023. The unaudited pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transactions been effected on the assumed dates.

December 31, 2023
Net interest income	$76,571,348
Net income	$32,634,260

Correction of an error:

We corrected the following errors related to the amounts reported in previously issued financial statements for the period December 31, 2023 as presented in the Annual Report. These corrections resulted in the restatement of certain financial information disclosed within the financial statements and related footnotes.

The Company identified an error in the accounting for its acquisition of AB&T Financial Corporation, resulting in the incorrect recognition of goodwill. The error stemmed from an incorrect valuation of the assets and liabilities of AB&T Financial Corporation. As a result, the table summarized in Note 2 — Business Combination have been restated.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 2.    Business Combination (cont.)

The table below summarizes the effects of the restatement on the Company’s disclosure relating to the aforementioned footnote.

	As previously reported	As restated
Consideration
Fair value of total consideration transferred	$23,635,655	$23,780,497

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	31,753,045	31,753,045
Securities available-for-sale	14,668,100	14,668,100
Loans	189,880,732	185,539,138
Premises and equipment, net	9,952,206	6,554,737
Core deposit intangibles	3,3,44,592	5,550,000
Other assets	1,477,885	3,953,900
Total assets acquired	251,076,560	248,018,920

Deposits	222,972,810	222,714,725
Non-controlling interest	7,123,920	4,828,865
Other liabilities	2,885,516	4,466,222
Total liabilities assumed	232,982,246	232,009,812
Total identifiable net assets	$18,094,314	$16,009,108
Goodwill	$5,541,341	$7,771,389

The net effect on 2023 net income due to changes in the initial purchase accounting are as follows:

Interest and dividend income
Loans, including fees	$1,050,922
Interest expense, deposits	(761,801)
Provision for credit losses	(2,068,313)
Depreciation and amortization	26,804
Provision for income taxes	388,832
Cumulative effect in retained earnings	$(1,363,556)

Note 3.    Restriction on Cash and Due from Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. As of December 31, 2024 and December 31, 2023, there was no reserve requirement since the Federal Reserve lowered the reserve rate to 0% for both years.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 4.    Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	December 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale securities:
U.S. Government and federal agency	$15,276,583	$—	$(7,938)	$15,268,645
U.S. Government-sponsored enterprises (GSEs)	55,792	—	(263)	55,529
Mortgage-backed:
GSE residential	17,084,785	7,733	(949,087)	16,143,431
State and political subdivisions	17,253,763	144	(783,896)	16,470,011
	$49,670,923	$7,877	$(1,741,184)	$47,937,616
	December 31, 2023
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale securities:
U.S. Government and federal agency	$15,060,360	$—	$(21,415)	$15,038,945
U.S. Government-sponsored enterprises (GSEs)	849,307	4,943	(4,326)	849,924
Mortgage-backed:
GSE residential	22,164,494	3,170	(2,277,039)	19,890,625
State and political subdivisions	16,815,269	5,149	(558,514)	16,261,904
	$54,889,430	$13,262	$(2,861,294)	$52,041,398
	December 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Held-to-maturity securities:
U.S. Government and federal agency	$87,467,213	$—	$(3,027,363)	$84,439,850
U.S. Government-sponsored enterprises (GSEs)	19,270,853	—	(711,256)	18,559,597
Mortgage-backed:
GSE residential	19,030,532	—	(3,166,401)	15,864,131
State and political subdivisions	2,448,356	—	(269,776)	2,178,580
	$128,216,954	$—	$(7,174,796)	$121,042,158

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 4.    Securities (cont.)

	December 31, 2023
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Held-to-maturity securities:
U.S. Government and federal agency	$104,740,556	$—	$(6,228,669)	$98,511,887
U.S. Government-sponsored enterprises (GSEs)	32,684,099	—	(1,115,659)	31,568,440
Mortgage-backed:
GSE residential	18,507,509	—	(3,113,267)	15,394,242
State and political subdivisions	2,699,432	249	(302,232)	2,397,449
	$158,631,596	$249	$(10,759,827)	$147,872,018

The Company uses a systematic methodology to determine its ACL for debt securities held-to-maturity considering the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the portfolio. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the held-to-maturity portfolio. The Company monitors the held-to-maturity portfolio on a quarterly basis to determine whether a valuation account would need to be recorded. Based on management’s review, the Company’s held-to-maturity securities have no expected credit losses and no related allowance for credit losses has been established.

U.S. Government sponsored enterprises include entities such as Federal Nation Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks.

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2024, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Within one year	$18,064,300	$18,033,434	$65,647,991	$64,498,340
One to five years	8,703,994	8,390,730	43,538,430	40,679,688
Five to ten years	4,416,840	4,086,725	—	—
After ten years	1,401,004	1,283,296	—	—
Mortgage-backed securities	17,084,785	16,143,431	19,030,532	15,864,131
Totals	$49,670,923	$47,937,616	$128,216,953	$121,042,159

The market value of securities pledged as collateral, to secure public deposits and for other purposes, was $168,979,774 and $142,668,212 at December 31, 2024 and 2023, respectively.

The book value of securities sold under agreements to repurchase amounted to $3,391,565 and $6,046,531 and at December 31, 2024 and 2023, respectively.

There were no sales of available-for-sale securities during the year ended December 31, 2024 and 2023.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 4.    Securities (cont.)

The following tables show the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position on December 31, 2024 and December 31, 2023.

	December 31, 2024
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale Securities
U.S. Government and federal agency	$15,268,645	$(7,938)	$—	$—	$15,268,645	$(7,938)
U.S. Government sponsored enterprises (GSEs)	40,442	(175)	15,087	(88)	55,529	(263)
Mortgage-backed:
GSE residential	4,146,548	(34,750)	9,147,669	(914,337)	13,294,217	(949,087)
State and political subdivisions	1,400,048	(81,299)	15,034,961	(702,597)	16,435,009	(783,896)
Total	$20,855,604	$(124,162)	$24,197,717	$(1,617,022)	$45,053,321	$(1,741,184)
	December 31, 2023
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale Securities
U.S. Government and federal agency	$15,038,945	$(21,415)	$—	$—	$15,038,945	$(21,415)
U.S. Government sponsored enterprises (GSEs)	222,370	(1,113)	298,320	(3,213)	520,690	(4,326)
Mortgage-backed:
GSE residential	36,094	(351)	19,431,215	(2,276,688)	19,467,309	(2,277,039)
State and political subdivisions	3,194,845	(53,704)	12,187,068	(504,810)	15,381,913	(558,514)
Total	$18,492,254	$(76,583)	$31,916,603	$(2,784,711)	$50,408,857	$(2,861,294)

As of December 31, 2024, the Company had 128 securities in an unrealized loss position. No ACL has been recognized on any securities in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. This is based upon an analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to available for sale securities and in consideration of historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, the Company does not have the intent to sell any of the securities classified in the tables above and believes that it is more likely than not that they will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses

Portfolio segmentation:

At December 31, 2024 and 2023, the Company’s loans consist of the following:

	2024	2023
Real estate secured:
Commercial	$1,006,206,845	$894,265,037
Construction and land development	199,799,772	186,764,041
Residential	369,308,057	359,013,872
Other	16,815,790	16,850,403
Total real estate secured	1,592,130,464	1,456,893,353

Commercial	201,593,312	220,826,912
Consumer	15,213,998	16,707,142
Other	6,744,117	1,867,728
Total loans	1,815,681,891	1,696,295,135
Less
Net deferred loan fees, premiums and discounts	8,684,887	9,813,103
Allowance for credit losses	18,205,421	16,635,663
Net loans	$1,788,791,583	$1,669,846,369

For purposes of the disclosures, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are four loan portfolio segments that include real estate secured, commercial, consumer and other loans. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Classes within the real estate secured portfolio segment include commercial, construction and land development, residential, and other. Commercial, consumer and other loans are a class in itself.

Risk characteristics relevant to each portfolio segment and class are as follows:

Commercial real estate:    Commercial real estate loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms and type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner-occupied loans. Non-owner-occupied commercial real estate loans are loans secured by multifamily and commercial properties where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from third party, nonaffiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. These loans are made to finance income-producing properties such as apartment buildings, office and industrial buildings, and retail properties. Owner-occupied commercial real estate loans are loans where the primary source of repayment is the cash flow from the ongoing operations and business activities conducted by the party, or affiliate of the party, who owns the property.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

Construction and land development:    Loans for non-owner-occupied real estate construction or land development are generally repaid through cash flow related to the operation, sale or refinance of the property. The Company also finances construction loans for owner-occupied properties. A portion of the Company’s construction and land portfolio segment is comprised of loans secured by residential product types (residential land and single-family construction). With respect to construction loans to developers and builders that are secured by non-owner-occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, market sales activity, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential real estate:    Residential real estate loans represent loans to consumers or investors to finance a residence. These loans are typically financed on 15 to 30 year amortization terms, but generally with shorter maturities of 5 to 15 years. Many of these loans are extended to borrowers to finance their primary or secondary residence. Loans to an investor secured by a 1-4 family residence will be repaid from either the rental income from the property or from the sale of the property. This loan segment also includes home equity loans which are secured by a first or second mortgage on the borrower’s residence. This allows customers to borrow against the equity in their home. Loans in this portfolio segment are underwritten and approved based on a number of credit quality criteria including limits on maximum Loan-to-Value (LTV), minimum credit scores, a maximum debt to income. Real estate market values as of the time the loan is made directly affect the amount of credit extended and, in addition, changes in these residential property values impact the depth of potential losses in this portfolio segment.

Commercial:    The commercial loan portfolio segment includes commercial loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases or other expansion projects. Collection risk in this portfolio segment is driven by the creditworthiness of underlying borrowers, particularly cash flow from customers’ business operations. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer:    The consumer loan portfolio segment includes non-real estate secured direct loans to consumers for household, family, and other personal expenditures. Consumer loans may be secured or unsecured and are usually structured with short- or medium-term maturities. These loans are underwritten and approved based on a number of consumer credit quality criteria including limits on maximum LTV on secured consumer loans, minimum credit scores, and maximum debt to income. Many traditional forms of consumer installment credit have standard monthly payments and fixed repayment schedules of one to five years. These loans are made with either fixed or variable interest rates that are based on various indices. Installment loans fill a variety of needs, such as financing the purchase of an automobile, a boat, a recreational vehicle, or other large personal items, or for consolidating debt. These loans may be unsecured or secured by an assignment of title, as in an automobile loan, or by money

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

in a bank account. In addition to consumer installment loans, this portfolio segment also includes secured and unsecured personal lines of credit as well as overdraft protection lines. Loans in this portfolio segment are sensitive to unemployment and other key consumer economic measures.

Other:    The other loan portfolio segment primarily consists of tax-exempt commercial loans, undisbursed loans of all types, and unpaid overdrafts on deposit accounts.

Allowance for credit losses on loans:

The allowance for credit losses represents an allowance for expected losses over the remaining contractual life of the assets. The contractual term does not consider extensions, renewals or modifications. The Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio.

The following tables detail activity in the allowance for credit losses by portfolio segment for the period ended December 31, 2024 and 2023. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

As of December 31, 2024 (Dollars are in thousands)	Beginning balance	Charge offs	Recoveries	Provision	Ending balance
Real estate secured:
Commercial	$8,243	$(49)	$75	$2,111	$10,380
Construction and land development	2,019	—	—	221	2,240
Residential	3,449	(52)	9	65	3,471
Other	56	—	—	(55)	1
Total real estate secured	13,767	(101)	84	2,342	16,092
Commercial	2,164	(177)	54	(265)	1,776
Consumer	439	(151)	32	18	338
Other	265	—	—	(266)	(1)
Total loans	$16,635	$(429)	$170	$1,829	$18,205
As of December 31, 2023 (Dollars are in thousands)	Beginning balance	Charge offs	Recoveries	Provision	Ending balance
Real estate secured:
Commercial	$5,652	$—	$—	$2,591	$8,243
Construction and land development	1,849	(30)	36	164	2,019
Residential	2,536	—	—	913	3,449
Other	4	—	—	52	56
Total real estate secured	10,041	(30)	36	3,720	13,767
Commercial	1,584	(9)	8	581	2,164
Consumer	377	(147)	55	154	439
Other	1,446	—	—	(1,181)	265
Total loans	$13,448	$(186)	$99	$3,274	$16,635

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

Credit quality indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually to classify the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $250,000 and non-homogeneous loans, such as commercial real estate loans. This analysis is performed on an annual basis.

The Company uses the following definitions for risk ratings:

Pass — Loans in this category are considered to have a low likelihood of loss based on relevant information analyzed about the ability of the borrowers to service their debt and other factors.

Special Mention — Loans in this category are currently protected but are potentially weak, including adverse trends in the borrower’s operations, credit quality or financial strength. Those loans constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances. Special mention loans have potential weaknesses which may, if not checked or corrected, weaken the loan or inadequately protect the Company’s credit position at some future date.

Substandard — A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard, plus the added characteristic that the weaknesses make the collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.

Loss — Loans classified as loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of December 31, 2024:

	2024	2023	2022	2021	2020	Prior	Revolving loans	Revolving to term loans	Total
Real estate secured:
Commercial
Pass	$74,062,572	$134,177,320	$281,634,276	$200,968,090	$48,180,246	$251,402,010	$11,687,742	$—	$1,002,112,256
Special mention	—	—	217,387	2,554,211	255,730	578,113	—	—	3,605,441
Substandard	—	—	131,353	—	45,110	312,685	—	—	489,148
Doubtful	—	—	—	—	—	—	—	—	—
Total Commercial	$74,062,572	$134,177,320	$281,983,016	$203,522,301	$48,481,086	$252,292,808	$11,687,742	$—	$1,006,206,845
Current period gross charge-offs	$—	$—	$—	$—	$—	$48,560	$—	$—	$48,560

Construction and land development
Pass	$49,718,279	$57,789,669	$22,765,767	$16,986,717	$11,053,291	$5,665,441	$35,118,777	$—	$199,097,941
Special mention	—	—	—	—	407,846	293,985	—	—	701,831
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total construction and land development	$49,718,279	$57,789,669	$22,765,767	$16,986,717	$11,461,137	$5,959,426	$35,118,777	$—	$199,799,772
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential
Pass	$26,437,836	$36,617,917	$64,512,640	$44,308,505	$40,298,138	$112,643,931	$39,132,829	$—	$363,951,796
Special mention	—	—	—	—	—	720,903	144,380	—	865,283
Substandard	491,732	74,062	515,481	—	54,639	3,355,064	—	—	4,490,978
Doubtful	—	—	—	—	—	—	—	—	—
Total residential	$26,929,568	$36,691,979	$65,028,121	$44,308,505	$40,352,777	$116,719,898	$39,277,209	$—	$369,308,057
Current period gross charge-offs	$—	$—	$—	$4,143	$—	$48,361	$—	$—	$52,504

Other
Pass	$222,509	$2,295,430	$1,603,658	$239,878	$299,467	$10,861,737	$1,293,111	$—	$16,815,790
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total other	$222,509	$2,295,430	$1,603,658	$239,878	$299,467	$10,861,737	$1,293,111	$—	$16,815,790
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total real estate loans	$150,932,928	$230,954,398	$371,380,562	$265,057,401	$100,594,467	$385,833,869	$87,376,839	$—	$1,592,130,464
Total real estate loans – current period gross charge-offs	$—	$—	$—	$4,143	$—	$96,921	$—	$—	$101,064

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

	2024	2023	2022	2021	2020	Prior	Revolving loans	Revolving to term loans	Total
Non-real estate secured
Commercial
Pass	$28,531,060	$53,548,762	$29,932,635	$12,926,112	$15,174,653	$12,004,986	$48,857,733	$—	$200,975,951
Special mention	—	543,282	—	—	—	—	—	—	543,282
Substandard	—	21,458	—	36,405	—	16,216	—	—	74,079
Doubtful	—	—	—	—	—	—	—	—	—
Total commercial	$28,531,060	$54,113,502	$29,932,635	$12,962,527	$15,174,653	$12,021,202	$48,857,733	$—	$201,593,312
Current period gross charge-offs	$—	$—	$—	$73,978	$173	$102,504	$—	$—	$176,655

Consumer
Pass	$9,345,126	$2,771,310	$1,066,679	$633,186	$387,000	$351,779	$603,554	$—	$15,158,614
Special mention	—	—	—	—	7,810	—	—	—	7,810
Substandard	642	17,420	22,641	—	—	6,871	—	—	47,574
Doubtful	—	—	—	—	—	—	—	—	—
Total consumer	$9,345,768	$2,788,730	$1,089,320	$633,186	$394,810	$358,650	$603,554	$—	$15,213,998
Current period gross charge-offs	$54,554	$16,651	$25,950	$363	$53,298	$—	$—	$—	$150,816

Other
Pass	$5,036,024	$1,292,956	$—	$—	$—	$165,595	$249,542	$—	$6,744,117
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total others	$5,036,024	$1,292,956	$—	$—	$—	$165,595	$249,542	$—	$6,744,117
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total loans	$193,845,779	$289,149,586	$402,402,517	$278,653,114	$116,163,930	$398,379,316	$137,087,648	$—	$1,815,681,890
Total current period gross charge-offs	$54,554	$16,651	$25,950	$78,484	$53,471	$199,425	$—	$—	$428,535

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of December 31, 2023:

	2023	2022	2021	2020	2019	Prior	Revolving loans	Revolving to term loans	Total
Real estate secured:
Commercial
Pass	$106,064,739	$204,532,008	$222,336,104	$54,996,615	$95,298,426	$198,988,094	$10,041,542	$—	$892,257,528
Special mention	—	218,975	—	—	—	1,090,467	—	—	1,309,442
Substandard	—	—	8,178	127,120	490,427	72,342	—	—	698,067
Doubtful	—	—	—	—	—	—	—	—	—
Total Commercial	$106,064,739	$204,750,983	$222,344,282	$55,123,735	$95,788,853	$200,150,903	$10,041,542	$—	$894,265,037
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Construction and land development
Pass	$49,803,473	$57,662,462	$18,916,334	$19,426,689	$1,055,569	$6,438,662	$33,053,006	$—	$186,356,195
Special mention	—	—	—	407,846	—	—	—	—	407,846
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total construction and land development	$49,803,473	$57,662,462	$18,916,334	$19,834,535	$1,055,569	$6,438,662	$33,053,006	$—	$186,764,041
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Residential
Pass	$29,344,887	$66,630,088	$48,452,944	$44,221,075	$25,876,650	$110,036,084	$29,153,512	$—	$353,715,240
Special mention	—	—	—	144,802	319,223	538,573	—	—	1,002,598
Substandard	—	218,130	41,217	346,005	174,674	3,407,854	108,154	—	4,296,034
Doubtful	—	—	—	—	—	—	—	—	—
Total residential	$29,344,887	$66,848,218	$48,494,161	$44,711,882	$26,370,547	$113,982,511	$29,261,666	$—	$359,013,872
Current period gross charge-offs	$—	$—	$—	$3,487	$—	$26,656	$—	$—	$30,143
Other
Pass	$2,838,902	$2,260,134	$—	$250,743	$311,689	$11,138,935	$50,000	$—	$16,850,403
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total other	$2,838,902	$2,260,134	$—	$250,743	$311,689	$11,138,935	$50,000	$—	$16,850,403

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

	2023	2022	2021	2020	2019	Prior	Revolving loans	Revolving to term loans	Total
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total real estate loans	$188,052,001	$331,521,797	$289,754,777	$119,920,895	$123,526,658	$331,711,011	$72,406,214	$—	$1,456,893,353
Total real estate loans – current period gross charge-offs	$—	$—	$—	$3,487	$—	$26,656	$—	$—	$30,143

Non-real estate secured
Commercial
Pass	$68,232,340	$35,996,362	$25,038,361	$19,345,643	$8,025,082	$10,213,001	$53,805,738	$—	$220,656,527
Special mention	—	—	—	—	15,135	—	—	—	15,135
Substandard	18,498	—	86,871	35,367	—	14,514	—	—	155,250
Doubtful	—	—	—	—	—	—	—	—	—
Total commercial	$68,250,838	$35,996,362	$25,125,232	$19,381,010	$8,040,217	$10,227,515	$53,805,738	$—	$220,826,912
Current period gross charge-offs	$—	$—	$—	$7,000	$—	$1,502	$—	$—	$8,502

Consumer
Pass	$9,185,829	$3,022,950	$1,433,345	$736,719	$685,509	$685,194	$861,263	$—	$16,610,809
Special mention	3,311	—	—	11,518	—	—	—	—	14,829
Substandard	6,168	—	27,962	47,374	—	—	—	—	81,504
Doubtful	—	—	—	—	—	—	—	—	—
Total consumer	$9,195,308	$3,022,950	$1,461,307	$795,611	$685,509	$685,194	$861,263	$—	$16,707,142
Current period gross charge-offs	$49,647	$22,184	$33,427	$4,967	$12,306	$24,809	$—	$—	$147,340

Other
Pass	$1,423,654	$174,169	$—	$—	$1,011	$214,270	$55,635	$—	$1,867,728
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total others	$1,423,654	$174,169	$—	$—	$1,011	$214,270	$55,635	$—	$1,867,728
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total loans	$266,921,801	$370,715,278	$316,341,316	$140,097,516	$132,252,384	$342,837,990	$127,128,850	$—	$1,696,295,135
Total current period gross charge-offs	$49,647	$22,184	$33,427	$15,454	$12,306	$52,967	$—	$—	$185,985

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

There were no loans classified in the Loss category as of December 31, 2024 and 2023. There were no revolving loans converted to term as of December 31, 2024 and 2023.

Nonaccrual and past due loans:

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. The Company’s loan policy states that a nonaccrual loan may be returned to accrual status when (i) none of its principal and interest is due and unpaid, and the Company expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment. Past due loans are accruing loans whose principal or interest is past due 30 days or more.

The following table is a summary of the Company’s nonaccrual loans by major categories for the period indicated:

	December 31, 2024
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate secured:
Commercial	$444,038	$—	$444,038
Construction and land development	6,094	—	6,094
Residential	4,185,489	305,489	4,490,978
Other	—	—	—
Total real estate secured loans	4,635,621	305,489	4,941,110
Commercial	74,078	—	74,078
Consumer	43,824	—	43,824
Other	—	—	—
Total loans	$4,753,523	$305,489	$5,059,012
	December 31, 2023
	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real estate secured:
Commercial	$643,030	$—	$643,030
Construction and land development	—	—	—
Residential	3,699,209	307,713	4,006,922
Other	—	—	—
Total real estate secured loans	4,342,239	307,713	4,649,952
Commercial	155,251	—	155,251
Consumer	83,162	—	83,162
Other	—	—	—
Total loans	$4,580,652	$307,713	$4,888,365

There was no interest income recognized on nonaccrual loans during the years ended December 31, 2024 or 2023.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

Aging analysis:

The following table presents an aging analysis of past due loans by category as of period indicated below:

As of December 31, 2024	Loans 30-59 days past due	Loans 60-89 days past due	Accruing loans 90 or more days past due	Nonaccrual loans	Total noncurrent loans	Current loans	Total loans
Real estate secured: Commercial	$426,560	$—	$—	$444,038	$870,598	$1,005,336,247	$1,006,206,845
Construction and land development	211,228	27,149	—	6,094	244,471	199,555,301	199,799,772
Residential	5,346,415	658,875	—	4,490,978	10,496,268	358,811,789	369,308,057
Other	—	—	—	—	—	16,815,790	16,815,790
Total real estate secured	5,984,203	686,024	—	4,941,110	11,611,337	1,580,519,127	1,592,130,464
Commercial	111,514	306,153	—	74,078	491,746	201,101,566	201,593,312
Consumer	114,427	3,118	2,202	43,824	163,570	15,050,427	15,213,998
Other	—	—	—	—	—	6,744,117	6,744,117
Total loans	$6,210,144	$995,295	$2,202	$5,059,012	$12,266,653	$1,803,415,238	$1,815,681,891
As of December 31, 2023	Loans 30-59 days past due	Loans 60-89 days past due	Accruing loans 90 or more days past due	Nonaccrual loans	Total noncurrent loans	Current loans	Total loans
Real estate secured: Commercial	$813,447	$216,170	$160,781	$643,030	$1,833,428	$892,431,609	$894,265,037
Construction and land development	431,437	—	—	—	431,437	186,332,604	186,764,041
Residential	2,007,818	359,650	180,753	4,006,922	6,555,143	352,458,729	359,013,872
Other	—	—	—	—	—	16,850,403	16,850,403
Total real estate secured	3,252,702	575,820	341,534	4,649,952	8,820,008	1,448,073,345	1,456,893,353
Commercial	66,959	165,378	—	155,251	387,588	220,439,324	220,826,912
Consumer	56,774	22,007	—	83,162	161,943	16,545,199	16,707,142
Other	—	—	—	—	—	1,867,728	1,867,728
Total loans	$3,376,435	$763,205	$341,534	$4,888,365	$9,369,539	$1,686,925,596	$1,696,295,135

Collateral-dependent loans:

Collateral-dependent loans are loans where repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. If the Company determines that foreclosure is probable, these loans are written down to the lower of cost or collateral value less estimated costs to sell. When repayment is expected to be from the operation of the collateral, the allowance for credit losses is calculated as the amount by which the amortized cost basis of the financial asset exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the allowance for credit loss as the amount by which the amortized cost basis of the financial asset exceeded the estimated fair value of the collateral. The following table provides a summary of Collateral-dependent loans by collateral type as of December 31, 2024 and 2023.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 5.    Loans and Allowance for Credit Losses (cont.)

Collateral type	2024	2023
Single Family Residence	$1,721,316	$2,354,720
Country club	—	537,286
Commercial Real Estate	255,730	1,081,228
Commercial Vehicles	—	34,551
Land	293,985	—
	$2,271,031	$4,007,785

The carrying amount of purchased credit deteriorated loans at December 31, 2024 and 2023 are as follows:

	2024	2023
Real estate secured:
Commercial	$5,038,501	$5,974,726
Construction and land development	2,383,036	2,124,813
Residential	1,768,090	2,096,963
Other	—	—
Total real estate secured	9,189,627	10,196,502
Commercial	5,206,784	5,094,554
Consumer	7,810	159,335
Other	—	—
Total loans	$14,404,221	$15,450,391

Modifications to borrowers experiencing financial difficulty:

The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of the modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the allowance for credit losses with a corresponding reduction in the amortized cost basis of the loan. A modified loan is tracked for at least 12 months following the modifications granted.

At December 31, 2024 and 2023, loans modified to borrowers experiencing financial difficulty during the year were immaterial. The Company has no unfunded commitments to borrowers experiencing financial difficulty for which the Company has modified their loans at December 31, 2024 and 2023.

Unfunded commitments:

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e., commitment cannot be cancelled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $70,000 at December 31, 2024 and 2023, respectively, is separately classified on the consolidated balance sheet within other liabilities

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 6.    Premises and Equipment

	2024	2023
Land and land improvements	$17,350,753	$15,477,576
Buildings and improvements	47,159,512	47,454,497
Furniture, fixtures and equipment	13,557,620	14,349,442
Construction in progress	459,288	6,338,476
	78,527,173	83,619,991
Less: Accumulated depreciation	(28,238,795)	(31,356,124)
Total	$50,288,378	$52,263,867

Depreciation expense, included in depreciation and amortization on the consolidated statements of income, for the years ended December 31, 2024, and 2023 amounted to $2,301,828 and $2,115,620, respectively.

Construction in progress includes capital expenditures for branch renovations and construction of a new branch. Branch renovations are substantially complete and estimated costs to complete are insignificant. Estimated cost to complete the new branch cannot be reasonably estimated as construction has not been started as information necessary for construction bids has not been completed.

Note 7.    Other Intangible Assets

Goodwill:

The change in goodwill during the year is as follows:

	2024	2023
Beginning of year	$8,510,852	$739,463
Acquired goodwill	—	7,771,389
Adjustments	3,240	—
End of year	$8,514,092	$8,510,852

Core Deposit Intangibles (CDI):

The carrying basis and accumulated amortization of core deposit intangibles at December 31 were:

	2024	2023
Gross balance	$13,061,936	$13,061,936
Accumulated amortization	7,632,399	5,429,537
Carrying amount	$5,824,968	$7,632,399

The change in core deposit intangibles during the year is as follows:

	2024	2023
Beginning of year	$7,632,399	$3,527,525
Acquired CDI	—	5,550,000
Amortization	(1,807,431)	(1,445,126)
End of year	$5,824,968	$7,632,399

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 7.    Other Intangible Assets (cont.)

The estimated amortization expense of CDI for each of the following five years and thereafter is:

2025	$1,573,231
2026	1,412,133
2027	963,171
2028	784,729
2029	435,744
Thereafter	655,960
Total	$5,824,968

Note 8.    Time Deposits

Time deposits in denominations of $250,000 or more were $94,566,467 and $78,198,003 on December 31, 2024 and December 31, 2023, respectively. Brokered deposits were $174,918,000 and $160,521,000 on December 31, 2024 and December 31, 2023, respectively.

At December 31, 2024, the scheduled maturities of time deposits are as follows:

2025	$480,867,539
2026	78,946,829
2027	6,742,649
2028	3,046,526
2029	3,451,421
Thereafter	3,446,271
$576,501,235

Note 9.    Short-Term Borrowings

Short-term borrowings included the following at December 31:

	2024	2023
Securities sold under repurchase agreements	$3,391,566	$6,046,531

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are typically secured by investment securities with fair values exceeding the total balance of the agreement and such collateral is held by the Company. The weighted average rate at December 31, 2024 and 2023 was 3.27% and 2.26%, respectively. The maximum amount of outstanding agreements at any month end during December 31, 2024 and 2023 totaled $6,046,056 and $7,791,668, respectively, and the monthly average of such agreements totaled $4,519,370 and $6,636,022 for December 31, 2024 and 2023, respectively, with an average rate paid of 3.53% and 2.29%, respectively.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 10.    Long-Term Debt

FHLB advances and notes payable consisted of the following components:

	2024	2023
Federal Home Loan Bank advances, principal and interest payments of at fixed interest rates from 0.69% to 5.33%	$65,580,576	$99,030,851
Notes payable to Community Trust, principal and interest payments of $667,000 due quarterly beginning January 27, 2020, at the prime rate, with the balance due January 30, 2035, secured by Commercial Bancgroup, Inc. stock.	21,451,660	22,541,358
Trust Preferred Securities, interest payment due quarterly at SOFR plus 2.4%.	5,507,284	5,368,060
AB&T LOC to Millennium Bank principal and interest payments based on a ten year amortization with the balance due February 2027, at the prime rate.	—	2,500,000
PBD Promissory Note, payment due quarterly at 3.75%, maturing September 2026.	13,233,122	13,776,713
Total	$105,772,642	$143,216,982

The FHLB advances are secured by mortgage loans totaling $591,649,000 at December 31, 2024. The advances, requiring monthly principal and interest payments at fixed interest rates from 0.69% to 5.33%, are subject to restrictions or penalties in the event of prepayment. These advances mature at various dates between 2024 and 2041.

On January 27, 2020, the Company executed a Loan Agreement with Community Trust Bank, Inc., Pikeville, Kentucky, to refinance the existing holding company debt. This loan was for $28,500,000 and is repayable in quarterly principal and interest payments based on a 15-year amortization at Prime Rate, daily adjustable.

The note payable to Community Trust Bank, Inc. requires the Company and the Bank to meet certain covenants on an annual basis. The Company and the Bank were in compliance with all the covenants for the year ended December 31, 2024.

With the acquisition of Citizens Bank on January 2, 2018, the Company assumed Citizens Bank Capital Trust (the “Trust”). The Trust was formed during 2004 as a statutory trust formed under the laws of the state of Delaware and is wholly owned by the Company. In September 2004, the Trust issued variable rate preferred securities with an aggregate liquidation amount of $6,000,000 ($1,000 per preferred security) to a third-party investor. The Company then issued variable rate junior debentures aggregating $6,186,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the preferred securities pay interest and dividends, respectively, on a quarterly basis, at a variable interest rate equal to the three-month SOFR plus 2.40% adjusted quarterly which was 6.89% and 7.76% at December 31, 2024 and December 31, 2023, respectively. These junior subordinated debentures will mature in 2034, at which time the preferred securities can be redeemed. The junior subordinated debentures and preferred securities can be redeemed, in whole or in part, beginning October 7, 2009, at a redemption price of $1,000 per preferred security. The Company has provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the preferred securities in the event of the occurrence of an event of default, as fined in such guarantee. The trust agreement contains provisions that enable the Company to defer making interest payments for a period of up to five years. However, the Company would be restricted from paying dividends on or redeeming its common stock during any deferral.

The face amount of the subordinated debentures at December 31, 2024 and December 31, 2023, is $6,186,000. Unamortized discount is $678,716 and $748,328 at December 31, 2024 and December 31, 2023, respectively.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 10.    Long-Term Debt (cont.)

Aggregate annual maturities of long-term debt at December 31, 2024, are:

Debt
2025	$16,385,247
2026	24,561,313
2027	10,316,512
2028	8,997,096
2029	7,940,232
Thereafter	37,572,242
$105,772,642

Note 11.    Income Taxes

The provision for income taxes includes these components:

	2024	2023
Taxes currently payable
Federal	$9,301,169	$8,318,642
State	725,745	867,382
Deferred income taxes
Federal	(838,604)	(638,092)
State	(302,115)	(67,707)
Income tax expense	$8,886,195	$8,480,225

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

Computed at the statutory rate	$8,520,115	$8,335,393
Increase (decrease) resulting from
State income taxes, net of federal benefit	334,668	631,743
Tax exempt income on loans and securities	(116,015)	(87,264)
Increase in cash surrender value of life insurance	(251,700)	(463,121)
Tax credits	(126,598)	—
Transaction expenses	135,148	26,808
Other	390,577	36,666
Actual tax expense	$8,886,195	$8,480,225

The significant components of deferred tax assets and liabilities as of December 31, 2024 and 2023, are presented below.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 11.    Income Taxes (cont.)

The tax effect of temporary differences related to deferred taxes shown on the balance sheet were:

	2024	2023
Deferred tax assets
Allowance for credit losses	$4,351,118	$3,698,829
Valuation of foreclosed assets	266,128	249,524
Deferred compensation	242,513	263,798
Loan marks	1,193,812	1,588,327
Accrued expenses	449,624	30,433
Deferred loan fees	778,767	729,122
Stock compensation	668,233	116,312
Other	796,889	49,280
Net operating loss	2,661,417	2,401,283
Unrealized losses on available-for-sale securities	542,685	902,488
	11,951,186	10,029,396
Valuation allowance	(1,995,657)	(1,612,042)
Total assets	$9,995,529	$8,417,354

Deferred tax liabilities
Depreciation	$(5,012,260)	$(4,323,156)
FHLB stock dividends	(386,675)	(486,755)
Deposit-based intangibles	(1,493,984)	(1,995,109)
Other	(884,090)	(372,066)
Gain on purchase of bank	(1,099,639)	(1,085979)
Total liabilities	(8,876,648)	(8,263,065)
Net deferred tax asset	$1,078,881	$154,289

The Company has deferred tax assets of and $2,661,417 and $2,401,283 at December 31, 2024 and 2023, respectively, relating to federal net operating loss (NOL) carryforwards from the acquisitions of the National Bank of Tennessee (NBT), Newport, Tennessee, Citizens Bank of New Tazewell (Citizens), New Tazewell, Tennessee, and AB&T Financial Corporation and Alliance Bank & Trust Company (AB&T), Gastonia, North Carolina. Both NOLs are subject to limitation under IRC §382. A portion of the federal NOL generated by NBT and AB&T will expire unused due to §382 limits. A valuation allowance is recorded for the amount that will expire unused. The NOL generated by Citizens is expected to be fully utilized and no valuation allowance is recorded related to the Citizens NOL.

Note 12.    Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 12.    Regulatory Matters (cont.)

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes as of December 31, 2024 and December 31, 2023, that the Banks meets all capital adequacy requirements to which is subject. In addition to these requirements, the Banks are subject to an institution specific capital conservation buffer, which must exceed 2.50%, to avoid limitations on distributions and discretionary bonus payments.

As of December 31, 2024, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Banks’ actual capital amounts and ratios are presented in the table (dollars in thousands).

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024:
Total capital (to risk-weighted assets)	$253,949	13.5%	$150,920	8.0%	$188,650	10.0%

Tier I capital (to risk-weighted assets)	$235,674	12.5%	$113,190	6.0%	$150,920	8.0%

Common equity Tier 1 capital (to risk-weighted assets)	$235,674	12.5%	$84,892	4.5%	$122,622	6.5%

Tier 1 capital (to average assets)	$235,674	10.6%	$89,209	4.0%	$111,511	5.0%

As of December 31, 2023:
Total capital (to risk-weighted assets)
Bank only	$207,918	13.2%	$125,590	8.0%	$156,988	10.0%
AB&T	$26,252	12.1%	$17,368	8.0%	$21,710	10.0%
Tier I capital (to risk-weighted assets)
Bank only	$193,842	12.3%	$94,193	6.0%	$125,590	8.0%
AB&T	$23,622	10.9%	$13,026	6.0%	$17,368	8.0%

Common equity Tier 1 Capital (to risk-weighted assets)
Bank only	$193,842	12.3%	$70,645	4.5%	$102,042	6.5%
AB&T	$23,622	10.9%	$9,770	4.5%	$14,112	6.5%

Tier 1 capital (to average assets)
Bank only	$193,842	10.3%	$75,070	4.0%	$97,837	5.0%
AB&T	$23,622	9.1%	$10,433	4.0%	$13,041	5.0%

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 13.    Related-Party Transactions

At December 31, 2024 and December 31, 2023, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties). The following table summarizes related party loans:

	2024	2023
Loans, beginning of year	$72,534,349	$38,217,919
Advances	3,923,049	33,198,131
Repayments	(2,405,521)	(8,180,844)
Changes in related parties	(4,777,415)	9,299,143
Loans, end of year	$69,274,462	$72,534,349

Deposits from related parties held by the Company at December 31, 2024 and 2023 totaled $26,018,291 and $18,633,104 respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 14.    Employee Benefits

401(k) and deferred compensation plans:

The Bank has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to 50% of their compensation with the Bank matching 100% of the employee’s contribution on the first 2% of the employee’s compensation and 50% on the next 4% contributed by the employee. Employer contributions, including a discretionary profit- sharing contribution, charged to expense for 2024 and 2023 were $570,670 and $456,832, respectively.

Also, the Bank has a deferred compensation agreement with certain active and retired officers. The Bank has recognized a liability for such agreements in the amounts of $943,921 and $1,009,172 for the years ended December 31, 2024 and December 31, 2023, respectively and are included in other liabilities on the consolidated balance sheets. The charge to expense for the agreements was $43,579 and $45,158 for 2024 and 2023.

Stock awards:

The Chief Executive Officer (CEO) was granted 35,937.5 shares of Commercial Bancgroup, Inc. stock in 2024 and 2023. 35,937.5 shares are awarded annually contingent on the CEO employment with the Company as of December 31st of each year. Since the stock is not actively traded, the Company’s best estimate of the fair value of the stock is book value per share as approved by the Company’s board of directors.

In addition, the board of directors approved an award of 107,812.5 shares of Commercial Bancgroup, Inc. stock for the successful acquisition of AB&T. Since the stock is not actively traded, the Company’s best estimate of the fair value of the stock is book value per share as approved by the Company’s board of directors.

Stock compensation expense for these awards was $2,143,530 and $458,623 for 2024 and 2023 respectively.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 15.    Leases

A lease is defined as a contract, or part of a contract, that covers the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. On January 1, 2022 the Company adopted ASU No. 2016-02 Leases (Topic 842) and all subsequent ASUs that modified Topic 842 12-2022. For the Company, Topic 842 primarily affected the accounting treatment for operating lease agreements in which the Company is the lessee.

Lessee accounting:

Substantially all of the leases in which the Company is the lessee are comprised of real estate property for branches and office space with terms extending through 2059. Substantially all leases are classified as operating leases, and therefore, were previously not recognized on the Company’s consolidated balance sheets. With the adoption of Topic 842, operating lease agreements are required to be recognized on the consolidated balance sheets as a right-of-use (“ROU”) asset and a corresponding lease liability. The Company elected to use the optional transition method, which allowed for a modified retrospective method of adoption without restating comparable periods. The Company also elected the relief package of practical expedients for which there is no requirement to reassess existence of leases, their classification, and initial direct costs. The Company also applied the exemption for short-term leases with a term of less than one year and therefore does not recognize a lease liability or right-of-use asset on the balance sheet but instead recognizes lease payments as an expense over the lease term as appropriate.

The following table represents the consolidated balance sheets classification of the Company’s ROU assets and lease liabilities. The Company elected not to include short-term leases (i.e., leases with initial terms of twelve months or less), or equipment leases (deemed immaterial) on the consolidated balance sheets.

Lease	Classification on consolidated balance sheet	December 31, 2024	December 31, 2023
Operating lease
ROU asset	Other assets	$1,530,735	$1,736,006
Operating lease
liability	Other liabilities	$1,541,545	$1,748,758

The calculated amounts of the ROU assets and lease liabilities in the table above are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate was determinable, the Company utilized this rate at lease inception. For operating leases existing prior to January 1, 2023, the rate for the remaining lease term as of January 1, 2023 was used.

	2024	2023
Weighted-average remaining lease term for operating	19.73 years	19.04 years
Weighted-average discount rate for operating leases	3.25%	3.25%

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 15.    Leases (cont.)

Lessee accounting:

Future undiscounted lease payments for operating leases with initial or remaining terms of one year or more as of December 31, 2024, were as follows:

Operating leases
2025	$172,850
2026	149,629
2027	149,629
2028	149,629
2029	149,629
Thereafter	1,341,964
Total undisclosed lease payments	2,112,330
Amounts representing imputed interest	(570,785)
Net lease liabilities	$1,541,545

Total lease expense for 2024 and 2023 was approximately $264,000 and $427,000, respectively.

Note 16.    Disclosures About Fair Value of Assets and Liabilities

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale securities:

Where quoted market prices are available in an active market, securities are classified within Level l of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include all of the Company’s available-for-sale securities, consisting of U.S. Treasury, government agencies, municipals and mortgage-backed securities. Inputs used to estimate the fair value of Level 2 securities when pricing models are used include the security’s call date, maturity date, interest rate and current market interest rates. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 16.    Disclosures About Fair Value of Assets and Liabilities (cont.)

Interest rate swap agreements:

The fair value is estimated using inputs including the remaining term of the agreement and current market interest rates, that are observable or that can be corroborated by observable marked data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

	December 31, 2024
	Fair value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable Inputs (Level 3)
Assets
U.S. Government and federal agency	$15,268,645	$—	$15,268,645	$—
U.S. Government sponsored enterprises (GSEs)	55,929	—	55,929	—
Mortgage-backed:
GSE residential	16,143,431	—	16,143,431	—
State and political subdivision securities	16,470,010	—	16,470,010	—
Interest rate swaps	22,178,477	—	22,178,477	—

Liabilities
Interest rate swaps	22,178,477	—	22,178,477	—
	December 31, 2023
	Fair value	Quoted prices in active markets for (Level 1)	Significant other observable identical assets inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
U.S. Government and federal agency	$15,038,945	$—	$15,038,945	$—
U.S. Government-sponsored enterprises (GSEs)	849,924	—	849,924	—
Mortgage-backed:
GSE residential	19,890,625	—	19,890,625	—
State and political subdivision securities	16,261,904	—	16,261,904	—
Interest rate swaps	19,698,494	—	19,698,494	—

Liabilities
Interest rate swaps	19,698,494	—	19,698,494	—

The Company has no assets or liabilities whose fair values are measured using Level 3 inputs on a recurring basis.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 16.    Disclosures About Fair Value of Assets and Liabilities (cont.)

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Collateral-dependent and individually evaluated:

The fair value of Collateral-dependent loans was primarily measured based on the value of the collateral securing these loans and classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. The Company determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. These loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.

Foreclosed assets held for sale:

The fair value is estimated using the fair value method of measuring the amount of impairment. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. The fair value method is classified within Level 3 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

	2024
	Fair Value Measurements Using
	Fair value	(Level 1)	(Level 2)	(Level 3)
Foreclosed assets held for sale	$73,020	$—	$—	$73,020
Collateral-dependent loans	$230,000	$—	$—	$230,000
	2023
	Fair value	(Level 1)	(Level 2)	(Level 3)
Foreclosed assets held for sale	$264,810	$—	$—	$264,810
Collateral-dependent loans	$230,000	$—	$—	$230,000

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at December 31:

	2024
	Fair value	Valuation techniques(1)	Significant Unobservable inputs	Weighted average
Foreclosed assets held for sale	$73,020	Appraisal	Estimated costs to sell	25%
Collateral-dependent loans	$230,000	Appraisal	Estimated costs to sell	8%

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 16.    Disclosures About Fair Value of Assets and Liabilities (cont.)

	2023
	Fair value	Valuation techniques(1)	Significant Unobservable inputs	Weighted average
Foreclosed assets held for sale	$264,810	Appraisal	Estimated costs to sell	20%
Collateral-dependent loans	$230,000	Appraisal	Estimated costs to sell	8%

____________

(1)      The fair value is generally determined through independent appraisals of the underlying collateral, which may include Level 3 inputs that are not identifiable, or by using the discounted cash flow method if the loan is not Collateral-dependent.

Fair values of financial instruments:

The carrying amounts and estimated fair values of financial instruments not carried at fair value, at December 31, 2024 and 2023, are as follows:

	2024
	Carrying amount	Fair value measurements
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$178,197,916	$178,197,916	$—	$—	$178,197,916
Held-to-maturity securities
U.S. Government and federal agency	87,467,213	—	84,439,850	—	84,439,850
U.S. Government-sponsored enterprises (GSEs)	19,270,853	—	18,559,597	—	18,559,597
Mortgage-backed: GSE residential	19,030,532	—	15,864,131	—	15,864,131
State and political subdivisions	2,448,356	—	2,178,581	—	2,178,581
	128,216,954	—	121,042,159	—	121,042,159

Loans Receivable	1,788,791,583	—	—	1,742,200,000	1,742,200,000

Financial Liabilities
Time Deposits	576,501,235	—	574,604,000	—	574,604,000
Long-Term borrowings	105,182,081	—	109,165,065	—	109,165,065
Short-Term borrowings	$3,391,566	$3,391,566	$—	$—	$3,391,566

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 16.    Disclosures About Fair Value of Assets and Liabilities (cont.)

	2023
	Carrying amount	Fair value measurements
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$155,940,735	$155,940,735	$—	$—	$155,940,735
Held-to-maturity securities
U.S. Government and federal agency	104,740,556	—	98,511,887	—	98,511,887
U.S. Government-sponsored enterprises (GSEs)	32,684,099	—	31,568,440	—	31,568,440
Mortgage-backed: GSE residential	18,507,509	—	15,394,242	—	15,394,242
State and political subdivisions	2,699,432	—	2,397,449	—	2,397,449
	158,631,596	—	147,872,018	—	147,872,018

Loans Receivable	1,669,846,369	—	—	1,663,737,000	1,663,737,000

Financial Liabilities
Time Deposits	516,125,848	—	516,116,000	—	516,116,000
Long-Term borrowings	141,189,982	—	141,189,982	—	141,189,982
Short-Term borrowings	$6,046,531	$6,046,531	$—	$—	$6,046,531

Note 17.    Significant Estimates and Concentrations

The Company originates primarily real estate, commercial, and consumer loans to customers primarily in Claiborne County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the local area.

At December 31, 2024 and 2023, 88% and 86%, respectively, of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectability of the loan portfolio and recovery of the carrying amount of foreclosed assets is susceptible to changes in real estate conditions in the Company’s primary market area. The other concentrations of credit by type of loan are set forth in Note 5.

Current economic conditions:

Management is confident that current underwriting standards have achieved sufficient loan to value and operating margins to meet potential changes in the economic environments in the markets we serve.

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for credit losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 18.    Commitments and Contingencies

Standby letters of credit:

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to approximately $45,505,000 and $19,787,000 at December 31, 2024 and December 31, 2023, respectively, with terms ranging from 30 days to five years. At December 31, 2024 and 2023, the Company’s deferred revenue under standby letter of credit agreements was $0.

Lines of credit:

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2024, the Company had granted unused lines of credit to borrowers aggregating approximately $354,509,000 for commercial lines and open-end consumer lines. At December 31, 2023, unused lines of credit to borrowers aggregated approximately $397,396,000 for commercial lines and open-end consumer lines.

Contingencies:

Various legal proceedings to which the Company is party arise from time to time in the normal course of business. Management believes there are no current proceedings that would materially impact the consolidated financial statements.

Note 19.    Derivatives Not Designated as Hedges

The Company enters into interest rate swaps with certain loan customers. The Company then enters into corresponding offsetting derivatives with third parties, which results in offsetting revenues and expenses within interest income. While these derivatives represent economic hedges, they do not qualify as hedges for accounting purposes.

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 19.    Derivatives Not Designated as Hedges (cont.)

The Company presents derivative positions gross on the consolidated balance sheets. The derivatives recorded on the consolidated balance sheet are as follows:

	December 31, 2024		December 31, 2023
	Notional amount	Fair value	Notional amount	Fair value
Included in other assets:
Interest rate swaps related to customer loans	$262,864,970	$22,178,477	$258,165,658	$19,698,494

Included in other liabilities:
Interest rate swaps related to customer loans	$262,864,970	$22,178,477	$258,165,658	$19,698,494

Note 20.    Dividend Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. As of December 31, 2024, approximately $47, 610,000 of retained earnings is available to pay dividends.

Note 21.    Parent Company Financial Information

Condensed financial information of Commercial Bancgroup, Inc. is presented as follows:

Balance Sheets
December 31, 2024 and 2023

	2024	2023
Assets
Cash and due from banks	$1,033,714	$1,077,627
Investment in subsidiaries	238,056,051	214,913,205
Loans, net of allowance for credit losses	13,143,989	13,838,352
Other	8,919,934	10,244,911
Total assets	$261,153,688	$240,074,095

Liabilities
Long-term debt	$40,192,065	$42,158,628
Other	705,840	2,138,144
Total liabilities	40,897,905	44,296,772

Stockholders’ Equity
Common stock	471,700	475,143
Additional paid-in capital	9,037,612	8,720,442
Retained earnings	212,310,977	182,903,720
Accumulated other comprehensive loss	(1,564,506)	(1,724,275)
Total	220,255,783	190,375,030

Minority Interest	—	5,402,293
Total stockholders’ equity	220,255,784	195,777,323
Total liabilities and stockholders’ equity	$261,153,688	$240,074,095

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 21.    Parent Company Financial Information (cont.)

Statements of Income
For the years ended December 31, 2024 and 2023

	2024	2023
Interest Income
Loans, including fees	$568,785	$347,821
Others	14,996	13,948
Total Interest Income	583,781	361,769

Equity in Earnings	23,142,846	10,010,985
Dividend Income	12,900,000	23,500,000

Interest Expense:
Long-term debt	2,983,783	2,842,489
Total Interest Expense	2,983,783	2,842,489
Net Interest Income before provision for credit losses	33,642,844	31,030,265

Provision for Credit Losses	—	—
Net Interest Income After Provision for Credit Losses	33,642,844	31,030,265

Noninterest Expense
Salaries and employee benefits	2,364,852	1,122,575
Professional fees	425,496	431,163
Other	689,962	54,351
Total Noninterest Expense	3,480,310	1,608,089

Income Before Income Taxes	30,162,534	29,422,176
Provision for Income Taxes	(1,247,392)	(1,270,795)
Net Income	$31,409,926	$30,692,971

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 21.    Parent Company Financial Information (cont.)

Statements of Cash Flows
For the years ended December 31, 2024 and 2023

	2024	2023
Operating activities
Net income	$31,409,926	$30,692,971
Items not requiring (providing) cash
Equity in undistributed earnings	(23,142,846)	(10,010,985)
Other assets and liabilities	328,300	(342,372)
Stock compensation	2,143,530	458,624
Net cash provided by operating activities	10,738,910	20,798,238

Investing activities
Cash paid for acquisition	—	(5,833,364)
Net change in loans	694,362	(13,838,351)
Net cash (used) provided by investing activities	694,362	(19,671,715)

Financing activities
Increase/(decrease) in long-term debt	(1,966,563)	(588,275)
Repurchase of common stock	(1,829,803)	(2,105,085)
Issuance of common stock	—	3,889,126
Acquisition of minority interest	(5,678,150)	—
Payment of dividends	(2,002,669)	(1,495,287)
Net cash used financing activities	(11,477,185)	(299,521)

Increase (decrease) in cash and cash equivalents	(43,913)	827,002

Cash and cash equivalents, beginning of year	1,077,627	250,625
Cash and cash equivalents, end of year	$1,033,714	$1,077,627

Commercial Bancgroup, Inc. Notes to Consolidated Financial Statements December 31, 2024 and 2023

Note 22.    Earnings Per Share

The factors used in the earnings per share computation follow:

	2024	2023
Basic
Net income	$31,409,926	$30,692,971
Weighted average common shares outstanding	12,187,560	12,189,452
Basic earnings per share	$2.58	$2.52

Diluted
Net income	$31,409,926	$30,692,971
Weighted average common shares outstanding for basic EPS	12,187,560	12,189,452
Add: Dilutive effects of assumed exercise of stock grants	179,688	35,938
Average shares and dilutive common shares	12,367,248	12,225,390
Diluted earnings per common share	$2.54	$2.51

Dilutive common shares represent shares that have been awarded but have not been issued to the recipient. (See Note 14 regarding discussion of the award.)

Note 23.    Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

On               , 2025, the Company filed with the Tennessee Secretary of State an Amended and Restated Charter providing for (i) the automatic reclassification and conversion of each outstanding share of Class B Common Stock into 1.15 shares of common stock and the automatic reclassification and conversion of each outstanding share of Class C Common Stock into 1.05 shares of common stock and (ii) effective immediately following the reclassification, a 250-for-1 forward stock split whereby each holder of common stock received 249 additional shares of common stock for each share owned as of immediately following the reclassification. All share and per share amounts set forth in the consolidated financial statements of the Company have been retroactively restated to reflect the reclassification and conversion and stock split as if they had occurred as of the earliest period presented.

In addition to the reclassification and stock split, the Company is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. As of               , 2025, no preferred shares have been issued or are outstanding. The Board of Directors has the authority to issue preferred stock in one or more series and to determine the rights, preferences, privileges, and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

            Shares

Common Stock

_________________________

Preliminary Prospectus

_________________________

          , 2025

Sole Book-Running Manager

Hovde Group, LLC

Through and including            , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an itemization of total expenses, other than underwriting discounts and commissions, that we expect to incur in connection with the sale of our common stock in this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fees and expenses, all amounts shown are estimates:

Amount
SEC registration fee	$	[___]
FINRA filing fee		[___]
Nasdaq listing fees and expenses		[___]
Transfer agent and registrar fees and expenses		[___]
Printing fees and expenses		[___]
Legal fees and expenses
Accounting expenses		[___]
Miscellaneous		[___]
Total	$	[___]

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, and in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that, in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her, or (iii) such officer or director breached his or her duty of care to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k) and 12 C.F.R. Part 359.

Amended and Restated Charter and Amended and Restated Bylaws

Our A&R Charter requires us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. Our A&R Bylaws further require us to indemnify and advance expenses to each of our directors and officers with respect to all losses, damages, liabilities, and expenses reasonably incurred or suffered by such person in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is made a party, or threatened to be made a party, or in which such person was otherwise involved by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans.

In addition, our A&R Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to that this provision does not eliminate or limit liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) related to any unlawful distributions under Section 48-18-302 of the TBCA. This provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insurance Coverage

We maintain a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of the Company and the Bank while serving in their capacities as such.

Underwriting Agreement

The proposed form of underwriting agreement to be filed as an exhibit hereto obligates the underwriter to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Except as described below, within the past three years, we have not engaged in the issuance of securities not registered under the Securities Act:

AB&T Acquisition

As part of our 2023 acquisition of a majority ownership interest in AB&T, the Company acquired certain of the shares of AB&T common stock in this transaction in exchange for shares of Class C Common Stock. The Company issued, in the aggregate, 976.5 shares of its Class C Common Stock to former AB&T shareholders in exchange for approximately 19.7% of the then-outstanding shares of AB&T common stock. The issuance of these shares of Class C Common Stock to the former AB&T shareholders was deemed to be exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Because the Company’s equity securities, including the Class C Common Stock, are not actively traded, the Company’s best estimate of the fair value of the Class C Common Stock is book value per share, calculated as total equity divided by total shares outstanding. The Company’s stock was valued at book value as of April 30, 2023 for purposes of determining the number of shares of Class C Common Stock to be issued to former AB&T shareholders in exchange for their shares of AB&T common stock.

Terry L. Lee Employment Agreement

Since January 1, 2022, we issued an aggregate of 450 shares of Class B Common Stock to Terry L. Lee, the Company’s President and Chief Executive Officer and a member of the Board, as compensation for his service as Chief Executive Officer of the Bank, pursuant to an employment agreement, dated as of January 27, 2020, as amended, by and between the Bank and Terry L. Lee, which has subsequently been terminated, and an aggregate of 375 shares of Class B Common Stock to Terry L. Lee as a one-time grant contingent upon the closing of our acquisition of AB&T in 2024 (the “Transaction Award”). The issuances of these shares of Class B Common Stock to Terry L. Lee pursuant to his employment agreement were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 because the issuances were pursuant to a contract relating to compensation as provided under Rule 701. The issuance of the shares of Class B Common Stock to Terry L. Lee as a result of the Transaction Award was deemed to be exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Because the Company’s equity securities, including the Class B Common Stock, are not actively traded, the Company’s best estimate of the fair value of the Class B Common Stock is book value per share, calculated as total equity divided by total shares outstanding. The Company’s best estimate of the fair value, as of the date of vesting, of the 375 shares of Class B Common Stock issued as a result of the Transaction Award is book value per share calculated as of June 30, 2024, which was approximately $4,287 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits:

Number	Description
1.1*	Form of Underwriting Agreement.
2.1#	Agreement and Plan of Merger dated February 27, 2024, by and among Commercial Bancgroup, Inc., CB Merger Sub, Inc. and AB&T Financial Corporation.
3.1	Form of Amended and Restated Charter of Commercial Bancgroup, Inc., to be in effect upon the completion of this offering.
3.2*	Form of Amended and Restated Bylaws of Commercial Bancgroup, Inc., to be in effect upon the completion of this offering.
4.1	Specimen Common Stock Certificate.
5.1*	Opinion of K&L Gates LLP.
10.1†	Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan, to be in effect upon the completion of this offering.
10.2*†	Employment Agreement, by and among Commercial Bancgroup, Inc., Commercial Bank, and Terry L. Lee, to be in effect upon the completion of this offering.
10.3*†	Employment Agreement, by and among Commercial Bancgroup, Inc., Commercial Bank, and Philip J. Metheny, to be in effect upon the completion of this offering.
10.4*†	Employment Agreement, by and between Commercial Bank and Richard C. Sprinkle, Jr., to be in effect upon the completion of this offering.
10.5#	Amended and Restated Loan Agreement, dated January 27, 2020, by and between Commercial Bancgroup, Inc. and Community Trust Bank, Inc.
10.6*†	Form of Director and Executive Officer Indemnification Agreement, to be in effect upon the completion of this offering.
21.1	Subsidiaries of Commercial Bancgroup, Inc.
23.1	Consent of Mauldin Jenkins, LLC.
23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the registration statement).
107	Filing Fee Table.

____________

*        To be filed by amendment.

†        Indicates a management contract or compensatory plan.

#        Certain schedules, exhibits and appendices have been omitted pursuant to Item 601(a)(5). We will furnish the omitted schedules exhibits and appendices to the Securities and Exchange Commission upon request by the Commission.

(b)     Financial Statement Schedules: None. All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and related notes.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrogate, Tennessee on August 26, 2025.

COMMERCIAL BANCGROUP, INC.
By:	/s/ Terry L. Lee
Name:	Terry L. Lee
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Terry L. Lee and Philip J. Metheny, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Terry L. Lee	President, Chief Executive Officer, and Director	August 26, 2025
Terry L. Lee	(Principal Executive Officer)
/s/ Philip J. Metheny	Executive Vice President, Chief Financial Officer	August 26, 2025
Philip J. Metheny	(Principal Financial Officer and Principal Accounting Officer)
/s/ Alan C. Neely	Director	August 26, 2025
Alan C. Neely
/s/ Sam A. Mars III	Director	August 26, 2025
Sam A. Mars III
/s/ Aaron A. Robertson	Director	August 26, 2025
Aaron A. Robertson
/s/ Dennis Michael Robertson	Director	August 26, 2025
Dennis Michael Robertson
/s/ J. Adam Robertson	Director	August 26, 2025
J. Adam Robertson
/s/ James J. Shoffner	Director	August 26, 2025
James J. Shoffner
/s/ Martha S. Spurlock	Director	August 26, 2025
Martha S. Spurlock
/s/ Charles L. Yates	Director	August 26, 2025
Charles L. Yates